CS CHINA ACQUISITION CORP. Room 1708 Dominion Centre 43-59 Queen’s Road East Wanchai, Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 2, 2010

TO THE SHAREHOLDERS OF CS CHINA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of CS CHINA ACQUISITION CORP. (“CS China”), a Cayman Islands exempted company, will be held at 10:00 a.m. eastern time, on February 2, 2010, at the offices of Graubard Miller, CS China’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve by special resolution amendments to Articles 21, 170 and 171 of CS China’s amended and restated memorandum and articles of association, all as more specifically described in the section of the appended proxy statement entitled “The Primary Charter Amendment Proposal” and to be effective immediately upon the closing of the acquisition. The effect of these amendments, if approved, will be to allow holders of CS China’s ordinary shares that were sold in its initial public offering (“IPO”) to vote in favor of the acquisition proposal referred to below and elect to have such shares redeemed and to enable CS China to repurchase ordinary shares in order to facilitate the approval of the acquisition proposal and in certain other circumstances — we refer to this proposal as the primary charter amendment proposal;
(2)	to consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of October 6, 2009, as amended on November 10, 2009, December 9, 2009 and January 11, 2010, among CS China, Asia Gaming & Resort Limited (“AGRL”), and Spring Fortune Investment Ltd (“Spring Fortune”), the sole shareholder of AGRL, which, among other things, provides for the acquisition by CS China of all of the outstanding capital stock of AGRL for a total consideration of 14,560,000 ordinary shares of CS China plus up to 19,316,000 additional shares if certain incentive income targets are met — we refer to this transaction as the acquisition, this proposal as the acquisition proposal and to the Stock Purchase Agreement, as amended, as the purchase agreement;
(3)	to consider and vote upon a proposal to approve by special resolution, to be effective immediately upon consummation of the acquisition, the change of the name of CS China from “CS China Acquisition Corp.” to “Asia Entertainment & Resources Ltd.” — we refer to this proposal as the name change proposal;
(4)	to consider and vote upon a proposal to approve by ordinary resolution, to be effective immediately upon consummation of the acquisition, an increase in the authorized share capital of CS China from US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each to US$20,115 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each — we refer to this proposal as the capital increase proposal;
(5)	to consider and vote upon proposals to approve by special resolution (i) an amendment to the amended and restated memorandum and articles of association of CS China to change the existing quorum requirements and (ii) the amendment and restatement of the amended and restated memorandum and articles of association to reflect the foregoing — we refer to these proposals as the additional charter amendment proposals;
(6)	to elect seven (7) directors to CS China’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual general meeting to be held in 2011, two (2) will serve until the annual general meeting to be held in 2012 and three (3) will serve until the annual general meeting to be held in 2013 and, in each case, until their successors are elected and qualified — we refer to this proposal as the director election proposal; and
(7)	to consider and vote upon a proposal by ordinary resolution to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, CS China is not authorized to consummate the acquisition — we refer to this proposal as the shareholder adjournment proposal.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of CS China ordinary shares at the close of business on January 13, 2010 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

The acquisition proposal is conditioned upon approval of the primary charter amendment proposal and, if the primary charter amendment proposal is not approved, the acquisition proposal will not be presented for approval. If the acquisition proposal is not approved, none of the other proposals will be presented for approval.

The acquisition proposal must be approved by the holders of a majority of the outstanding ordinary shares of CS China sold in its IPO that are present in person or by proxy and entitled to vote at the extraordinary general meeting. We refer to such shares as the “Public Shares.” However, the acquisition will not be permitted if the holders of 40% or more of the Public Shares vote against the acquisition proposal and exercise their redemption rights.

The primary charter amendment proposal, the name change proposal and each of the additional charter amendment proposals must each be approved by the holders of two-thirds of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting.

The capital increase proposal, the director election proposal and the shareholder adjournment proposal, if presented, must each be approved by the holders of a majority of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not deemed entitled to vote on any proposal and thus will have no effect on the primary charter amendment proposal, the acquisition proposal, the name change proposal, the capital increase proposal, the additional charter amendment proposals, the director election proposal and, if presented, the shareholder adjournment proposal. If the acquisition proposal is not approved, the other proposals, including the director election proposal, will not be presented to the shareholders for a vote.

If the primary charter amendment proposal and the acquisition proposal are approved and the acquisition is consummated, each CS China shareholder who holds Public Shares and votes on the acquisition proposal will have the right to demand that CS China redeem such shareholder’s Public Shares for a cash amount equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of CS China’s IPO was deposited, which would be paid upon approval of the acquisition proposal and consummation of the acquisition. This right will apply whether the shareholder votes for or against the acquisition proposal. See the section entitled “Extraordinary General Meeting of CS China Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares. The redemption price will be the amount equal to the funds in the trust account, determined as of two business days prior to the consummation of the acquisition, divided by the number of Public Shares on such date. On January 13, 2010, the record date for the extraordinary general meeting, the redemption price (calculated in such manner) would have been $5.96 in cash for each Public Share. Public Shares owned by CS China shareholders who validly exercise their redemption rights will be redeemed for cash only if the acquisition is consummated. If, however, the holders of 40% or more of the Public Shares (at least 2,208,000 Public Shares) vote against the acquisition proposal and demand redemption of their Pubic Shares, CS China will not consummate the acquisition. Prior to exercising redemption rights, CS China shareholders should verify the market price of CS China’s ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights. CS China’s ordinary shares are listed on the Over-the-Counter Bulletin Board (“OTC BB”) under the symbol CSAQF. On January 13, 2010, the closing bid price of CS China’s ordinary shares was $5.70.

CS China’s shareholders who purchased ordinary shares prior to its IPO have agreed to vote all of the shares issued prior to the IPO (an aggregate of 20% of the outstanding ordinary shares) on the acquisition proposal in accordance with the vote of the majority of the votes cast by the holders of Public Shares. As a consequence, the voting of such shares will not have any effect on the outcome of the vote on the acquisition proposal.

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After careful consideration, CS China’s board of directors has determined that the acquisition proposal and the other proposals are fair to and in the best interests of CS China and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals and the persons nominated by CS China’s management for election as directors.

All CS China shareholders are cordially invited to attend the extraordinary general meeting in person. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of CS China ordinary shares, you may also cast your vote in person at the extraordinary general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker or bank. However, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the vote for any proposal as your shares will not be considered entitled to vote.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Chien Lee
Chairman of the Board

January 19, 2010

SEE “RISK FACTORS” BEGINNING ON PAGE 20 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED FOR A CASH AMOUNT THAT IS EQUAL TO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF CS CHINA’S IPO ARE HELD. YOU MUST VOTE ON THE ACQUISITION PROPOSAL AND AFFIRMATIVELY DEMAND THAT CS CHINA REDEEM YOUR SHARES FOR CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR REDEMPTION RIGHTS. IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO CS CHINA’S STOCK TRANSFER AGENT PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF CS CHINA SHAREHOLDERS. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE ACQUISITION PROPOSAL — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

CS China consummated its IPO on August 11, 2008. EarlyBirdCapital, Inc. and Roth Capital Partners, LLC acted as underwriters in the IPO and, upon consummation of the acquisition, will be entitled to receive an aggregate of approximately $993,600 of deferred underwriting commissions. If the acquisition is not consummated and CS China is required to be liquidated, the underwriters will not receive any of such funds and such funds will be returned to CS China’s public shareholders upon its liquidation.

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CS CHINA ACQUISITION CORP.

Room 1708 Dominion Centre
43-59 Queen’s Road East
Wanchai, Hong Kong

PROXY STATEMENT

This proxy statement is dated January 19, 2010 and is first being mailed to CS China Acquisition Corp. shareholders on or about January 19, 2010.

CS CHINA ACQUISITION CORP.

PROXY STATEMENT

i

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

The following summary highlights some of the information in this proxy statement. It does not contain all of the information that you should consider before deciding how to vote on any of the proposals described herein. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this proxy statement. Please refer to the “Definitional References” and “Technical References” in the section entitled “Business of AGRL” beginning on page 96 for definitions of certain terms used in this proxy statement.

•	The parties to the acquisition are CS China Acquisition Corp. (“CS China”), Asia Gaming & Resort Limited (“AGRL”) and Spring Fortune Investment Ltd (“Spring Fortune”).
•	AGRL is a holding company whose subsidiaries will hold “profit agreements” with VIP gaming promoters that entitle the subsidiaries to receive the profit streams from businesses of AGRL’s VIP gaming promoters that are located in top-tier casinos in Macau and South Korea. Spring Fortune is presently AGRL’s sole shareholder. AGRL’s VIP gaming promoters are affiliates of, and under common control with, AGRL.
•	Pursuant to a Stock Purchase Agreement dated October 6, 2009 and amended on November 10, 2009, December 9, 2009 and January 11, 2010 (the “purchase agreement”), CS China will purchase all of the outstanding capital stock of AGRL from Spring Fortune for a total consideration of 10,350,000 ordinary shares of CS China that will be issued upon the closing of the acquisition and 4,210,000 ordinary shares that will be issued upon the filing of CS China’s annual report on Form 20-F for the 2010 fiscal year. In addition, Spring Fortune will be issued up to 19,316,000 additional shares if certain incentive income targets are met for the years 2009 through 2012. Upon consummation of the acquisition, Spring Fortune will become the holder of approximately 58.9% of the outstanding ordinary shares of CS China and CS China’s name will be changed to Asia Entertainment & Resources Ltd. (assuming approval of the name change proposal). Upon issuance of the additional 4,210,000 shares, Spring Fortune will become the holder of approximately 66.9% of the outstanding ordinary shares. If all of the 19,316,000 additional incentive shares are issued, Spring Fortune will be the holder of approximately 82.5% of the outstanding ordinary shares (assuming no other ordinary shares are issued).
•	Consummation of the transaction is conditioned on, among other things,
•	the CS China shareholders approving the acquisition, including the consideration to be paid to Spring Fortune with respect thereto;
•	The holders of fewer than 40% of the Public Shares voting against the acquisition proposal and exercising their right to redeem their Public Shares for cash; and
•	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings.
•	At or after the closing of the acquisition, the funds in CS China’s trust account will be released to pay transaction fees and expenses of up to approximately $1.244 million, deferred underwriting discounts and commissions of $993,600, tax liabilities, reimbursement of expenses of directors and officers of CS China and their affiliates, to pay CS China shareholders who properly exercise their redemption rights and to make purchases of Public Shares, if any. The balance of the funds, if any, will be released to CS China for working capital and general corporate purposes of AGRL and CS China.
•	After the acquisition, assuming election of such persons at the extraordinary general meeting of shareholders in accordance with the director election proposal, the directors of CS China will be Lam Man Pou, Leong Siak Hung, Li Chung Ming, Vong Hon Kun, Chien Lee, Sylvia Lee and James Preissler, of whom Lam Man Pou, Leong Siak Hung, Li Chung Ming and Vong Hon Kun are designees of Spring Fortune, Chien Lee and James Preissler are designees of CS China and Sylvia Lee is a mutual designee of both Spring Fortune and CS China. Although CS China’s ordinary shares are not presently listed for trading on any national stock exchange, Chien Lee, Sylvia Lee and James Preissler would be considered independent directors under applicable rules of the Nasdaq Stock Market. The executive officers of CS China will be Lam Man Pou, Leong Siak Hung, Li Chung Ming and Vong Hon Kun.

•	In addition to voting on the acquisition proposal, the shareholders of CS China will vote on proposals to:
(i)	approve amendments by special resolution to the amended and restated memorandum and articles of association of CS China to amend Articles 21, 170 and 171, as described in the section entitled “The Primary Charter Amendment Proposal,” such amendments to be effective immediately upon consummation of the acquisition;
(ii)	approve the change of name of CS China by special resolution, effective immediately upon consummation of the acquisition, from “CS China Acquisition Corp.” to “Asia Entertainment & Resources Ltd.;”
(iii)	approve by ordinary resolution, effective immediately upon consummation of the acquisition, an increase in the authorized share capital of CS China from US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each to US$20,115.00 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each;
(iv)	approve amendments by special resolution to (a) amend the amended and restated memorandum and articles of association of CS China to decrease the requirement for a quorum of shareholders from 50% to 33-1/3% and (b) approve the amendment and restatement of the amended and restated memorandum and articles of association to reflect the foregoing and other amendments to the amended and restated memorandum and articles approved at the extraordinary general meeting;
(v)	elect seven (7) directors to CS China’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual general meeting to be held in 2011, two (2) will serve until the annual general meeting to be held in 2012 and three (3) will serve until the annual general meeting to be held in 2013 and, in each case, until their successors are elected and qualified; and
(vi)	consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, CS China is not authorized to consummate the acquisition.

The amendment to Article 169 of CS China’s amended and restated memorandum and articles of association is being proposed so that holders of Public Shares who vote in favor of the acquisition proposal as well as holders of Public Shares who vote against the acquisition proposal may redeem their Public Shares for cash. The acquisition proposal is conditioned upon approval of the primary charter amendment proposal in order to assure that shareholders whose primary goal is to receive the redemption value for their Public Shares, whether through redemption or liquidation, receive such value even if they vote in favor of the acquisition proposal. Conditioning the acquisition proposal on the approval of the primary charter amendment proposal precludes the possibility that a shareholder who intends to seek redemption and who votes in favor of the acquisition proposal would not receive the redemption value if the acquisition proposal is approved but the primary charter amendment proposal is not.

•	Under its amended and restated memorandum and articles of association, the affairs of CS China are required to be wound-up and CS China is to be liquidated promptly after
•	February 15, 2011, if the acquisition of AGRL is not consummated on or before that date;
•	February 15, 2011, if the purchase agreement is terminated on or before February 15, 2010 without the acquisition of AGRL being consummated and CS China enters into a letter of intent, agreement in principle or definitive agreement for another business combination on or before February 15, 2010 but does not consummate that business combination on or before February 15, 2011;
•	February 15, 2010, if, by that date, the purchase agreement is terminated without the acquisition of AGRL being consummated and CS China does not enter into a letter of intent, agreement in principle or definitive agreement for another business combination.

As used in this proxy statement, the term “applicable liquidation date” means either February 15, 2010 or February 15, 2011, as the case may be.

•	Certain of the proposals being presented for approval of the CS China shareholders and certain actions that may be taken by CS China to facilitate its achieving approval of the acquisition proposal are different from what was disclosed in CS China’s IPO prospectus. These include providing redemption rights for holders of Public Shares who vote in favor of the acquisition proposal and purchases by CS China with funds from the trust account of Public Shares from holders thereof who have voted against the acquisition proposal or have indicated their intention to vote against the acquisition proposal. Each person who purchased Public Shares in the IPO and still held such shares upon learning of differences between what was described in CS China’s IPO prospectus and what is presented in this proxy statement may have securities law or common law claims against CS China for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). See the section entitled “The Acquisition Proposal — Rescission Rights.”
•	It is possible that the present holders of 40% or more of the ordinary shares of CS China issued in its IPO (“Public Shares”) will vote against the acquisition and seek redemption of their Public Shares for cash in accordance with CS China’s amended and restated memorandum and articles of association, even though, under CS China’s amended and restated memorandum and articles of association if it is amended as proposed to be amended pursuant to the primary charter amendment proposal, they will be entitled to seek redemption of their Public Shares even if they vote in favor of the acquisition proposal. In such event, the acquisition could not be completed. To preclude such possibility, CS China, certain of its directors and officers, Spring Fortune, AGRL and their respective affiliates may enter into arrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the acquisition and seek redemption of their Public Shares or otherwise wish to sell their Public Shares or other arrangements that would induce holders of Public Shares not to vote against the acquisition proposal. The maximum cash purchase price that will be offered to holders of Public Shares for such shares would be the per-share redemption price at the time of the business combination. Definitive arrangements have not yet been determined but might include:
•	Agreements between CS China and the holders of Public Shares pursuant to which CS China would agree, subject to shareholder approval of the additional charter amendment proposals, to purchase Public Shares from such holders immediately after the closing of the acquisition.
•	Agreements with third parties to be identified pursuant to which the third parties (sometimes referred to as “aggregators”) would purchase Public Shares during the period beginning on the date that this proxy statement is first distributed to CS China’s shareholders. Such arrangements would also provide for CS China, immediately after the closing of the acquisition and subject to shareholder approval of the additional charter amendment proposals, to purchase from the third parties all of the Public Shares purchased by them for the price and fees specified in the arrangements.
•	Agreements with third parties pursuant to which certain persons who might include persons who purchased their shares prior to CS China’s IPO or transferees of certain of those shares (such persons and their transferees, collectively, the “CS China Pre-IPO Holders”), Chien Lee, CS China’s Chairman, Spring Fortune and their respective affiliates would borrow funds to make purchases of Public Shares for their own account. CS China would then, subject to shareholder approval of the additional charter amendment proposals, purchase the shares from such parties upon closing of the acquisition and such parties would repay the borrowings with the funds received from CS China.

As no definitive arrangements are presently in place, CS China is not yet able to estimate the maximum amount that it may be required to spend to effectuate such arrangements.

QUESTIONS AND ANSWERS
FOR CS CHINA SHAREHOLDERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement?

A.

CS China has agreed to a business combination under the terms of the purchase agreement that is described in this proxy statement. A copy of the purchase agreement is attached to this proxy statement as Annex A, which you are encouraged to read.

Shareholders are being asked to consider and vote upon proposals entitled “The Primary Charter Amendment Proposal,” “The Acquisition Proposal,” “The Name Change Proposal,” “The Capital Increase Proposal,” “The Additional Charter Amendment Proposals,” “The Director Election Proposal” and “The Shareholder Adjournment Proposal,” all as described in more detail in this proxy statement.
A copy of the text of the proposed resolutions to be approved by shareholders at the extraordinary general meeting is attached to this proxy statement as Annex E.
CS China will hold an extraordinary general meeting of its shareholders to consider these proposals. This proxy statement contains important information about the proposed acquisition and the other matters to be acted upon at the extraordinary general meeting. You should read it carefully.
Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement.
Q. What are my options in determining how to vote and what actions to take?

A.

Shareholders will have several options available to them that should be considered in determining how to vote at the meetings and what actions they may wish to take. These include voting in favor of the proposals or voting against the proposals and, for those who do so vote, exercising redemption rights with respect to the acquisition proposal, all as described in more detail below and elsewhere in this proxy statement. If the primary charter amendment proposal is approved, as long as you vote on the acquisition proposal, you may exercise your redemption rights whether you vote for or against it. Each person who purchased Public Shares in the IPO and still held such shares upon learning of differences between what was described in CS China’s IPO prospectus and what is presented in this proxy statement may have securities law or common law claims against CS China for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). How you vote on the acquisition proposal would not limit your rights to seek rescission or damages as described above. You should carefully consider the foregoing when deciding how to vote on the proposals and what actions you wish to take.

Q. Do I have redemption rights?

A.

Assuming approval of the primary charter amendment proposal, if you are a holder of Public Shares and vote on the acquisition proposal, you have the right to demand that CS China redeem such Public Shares for a cash amount that is equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of CS China’s IPO are held. These rights to demand redemption of the Public Shares into a pro rata portion of the trust account are sometimes referred to herein as redemption rights and will be available whether you vote for or against the acquisition proposal. If the primary charter amendment proposal is not approved, and CS China does not effect another business combination by the applicable liquidation date, it will be liquidated and dissolved.

Q. How do I exercise my redemption rights?

A.

If you are a holder of Public Shares and wish to exercise your redemption rights, you must (i) vote on the acquisition proposal, (ii) demand that CS China redeem your Public Shares for cash and (iii) deliver your shares to CS China’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. You may exercise your redemption rights whether you vote for or against the acquisition proposal and your vote on any other proposal will have no impact on your right to redeem your Public Shares.

You may exercise your redemption rights either by checking the box on the proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company (“Continental”), CS China’s transfer agent, at the address listed at the end of this section. If you vote on the acquisition proposal but initially do not check the box on the proxy card providing for the exercise of your redemption rights or do not send a written request to Continental to exercise your redemption rights, you may request CS China to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting CS China or Continental at the phone numbers or addresses listed at the end of this section.
Any request for redemption, once made, may be withdrawn at any time up to the vote taken with respect to the acquisition proposal. If you delivered your Public Shares for redemption to Continental and decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed proxy card must be received by CS China’s secretary prior to the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental prior to the extraordinary general meeting.
A holder voting through his broker would be able to correct or change his vote immediately by having such broker submit a corrected or changed vote electronically. A holder voting by submitting a proxy card would need to send in a corrected or changed proxy card and it would then take several days thereafter for CS China or its transfer agent to receive the revised proxy card once it is mailed by the holder. A holder may obtain a new proxy card by requesting CS China or its transfer agent to provide a new one (which will be done by CS China or the transfer agent promptly after such request) or print a copy of such proxy card, which is attached to this proxy statement as filed with the United States Securities and Exchange Commission (“SEC”) and may be obtained at the SEC’s website at www.sec.gov.
If the acquisition is completed, if you have also voted on the acquisition proposal and properly exercised your redemption rights, you will be entitled to receive a cash amount that is equal to a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the acquisition. As of December 31, 2009, there was $32,899,200 in the trust account, which would amount to approximately $5.96 per Public Share upon redemption. If you exercise your redemption rights, then you will be redeeming your Public Shares for cash and will no longer own these shares, which will be canceled.
Exercise of your redemption rights does not result in either the exercise or loss of any CS China warrants that you may hold. Your warrants will continue to be outstanding following a redemption of your Public Shares. If the acquisition is not consummated and CS China does not complete a different business combination by the applicable liquidation date, the warrants will be worthless upon liquidation and dissolution of CS China in accordance with its amended and restated memorandum and articles of association.
Q. Do I have appraisal or dissenters’ rights if I object to the proposed acquisition?
A. No. CS China shareholders do not have appraisal rights or dissenters’ rights in connection with the acquisition.
Q. What happens to the funds deposited in the trust account after consummation of the acquisition?

A.

At or after the closing of the acquisition, the funds in the trust account will be released to CS China to pay approximately $1,244,000 in transaction fees and expenses, approximately $993,600 in deferred underwriting discounts and commissions, approximately $0 in tax liabilities and approximately $225,000 in reimbursement of expenses of the persons, including the CS China Pre-IPO Holders, who have incurred such expenses on behalf of CS China. Funds from the trust account will also be used at the closing to consummate any share purchase contracts it enters into with shareholders who have indicated to it that they intend to vote against the acquisition proposal and to pay CS China shareholders who properly exercise their redemption rights and, once this has occurred, for working capital and general corporate purposes of AGRL and CS China.

Q. Since CS China’s IPO prospectus contained certain differences from what is being proposed at the meeting, what are my legal rights?

A.

You should be aware that CS China’s IPO prospectus did not disclose that it might use funds in its trust account, directly or indirectly, to redeem Public Shares from holders other than those who vote against the acquisition proposal or to purchase Public Shares from who have indicated their intention to vote against the acquisition proposal and seek redemption of their Public Shares for cash (as it may contemplate doing). Accordingly, each person who purchased Public Shares and still held such shares upon learning of these facts may have securities law or common law claims against CS China for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle shareholders asserting them to as much as $6.00 or more per share, based on the initial offering price of the IPO units comprised of shares and warrants, less any amount received from sale of the original warrants, plus interest from the date of CS China’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation). See “The Acquisition Proposal — Rescission Rights.”

Q. What happens if the acquisition is not consummated?

A.

If CS China is unable to complete the acquisition by February 15, 2011 or another business combination by the applicable liquidation date, its amended and restated memorandum and articles of association provides that it must automatically liquidate and dissolve. In any liquidation of CS China, the funds deposited in the trust account, plus any interest earned thereon and remaining in trust, less claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of CS China’s Public Shares. Holders of ordinary shares of CS China issued prior to its IPO have waived any right to any liquidation distribution from the trust account with respect to those shares. Mr. Chien Lee, Chairman of CS China, Bill Haus, James R. Preissler, Peter Li and William B. Heyn (the “Guarantors”) have agreed to be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by CS China for services rendered or products sold to it. CS China cannot assure you that the Guarantors will be able to satisfy those obligations. See the section entitled “Other Information Related to CS China — Liquidation If No Business Combination” for additional information.

Q. When do you expect the acquisition to be completed?

A.

It is currently anticipated that the acquisition will be consummated promptly following the CS China extraordinary general meeting on February 2, 2010. For a description of the conditions for the completion of the acquisition, see the section entitled “The Acquisition Agreement — Conditions to Closing.”

Q. What do I need to do now?

A.

CS China urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition proposal and other proposals will affect you as a shareholder of CS China. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q. How do I vote?

A.

If you are a holder of record of CS China ordinary shares, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meetings and vote in person, obtain a proxy from your broker, bank or nominee. Shareholders who hold their securities through a broker or bank will have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods. Votes submitted at any time prior to the extraordinary general meeting will be accepted. However, to ensure that your vote is properly counted and to avoid any problems or unforeseen delays, you should submit your proxy as early as possible and prior to 11:59 p.m. on the day before the extraordinary general meeting. After such time, a holder would need to contact his bank, broker or nominee directly to vote or change his vote.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A.

Yes. Send a later-dated, signed proxy card to CS China’s secretary at the address set forth below so that it is received by CS China’s secretary prior to the extraordinary general meeting or attend the extraordinary general meeting in person and vote. You also may revoke your proxy by either sending a notice of revocation to CS China’s secretary, which must be received by CS China’s secretary prior to the extraordinary general meeting, or by attending the extraordinary general meeting and revoking your proxy and voting in person. To ensure that your revised vote is properly counted and to avoid any problems or unforeseen delays, you should submit the notice of revocation and the new proxy as early as possible and prior to 11:59 p.m. on the day before the meeting. After such time a holder would need to contact his bank, broker or nominee directly to vote or change his vote.
Q. What will happen if I sign and return my proxy card without indicating how I wish to vote?
A. Signed and dated proxies received by CS China without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.
Shareholders will not be entitled to exercise their redemption rights if such shareholders return proxy cards to CS China without an indication of how they desire to vote with respect to the acquisition proposal or, for shareholders holding their shares in “street name,” if such shareholders fail to provide voting instructions to their banks, brokers or other nominees.
Q. What should I do with my share, warrant and unit certificates?
A. Upon consummation of the acquisition, CS China’s units will automatically separate and no longer be traded as a separate security.
If you are not electing redemption, the acquisition is approved and consummated and you hold your securities in CS China in certificate form, as opposed to holding your securities through your broker, you do not need to exchange your existing certificates for new certificates issued by CS China under its new name. Your current CS China certificates will automatically continue to represent your rights in CS China’s securities. You may, however, exchange your certificates, if you choose, by contacting Continental’s Reorganization Department after the consummation of the acquisition and following their requirements for reissuance. CS China shareholders who exercise their redemption rights must deliver their shares to Continental (either physically or electronically) as instructed by CS China or Continental prior to the vote at the extraordinary general meeting.
Q. What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CS China shares.

Q. Who can help answer my questions?
A. If you have questions about the acquisition or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:
James R. Preissler
CS China Acquisition Corp. 4100 Northeast 2nd Avenue, Suite 318 Miami, FL 33137 Tel: 646-383-4832 Fax: 305-576-5536 or Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Tel: (800) 607-0088
To obtain timely delivery, CS China shareholders must request the materials no later than January 27, 2010.
You may also obtain additional information about CS China from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to vote on the acquisition proposal and seek redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental prior to the vote at the extraordinary general meeting.
If you have questions regarding the certification of your position or delivery of your Public Shares, please contact:
Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Tel: (212) 845-3287 Fax: (212) 616-7616

SELECTED HISTORICAL FINANCIAL INFORMATION

CS China and AGRL are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the acquisition.

The combined balance sheet data of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited (beginning in June 2009) and Doowell Limited and their predecessors (“AGRL’s VIP gaming promoters”) as of December 31, 2008, December 31, 2007 and December 31, 2006 and combined statements of operations data and cash flow data of AGRL’s VIP gaming promoters for the years ended December 31, 2008, 2007 and 2006 are derived from the audited combined financial statements of AGRL’s VIP gaming promoters, which are included elsewhere in this proxy statement. The combined unaudited balance sheet data of AGRL’s VIP gaming promoters as of September 30, 2009 and combined unaudited statements of operations and cash flow of AGRL’s VIP gaming promoters for the nine months ended September 30, 2009 and 2008 are derived from the unaudited financial statements of AGRL’s VIP gaming promoters, which are included elsewhere in this proxy statement.

AGRL’s consolidated balance sheet data as of December 31, 2008 and December 31, 2007, consolidated statements of operations data and cash flow data for the year ended December 31, 2008 and for the periods from May 7, 2007 (inception) to December 31, 2008 and December 31, 2007 are derived from AGRL’s audited consolidated financial statements, which are included elsewhere in this proxy statement. AGRL’s consolidated balance sheet data as of September 30, 2009 and consolidated statements of operations data and cash flow data for the nine months ended September 30, 2009 and September 30, 2008 and for the period from May 7, 2007 (inception) to September 30, 2009 are derived from AGRL’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement.

CS China’s balance sheet data as of July 31, 2009 and July 31, 2008 and statements of operations data and cash flow data for the year ended July 31, 2009 and for the periods from September 24, 2007 (inception) through July 31, 2009 and July 31, 2008 are derived from CS China’s audited financial statements, which are included elsewhere in this proxy statement. CS China’s unaudited balance sheet data as of September 30, 2009 and statements of operations data and cash flow data for the nine months ended September 30, 2009 and September 30, 2008 and for the period from September 24, 2007 (inception) to September 30, 2009 are derived from CS China’s unaudited financial statements, which are included elsewhere in this proxy statement.

The information is only a summary and should be read in conjunction with each of CS China’s and AGRL’s and AGRL’s VIP gaming promoters’ historical financial statements and related notes and “Other Information Related to CS China —  CS China’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AGRL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of CS China or AGRL.

Operations of
Sang Heng Gaming Promotion Company Limited,
Spring Gaming Promotion Company Limited,
Iao Pou Gaming Promotion Limited and Doowell Limited and Predecessors
(AGRL’s VIP Gaming Promoters)
Selected Historical Combined Financial Information

Statement of Operations Data

	For Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Revenue from VIP gaming operations	$39,161,015	$43,289,506	$51,021,223	$36,247,972	$22,936,014
Expenses	29,335,942	22,151,514	30,826,123	22,987,857	13,397,559
Net Income	9,825,073	21,137,992	20,195,100	13,260,115	9,538,455
Other Comprehensive Income (Loss)	2,574	75,152	94,387	5,553	(4,172)
Total Comprehensive Income	$9,827,647	$21,213,144	$20,289,487	$13,265,668	$9,534,283

Balance Sheet Data

	September 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Current Assets	$7,442,400	$5,927,902	$4,873,140	$2,849,808
Total Assets	$7,442,400	$5,927,902	$4,873,140	$2,849,808
Current Liabilities	$9,499,947	$8,546,361	$1,858,507	$1,323,118
Total Liabilities	$9,499,947	$8,546,361	$1,858,507	$1,323,118
Owner’s (Deficit) Equity	$(2,057,547)	$(2,618,459)	$3,014,633	$1,526,690

Cash Flow Data

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Net Cash Provided By Operating Activities	$9,535,502	$20,198,063	$20,745,444	$12,194,790	$8,012,149
Net Cash Provided by (Used in) Investing Activities	—	—	—	—	—
Net Cash (Used) in Financing Activities	(9,266,735)	(20,593,708)	(20,503,155)	(11,777,725)	(8,007,593)
Effect of Foreign Currency Translation Adjustment	2,574	75,152	94,387	5,553	(4,172)
Net Increase (Decrease) in Cash and Cash Equivalents	$271,341	$(320,493)	$336,676	$422,618	$384

Asia Gaming & Resort, Limited and Subsidiaries
Selected Historical Consolidated Financial Information

Statement of Operations Data

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	For the Period from May 7, 2007 (Inception) to September 30, 2009	For the Year Ended December 31, 2008	For the Period from May 7, 2007 (Inception) to December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenue	$—	$—	$—	$—	$—
Expenses	13,682	—	25,223	—	11,541
Net (Loss)	$(13,682)	$—	$(25,223)	$—	$(11,541)

Balance Sheet Data

	September 30, 2009	December 31,
		2008	2007
	(Unaudited)	(Audited)	(Audited)
Current Assets	$—	$—	$—
Total Assets	$—	$—	$—
Current Liabilities	$12,400	$—	$—
Total Liabilities	$12,400	$—	$—
Owner’s Deficit	$(12,400)	$—	$—

Cash Flow Data

	Nine Months Period Ended September 30, 2009	Nine Months Period Ended September 30, 2008	For the Period from May 7, 2007 (Inception) to September 30, 2009	For the Year Ended December 31, 2008	For the Period from May 7, 2007 (Inception) To December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net Cash (Used In) Operating Activities	$(13,682)	$—	$(25,223)	$—	$(11,541)
Net Cash Provided By (Used In) Investing Activities	—	—	—	—	—
Net Cash Provided By Financing Activities	13,682	—	25,223	—	11,541
Effect of Foreign Currency Translation Adjustment	—	—	—	—	—
Net Increase (Decrease) in Cash and Cash Equivalents	$—	$—	$—	$—	$—

Operations of
Sang Heng Gaming Promotion Company Limited,
Spring Gaming Promotion Company Limited,
Iao Pou Gaming Promotion Limited and Doowell Limited and their predecessors
(AGRL’s VIP Gaming Promoters) and Asia Gaming & Resort Limited and Subsidiaries
Selected Historical Pro Forma Combined Financial Information

Statement of Operations Data

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Revenue from VIP gaming operations	$39,161,015	$43,289,506	$51,021,223	$36,247,972	$22,936,014
Expenses	29,349,624	22,151,514	30,826,123	22,999,398	13,397,559
Net Income	9,811,391	21,137,992	20,195,100	13,248,574	9,538,455
Other Comprehensive Income (Loss)	2,574	75,152	94,387	5,553	(4,172)
Total Comprehensive Income	$9,813,965	$21,213,144	$20,289,487	$13,254,127	$9,534,283

Balance Sheet Data

	September 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Current Assets	$7,442,400	$5,927,902	$4,873,140	$2,849,808
Total Assets	$7,442,400	$5,927,902	$4,873,140	$2,849,808
Current Liabilities	$9,499,947	$8,546,361	$1,858,507	$1,323,118
Total Liabilities	$9,499,947	$8,546,361	$1,858,507	$1,323,118
Owner’s (Deficit) Equity	$(2,057,547)	$(2,618,459)	$3,014,633	$1,526,690

Cash Flow Data

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Net Cash Provided By Operating Activities	$9,521,820	$20,198,063	$20,745,444	$12,206,331	$8,012,149
Net Cash Provided By (Used in) Investing Activities	—	—	—	—	—
Net Cash (Used in) Financing Activities	(9,253,053)	(20,593,708)	(20,503,155)	(11,766,184)	(8,007,593)
Effect of Foreign Currency Translation Adjustment	2,574	75,152	94,387	5,553	(4,172)
Net Increase (Decrease) in Cash and Cash Equivalents	$271,341	$(320,493)	$336,676	$445,700	$384

CS China Acquisition Corp.
(a corporation in the development stage)
Selected Historical Financial Information

Statement of Operations Data

	Nine Months Ended September 30		For the Period from September 24, 2007 (Inception) to September 30, 2009 (Cumulative)	Year Ended July 31, 2009	For the Period from September 24, 2007 (Inception) to July 31, 2008	For the Period from September 24, 2007 (Inception) to July 31, 2009
	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Interest income	$97,641	$110,768	$362,533	$355,599	$—	$355,599
Travel and entertainment expense	84,147	—	150,365	150,365	—	150,365
Insurance expense	52,792	29,141	99,237	81,053	—	81,053
Legal expense	114,974	500	115,474	15,474	—	15,474
Formation costs	—	135	3,887	50	3,837	3,887
General and administrative expenses	39,016	2,152	80,799	39,780	23,118	62,899
Total expenses	290,929	31,928	449,761	286,722	26,955	313,677
(Loss) Income before income tax expense	(193,288)	78,841	(87,229)	68,876	(26,955)	41,921
Income tax expense	—	—	—	—	—	—
Net (loss) income for the period	$(193,288)	$78,841	(87,229)	$68,876	$(26,955)	$41,921

Balance Sheet Data

	September 30,		July 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Total current assets	$32,971,004	$33,116,581	$32,994,338	$255,673
Total assets	$32,971,004	$33,116,581	$32,994,338	$255,673
Total current liabilities	$1,169,625	$1,173,896	$1,063,809	$257,628
Total liabilities	$1,169,625	$1,173,896	$1,063,809	$257,628
Ordinary shares subject to possible redemption	$13,159,674	$13,159,674	$13,159,674	$—
Shareholders’ equity (deficit)	$18,641,705	$18,783,011	$18,770,855	$(1,955)

Cash Flow Data

	Nine Months Ended September 30		For the Period from September 24, 2007 (Inception) to September 30, 2009 (Cumulative)	Year Ended July 31, 2009	For the Period from September 24, 2007 (Inception) to July 31, 2008	For the Period from September 24, 2007 (Inception) to July 31, 2009
	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Cash flows (used in) provided by operating activities	$(212,332)	$67,134	$(72,229)	$63,170	$(15,249)	$47,921
Cash flows provided by (used in) investing activities	61,832	(33,010,068)	(32,906,598)	(32,915,167)	—	(32,915,167)
Cash flows provided by financing activities	77,000	33,042,714	32,997,208	32,865,792	16,416	32,882,208
Net (decrease) increase in cash	$(73,500)	$99,780	$18,381	$13,795	$1,167	$14,962

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial information included elsewhere in this proxy statement.

The acquisition will be accounted for as a “reverse merger” and recapitalization since the shareholder of AGRL will (i) own a majority of the outstanding ordinary shares of CS China immediately following the completion of the transaction, and (ii) have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and AGRL’s senior management will dominate the management of the combined entity immediately following the completion of the transaction in accordance with the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB-ASC”) topic 805 Business Combinations. Accordingly, AGRL will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of AGRL. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of AGRL and are recorded at the historical cost basis of AGRL. CS China’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AGRL after consummation of the acquisition.

The unaudited condensed combined pro forma balance sheet as of September 30, 2009 gives pro forma effect to the acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 give pro forma effect to the acquisition as if it had occurred on January 1, 2009 or 2008, respectively. The unaudited condensed combined pro forma balance sheet is based on the historical financial statements of AGRL, AGRL’s VIP gaming promoters and CS China as of September 30, 2009, whereas the unaudited condensed combined pro forma statements of operations are based on the historical financial statements of AGRL, AGRL’s VIP gaming promoters and CS China for the nine months ended September 30, 2009 and for the year ended December 31, 2008.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the acquisition, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the acquisition.

This information should be read together with the consolidated financial statements of AGRL and the notes thereto, the combined financial statements of AGRL’s VIP gaming promoters and the notes thereto, the financial statements of CS China and the notes thereto, “Unaudited Condensed Combined Pro Forma Financial Information,” “AGRL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “CS China’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The unaudited condensed combined pro forma financial information has been prepared using the assumptions below with respect to the number of outstanding ordinary shares of CS China:

•	Assuming No Redemption: This presentation assumes that no CS China shareholders exercise redemption rights with respect to their Public Shares for a cash amount equal to a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for working capital and general corporate purposes after the payment of transactional costs and operating expenses; and
•	Assuming Redemption of all Public Shares: This presentation assumes that CS China shareholders holding all of the CS China Public Shares exercise their redemption rights and that such shares were redeemed for cash amounts representing their pro rata share of the funds in the trust account.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and does not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

Asia Gaming & Resort Limited
Selected Unaudited Condensed Proforma Consolidating Balance Sheet
September 30, 2009

	Unaudited Balance Sheet of CS China at September 30, 2009	Unaudited Consolidated Balance Sheet of AGRL at September 30, 2009	Unaudited Combined Balance Sheet of AGRL’s VIP Gaming Promoters at September 30, 2009	Pro Forma Adjustments Assuming No Redemptions	Unaudited Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions	Unaudited Pro Forma Combined Assuming Maximum Redemptions
Assets
Current assets
Total current assets	$32,971,004	$—	$7,442,400	$(2,298,625)	$38,114,779	$(33,900,198)	$6,513,206
Total assets	$32,971,004	$—	$7,442,400	$(2,298,625)	$38,114,779	$(33,900,198)	$6,513,206
Total current liabilities	$1,169,625	$12,400	$9,499,947	$(1,169,625)	$9,512,347	$109,400	$10,791,372
Common stock subject to possible redemption	13,159,674	—	—	(13,159,674)	—	(13,159,674)	—
Total Stockholder’s Equity (Deficit)	18,641,705	(12,400)	(2,057,547)	12,030,674	28,602,403	(20,849,924)	(4,278,166)
Total liabilities and stockholder’s equity (deficit)	$32,971,004	$—	$7,442,400	$(2,298,625)	$38,114,779	$(33,900,198)	$6,513,206

Asia Gaming & Resort Limited
Selected Unaudited Condensed Proforma Consolidating Statement of Operations
For the Nine Months Ended September 30, 2009

	Unaudited Statement of Operations of CS China for the Nine Months Ended September 30, 2009	Unaudited Consolidated Statement of Operations of AGRL for the Nine Months Ended September 30, 2009	Unaudited Combined Statement of Operations of AGRL’s VIP Gaming Promoters for the Nine Months Ended September 30, 2009	Pro Forma Adjustments No Redemptions	Unaudited Pro Forma Combined No Redemptions	Pro Forma Adjustments Maximum Redemptions	Unaudited Pro Forma Combined Maximum Redemptions
Total Revenues	$97,641	$—	$39,161,015	$(97,641)	$39,161,015	$(97,641)	$39,161,015
Total Expenses	290,929	13,682	29,335,942	549,000	30,189,553	549,000	30,189,553
Net Income	$(193,288)	$(13,682)	$9,825,073	$(646,641)	$8,971,462	$(549,000)	$8,971,462
– Translation adjustment	—	—	2,574	—	2,574	—	2,574
Total Comprehensive Income	$(193,288)	$(13,682)	$9,827,647	$(646,641)	$8,974,036	$(549,000)	$8,974,036
Net Income (Loss) Per Share
Basic	$(0.03)				$0.41		$0.55
Diluted	$(0.03)				$0.25		$0.29
Weighted average shares outstanding
Basic	6,900,000				21,770,500		16,250,500
Diluted	6,900,000				36,418,500		30,898,500

Asia Gaming & Resort Limited
Selected Unaudited Condensed Proforma Consolidating Statement of Operations
For the Year Ended December 31, 2008

	Unaudited Statement of Operations of CS China for the Twelve Months Ended December 31, 2008	Audited Consolidated Statement of Operations of AGRL for the Year Ended December 31, 2008	Audited Combined Statement of Operations of AGRL’s VIP Gaming Promoters for the Year Ended December 31, 2008	Pro Forma Adjustments Assuming No Redemptions	Unaudited Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions	Unaudited Pro Forma Combined Assuming Maximum Redemptions
Total Revenues	$264,892	$—	$51,021,223	$(264,892)	$51,021,223	$(264,892)	$51,021,223
Total Expenses	134,070	—	30,826,123	732,000	31,692,193	732,000	31,692,193
Net Income	$130,822	$—	$20,195,100	$(996,892)	$19,329,030	$(996,892)	$19,329,030
Foreign Currency
– Translation adjustment	—	—	94,387	—	94,387	—	94,387
Total Comprehensive Income	$130,822	$—	$20,289,487	$(996,892)	$19,423,417	$(996,892)	$19,423,417
Net Income (Loss) Per Share
Basic	$0.04				$1.07		$1.53
Diluted	$0.04				$0.59		$0.71
Weighted average shares outstanding
Basic	3,314,658				18,185,158		12,665,158
Diluted	3,314,658				32,833,158		27,313,158

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for CS China and pro forma AGRL and unaudited pro forma combined per share ownership information after giving effect to the acquisition, assuming that (a) no holders of Pubic Shares exercise their redemption rights and (b) holders of all of the Public Shares have exercise their redemption rights. CS China is providing this information to aid your analysis of the financial aspects of the acquisition. The historical information should be read in conjunction with “Selected Historical Financial Information” included elsewhere in this proxy statement and the historical consolidated and combined financial of CS China, AGRL’s VIP gaming promoters and AGRL and the related notes thereto included in this proxy statement. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma financial data and related notes included elsewhere in this proxy statement.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of CS China and AGRL would have been had the acquisition been completed or to project CS China’s or AGRL’s results of operations that may be achieved after the acquisition. The unaudited pro forma book value per share information below does not purport to represent what the value of CS China and AGRL would have been had the acquisition been completed nor the book value per share for any future date or period.

Since there is no minimum amount of funds that must be left for CS China after any purchases of Public Shares are made (as described elsewhere in this proxy statement), the parties could use all of the funds held in the trust account to make such purchases (and for redemptions) and the parties could consummate the acquisition leaving CS China with just the ordinary shares held by Spring Fortune, the CS China Pre-IPO Holders and certain advisors to CS China who receive ordinary shares as part of their compensation. The unaudited pro forma condensed combined financial statements do not reflect this scenario, although shareholders should be aware that this is a possibility.

Unaudited Pro Forma Condensed Combined per Share Information

	CS China	AGRL and VIP Gaming Promoters	Pro Forma Assuming No Redemptions	Pro Forma Assuming Maximum Redemptions
Nine Months ended September 30, 2009 Earnings per share, basic(1)	$(0.03)	$0.98	$0.41	$0.55
Nine Months ended September 30, 2009 Earnings per share, diluted(1)	$(0.03)	$0.98	$0.25	$0.29
Book value per share at September 30, 2009(2)	$2.70	$(0.21)	$1.31	$(0.26)
Year Ended December 31, 2008 Earnings (loss) per share, basic(1)	$0.04	$2.02	$1.07	$1.53
Year Ended December 31, 2008 Earnings (loss) per share, diluted(1)	$0.04	$2.02	$0.59	$0.71

(1)	In accordance with SFAS No. 128, codified as ASC 260, “Earnings per Share,” CS China has not considered the effect of its outstanding warrants in the calculation of diluted earnings per share since the exercise of the warrants is contingent upon the occurrence of future events and they will be redeemed upon closing of the acquisition.
(2)	Book value per share of CS China is computed by dividing the sum of total shareholders’ equity plus ordinary shares subject to possible redemption by 6,900,000 shares outstanding including shares subject to redemption at the balance sheet date. Book value per share of AGRL is computed by dividing the sum of total shareholders’ equity by the 10,000,000 shares outstanding at the balance sheet date. Book value per share for the pro forma columns is computed by dividing the sum of total shareholders’ equity by the 6,900,000 CS China shares outstanding plus the 14,870,500 shares to be issued upon the closing of the acquisition.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement. Please refer to the “Definitional References” and “Technical References” beginning on page 96 for definitions of certain terms used in this section.

Risks relating to the business of AGRL and Sang Heng Gaming Promotion Limited,
Champion Lion Limited, Spring Gaming Promotion Limited, Iao Pou Gaming Promotion
Limited and Doowell Limited (“AGRL’s VIP gaming promoters”)

AGRL’s VIP gaming promoters depend upon collaborators and junket agents for a significant portion of their VIP room revenues. If they are unable to maintain or develop additional, successful relationships with reputable collaborators and junket agents, their ability to maintain or grow their revenues could be adversely affected.

A significant majority of AGRL’s VIP gaming promoters’ revenues is generated by gaming patrons introduced to them by their collaborators and junket agents. With the rise in gaming in Macau, the competition for services provided by collaborators and junket agents has increased. AGRL’s VIP gaming promoters anticipate that this competition will further intensify as additional casinos are developed and expected to open in Macau in the near future. While they believe that they currently maintain good relationships with their existing collaborators and junket agents, there can be no assurance that these good relationships will continue in the future. If they are unable to maintain, or develop additional, successful relationships with reputable collaborators and junket agents or lose a significant number of their collaborators and junket agents to competitors, their ability to maintain or grow their revenues will be hampered and they will have to seek alternative ways of developing relationships with VIP gaming patrons. In addition, if their collaborators and junket agents are unable to develop or maintain relationships with a sufficient number of VIP gaming patrons, their ability to maintain or grow their revenues will be hampered.

Consolidation of junket agents in recent years has led to increased bargaining power of junket agents, which could reduce profits for promoters.

Over the past several years Macau has experienced a consolidation of junket agents. As a consequence, certain junket agents are recognizing enhanced leverage and bargaining power when negotiating terms with gaming promoters. Although there is some uncertainty as to whether such consolidation will become a trend in Macau, any consolidation in the market may provide junket agents with significant negotiating leverage, which could result in negative changes in their terms with the junket agents, including higher commissions, the loss of business to a competitor or the loss of AGRL’s VIP gaming promoters’ exclusive relationships with their junket agents. While AGRL’s VIP gaming promoters have not had to adjust their compensation arrangements with junket agents thus far, AGRL’s VIP gaming promoters understand that there have been recent instances of increased commission rates paid by other gaming promoters to junket agents in the Macau market. If AGRL’s VIP gaming promoters need to increase junket agent commission rates, their profits would be reduced.

The financial resources of AGRL’s VIP gaming promoters’ collaborators and junket agents may be insufficient to allow them to continue doing business at their VIP gaming rooms.

Collaborators and junket agents often provide credit for gaming patrons and the global financial crisis may have limited their financial resources. Therefore, their ability to offer credit to patrons may be affected, resulting in decreased gaming volume at their VIP gaming rooms. Further, credit already extended by their collaborators and junket agents to their gaming patrons may become increasingly difficult for them to collect. This inability to grant credit and collect amounts due can negatively affect the operations of their collaborators and junket agents at their VIP gaming rooms and, as a result, their results of operations could be adversely impacted.

AGRL’s VIP gaming promoters are dependent on the reputation and integrity of the parties with whom they engage in business activities. If they are unable to maintain required standards of probity and integrity, they may face consequences from gaming regulators with authority over their operations.

The reputation and integrity of the parties with whom AGRL’s VIP gaming promoters engage in business activities, in particular the collaborators and junket agents with whom they deal, are important to AGRL’s VIP gaming promoters’ own reputation and ability to continue to operate in compliance with their licenses, Macau gaming laws and South Korea laws. While they endeavor, through contractual protections and otherwise, to ensure that their collaborators and junket agents comply with the high standards of probity and integrity required by Macau gaming laws and South Korea laws, AGRL’s VIP gaming promoters cannot assure you that the collaborators and junket agents will always maintain these high standards. In addition, if AGRL’s VIP gaming promoters enter into a business relationship with a collaborator or junket agent whose probity was in doubt, this may be considered by regulators or investors to reflect negatively on AGRL’s VIP gaming promoters’ own probity. If any of their collaborators or junket agents violates the Macau gaming laws or South Korea laws, the Macau government or the South Korea government may, in its discretion, take enforcement action against AGRL’s VIP gaming promoters, the collaborators, the junket agents, or each concurrently, and they may be sanctioned and their reputation harmed.

AGRL is subject to collaborator and junket agent credit risk

AGRL does not currently extend credit to collaborators and junket agents. However, in order to attract the most desirable gaming patrons and retain the services of key collaborators and junket agents, AGRL may in the future extend credit to collaborators and junket agents, potentially exposing AGRL to substantial collaborator and junket agent credit risk. AGRL may also come under pressure to extend credit if competitors start to extend or increase credit to collaborators and junket agents. Credit extended to collaborators and junket agents in Macau is typically unsecured, and the collectibility of receivables from collaborators and junket agents could be negatively affected by economic trends or conditions in the countries where they reside. Although certain members of our management team will guarantee these extensions of credit, it is also possible that such persons would be unable to honor their guarantees in a timely fashion or at all. In addition, while regulated gaming debts are generally enforceable in Macau, other jurisdictions may determine that direct or indirect enforcement of gaming debts is against public policy.

Extensions of credit to collaborators and junket agents may be made with limited information or credit analysis and are often based primarily on historical gaming chip purchases. AGRL’s limited operating history may put AGRL at a disadvantage compared to its competitors when evaluating credit risk. Any inability to collect receivables from collaborators and junket agents could have a material adverse impact on AGRL’s business, cash flows, financial condition, results of operations and prospects.

AGRL’s VIP gaming promoters face intense competition in Macau and elsewhere in Asia.

The VIP gaming room business in Macau is highly competitive and AGRL’s VIP gaming promoters expect to encounter increasing competition as casino operators complete and open new projects in the coming years. As of September 30 2009, AGRL’s VIP gaming promoters’ VIP gaming rooms are located at two of approximately thirty-three casinos of varying sizes in Macau. AGRL’s VIP gaming promoters currently compete with approximately 150 gaming promoters in Macau. Although there is currently less apparent competition in Jeju, such competition is likely to develop in the near future.

AGRL’s VIP gaming promoters expect competition in Macau to increase in the near future as multiple additional hotel, casino and entertainment complex projects, which are currently under construction or development, open in 2011. In addition, it is expected that Venetian Macau S.A. would resume construction of and complete Phases 5 and 6 of its Cotai development, which is currently suspended. These projects are expected to include internationally recognized hotels and significant additional gaming space. Any such opening of additional casinos and hotels is likely to result in a significant increase in the number of VIP gaming rooms, intensifying competition in Macau’s VIP gaming room gaming promotion business. Growth in gaming capacity could outstrip market growth in future periods.

AGRL’s VIP gaming promoters’ VIP gaming rooms also face current or prospective competition from casinos located elsewhere in Asia, such as Genting Highlands, a major gaming and resort destination located outside of Kuala Lampur, Malaysia, and casinos in the Philippines. Certain countries, including South Korea, Singapore, Malaysia, Vietnam and Cambodia, have already legalized casino gaming while others, such as Japan, Taiwan and Thailand, may legalize gaming in the future, which could further increase regional competition. Two large-scale casinos are currently being developed in Singapore and will add further competition to the region. Additional competition is provided from other major gaming centers located around the world, including Australia and Las Vegas, as well as from cruise ships in Asia (many based in Hong Kong) that offer gaming.

The profits to be assigned to the subsidiaries under the profit interest agreements depend on AGRL’s VIP gaming promoters’ gaming volumes and revenues.

The profits to be assigned under the profit interest agreements depend on AGRL’s VIP gaming promoters’ gaming volumes and revenues. In the event that AGRL’s VIP gaming promoters cease to be committed to the gaming promotion business or cease to be appointed as gaming promoters by the concessionaires or sub-concessionaires, their gaming volumes and revenues would be affected. AGRL’s VIP gaming promoters’ business, financial condition and results of operations, and thereby the profit to be assigned to the AGRL subsidiaries, may be materially reduced.

The term of the gaming promotion agreement is tied to the term of the license.

In general, the term of the gaming promotion agreements between AGRL’s VIP gaming promoters and the concessionaires or sub-concessionaires is short term and is tied to the term of the licenses of AGRL’s VIP gaming promoters, which is subject to annual renewal. Because a part of the profit is sourced from chips turnover generated by AGRL’s VIP gaming promoters pursuant to the gaming promotion agreements for the Macau and Jeju operations, there is a risk that this part of the profit will cease to be a source of profit if the gaming promotion agreements expire or the licenses of AGRL’s VIP gaming promoters cannot be renewed.

Probable weakening in economic and credit market conditions may adversely affect tourism and the profitability of AGRL’s VIP gaming promoters’ business.

There can be no assurance that the recent financial crisis is over or that government responses to these conditions will successfully address fundamental weakness in the markets, restore consumer confidence or increase market liquidity. Demand for the gaming activities that AGRL’s VIP gaming promoters promote may decline. Probable weakness in the global economy or in the economy of China, where a significant number of the gaming patrons reside and/or generate their income, may result in a reduction of the number of gaming patrons, including VIP gaming patrons, visiting the VIP gaming rooms or a reduction in the frequency of visits by these gaming patrons. In particular, the economies in China’s Guangdong province and the Yangtze Delta Region, where most visitors to Macau and Jeju, respectively, come from, are either export-driven or remain weak. Any reduction in demand for the gaming activities that AGRL’s VIP gaming promoters promote would reduce gaming volumes and revenues.

Since May 2008, China has imposed government restrictions on Chinese citizens traveling from mainland China to Macau. If China or other countries impose additional government restrictions on travel, the number of visitors to Macau could decline.

AGRL’s VIP gaming promoters have increased the number of tables and intend to take part in the promotion of additional VIP gaming rooms, based, in part, on their expectation of future visitor arrivals in Macau, particularly from China. In 2006, 2007, 2008 and the first nine months of 2009, tourists from mainland China accounted for approximately 54.5%, 55.0%, 50.6% and 49.8%, respectively, of all visitors to Macau. If visitors from China and elsewhere fail to increase as anticipated or decrease further, AGRL’s VIP gaming promoters’ would not be as profitable as they currently are.

Since May 2008, the Chinese government has imposed restrictions on travel to Macau and may impose further restrictions in the future. In May and July 2008, the Chinese government readjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with only a Hong Kong visa and not a Macau visa could no longer enter Macau from Hong Kong. In addition, in

May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping. Due to the popularity of these tours with mainland Chinese citizens, the number of visitors to Macau declined. Further restrictions on travel from China or other countries to Macau or any increase in prices of tours to Macau as a result of new regulations on travel agencies or otherwise may reduce the number of visitors to Macau.

An outbreak of infectious diseases, such as H1N1 influenza, avian flu or SARS, may adversely affect AGRL’s VIP gaming promoters’ business.

In June 2009, the World Health Organization (the “WHO”) declared the outbreak of H1N1 influenza to be a pandemic. Cases of H1N1 influenza have been reported worldwide. The governments of many regions have undertaken quarantine measures affecting travelers. While the full effects of H1N1 influenza are impossible to quantify, AGRL’s VIP gaming promoters believe that H1N1 influenza is contributing to a decrease in visitors to Macau and Jeju from China, Hong Kong and elsewhere.

During 2004, large parts of Asia experienced outbreaks of avian flu which, according to a report of the WHO in 2004, placed the world at risk of an influenza pandemic with high mortality and social and economic disruption. China’s Guangdong province, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu.

There is evidence that the H1N1 new virus is evolving so there can be no assurance that an effective vaccine can be discovered in time to protect against the potential avian flu pandemic or any further H1N1 influenza pandemics. In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions. The perception that an outbreak of contagious disease may occur again may also have an adverse effect on the economic conditions of countries in Asia and on travel. There can be no assurance that an outbreak of contagious disease or the measures taken by the governments of affected countries against such potential outbreaks will not seriously interrupt their gaming operations or reduce the number of visitors to Macau and impact their VIP rooms gaming volumes and revenues, which could have a material adverse effect on their results of operations.

If AGRL’s VIP gaming promoters fail to retain the services of Mr. Lam Man Pou and Mr. Vong Hon Kun or other key management personnel, AGRL’s VIP gaming promoters’ business, financial condition and results of operations may suffer.

AGRL’s VIP gaming promoters’ ability to maintain their competitive position is dependent to a large degree on the efforts, skills and continued service of Mr. Lam Man Pou and other key management and operating personnel such as Mr. Vong Hon Kun. The loss of key management and operating personnel would likely have a material adverse effect on AGRL’s VIP gaming promoters’ business since it is the individuals who market the VIP gaming rooms that they operate to patrons. Therefore, if such persons, who are under no obligation to continue performing such services for the VIP gaming room promoters, were to no longer perform such services for any reason, the VIP gaming room promoters would generate significantly less revenue than they currently generate. AGRL’s success also depends upon its ability to attract, hire and retain qualified operating, marketing, financial and technical personnel in the future. Given the intense competition for qualified management personnel in the industry, there can be no assurance that AGRL’s VIP gaming promoters will be able to continue to hire or retain the required personnel.

If AGRL’s VIP gaming promoters lose the services of Mr. Lam Man Pou and Mr. Vong Hon Kun, or if they do not devote sufficient attention to their operations for any other reason, their business may be significantly impaired.

If AGRL’s VIP gaming promoters are unable to provide their gaming patrons with the facilities and services meeting their standards, their revenues may decline.

AGRL’s VIP gaming promoters believe their success in attracting gaming patrons and maintaining gaming patron loyalty largely depends on providing a luxurious, full service casino resort for their gaming patrons’ enjoyment and to accommodate the needs of their gaming patrons.

If AGRL’s VIP gaming promoters are unable to provide gaming patrons with facilities and services that meet their standards; if they fail to anticipate or respond adequately to the changing needs, expectations or preferences of gaming patrons; if one or more of their competitors offers a superior experience; or if AGRL’s VIP gaming promoters’ scheduled opening of new VIP gaming rooms at a preeminent destination casino resorts is delayed, AGRL’s VIP gaming promoters’ future growth could be adversely affected.

AGRL’s VIP gaming promoters’ revenues are volatile as a result of the high proportion of VIP gaming patrons at their VIP gaming rooms.

Substantially all AGRL’s VIP gaming promoters’ revenues are from the gaming business of the VIP gaming patrons, who typically place large individual wagers. High-end gaming of this type is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a material impact on AGRL’s VIP gaming promoters’ revenues and cash flow in a particular quarter. As a consequence, the VIP room revenues may experience significant volatility during a particular interim period and may not be indicative of the VIP room revenues for a full year. For example, should one or more of the VIP gaming patrons win large sums in the VIP gaming rooms, AGRL’s VIP gaming promoters’ results of operations could be adversely impacted.

The winnings of AGRL’s VIP gaming promoters’ gaming patrons could exceed the VIP gaming rooms’ winnings.

AGRL’s VIP gaming promoters’ revenues are mainly derived from the difference between the VIP gaming rooms’ winnings and the winnings of their gaming patrons. Since there is an inherent element of chance in the gaming industry, the casino does not have full control over the VIP gaming rooms’ winnings or the winnings of their gaming patrons. If the winnings of the gaming patrons exceed the VIP gaming rooms’ winnings, AGRL’s VIP gaming promoters may record a loss from gaming operations.

Theoretical win rates for AGRL’s VIP gaming promoters’ VIP gaming room operations depend on a variety of factors, some beyond their control.

The gaming industry is characterized by an element of chance. In addition to the element of chance, theoretical win rates are also affected by other factors, including gaming patrons’ skill and experience, the mix of games played, the financial resources of gaming patrons, the spread of table limits, the volume of bets placed by AGRL’s VIP gaming promoters’ gaming patrons and the amount of time gaming patrons spend on gambling — thus VIP gaming rooms’ actual win rates may differ greatly over short time periods, such as from quarter to quarter, and could cause their quarterly results to be volatile. These factors, alone or in combination, have the potential to negatively impact the VIP gaming rooms’ win rates.

AGRL’s VIP gaming promoters are entirely dependent on their relatively limited number of VIP gaming rooms for all of their cash flow, which subjects AGRL to greater risks than a gaming promoter with more VIP gaming rooms.

Because AGRL’s VIP gaming promoters’ operations are conducted at two VIP gaming rooms in Macau and the planned operation in Jeju, they are subject to greater risks than a gaming promoter with more VIP gaming rooms at many different geographic locations due to the limited diversification of their business and sources of revenues. Specifically, they are more exposed to local economic and competitive conditions, changes in law, natural disasters, infectious disease outbreaks, and declines in the number of visitors to Macau and Jeju. Any of these factors could adversely affect AGRL’s VIP gaming promoters’ business, financial condition and results of operations.

AGRL’s VIP gaming promoters are entirely dependent on the VIP gaming rooms operated by their casino operators. The casino operators could experience financial difficulties that curtail or close the operation of the VIP room.

Because AGRL’s VIP gaming promoters’ operations are conducted at VIP gaming rooms in Macau and the planned operation in Jeju, they are subject to risk that the casino operators could experience financial difficulties that curtail or close the operation of the VIP gaming rooms.

AGRL’s VIP gaming promoters’ business depends on their ability to attract and retain a sufficient number of qualified employees to run their operations. A limited labor supply could cause labor costs to increase.

AGRL’s VIP gaming promoters’ business success depends in large part on their ability to attract, train, motivate and retain a sufficient number of qualified and skilled employees to run their operations. Macau has a relatively limited labor pool for existing gaming operations at AGRL’s VIP gaming promoters’ VIP gaming rooms as well as for the operation of future projects and AGRL’s VIP gaming promoters’ ability to seek employees from other countries to staff operations is restricted by labor quota restrictions imposed by the Macau government. In addition, many employees at the VIP gaming rooms are required to possess certain gaming-related skills for which substantial training and experience are needed. They may face similar problems operating in Jeju.

Given the limited pool of experienced gaming and other personnel currently available in Macau as well as the large number of new casino resort developments and non-casino businesses currently underway in Macau, AGRL’s VIP gaming promoters will face significant competition in the recruitment of the best qualified employees and cannot assure you that they will be able to successfully compete for the limited supply of qualified gaming and other personnel and to recruit and retain a sufficient number of qualified employees for their Macau operations.

Increasing competition for a limited number of qualified employees could require AGRL to raise the salaries of current employees or to pay higher wages to attract new employees, which could cause labor costs to increase. If the VIP gaming promoters are unable to attract and retain a sufficient number of qualified employees, or if they encounter a significant increase in labor costs due to salary increases, their ability to compete effectively with the other gaming promoters, concessionaires or sub-concessionaires would be hampered.

The level of visitor arrivals to Macau and Jeju from China and elsewhere may decline or travel to Macau and Jeju may be disrupted by natural disasters, terrorist attacks, security alerts, military conflicts or other factors.

Macau’s subtropical climate and location on the South China Sea subject it to extreme weather conditions, including typhoons and heavy rainstorms. In 2008, there were six typhoons, two of which shut down ferry service and caused damage to Macau’s infrastructure. Unfavorable weather conditions or other natural disasters such as earthquakes, tsunamis or major typhoons could severely disrupt transportation not only to Macau but Jeju also and prevent gaming patrons from traveling to Macau or Jeju.

Terrorist attacks, security alerts or military conflicts, whether in Macau and Jeju or elsewhere, could have a negative impact on travel and leisure expenditures, including lodging, gaming and tourism, and AGRL’s VIP gaming promoters cannot predict the extent to which any future military conflicts, security alerts or terrorist attacks may interfere with their operations. Any of these, or other factors such as riots or demonstrations, could have a negative impact on visitor arrivals to Macau and Jeju from China and elsewhere.

If AGRL’s VIP gaming promoters fail to establish an effective system of internal controls, they may be unable to accurately report their financial results or detect and prevent fraud.

AGRL’s VIP gaming promoters expect that they will have to dedicate a significant amount of management, operational and financial resources to enhance and maintain their internal controls in the future. This will increase their administrative and other operating expenses.

Although they review their internal control policies and procedures on an ongoing basis, they cannot assure you that they will be able to successfully enhance and maintain their internal controls. Any deficiency in internal controls, if material or significant, could adversely affect management’s ability to monitor, evaluate and manage their business and operations, or lead to substantial business or operational risk or inaccurate financial reporting.

AGRL’s VIP gaming promoters cannot assure you that their anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at their VIP gaming rooms.

AGRL’s VIP gaming promoters and their casino operators have implemented anti-money laundering policies in compliance with all applicable laws and regulations in Macau. However, they cannot assure you that such policies will be effective to prevent their VIP gaming room operations from being exploited for money laundering purposes. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving them, the casino operators, the casino operators’ employees, AGRL’s VIP gaming promoters’ employees, their services providers, their collaborators and junket agents or their gaming patrons could harm their reputation, relationship with their casino operators and the gaming regulators, business, cash flows, financial condition, prospects and results of operations. Any serious incident of money laundering or regulatory investigation into money laundering activities could also cause a revocation or suspension of AGRL’s VIP gaming promoters’ licenses and termination of agreements with their casino operators.

AGRL’s VIP gaming promoters’ gaming business is subject to cheating and counterfeiting.

All gaming activities at the VIP gaming room table games are conducted exclusively with gaming chips which, like real currency, are subject to the risk of alteration and counterfeiting. Although the casino operators incorporate a variety of security and anti-counterfeit features to detect altered or counterfeit gaming chips, unauthorized parties may try to copy the gaming chips and introduce, use and cash in altered or counterfeit gaming chips in the gaming areas. Any negative publicity arising from such incidents could also tarnish AGRL’s VIP gaming promoters’ reputation and may result in a decline in their business, financial condition and results of operation. Thus far, no counterfeit or altered chips have been detected in AGRL’s VIP gaming promoters’ VIP gaming rooms.

Although the casino operators have in place surveillance and security systems designed to detect cheating at the casinos, those systems may not be able to detect all such cheating in time or at all. There is also a possibility that gaming patrons may seek to cheat at their VIP gaming room casino games, particularly if gaming patrons collude with the casino operators’ employees. In addition, their junket agents or other persons could, without their knowledge, enter into betting arrangements with their gaming patrons on the outcomes of their VIP gaming room games of chance, thus depriving them of revenues. Failure to discover such schemes in a timely manner could result in losses in VIP room gaming operations. In addition, negative publicity related to such schemes could harm AGRL’s VIP gaming promoters’ reputation, thereby adversely affecting their business, cash flow, financial condition, results of operations and prospects.

AGRL’s VIP gaming promoters may require new or additional debt or equity financing to expand their business and fund future projects but may not be able to obtain such financing on satisfactory terms or at all.

AGRL’s VIP gaming promoters have financed their operations primarily through borrowings from their shareholders as well as cash generated from their operations. They may require new or additional debt or equity financing in the future to expand their business and fund future projects. Their ability to obtain new or additional financing will depend on a variety of factors, many of which are beyond their control, including their financial performance, conditions of the U.S., Hong Kong, Macau and other capital markets in which they may seek to raise funds, credit availability, interest rates, the conditions of the economy in general, other gaming companies that may also seek funding, and investors’ and lenders’ perceptions of, and demand for, debt and equity securities of gaming companies. As a result, AGRL’s VIP gaming promoters cannot assure you that they will be able to access capital from external sources on satisfactory terms and conditions, or at all. If they are unable to obtain new or additional financing, they may not be able to expand their business as anticipated or to fund future projects, and their business, financial condition and results of operations could be materially and adversely affected.

Local taxation may increase and current tax exemptions may not be extended.

AGRL benefits the following:

•	AGRL is not subject to Hong Kong profits tax because all operations are performed outside Hong Kong and AGRL is an investment holding company. All subsidiaries of AGRL are incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and exempted from payment of BVI taxes.
•	AGRL’s VIP gaming promoters in Macau are not subject to Macau Complimentary Tax, because pursuant to the VIP room gaming promotion agreements with the casino operators, the gaming revenue is received net of taxes collected by the Macau government paid directly by the casino operator on a monthly basis. No provision for Macau Complimentary Tax has been made. As a VIP room gaming promoter, AGRL’s VIP gaming promoters are subject to a tax on the amount of chips played by their gaming patrons in the VIP gaming rooms (“chips turnover”), which is referred to as a “rolling tax”. The rolling tax is deducted and paid by the casino operator on a monthly basis. The rate of Rolling tax is 0.01% on the chips turnover of the VIP gaming room and the rolling tax is deducted as a cost of revenues.
•	AGRL’s VIP gaming promoters in Jeju are incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and exempted from payment of BVI taxes. They are not subject to South Korea Income tax because all promotion services are performed outside South Korea. The South Korea Government levies a tax for contributions to the government’s “Tourism Promotion and Development Fund”/betting duty and/or tax on the gross win of the VIP gaming room (“Gaming Tax”), and the casino operator represents that the Gaming Tax rate currently does not exceed 10% per annum. Pursuant to the VIP room gaming promotion agreement with the casino operator, the gaming revenue is received net of taxes collected by the South Korea government paid directly by the casino operator on a monthly basis.

In the event that AGRL’s tax burden increases, its net income will decline.

AGRL is a holding company and its ability to pay dividends is dependent upon the earnings of AGRL’s VIP gaming promoters and distributions by its subsidiaries.

AGRL is a holding company incorporated under the laws of the Hong Kong Special Administrative Region. All of AGRL’s business operations are conducted through AGRL’s VIP gaming promoters and their subsidiaries. They are currently engaged in the promotion of two major VIP gaming rooms. They are entirely dependent upon their VIP gaming rooms for all of their cash flow. AGRL’s ability to pay dividends is dependent upon the earnings of AGRL’s VIP gaming promoters and the distributions of funds to AGRL by its subsidiaries, primarily in the form of dividends. The ability of AGRL’s subsidiaries to make distributions to AGRL depends upon, among other things, the profits interest assigned to them. AGRL’s Hong Kong and BVI legal advisors have confirmed that as at the latest practicable date, there was no withholding tax for dividends in Hong Kong or the BVI. Other factors such as cash flow conditions, restrictions on distributions contained in their subsidiaries’ articles of association, withholding tax and other arrangements will also affect their subsidiaries’ ability to make distributions to AGRL. These restrictions could reduce the amount of distributions that AGRL will receive from their subsidiaries, which in turn would restrict AGRL’s ability to fund operations and pay dividends on the shares.

AGRL’s VIP gaming promoters obtain certain services from outsiders, including corporate support, marketing and personnel supply services.

AGRL’s VIP gaming promoters currently obtain certain services from outsiders, including corporate support services, marketing services and personnel supply services.

A termination of these services which are currently provided to them could cause disruption of their business and could increase future costs for such services. If, in the future, the outsiders choose not to provide such services to them on terms acceptable to them, they will have to seek alternative means of securing comparable services, which may be on terms that are not as favorable as the current terms.

A segment of AGRL’s VIP gaming promoters’ operation has a limited operating history.

AGRL’s VIP gaming promoters’ operations are subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond their control. Although AGRL’s VIP gaming promoters commenced operation in May 2006, certain VIP gaming rooms have a limited operating history and, therefore, it may be more difficult for them to prepare for and respond to these types of risks compared to a company with a longer operating history. If AGRL’s VIP gaming promoters are not able to manage these risks successfully, it could have a negative impact on their business.

Risks Relating to the Gaming Industry in Macau

The Macau government may unilaterally terminate the concession or sub-concession agreements for cause without compensation, or the concession or sub-concession agreements may fail to secure their extension.

All the concession or sub-concession agreements expire in June 2022, unless extended pursuant to certain provisions of Macau law. Upon expiration of agreements, all casinos, gaming assets and equipment and ownership rights to the casino properties in Macau will revert to the Macau government without compensation to the casinos. Moreover, beginning in the fifteenth year of the concessions or sub-concessions, the Macau government may exercise its right to redeem the concession or sub-concession agreements by providing the concessionaires or sub-concessionaires with at least one-year prior written notice. AGRL’s VIP gaming promoters cannot assure you that the concessionaires or sub-concessionaires will be able to renew or extend their concession or sub-concession agreements on terms favorable to them or at all. If the concession or sub-concession agreements are not renewed or extended upon their stated expiration date, or if the Macau government exercises its early redemption right, AGRL’s VIP gaming promoters in Macau will cease to generate any revenue.

The Macau government has the right to unilaterally terminate the concession or sub-concession agreements upon the occurrence of certain events.

The Macau government has the right to unilaterally terminate the concession or sub-concession agreements upon the occurrence of certain serious events of default. In addition, the concession or sub-concession agreements contain various general covenants and other provisions with which the concessionaires or sub-concessionaires are required to comply. These include the obligations to submit periodic information to the Macau government, operate casinos in a fair and honest manner, and maintain certain levels of insurance. Failure to comply with the terms and conditions of the concession or sub-concession agreements in a manner satisfactory to the Macau government could ultimately result in the termination of the concession or sub-concession agreements. The occurrence of any event of default may, and any termination of the concession or sub-concession agreements will, cause all of the casinos, gaming assets and equipment and ownership rights to the casino properties in Macau to be automatically transferred to the Macau government. If this occurs, AGRL’s VIP gaming promoters will cease to generate any revenue from their operations.

Gaming is a highly regulated industry in Macau, and the gaming and licensing authorities may exercise significant control over AGRL’s VIP gaming promoters’ operations.

Gaming is a highly regulated industry in Macau. AGRL’s VIP gaming promoters’ operations are contingent upon their maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau law.

In addition, the casinos’ activities in Macau are subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Department, Labor Bureau, Public Works Bureau, Fire Department, Financial Services Bureau (including the Tax Department), Macau Monetary Authority, Financial Intelligence Bureau and Macau Government Tourism Office. AGRL’s VIP gaming promoters cannot assure you that the casino operators and they will be able to obtain all necessary approvals and licenses, and the casino operators and their failure to do so may materially affect their business and operations. Macau law permits redress to the courts with respect to administrative actions; such redress is, however, largely untested in relation to gaming regulatory issues.

Current laws, such as licensing requirements, tax rates and other regulatory obligations, could change or become more stringent, resulting in additional regulations being imposed upon the gaming operations or an increase in competition in the gaming industry. For example, the Macau government currently is in the process of implementing future policies relating to the gaming industry, including caps on the number of gaming tables and on commission rates payable to gaming promoters, the latter of which may indirectly and negatively affect the incentives for junket agents to bring gaming patrons to Macau. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of the concession or sub-concession agreements or otherwise indirectly and negatively affect AGRL’s VIP gaming promoters’ operations in Macau.

There is limited precedent interpreting and applying the laws of Macau and regulations concerning gaming. These laws and regulations are complex, and a court or administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue new or modified regulations, that differ from AGRL’s VIP gaming promoters’ interpretation, which could have a material adverse effect on their business, financial condition and results of operations.

Conducting business in Macau involves certain economic and political risks.

Conducting business in Macau involves certain risks such as risks relating to changes in Macau’s and China’s political, economic and social conditions, changes in Macau governmental policies, changes in Macau laws or regulations or their interpretation, changes in exchange control regulations, potential restrictions on foreign investment and repatriation of capital, measures that may be introduced to control inflation, such as interest rate increases, and changes in the rates or method of taxation. In addition, AGRL’s VIP gaming promoters’ operations in Macau are exposed to the risk of changes in laws and policies that govern operations of Macau-based companies.

Macau’s infrastructure may limit the development of its gaming industry.

Macau is the fastest growing gaming market in the world, with equally increasing demands on the capacity of its transportation infrastructure. To improve Macau’s existing transportation infrastructure, the Macau government has announced a number of infrastructure projects to facilitate travel to and within Macau. These projects, which are in various stages of planning or development, include a further expansion of the Macau International Airport, construction of a light rail transit system, construction of two new tunnels linking the Macau peninsula and Taipa, construction of the Hong Kong-Zhuhai-Macau bridge, and improved pedestrian walkways and border crossings. However, these projects may not be approved or completed in a timely fashion or at all and, if completed, may not be able to alleviate the growing transportation demand associated with the rapid expansion of Macau’s gaming industry and the related recent increase in visitor levels to Macau. If Macau fails to adequately address the growing transportation demand, transportation infrastructure problems could limit the number of visitors arriving in Macau which, in turn, could have a material and adverse effect on AGRL’s VIP gaming promoters’ business, financial condition and results of operations.

Unfavorable changes in currency exchange rates may cause fluctuations in the value of AGRL’s VIP gaming promoters’ investment in Macau.

The vast majority of AGRL’s VIP gaming promoters’ revenues are expressed in Hong Kong dollars, and a portion of their revenues are denominated in Patacas, the Macau currency. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The exchange linkages of the Hong Kong dollar and Pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, Chinese, Hong Kong and Macau governmental policies and international economic and political developments.

In the event of unfavorable Hong Kong dollar or Pataca exchange rate changes as against the U.S. dollar, AGRL’s or AGRL’s VIP gaming promoters’ obligations that are denominated in U.S. dollars would increase in Hong Kong dollar and/or Pataca terms. Also, depreciation of the Hong Kong dollar or Pataca in relation to the U.S. dollar could adversely affect AGRL’s VIP gaming promoters’ ability to service their debt if any, results of operations and financial condition.

Risks Relating to Gaming Business in Jeju, South Korea

Conducting business in Jeju has certain economic and political risks.

Conducting business in Jeju may subject AGRL and its business to certain business and political risks under both local and South Korea national factors, including the following:

•	From early 1997 until 1999, South Korea experienced a significant financial and economic downturn, from which it is widely believed the country has now recovered to a large extent. However, the economic indicators in recent years have shown mixed signs of recovery and uncertainty, and future recovery or growth of the economy is subject to many factors beyond AGRL’s control. Events related to the terrorist attacks in the United States on September 11, 2001, recent developments in the Middle East, including the war in Iraq, higher oil prices, the recent sub prime mortgage financial crisis in the United States, the general weakness of the global economy and the sporadic occurrence of avian flu in Asia and other parts of the world and the risk of its widespread outbreak have increased the uncertainty of global economic prospects in general and may continue to adversely affect the South Korea economy. Any future deterioration of the South Korea and global economy could adversely affect AGRL’s business, financial condition and results of operations.
•	Regulatory or governmental policies that affect the Jeju gaming industry could change. The Jeju government could grant additional rights to conduct gaming in the future, which could significantly increase the competition in Jeju’s gaming industry and might negatively impact AGRL’s VIP gaming promoters’ revenues and market share.
•	The number of visitors to Jeju, particularly visitors from neighboring cities and mainland China, may decline or travel to Jeju may be disrupted.
•	Jeju’s transportation infrastructure may not be adequate to support the development of Jeju’s gaming industry.
•	Currency restrictions could be imposed and exchange rates could change.
•	AGRL’s VIP gaming promoters may face labor shortages in the future which could limit their ability to effectively promote their gaming and gaming-related operations.
•	An increase in the level of tensions or an outbreak of hostilities between North Korea and the United States or the Republic of South Korea could adversely affect travel to Jeju.

Risks Related to CS China and the Acquisition and
the Securities of CS China Following the Acquisition

CS China may proceed with the acquisition even if all or a substantial number of the holders of Public Shares vote on the acquisition proposal and exercise their redemption rights or if it is required, in order to facilitate approval of the acquisition proposal, to purchase, directly or indirectly, Public Shares from holders who have voted against, or have indicated their intention to vote against, the acquisition proposal, so long as the holders of 40% or fewer of the Public Shares do not vote against the acquisition proposal and elect to redeem their shares for cash. In such event, a large portion of the funds in the trust account established by CS China in connection with its IPO for the benefit of the holders of the Public Shares may be used to pay redeeming shareholders or for the purchase, directly or indirectly, of Public Shares. Also, as a result of such redemptions and purchases, the number of beneficial holders of CS China’s securities may be reduced to a number that may preclude the quotation, trading or listing of CS China’s securities other than on the OTC BB. CS China may also have to arrange for third party investment or financing to help fund the acquisition and provide working capital.

CS China may proceed with the acquisition even if all or a substantial number of the holders of Public Shares vote on the acquisition proposal and exercise their redemption rights or if it is required, in order to facilitate approval of the acquisition proposal, to purchase, directly or indirectly, Public Shares from holders who have voted against, or have indicated their intention to vote against, the acquisition proposal. In such event, CS China will be required to use all or a substantial portion of its cash in the trust account to pay for such redemptions and purchases. As a consequence of such redemptions and purchases,

•	the funds in CS China’s trust account that are so used will not be available to CS China or AGRL after the acquisition and the actual amount of such funds that CS China may retain for its own use will be diminished; and
•	the public “float” of CS China’s ordinary shares may be reduced and the number of beneficial holders of CS China’s securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of CS China’s securities on Nasdaq or any national securities exchange.

Furthermore, because it will not know how many shareholders may exercise such redemption rights or would sell their shares, CS China may need to arrange for third party investment or financing to help fund the acquisition and provide working capital. No steps have yet been taken to secure investment or financing. CS China cannot assure you that it will be able to obtain such investment or financing on terms favorable to it or at all. However, CS China will not be able to proceed with the acquisition if the holders of 40% or more of the Public Shares vote against the acquisition proposal and elect to redeem their Public Shares for cash.

CS China will issue ordinary shares to complete the acquisition of AGRL. Issuance of such ordinary shares will reduce the equity interest of CS China’s other shareholders and will cause a change in control of CS China’s ownership. The ownership by Spring Fortune of a majority of the outstanding ordinary shares of CS China after the acquisition will enable it to control the management and business decisions of the post-acquisition company.

CS China’s amended and restated memorandum and articles of association authorizes the issuance of up to 50,000,000 ordinary shares, of a par value of $.0001 per share, and 1,000,000 preferred shares, of a par value of $.0001 per share. CS China will issue 14,560,000 additional ordinary shares to Spring Fortune in connection with the acquisition of AGRL, not including up to 19,316,000 shares that are issuable upon AGRL meeting certain incentive targets. In addition, certain advisors to CS China will receive ordinary shares as part of their compensation. As a result, upon the closing of the acquisition, Spring Fortune will own approximately 59% of the ordinary shares of CS China that will be then issued and outstanding (assuming no redemptions or purchases by CS China). At the time of the closing, assuming that all of the directors that are nominated for election under the director election proposal are elected, four of the seven directors will be designees of Spring Fortune and all of AGRL’s senior management will be persons who are presently affiliated with Spring Fortune. The ownership of the majority of the outstanding ordinary shares of CS China by Spring Fortune will enable it to elect all of the directors at elections held thereafter and, through such directors, continue to employ and elect persons of its choice to manage the company’s business and operations. Consequently, such issuance:

•	will significantly reduce your equity interest in CS China;
•	will cause a change in control, which may affect, among other things, CS China’s ability to use CS China’s net operating loss carry forwards, if any;
•	may adversely affect prevailing market prices for CS China’s ordinary shares.

The value of your investment in CS China may decline if any of these events occur.

CS China has not obtained an opinion from an unaffiliated third party as to the fair market value of the AGRL or that the price it is paying for the business is fair to it or its shareholders.

CS China has not obtained an opinion from an unaffiliated third party either that AGRL has a fair market value in excess of 80% of its net assets or that the price it is paying for AGRL is fair to it and its shareholders. As no opinion has been or will be obtained, the CS China shareholders must rely on the judgment of the CS China board of directors with respect to such matters.

The financial information of AGRL and AGRL’s VIP gaming promoters included in this proxy statement is not necessarily indicative of their future performance.

The financial information of AGRL and AGRL’s VIP gaming promoters included in this proxy statement is not indicative of future financial results. The results of future periods are likely to be materially different as a result of:

•	the additional costs associated with being a public company; and

•	the pace of growth of AGRL’s and AGRL’s VIP gaming promoters’ business in the future, which is likely to differ from the historical growth reflected in their financial information.

As a result of CS China’s status as a foreign private issuer, the publicly disseminated information about it may be limited.

In accordance with the rules applicable to foreign private issuers, CS China is exempt from certain requirements under the Securities and Exchange Act of 1934 (“Exchange Act”) relating to the furnishing and content of proxy statements and certain periodic reports. As a result, the publicly disseminated information available to its shareholders and others may not be as extensive as would be required if it did not have such status.

If CS China is unable to effect a business combination and is forced to liquidate, the holders of its Public Shares will receive less than $6.00 per share and CS China’s warrants will expire worthless.

If CS China does not complete the acquisition by the applicable liquidation date, its amended and restated memorandum and articles of association provides that it will automatically liquidate and, as part of this process, will distribute to all holders of Public Shares, in proportion to the number of Public Shares held by them, an aggregate sum equal to the amount in the trust account plus any remaining net assets. In such circumstances, the per-share liquidation distribution will be less than $6.00 because of the expenses of CS China’s IPO, its general and administrative expenses and the costs of seeking a business combination. Furthermore, there will be no distribution with respect to its outstanding warrants which will expire worthless if it liquidates before the completion of a business combination.

Exercise of registration rights held by holders of CS China’s ordinary shares issued prior to CS China’s IPO could reduce the market price of CS China’s ordinary shares.

The holders of CS China’s ordinary shares issued prior to its IPO are entitled to demand that CS China register the resale of their shares and shares underlying their units and warrants at any time after they are released from escrow. If such shareholders exercise their registration rights with respect to all of their shares, there will be an additional 1,380,000 ordinary shares eligible for trading in the public market. In addition, in connection with the acquisition, CS China will issue 14,560,000 ordinary shares to Spring Fortune plus an additional 19,316,000 ordinary shares if incentive targets are met. It will also issue certain of its advisors an additional 315,500 shares. The presence of these additional shares when they become eligible for sale in the public market may reduce the market price of CS China’s ordinary shares.

Because CS China has no present plans to pay dividends on its ordinary shares, shareholders will benefit from an investment in CS China’s ordinary shares only if the shares appreciate in value.

CS China has never declared or paid any cash dividends on its ordinary shares. Following the acquisition, CS China currently intends to retain all future earnings, if any, for use in the operations and expansion of the business until such time as it has sufficient cash flow to do so. As a result, CS China does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of CS China’s board of directors and will depend on factors CS China’s board of directors deems relevant, including among others, CS China’s results of operations, financial condition and cash requirements, business prospects, and the terms of CS China’s credit facilities and other financing arrangements. Accordingly, until such time as CS China’s board of directors may declare dividends, realization of a gain on shareholders’ investments will depend on the appreciation of the price of CS China’s ordinary shares. There is no guarantee that CS China’s ordinary shares will appreciate in value.

CS China’s securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on the Nasdaq market or other stock exchanges.

CS China’s securities are quoted on the Over-the-Counter Bulletin Board (“OTC BB”), an automated inter-dealer quotation system. Quotation of CS China’s securities on the OTC BB will limit the liquidity and price of its securities more than if the securities were quoted or listed on Nasdaq. It is not expected that CS China will meet the requirements to have its ordinary shares listed on Nasdaq or another stock exchange until some time after the closing of the acquisition, if at all.

As CS China is effecting its initial business combination with a company located outside of the United States, CS China will be subject to a variety of additional risks that may negatively impact CS China’s operations. In addition, the laws applicable to AGRL will likely govern all of CS China’s material agreements and CS China may not be able to enforce CS China’s legal rights.

Because AGRL is a Hong Kong company operating in Macau and South Korea, CS China will be subject to special considerations or risks associated with companies operating outside of the United States, including some or all of the following:

•	rules and regulations or currency conversion or corporate withholding taxes on individuals;
•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;
•	currency fluctuations and exchange controls;
•	challenges in collecting accounts receivable;
•	cultural and language differences; and
•	employment regulations.

If CS China were unable to adequately address these additional risks, CS China’s operations might suffer.

In addition, the laws of Hong Kong, Macau or South Korea will likely govern almost all of the material agreements relating to its operations. CS China cannot assure you that AGRL will be able to enforce any of its material agreements or that remedies will be available in such jurisdictions. The systems of laws and the enforcement of existing laws in such jurisdictions may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of CS China’s future agreements could result in a significant loss of business, business opportunities or capital. Also, substantially all of CS China’s assets will be located outside of the United States and most of CS China’s officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon CS China’s directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of CS China’s directors and officers under U.S. federal securities laws.

Failure to complete the acquisition could reduce the market price of CS China’s ordinary shares and may make it more difficult for CS China to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing some investors to experience a loss on their investment.

If the acquisition is not completed for any reason, CS China may be subject to a number of material risks, including:

•	The market price of its ordinary shares may decline if the current market price of its ordinary shares reflects a market assumption that the acquisition will be consummated;
•	Costs related to the acquisition, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the acquisition is not completed; and
•	Charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed acquisition, together with the history of failure in consummating an acquisition, may make it more difficult for CS China to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, which could cause investors to experience a loss on their investment.

It should be noted that if the acquisition is not completed and CS China doesn’t enter into a letter of intent, agreement in principle or definitive agreement with respect to another business combination by February 15, 2010, which is very unlikely, CS China will be required to liquidate and dissolve in accordance with its amended and restated memorandum and articles of association and Cayman Islands law.

CS China’s shareholders may be held liable for claims by third parties against CS China to the extent of distributions received by them.

If CS China is unable to consummate a business combination in accordance with the time requirements of its amended and restated memorandum and articles of association, its purpose and powers will be limited to liquidating and dissolving. Upon notice from CS China’s liquidator, the trustee of the trust account will distribute the amount in CS China’s trust account to CS China’s public shareholders as part of CS China’s plan of liquidation and distribution. Concurrently, CS China will pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although CS China cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, the Guarantors have agreed that they will be liable (on a pro rata basis relative to the number of initial shares owned by them prior to the completion of the acquisition) to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CS China for services rendered or contracted for or products sold to CS China.

The liquidation would be conducted in accordance with its amended and restated memorandum and articles of association and the voluntary liquidation procedure under the Companies Law (2009 Revision) and the Companies Winding Up Rules 2009 of the Cayman Islands. In such a situation, a liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette, although in practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. CS China anticipates the trust account would be liquidated shortly following expiration of the 21 day period. However, CS China cannot guarantee that the liquidator will not consider that they require additional time to advertise for creditors and/or adjudicate or finally determine any creditor claims, which may delay part or all of the distribution to holders of Public Shares. As soon as the affairs of the company are fully wound-up, the liquidator must present his final report and accounts before a final general meeting which must be called by a public notice at least 21 days before it takes place. After the final meeting, the liquidator must make a return to the Cayman Islands Registrar of Companies confirming the date on which the meeting was held and three months after the date of such filing the company is dissolved.

CS China’s placement of funds in trust may not protect those funds from third party claims against it. Although CS China has sought to have vendors, potential target businesses, consultants or other entities with which CS China does business execute valid and enforceable agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CS China’s public shareholders, not all have executed such agreements. Those parties who have not entered into such agreements may have claims they will attempt to assert and those who have may claim that the waiver is unenforceable or assert claims based on fraudulent inducement, breach of fiduciary responsibility or other similar claims. Nor is there any guarantee that, even if such entities have executed such agreements with CS China, they will not seek recourse against the trust account. A court could also conclude that such agreements are not legally enforceable. Accordingly, the proceeds held in trust could be subject to claims which, if such claims were valid, would take priority over those of CS China’s public shareholders.

Additionally, in any liquidation proceedings of the company under Cayman Islands’ law, the funds held in CS China’s trust account may be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any such claims deplete the trust account, CS China cannot assure you it will be able to return to its public shareholders the liquidation amounts payable to them. Furthermore, in certain limited circumstances, a liquidator of the company might seek to hold a shareholder liable to contribute to CS China’s estate to the extent of distributions received by them pursuant to the dissolution of the trust account beyond the date of dissolution of the trust account. Additionally, CS China cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by CS China. Furthermore, CS China’s board of directors may be viewed as having breached their fiduciary duties to CS China’s creditors and/or may have acted in bad faith, and thereby exposing itself and CS China to claims for having paid public shareholders from the trust account prior to addressing the claims of creditors. CS China cannot assure you that claims will not be brought against CS China’s public shareholders and/or directors for these reasons.

If CS China becomes insolvent or a petition for involuntary liquidation is filed against it which is not dismissed, the proceeds held in the trust account will be subject to applicable Cayman Islands’ insolvency law and may be included in CS China’s estate and subject to the claims of third parties with priority over the claims of CS China’s shareholders. Furthermore, because CS China intends to distribute proceeds held in the trust account to its public shareholders promptly after the approval of the proposal to acquire AGRL and the proposals to amend CS China’s amended and restated memorandum and articles of association, this may be viewed or interpreted as giving preference to CS China’s public shareholders over any potential creditors with respect to access to or distributions from CS China’s assets. Furthermore, the CS China Board of Directors may be viewed as having breached its fiduciary duties to CS China and/or may have acted in bad faith, and thereby exposing themselves and, in certain limited circumstances, its members to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. CS China cannot assure you that claims will not be brought against its public shareholders and/or directors for these reasons.

CS China has not had business operations and AGRL has not operated as a public company. Fulfilling the combined company’s obligations incident to being a public company after completing the acquisition will be expensive and time consuming.

Each of CS China, as a company without business operations, and AGRL, as a private company, has maintained relatively small finance and accounting staffs. Neither CS China nor AGRL currently has an internal audit group. Although CS China has maintained disclosure controls and procedures and internal control over financial reporting as required under the U.S. federal securities laws with respect to its very limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to businesses such as AGRL with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, the combined company will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on the combined company’s finance and accounting staff and on its financial, accounting and information systems, and increase its insurance, legal and financial compliance costs. The combined company may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

CS China’s directors and officers have interests in the acquisition that are different from yours, because if the acquisition is not approved, their shares may become worthless. This may influence when determining matters relating to the consummation of the acquisition.

In considering the recommendation of CS China’s Board of Directors to vote to approve the acquisition, you should be aware that CS China’s directors, officers and initial shareholders have agreements or arrangements that provide them with interests in the acquisition that differ from, or are in addition to, those of CS China shareholders generally. The CS China Pre-IPO Holders, including CS China’s directors and officers, are not entitled to receive any of the funds that would be distributed upon liquidation of the trust account with respect to shares acquired prior to CS China’s IPO. Therefore, if the acquisition is not approved and CS China is forced to liquidate and dissolve, the 1,380,000 shares purchased by the CS China Pre-IPO Holders or their transferors (“Founders’ Shares”) and the 3,608,000 warrants sold concurrently with CS China’s IPO (“Founders’ Warrants”) will become worthless. Also, Chien Lee and James R. Preissler, who are executive officers and directors of CS China, have made loans to CS China to fund its operations prior to the consummation of the acquisition, which would not be repaid if the acquisition is not consummated. The personal and financial interests of directors and officers also may have influenced their motivation in identifying and selecting a target business and in timely completion of a business combination.

The exercise of CS China’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes to the terms of the acquisition or waivers of conditions are appropriate and in the best interests of CS China.

In the period leading up to the closing of the acquisition, events may occur that, pursuant to the purchase agreement, would cause CS China to agree to amend the purchase agreement, to consent to certain actions taken by AGRL or Spring Fortune or to waive rights that CS China is entitled to under the purchase agreement. Such events could arise because of a request by AGRL to undertake actions that would otherwise be prohibited by the terms of the purchase agreement or the occurrence of other events that would have a material adverse effect on AGRL’s business and would entitle CS China to terminate the purchase agreement. In any of such circumstances, it would be discretionary on CS China, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for CS China and what he may believe is best for himself in determining whether or not to take the requested action. CS China will issue a press release and file a Report of Foreign Private Issuer on Form 6-K to disclose any changes to the terms of the transaction that would have a material impact on its shareholders.

Persons who purchased their units in the IPO may have rights to rescind their purchases and assert a claim for damages therefor against CS China and the former directors and officers of CS China.

CS China’s IPO prospectus did not disclose that funds in its trust account might be used to redeem Public Shares from holders who vote in favor of the acquisition proposal or, directly or indirectly, to purchase Public Shares from holders who have indicated their intention to vote against the acquisition and seek redemption of their shares to cash (as CS China may contemplate doing). Consequently, each person who purchased Public Shares in the IPO and still held such shares upon learning of these facts may seek rescission of the purchase of the units he acquired in the IPO (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or bring an action for damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Accordingly, each person who purchased Public Shares in the IPO and still held such shares upon learning of these facts may have securities law or common law claims against CS China for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

If CS China shareholders fail to vote on the acquisition proposal or fail to deliver their shares in accordance with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their Public Shares. Furthermore, CS China requires shareholders who wish to redeem their Public Shares in connection with the acquisition to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

CS China shareholders holding Public Shares who affirmatively vote for or against the acquisition proposal may demand that CS China redeem their shares for a cash amount representing a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition. CS China shareholders who seek to exercise this redemption right must affirmatively vote on the acquisition proposal (either for or against), make such demand and deliver their Public Shares (either physically or electronically) to CS China’s transfer agent prior to the vote at the extraordinary general meeting. Any CS China shareholder who fails to vote on the acquisition proposal, make such demand or who fails to deliver his or her shares will not be entitled to redeem his or her shares for a pro rata portion of the trust account.

Shareholders who wish to redeem their Public Shares must either tender their share certificates to CS China’s transfer agent or deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at any time prior to the vote taken at the extraordinary general meeting relating to the acquisition. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and CS China’s transfer agent will need to act to facilitate this request. Shareholders should initiate a request to obtain physical share certificates from the transfer agent as soon as possible. CS China does not have any control over this process or over the brokers or DTC. While CS China has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than CS China anticipates for shareholders to deliver their Public Shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares.

See the section entitled “The Acquisition Proposal — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares.

CS China’s share price could fluctuate and could cause you to lose a significant part of your investment.

Following consummation of the acquisition, the market price of CS China’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;
•	fluctuations in its financial results or the financial results of companies perceived to be similar to it;
•	changes in market valuations of similar companies;
•	general economic conditions;
•	terrorist acts;
•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•	future sales of its ordinary shares;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving CS China, AGRL or AGRL’s general industry; and
•	additions or departures of AGRL’s key personnel.

If CS China has not conducted an adequate due diligence investigation of AGRL, CS China may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on CS China’s financial condition, results of operations and the price of CS China’s securities, which could cause you to lose some or all of your investment.

CS China has conducted a due diligence investigation of AGRL. However, CS China cannot assure you that this diligence has revealed all material issues that may affect AGRL, or that factors outside the control of AGRL and outside of CS China’s control will not later arise. If CS China’s diligence failed to identify issues specific to AGRL or the industry environment in which it operates, CS China may be forced to later write-down or write-off assets, restructure CS China’s operations, or incur impairment or other charges that could result in CS China’s reporting losses. Even though these charges may be non-cash items and not have an immediate impact on CS China’s liquidity, the fact that CS China reports charges of this nature could contribute to negative market perceptions about CS China or CS China’s ordinary shares.

CS China’s completion of its business combination with only a single entity will cause CS China to be solely dependent on a single business.

By consummating an initial business combination with only a single entity, CS China’s lack of diversification may subject it to numerous economic, competitive and regulatory developments. Further, CS China will not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Any or all of these developments may have a substantial adverse impact upon the industry in which CS China will operate.

You will not be able to exercise your warrants if an effective registration statement is not in place when you desire to do so.

No public warrant will be exercisable and CS China will not be obligated to issue ordinary shares unless, at the time a holder seeks to exercise such public warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current. Under the terms of the warrant agreement, CS China will be required to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that CS China will be able to do so, and if it does not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants. Additionally, CS China will have no obligation to settle the warrants for cash or “net cash settle” any warrant exercise. Accordingly, if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $6.00 for a unit in CS China’s IPO and who did not sell the warrant included in the unit would have effectively paid $6.00 for one CS China ordinary share.

An investor will only be able to exercise a warrant if the issuance of CS China ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable by a warrant holder and CS China will not be obligated to issue ordinary shares unless the ordinary shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. If a warrant holder is unable to exercise his warrants in a particular state, he may be forced to sell his warrant and therefore lose out of the benefit of purchasing CS China shares. Furthermore, the price he receives for his warrant may not equal the difference between the exercise price and the share price.

CS China’s outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution CS China’s shareholders.

Outstanding redeemable warrants to purchase an aggregate of 14,648,000 CS China ordinary shares will become exercisable after the consummation of the acquisition. These warrants likely will be exercised only if the $5.00 per share exercise price is below the market price of CS China’s ordinary shares. To the extent such warrants are exercised, additional shares of CS China’s ordinary shares will be issued, which will result in dilution to CS China’s shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of CS China’s ordinary shares.

CS China’s management’s ability to require holders of its warrants to exercise such warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If CS China calls its warrants for redemption after the redemption criteria described in the prospectus for CS China’s IPO have been satisfied, CS China’s management will have the option to require any holder that wishes to exercise his warrant to do so on a “cashless basis.” If CS China’s management chooses to require holders to exercise their warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in CS China.

FORWARD-LOOKING STATEMENTS

CS China and AGRL believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

CS China and AGRL believe it is important to communicate their expectations to their respective securityholders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by CS China or AGRL in such forward-looking statements, including among other things:

•	CS China’s ability to complete its initial business combination within the specified time limits;
•	the number and percentage of CS China’s shareholders voting against the acquisition proposal and seeking redemption of their Public Shares;
•	the potential liquidity and trading of CS China’s public securities;
•	general economic, market and business conditions of China and South Korea (and to a certain extent, of the world);
•	the commercial performance of the AGRL’s gaming operations;
•	changes or volatility in foreign exchange rates, equity prices or other rates or prices;
•	the effects of competition in the gaming industry on the demand for and net-win of AGRL’s table games;
•	various business opportunities that the management may pursue;
•	changes in the regulatory policies in relation to the gaming industry in Macau and Jeju;
•	certain statements in the financial statements and other financial information included in this proxy statement are forward-looking statements;
•	AGRL’s projected operating results;
•	AGRL’s understanding of its competition; and
•	market trends in AGRL’s industry or the general economy.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of CS China, AGRL or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, CS China and AGRL undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the acquisition proposal or any of the other proposals, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect CS China and/or AGRL.

EXTRAORDINARY GENERAL MEETING OF CS CHINA SHAREHOLDERS

General

CS China is furnishing this proxy statement to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of CS China shareholders to be held on February 2, 2010, and at any adjournment or postponement thereof. This proxy statement is first being furnished to CS China shareholders on or about January 19, 2010 in connection with the vote on the proposals described herein. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of shareholders will be held on February 2, 2010, at 10:00 a.m., Eastern Time. The meeting will be held at the offices of Graubard Miller, CS China’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the CS China Extraordinary General Meeting

At the extraordinary general meeting of shareholders, CS China will ask holders of its ordinary shares to:

•	consider and vote upon a proposal to approve by special resolution, to be effective immediately upon consummation of the acquisition, amendments to Articles 21, 170 and 171 of the amended and restated memorandum and articles of association of CS China, all as described in the section entitled “The Primary Charter Amendment Proposal;”
•	consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of October 6, 2009, as amended on November 10, 2009, December 9, 2009 and January 11, 2010, among CS China, AGRL and Spring Fortune, which, among other things, provides for the acquisition by CS China of all of the outstanding capital stock of AGRL for a total consideration of 14,560,000 ordinary shares of CS China plus up to 19,316,000 additional shares if certain incentive income targets are met (the acquisition proposal);
•	consider and vote upon a proposal to approve by special resolution, to be effective immediately upon consummation of the acquisition, the change of name of CS China from “CS China Acquisition Corp.” to “Asia Entertainment & Resources Ltd.” (the name change proposal);
•	consider and vote upon a proposal to approve by ordinary resolution, by special resolution, to be effective immediately upon consummation of the acquisition, an increase in the authorized share capital of CS China from US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each to US$20,115 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each (the capital increase proposal);
•	consider and vote upon proposals to approve by special resolution (i) an amendment to the amended and restated memorandum and articles of association of CS China to change the existing quorum requirements, and (ii) the amendment and restatement of the amended and restated memorandum and articles of association to reflect the foregoing (the additional charter amendment proposals);
•	elect seven (7) directors to CS China’s board of directors effective upon the closing of the acquisition, of whom two (2) will serve until the annual general meeting to be held in 2011, two (2) will serve until the annual general meeting to be held in 2012 and three (3) will serve until the annual general meeting to be held in 2013 and, in each case, until their successors are elected and qualified (the director election proposal); and
•	consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, CS China is not authorized to consummate the acquisition (the shareholder adjournment proposal).

Recommendation of CS China Board of Directors

CS China’s board of directors:

•	has unanimously determined that each of the proposals is fair to and in the best interests of CS China;
•	has unanimously approved each of the proposals;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the primary charter amendment proposal;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the acquisition proposal;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the name change proposal;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the capital increase proposal;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the additional charter amendment proposals;
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the directors nominated for election pursuant to the director election proposal; and
•	unanimously recommends that holders of CS China’s ordinary shares vote “FOR” the shareholder adjournment proposal.

Record Date; Who is Entitled to Vote

CS China has fixed the close of business on January 13, 2010, as the “record date” for determining CS China shareholders entitled to notice of and to attend and vote at its extraordinary general meeting. As of the close of business on January 13, 2010, there were 6,900,000 ordinary shares of CS China outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the extraordinary general meeting of shareholders.

Pursuant to agreements with CS China, all Founders’ Shares will be voted by the CS China Pre-IPO Holders on the acquisition proposal in accordance with the majority of the votes cast at the extraordinary general meeting of shareholders on such proposal by the holders of the Public Shares. Accordingly, the vote of such Founders’ Shares will not affect the outcome of the vote on the acquisition proposal.

Quorum

The presence, in person or by proxy, of the holder or holders entitled to exercise more than 50% of the voting rights of all of the outstanding ordinary shares constitutes a quorum at the extraordinary general meeting of shareholders.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CS China but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The shares represented by such proxies will not be treated as shares entitled to vote on the matter as to which the proxy holder abstains or authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the acquisition proposal. Since a shareholder must affirmatively vote on the acquisition proposal to have redemption rights, holders of Public Shares who fail to vote or who abstain from voting may not exercise their redemption rights. See the information set forth below under “Redemption Rights.”

Vote of CS China’s Shareholders Required

The acquisition proposal must be approved by the holders of a majority of the outstanding Public Shares that are present in person or by proxy and entitled to vote at the extraordinary general meeting (provided that

CS China shall not consummate the acquisition if the holders of 40% or more of the Public Shares vote against the acquisition proposal and exercise their redemption rights). You cannot seek redemption of your Public Shares unless you affirmatively vote on (either for or against) the acquisition proposal.

The primary charter amendment proposal, the name change proposal and each of the additional charter amendment proposals must each be approved by the holders of two-thirds of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting.

The capital increase proposal, the director election proposal and, if presented, the shareholder adjournment proposal must each be approved by the holders of a majority of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not considered votes on the proposals and will have no effect on the proposals. If the acquisition proposal is not approved, the other proposals, including the director election proposal, will not be presented to the shareholders for a vote.

Voting Your Shares

Each ordinary share of CS China that you own in your name entitles you to one vote at the extraordinary general meeting of shareholders. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares of CS China at the extraordinary general meeting:

•	You may submit a proxy electronically or by telephone if you hold your securities in “street name.” Shareholders who hold their securities through a broker or bank will have the option to authorize their proxies to vote their securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods.
•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CS China’s board “FOR” all of the proposals. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•	You Can Attend the Extraordinary General Meeting and Vote in Person. CS China will give you a ballot when you arrive. However, if your shares or warrants are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way CS China can be sure that the broker, bank or nominee has not already voted your shares or warrants.

If you have any questions regarding how to vote, please contact Morrow & Co., LLC, CS China’s proxy solicitor, at (800) 662-5200.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify James R. Preissler, CS China’s secretary, in writing before the extraordinary general meeting that you have revoked your proxy; or
•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions about Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your CS China ordinary shares, you may call Morrow & Co., LLC, CS China’s proxy solicitor, at (800) 662-5200, or James R. Preissler, CS China’s Secretary, at 646-383-4832.

Proxy Solicitation Costs

CS China is soliciting proxies on behalf of its board of directors. All solicitation costs will be paid by CS China. This solicitation is being made by mail but also may be made by telephone or in person. CS China and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

CS China has hired Morrow & Co., LLC to assist in the proxy solicitation process. It will pay that firm a fee of $30,000 plus disbursements. Such payments will be made from non-trust account funds.

CS China will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CS China will reimburse them for their reasonable expenses.

No Additional Matters May Be Presented at the Extraordinary General Meeting of Shareholders

The extraordinary general meeting of shareholders has been called only to consider the approval of the primary charter amendment proposal, the acquisition proposal, the name change proposal, the capital increase proposal, the additional charter amendment proposals, the director election proposal and, if presented, the shareholder adjournment proposal. Under CS China’s amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the extraordinary general meeting of shareholders, no other matters may be considered at the extraordinary general meeting if they are not included in the relevant notice convening the meeting. An adjournment or postponement of one of the extraordinary general meeting may occur to solicit additional votes if the shareholder adjournment proposal is presented and approved.

Redemption Rights

If the primary charter amendment proposal is approved, CS China’s shareholders holding Public Shares on the record date who affirmatively vote their Public Shares either for or against the acquisition proposal and demand that such Public Shares be redeemed for a cash amount representing a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the acquisition, will be able to have such Public Shares redeemed if the demand is properly made and the acquisition is consummated.

CS China shareholders who seek to exercise this redemption right (“redeeming shareholders”) must affirmatively vote either for or against the acquisition proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding redemption must deliver their Public Shares (either physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to CS China’s transfer agent up to the vote at the meeting. CS China has set a record date of January 13, 2010 for the extraordinary general meeting of shareholders. CS China expects to distribute paper copies of the definitive proxy materials to its shareholders of record on or about January 19, 2010 and estimates that copies of the proxy materials will be delivered by the representative of the record holders to an overnight courier service no more than 5 business days thereafter and will be received by the shareholders one day after delivery to the courier.

Accordingly, holders of Public Shares must act promptly to obtain a certificate if they intend to comply with the redemption requirements by physically delivering their Public Shares to CS China’s transfer agent. As the delivery process can be accomplished by the shareholder, whether he is a holder of record or holds his Public Shares in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting, or having his broker request, delivery of his Public Shares through the DWAC System, it is believed that this time period is sufficient for a typical investor. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with the above referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45 per transaction and it would be up to the broker whether or not to pass this cost on to the redeeming holder. This fee may discourage shareholders from seeking to exercise their redemption rights and may make it more beneficial for such shareholders to try to sell their Public Shares in the open market.

If the holders of 40% (2,208,000) or more Public Shares vote against the acquisition proposal and properly demand redemption of their Public Shares, CS China will not be able to consummate the acquisition.

The closing bid price of CS China’s ordinary shares on January 13, 2010 (the record date for the CS China extraordinary general meeting) was $5.70. The cash held in the trust account on December 31, 2009 was $32,899,000 ($5.96 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of CS China’s ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CS China cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CS China’s securities when CS China’s shareholders wish to sell their Public Shares.

If you exercise your redemption rights, then you will be redeeming your ordinary shares of CS China for cash and will no longer own those shares, which will be canceled. You will be entitled to receive cash for these shares only if you affirmatively vote either for or against the acquisition proposal, properly demand redemption, and deliver your share certificate (either physically or electronically) to CS China’s transfer agent up to the vote at the extraordinary general meeting. If CS China is unable to complete the acquisition or another business combination by the applicable liquidation date, its amended and restated memorandum and articles of association provides that it must be automatically liquidated and dissolved and the holders of Public Shares will receive an amount equal to the amount of funds in the trust account as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution, divided by the number of Public Shares. Although both the per share liquidation price and the per share redemption price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be less than the amount such a holder would have received had it demanded redemption of its Public Shares in connection with the acquisition because CS China may incur expenses it otherwise would not incur if CS China consummates the acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. The Guarantors will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by CS China for services rendered or products sold to it. While CS China has no reason to believe that such persons will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to CS China — Liquidation If No Business Combination” for additional information.

Appraisal and Dissenters’ Rights

Shareholders of CS China do not have appraisal rights or dissenters’ rights in connection with the acquisition under Cayman Islands law.

CS China Pre-IPO Holders and Founders’ Shares

As of January 13, 2010, the record date for the CS China extraordinary general meeting, the CS China Pre-IPO Holders beneficially owned and were entitled to vote 1,380,000 Founders’ Shares. The Founders’ Shares constituted 20% of the outstanding CS China ordinary shares immediately after the IPO. In connection with CS China’s IPO, CS China entered into agreements with each of the CS China Pre-IPO Holders or their transferors pursuant to which each CS China Pre-IPO Holder is obligated to vote Founders’ Shares on the acquisition proposal in accordance with the majority of the votes cast by the holders of Public Shares. The Founders’ Shares have no rights to receive liquidation proceeds from the trust account and will be worthless if no business combination is effected by CS China. In connection with the IPO, the CS China Pre-IPO Holders placed their Founders’ Shares in escrow with Continental Stock Transfer & Trust Company and agreed that they would not sell the Founders’ Shares until the earlier of twelve months after a business combination or CS China’s liquidation, subject to earlier release within such twelve month period if CS China consummates a subsequent liquidation, acquisition, share exchange or other similar transaction that results in all of CS China’s shareholders having the right to exchange their shares for cash, securities or other property. For a more detailed description of the interests of the CS China Pre-IPO Holders, see the section entitled “The Acquisition Proposal — Interests of CS China’s Directors and Officers and Others in the Acquisition.”

No CS China Pre-IPO Holder has purchased any ordinary shares of CS China in the open market as of the date hereof. If any of them believes it would be desirable for them or their affiliates to purchase shares in advance of the extraordinary general meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the proposals, the number of shares for which redemption may be requested and the financial resources available to such prospective purchasers. Any additional shares purchased by the CS China Pre-IPO Holders or their affiliates will be voted by them in favor of the acquisition and the other proposals.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CS China or its securities or pursuant to agreements between the buyer and seller of such securities in a form that would not violate insider trading rules, CS China, the CS China Pre-IPO Holders, AGRL, Spring Fortune and their affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or such persons, other than CS China and AGRL, may enter into transactions with such persons and others to provide them with incentives to acquire CS China’s securities or vote their securities in favor of the acquisition proposal and the other proposals. (In the case of CS China, such arrangements would be conditional upon, and could only be effected following, shareholder approval of the primary charter amendment proposal and consummation of the acquisition.) The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the acquisition proposal are voted in its favor, that holders of fewer than 40% of the Public Shares vote against the acquisition proposal and demand redemption of their Public Shares for cash where it appears that such requirements would otherwise not be met and that the other proposals are approved.

If such transactions are effected, the consequence could be to cause the acquisition and the other proposals to be approved in circumstances where such approvals could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the acquisition proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 40% or more of the Public Shares will vote against the acquisition proposal and exercise their redemption rights.

As of the date of this proxy statement, no such discussions have been held and no agreements to such effect have been entered into with any such investor or holder. CS China will file a Report of Foreign Private Issuer on Form 6-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the acquisition proposal or the other proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

It is possible that the extraordinary general meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meetings, it appears that the requisite vote will not be obtained or that the limitation on redemption will be exceeded, assuming that a shareholder adjournment proposal is presented and approved.

Founders’ Warrants

Concurrently with the closing of its IPO, CS China consummated the sale of an aggregate of the 3,608,000 Founders’ Warrants at $0.50 per Founders’ Warrant (for an aggregate purchase price of $1,804,000) in a private placement. The Founders’ Warrants have the same terms and conditions as apply to the warrants sold in the IPO.

THE PRIMARY CHARTER AMENDMENT PROPOSAL

CS China's board of directors has approved and is submitting a proposal to CS China’s shareholders to approve by special resolution certain amendments to Article 171 of CS China's amended and restated memorandum and articles of association, to be effective immediately upon consummation of the acquisition, to allow holders of Public Shares who vote for the acquisition proposal and properly elect to redeem their Public Shares for cash and holders whose Public Shares are purchased by CS China pursuant to Article 21, as proposed to be amended, to also be entitled to receive distributions from the trust account. Presently, Article 171 provides that holders of Public Shares may receive distributions from the trust account only upon liquidation of CS China or if they vote against a business combination, such as the acquisition, pursuant to Article 169 and seek redemption pursuant to Article 168.

In conjunction with the proposed amendment to Article 171, CS China's board of directors has also approved and is submitting a proposal to CS China’s shareholders to approve by special resolution certain amendments to Article 21 of CS China's amended and restated memorandum and articles of association, to be effective immediately upon consummation of the acquisition, to allow CS China to purchase any share listed on a Designated Stock Exchange including the Over-the Counter Bulletin Board, the National Market System or the Capital Market of the Nasdaq Stock Market, Inc., the American Stock Exchange or the New York Stock Exchange without shareholder approval in the limited circumstances more particularly described in the amendments to Article 21 as shown in Annex E. The maximum number of publicly traded shares which may be repurchased shall be equal to the number of issued and outstanding shares of CS China less one share and shall be effected at such time and such price and other terms as determined and agreed between CS China's Board in its sole discretion and the selling shareholder. In addition, these amendments would authorize CS China to purchase any share not listed on a Designated Stock Exchange in accordance with the notice procedures set forth in amended and restated memorandum and articles of association. In either case, CS China must be able to pay its debts as they fall due in the ordinary course of business and be solvent immediately before and after the date on which the relevant payment in respect of the repurchase transaction is proposed to be made. Article 21 presently provides that CS China may purchase its own shares only upon approval by ordinary resolution of the shareholders.

Through these mechanisms, CS China will be able to effectuate the redemption of Public Shares of holders who vote in favor of the acquisition proposal and of holders who agree to sell their Public Shares to CS China or to an “aggregator'' or other person with whom CS China would enter into a contract to purchase such shares. These mechanisms would also enable CS China to repurchase Founders’ Shares from the CS China Pre-IPO Holders to reduce their percentage ownership of Founders’ Shares to no more than 23.81% of the ordinary shares that will be outstanding after the acquisition if the holders of more than 20% of the Public Shares vote against the acquisition proposal and elect to have their Public Shares redeemed. The CS China board of directors believes that allowing such redemptions and purchases will increase the likelihood that the acquisition proposal will be approved.

In the judgment of the CS China's Board of Directors, the inclusion of a repurchase mechanism is desirable as CS China's amended and restated memorandum and articles of association currently do not provide authorization for CS China to repurchase its shares without obtaining prior shareholder approval. However, as disclosed elsewhere in this proxy statement, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CS China or its securities, CS China or the CS China Founders, and/or their respective affiliates, may negotiate arrangements to purchase Public Shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or CS China may enter into transactions with such persons and others to provide them incentives for acquiring Public Shares and voting such Public Shares in favor of the acquisition. It is contemplated that funds released from the trust account upon consummation of the acquisition may be used to purchase such Public Shares, provided the primary charter amendment proposal is approved. The board has determined that adopting a special resolution approving certain amendments to CS China's amended and restated memorandum and articles of association that provide for the authorization of CS China to purchase its shares in connection with the consummation of the acquisition without shareholder approval in limited circumstances, more particularly described in the amendments to Article 21 as shown in

Annex E, provides CS China flexibility that is commonly afforded to publicly traded entities with respect to opportunities which may arise to repurchase its shares and is in the best interests of CS China.

If the primary charter amendment proposal is approved, and the acquisition is approved and completed, any shareholder holding Public Shares may redeem those shares for cash if such holder voted those shares either for or against the acquisition proposal and in connection with voting such shares affirmatively elected the redemption of such shares. It is important to note that the primary charter amendment proposal, if approved, would not change the voting standard for an acquisition under CS China’s amended and restated memorandum and articles of association, in that the acquisition proposal will not be approved if 40% or more of the holders of Public Shares both vote against the transaction and elect to redeem their Public Shares.

If the primary charter amendment proposal is approved, and the acquisition is completed, to the extent holders of Public Shares redeem those shares for cash, there will be a corresponding reduction in the amount of funds available in the trust account of CS China following the acquisition, which will likely result in the working capital of CS China being substantially less than what would have been the case had redemption rights remained limited only to those holders of Public Shares who voted against the acquisition. In addition, as a result of redemptions that would otherwise not have occurred, CS China may have very few public shareholders, which could result in a significant impairment in a shareholder’s ability to buy and sell shares in the open market and the value of CS China generally. In addition, failure to meet the minimum number of holders required for listing could result in making it impossible for CS China to meet the listing standards for having its ordinary shares traded on the Nasdaq Stock Market or other national stock exchange, which could further adversely impact a shareholder’s ability to buy and sell shares. But, if extending the redemption right to holders of Public Shares who vote in favor of the acquisition proposal is not effected, the likelihood of the acquisition proposal not being approved will probably be greatly increased.

It is also proposed that Article 170 be amended, effective immediately upon closing of the acquisition, to correct a typographical omission by inserting the words “or thirty” immediately after the number “18” in the fifth line.

Required Vote

The primary charter amendment proposal must be approved by special resolution by the holders of two-thirds of all ordinary shares of CS China present in person and by proxy and entitled to vote at the extraordinary general meeting of shareholders. The text of the primary charter amendment proposal is set forth in Annex E.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR'' THE APPROVAL OF THE PRIMARY CHARTER AMENDMENT PROPOSAL.

THE ACQUISITION PROPOSAL

The discussion in this proxy statement of the acquisition and the principal terms of the purchase agreement by and among CS China, AGRL and Spring Fortune summarizes certain provisions of the purchase agreement. A copy of the purchase agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.

The Parties

CS China

CS China Acquisition Corp. was incorporated on September 24, 2007 to acquire one or more operating businesses that has its principal operations located in the People’s Republic of China through a share capital exchange, asset or share acquisition, plan of arrangement, recapitalization or other similar type of transaction. CS China’s amended and restated memorandum and articles of association provides that CS China must automatically liquidate unless it has consummated a business combination by the applicable liquidation date.

On August 15, 2008, CS China consummated its IPO of 4,800,000 units at $6.00 per unit. On August 21, 2008, CS China consummated the closing of and additional 720,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one ordinary share and two warrants, each entitling the holder to purchase one ordinary share at an exercise price of $5.00 commencing upon the later of the completion of a business combination or August 11, 2009 and expiring August 10, 2013. Simultaneously with the consummation of IPO and the consummation of the sale of additional units pursuant to the underwriters’ over-allotment option, CS China consummated the sale of an aggregate of the 3,608,000 Founders’ Warrants at $0.50 per Founders’ Warrant (for an aggregate purchase price of $1,804,000) in a private placement. Gross proceeds from the IPO (including from the private placement of Founders’ Warrants and exercise of the underwriters’ over-allotment option) were $34,924,000. CS China paid a total of $1,324,800 in underwriting discounts and commissions (after deferring $993,600) and for costs and expenses related to the IPO. After deducting the underwriting discounts and commissions and offering expenses, the total net proceeds to CS China from the IPO (including the over-allotment option and the private sale) were $33,280,880, of which $32,899,200 was deposited into the trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, CS China may draw for use of working capital up to $1,050,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through December 31, 2009, CS China used all of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses and drew interest income in the amount of approximately $360,000 for its working capital. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of December 31, 2009, there was $32,899,200 held in the trust fund.

If the acquisition is consummated, CS China intends to use the funds held in the trust account to pay transaction fees and expenses, deferred underwriting discounts and commissions, tax liabilities and reimbursement of expenses of the CS China Pre-IPO Holders, to pay shareholders who properly exercise their redemption rights and to make purchases of Public Shares, if any. The balance will be used for working capital and general corporate purposes of AGRL and CS China. It is possible that the present holders of 40% or more of the Public Shares will affirmatively vote against the acquisition. In such event, the acquisition could not be completed. To preclude such possibility, as described in CS China’s reports filed with the SEC, CS China has been holding presentations with certain of its shareholders, as well as other persons who might be interested in purchasing CS China securities, to discuss the proposed acquisition with them and to seek to have them purchase shares and/or vote in favor of the acquisition proposal. Additionally, CS China, the CS China Pre-IPO Holders, AGRL, Spring Fortune and their respective affiliates may negotiate arrangements (although no such negotiations have yet taken place) to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the acquisition proposal and seek redemption or who otherwise wish to sell their Public Shares or other arrangements that would induce holders of Public Shares not to vote against the acquisition proposal. (In the case of CS China, such arrangements would be conditional upon, and could only be effected following, shareholder approval of the primary charter amendment proposal and consummation of the acquisition.) It is likely that such arrangements would involve the purchase by CS China, after the acquisition and subject to shareholder approval of the additional charter amendment proposals, of the Public Shares that are held by the persons or entities that enter into such arrangements using funds transferred to CS China from CS China’s trust account. As a consequence of such purchases, it is likely that the amount of funds available to CS China and AGRL for working capital and general corporate purposes from the trust account would be diminished. However, the maximum cash purchase price that will be offered to the holders of Public Shares by such persons for their shares will be the per share redemption price at the time of the business combination. In addition, in no event will any person be reimbursed by CS China for any amounts paid to holders of Public Shares in excess of the per share redemption price at the time of the business combination. Definitive arrangements have not yet been determined but some possible methods are described in the section entitled “Actions That May Be Taken to Secure Approval of CS China’s Shareholders.” Regardless of the specific arrangements that are made to purchase Public Shares, there will be sufficient funds from the trust account funds transferred to CS China to pay the holders of all Public Shares that are properly redeemed and CS China will use such funds for such purpose.

If CS China is unable to complete the acquisition by the applicable liquidation date, its amended and restated memorandum and articles of association provides that its affairs are to be wound up and that it will automatically liquidate and promptly distribute to its public shareholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities.

CS China’s ordinary shares, units and warrants are currently listed for quotation on the OTC BB under the symbols CSAQF, CSACF and CSAXF, respectively.

The mailing address of CS China’s principal executive office is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

AGRL

AGRL is an investment holding company incorporated in Hong Kong on May 2, 2007. The principal business activities of its wholly owned subsidiaries are to hold profit agreements with AGRL’s VIP gaming promoters and to receive 100% of the profit streams from AGRL’s VIP gaming promoters. AGRL’s VIP gaming promoters currently participate in the promotion of two major luxury VIP gaming facilities in Macau, China, the largest gaming market in the world. One of the Macau VIP rooms is located at the MGM Grand Macau Casino in downtown Macau and is operated by the MGM Grand Paradise S.A. Another Macau VIP gaming facility is operated by Galaxy Casino, S.A. and is located in the Star World Hotel & Casino in downtown Macau. In addition, AGRL’s VIP gaming promoters plan to promote the first luxury VIP room in Jeju Island in South Korea, which will offer Macau-style gaming, and have concluded a favorable trial operation there.

AGRL’s principal executive office is currently located at Unit 1004, 10/F, East Town Building, 16 Fenwick Street, Wanchai, Hong Kong, and its telephone number is 852-2110-9133.

Spring Fortune

Spring Fortune is a holding company incorporated in the British Virgin Islands on May 9, 2007 and is the sole shareholder of AGRL.

Spring Fortune’s principal executive office is currently located at 1004 East Town Building, 16 Fenwick Street, Hong Kong, and its telephone number is 852-2110-9133.

Purchase Agreement

CS China, AGRL and Spring Fortune entered into the purchase agreement on October 6, 2009, and amended it on November 10, 2009, December 10, 2009 and January 11, 2010. Pursuant to the purchase agreement, CS China will purchase all of the outstanding capital stock of AGRL from Spring Fortune.

Consideration

The aggregate consideration (“Purchase Consideration”) to be paid by CS China to Spring Fortune for the shares of AGRL Stock will be (a) 10,350,000 ordinary shares of CS China that will be issued upon the closing of the acquisition and (b) 4,210,000 ordinary shares of CS China that will be issued upon the filing of

CS China’s annual report on Form 20-F for the 2010 fiscal year. On December 9, 2009, the last trading day prior to the announcement of the signing of the second amendment to the purchase agreement, the closing bid price of the ordinary shares was $5.70 per share.

Incentive Consideration

In addition to the ordinary shares described above, Spring Fortune shall be entitled to receive ordinary shares for each of the years 2009, 2010, 2011, and 2012 in which AGRL has net after tax income that equals or exceeds the target specified for such year in the purchase agreement (the “Incentive Target”), as follows:

Year	Incentive Target	Incentive Shares
2009	$16,000,000 to $16,999,999	1,150,000
	$17,000,000 to $17,999,999	2,464,000
	$18,000,000 to $18,999,999	3,981,000
	$19,000,000 to $19,999,999	5,750,000
	$20,000,000 and above	7,841,000
2010	$36,800,000 to $37,799,999	4,210,000
	$37,800,000 to $38,799,999	6,300,000
	$38,800,000 to $39,799,999	8,069,000
	$39,800,000 to $40,799,999	9,586,000
	$40,800,000 to $41,799,999	10,900,000
	$41,800,000 and above	12,050,000
2011	$49,500,000 and above	2,573,000
2012	$58,000,000 and above	2,573,000

The amounts of shares set for above for the years 2009 and 2010 are not cumulative and the maximum number of shares that Spring Fortune may receive for meeting the Incentive Targets for those years is 12,050,000. The total number of incentive shares that Spring Fortune may receive for achieving Incentive Targets is 17,196,000. With respect to year 2009, Spring Fortune will not be entitled to receive any incentive shares unless, in addition to achieving the Incentive Target, AGRL’s rolling chip turnover exceeds $3,668,257,008 See the section entitled “Business of AGRL” for information regarding rolling chip turnover. Also, for each of the years 2009, 2010, 2011, and 2012, CS China will issue 530,000 ordinary shares if AGRL has adjusted net income equal to or greater than $29 million, $60 million, $75 million, and $82.5 million, respectively, which would amount to an additional 2,120,000 ordinary shares if all of such targets are achieved. However, if for any fiscal year through the fiscal year ending December 31, 2012, (i) at the end of any fiscal quarter during such fiscal year, AGRL does not have at least $10,000,000 in cash and cash equivalents (including redeemable chips and receivables from casinos with respect to operations during such fiscal quarter that are received with five (5) days after the end of such fiscal quarter) and (ii) based on the audited financial statements for such fiscal year, positive cash flow from operations, as determined in accordance with U.S. GAAP, Spring Fortune shall not be entitled to receive one-half of the incentive shares it would otherwise be entitled to receive with respect to such fiscal year.

Incentive shares will be issued within 30 days after the filing of CS China’s annual report on Form 20-F for year with respect to which they are issued but any such issuance is subject to the fulfillment as of such time of the following conditions:

•	CS China’s ordinary shares shall be quoted on the OTC BB or listed for quotation or trading on the Nasdaq Stock Market or other national securities exchange.
•	CS China shall have filed all reports it is required to file with the SEC in a timely manner except for delays that have been approved or ratified by at least of five of the seven directors of CS China (a “Board Super-Majority”).

•	CS China shall be in compliance with applicable requirements of the Sarbanes- Oxley Act of 2002, as amended, and, if deemed necessary by its board of directors of CS China, shall have engaged a consulting firm recommended by the board of directors to assist with such compliance.
•	The chief financial officer of CS China shall have been a person fluent in spoken and written English who has been approved by a Board Super-Majority.
•	All related party transactions shall have been approved by a Board Super-Majority.
•	CS China’s investor relations efforts shall be satisfactory to the board of directors.
•	Prior to December 31, 2010, CS China shall have engaged as its auditor a firm recommended by the board of directors and thereafter CS China’s auditor shall continue to be a firm recommended by the board of directors or, if then in existence, its audit committee.
•	Prior to December 31, 2010, CS China shall have engaged as its United States legal counsel a firm selected by the board of directors and thereafter CS China’s United States legal counsel shall continue to be a firm selected by the board of directors.
•	Prior to December 31, 2010, CS China shall be in compliance with corporate governance requirements established by the Nasdaq Stock Market whether or not CS China’s securities are listed for quotation on the Nasdaq Stock Market.
•	CS China and AGRL shall be in compliance with the requirements of Section 5.2(c) of the purchase agreement (requiring that regular quarterly meetings shall be held by CS China’s board of directors that address matters specified in a schedule to the purchase agreement).

Post-Closing Ownership of Ordinary Shares

Immediately after the closing of the acquisition, the current shareholders (including the CS China Pre-IPO Holders) of CS China will own 6,900,000 ordinary shares (39.3%),Spring Fortune will own 10,350,000 ordinary shares (58.9%) and certain advisors to CS China will own 310,500 ordinary shares (1.8%). After the issuance of the 4,210,000 ordinary shares that will be issued upon the filing of the Annual Report on Form 20-F for the 2010 fiscal year, Spring Fortune will own 14,560,000 ordinary shares (66.9%), the current shareholders of CS China (including the CS China Pre-IPO Holders) will own 6,900,000 shares (31.7%) and such advisors will own 310,500 shares (1.4%). If all of the 19,316,000 ordinary shares issuable if AGRL meets the various incentive targets are issued, Spring Fortune will own 33,876,000 ordinary shares (82.5%), the current shareholders of CS China will own 6,900,000 shares (16.8%) and such advisors will own 310,500 shares (0.8%). The foregoing does not give effect to the issuance of any other ordinary shares or the redemption or purchase by CS China of any Public Shares.

Sale Restriction

The purchase agreement as originally executed provided that 90% of the shares that will be issued to Spring Fortune at the closing of the acquisition, which would represent 54% of the total number of shares then outstanding if there were no redemptions or repurchases by CS China, would be restricted from sale during the one year period following the closing of the acquisition. Because of the possibility that significant numbers of Public Shares might be redeemed or purchased by CS China, which would reduce the trading market for the ordinary shares as well as the working capital available to AGRL, it was agreed to change this so that such restriction will apply only to shares in excess of that number of ordinary shares equal to 47% of the number of ordinary shares outstanding immediately after the closing, taking into account all shares that have been redeemed or purchased by CS China, less the number of ordinary shares owned by all shareholders other than Spring Fortune immediately after the closing, provided that no less than 53% of the total number of outstanding shares be subject to sale restrictions during such period. Of such shares that may be sold in the public market, one-third must be sold at a price equal to or greater than $9.50 per share, an additional one-third must be sold at a price equal to or greater than $8.50 per share and all of such shares must be sold at a price equal to or greater than $7.50 per share. With respect to shares issued as incentive consideration, no sales in the public market may be made until the later of one year from the closing date or three months after the date of their issuance in excess of 10% of the number of shares so issued in each instance without the prior written consent of such committee. No private sales of any of such shares will be made during the periods during which the sale restrictions referred to previously in this paragraph apply unless the buyer acknowledges and agrees in writing to such restrictions. The allowable amount of shares that may be sold during such period may be increased only with the consent of at least of five of the seven directors of CS China. The proceeds of such sales, up to an amount equal to amounts expended from the trust account for redemptions and purchases, are to be loaned to AGRL, without interest, until such time as the working capital of AGRL is at least $100,000,000. All sales of shares issued pursuant to the purchase agreement shall be made in accordance with all U.S. securities laws. Certificates representing CS China ordinary shares issued pursuant to the purchase agreement will bear a legend to the effect of these provisions.

Indemnification

To provide a fund for payment to CS China with respect to its post-closing rights to indemnification under the purchase agreement for breaches of covenants, representations, warranties, agreements, undertakings or obligations contained in the purchase agreement, Spring Fortune will place 90% of the CS China ordinary shares in escrow (the “Escrow Fund”). The stock shall be held in the Escrow Fund until thirty days after CS China has filed its Annual Report on Form 20-F for the 2010 fiscal year. Notwithstanding the foregoing, one year after the closing date, all shares of CS China Stock shall be released from the Escrow Fund except 15% of the CS China ordinary shares issued to Spring Fortune at the closing and such additional shares as are then held in the Pending Claims Reserve (as defined in the Escrow Agreement to be entered into among CS China, Spring Fortune, and Continental Stock Transfer & Trust Company).

Post-Transaction Board of Directors of CS China

After the closing of the acquisition and assuming all of the director nominees are elected pursuant to the director election proposal, two directors will be designees of CS China, four directors will be designees of AGRL and one director will be a mutual designee of both CS China and AGRL. The purchase agreement provides that the following actions shall require the approval of five of the seven directors after the closing of the acquisition:

•	purchases, account transfers, issuance of debt in excess of $2,000,000 individually or in the aggregate;
•	land purchases pursuant to transactions with affiliates of CS China or AGRL, which shall in no event exceed the value specified for such land in an appraisal made by an independent appraiser who shall be selected by CS China’s board of directors in such manner;
•	material acquisitions, consolidations, mergers, sales of assets and other similar business combinations and transactions; and
•	entry into agreements for financial advisory, investment banking or other similar services.

Name; Headquarters; Stock Symbols

After completion of the acquisition:

•	the name of the publicly-traded holding company will be Asia Entertainment & Resources Ltd.;
•	the corporate headquarters and principal executive offices of Asia Entertainment & Resources Ltd. will be located at Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong; and
•	Asia Entertainment & Resources Ltd.’s ordinary shares and warrants, presently trading under the symbols CSAQF and CSAXF, will be listed for quotation on the OTC BB under the symbols AERQF and AERXF, respectively, assuming application for such symbols has been approved. CS China’s units, presently trading under the symbol CSACF, will automatically separate upon consummation of the acquisition and no longer be traded as a separate security.

Background of the Acquisition

Promptly following CS China’s IPO, its management contacted investment banking firms, business brokers, consulting firms, legal and accounting firms and numerous business relationships. In that connection, it forwarded copies of its IPO prospectus to individuals with whom management had pre-existing relationships. Through those efforts and others, it identified and reviewed information on over 30 companies as possible acquisition candidates. In conducting its review, CS China considered a number of factors and criteria, including:

•	Minimum enterprise value — The fair market value of the target business must be at least 80% of CS China’s net assets.
•	Credibility of management — The executive management must have strong industry experience with solid reputations and the ability to manage a public company and communicate effectively with shareholders and the financial community.
•	Credibility of the business model — The target business must be able to support substantial revenue and operating earnings growth and have a record of earning at least $15 million of net income.
•	Credibility in the financial community — The target business must have strong existing shareholders and respect in the financial community.
•	Valuation — The combined company must carry an initial valuation that would make the stock an attractive investment to public market investors.

The initial search focused in companies engaged in the retail consumer business, hi-tech manufacturing and services, green energy, health care and media. Specific candidates were considered in the media, blood plasma, wind power, clothing manufacturing and retail and health care management. None of the discussions with these companies progressed beyond relatively preliminary discussions.

Further investigations yielded possible candidates in the retail drug chain store business and real estate development. Letters of intent were signed with the former in February and the latter in August 2009. However, these negotiations were terminated with the chain drug store business because of delays in providing audited financial statements and with the real estate company because preliminary due diligence did not support certain underlying information and assumptions about the business.

AGRL was brought to CS China’s attention on July 3, 2009, through an email from Michael Weitzner of The Dellacorte Group LLC, who had shortly before been engaged by CS China to assist in its search for a target company. Mr. Weitzner had been contacted by Robert and Edward Blum of Kenworth Capital, Inc., which had been engaged by AGRL to assist in its search for capital. On July 7, 2009, Mr. Preissler responded to Mr. Weitzner that CS China would be interested in receiving further information about AGRL and met with him on the following day. On that same day, a PowerPoint presentation prepared by AGRL was forwarded to Mr. Preissler who then sent it to Richard Hui of Investgold Limited, who had been engaged by CS China to provide due diligence and other services in connection with the transaction with AGRL. Engagement agreements between CS China and, separately, Dellacorte and Investgold, provide for CS China to pay Dellacorte and Investgold, respectively, fees of 1% and 2% of the consideration payable by CS China to AGRL upon consummation of the business combination with AGRL. Such fees are contingent upon such consummation.

The preliminary investigation by Mr. Hui was satisfactory to CS China’s management and Mr. Preissler then started drafting a term sheet for the transaction. Negotiations proceeded through Mr. Weitzner and a form of letter of intent was signed by Mr. Preissler and sent to AGRL on July 22, 2009. The terms proposed an all stock deal for 25,426,000 ordinary shares, some of which would be paid upon closing and a larger portion would be contingent upon earnings. Negotiations directly between the parties and through the parties’ advisers continued, as a result of which the proposed terms were revised to provide for more of the consideration to be paid at the closing.

CS China then arranged to pay its first field visit to AGRL in Hong Kong and Macau. On August 11, 2009, Chien Lee, Sylvia Lee, Mr. Preissler and Mr. Hui met with Edward Chen and Raymond Li, AGRL’s chief financial officer, who were acting on behalf on AGRL, in Hong Kong, and started more intensive due diligence and negotiations. The following day, Mr. Lee, Ms. Lee and Mr. Preissler went to Macau to meet with Leong Siak Hung, AGRL’s chief executive officer, and Vong Hon Kun, its chief operating officer. Messrs. Leong and Vong gave the group a tour of the VIP gaming rooms in both the Star World Hotel and the MGM Grand Hotel and, in the course of the tour, described the operations of the VIP gaming rooms.

On August 12, 2009, Ms. Lee, Mr. Lee, Mr. Preissler and Mr. Hui met with Mr. Leong, Ms. Karen Ip, Mr. Leong’s assistant, and Mr. Li at AGRL’s office in Macau to gain a better understanding of AGRL’s accounting and administration operation. The group then went to meet with Mr. Lam Man Pou, AGRL’s chairman, Mr. Vong and Mr. Chen for lunch at the MGM Grand Hotel in Macau and carried on further discussions. The CS China group then left Macau for Hong Kong the following day.

On August 14, 2009, Mr. Lee, Ms Lee, Mr. Preissler and Mr. Hui met with Mr. Chen, Mr. Li and Ms. Ip at Mr. Li’s office in Hong Kong for further due diligence, particularly regarding AGRL’s corporate and subsidiaries background, audited financial statements, agreements with license holders and the promoter license arrangements with casinos.

On August 15, Mr. Chen, Mr. Li and Ms. Ip came to meet with Mr. Lee, Ms. Lee and Mr. Preissler at the Rosedale Hotel’s lounge in Hong Kong for further negotiations, which provided for the issuance of warrants both at the closing and as part of incentive payments based on future earnings.

On August 16, 2009, Mr. Lee, Ms. Lee, Mr. Preissler and Mr. Hui continued on to northern China to visit the real estate development company with which they had previously signed a letter of intent. Between that date and August 18, 2009, additional phone negotiations took place between the CS China and AGRL parties, particularly between Mr. Preissler and Mr. Chen, and a letter of intent was finalized. The terms included the issuance of 10,350,000 shares and a like number of warrants at the closing and provided for the issuance of up to an aggregate of 19,316,000 additional ordinary shares and 4,300,000 additional warrants if earnings targets were achieved or exceeded during the years from 2009 through 2012. The letter of intent was signed on August 18 by CS China upon its group’s return from Northern China and on August 20 by AGRL, whereupon Ms. Lee, Mr. Lee and Mr. Preissler returned to the United States. Shortly thereafter, negotiations were terminated with the real estate development company.

Upon their return, CS China authorized its counsel, Graubard Miller, to begin preparation of a stock purchase agreement to reflect the terms outlined in the letter of intent. An initial draft was sent to AGRL on August 27, which was followed up with further negotiations and changes. The major negotiating issues arose from translating the broad language of the letter of intent into definitive contractual provisions. Graubard Miller also prepared drafts of the other transaction documentation, including an escrow agreement, a form of employment agreement, a form of warrant and proposed amendments to certain of AGRL’s operating documents, particularly the profit interest agreements between its subsidiaries and AGRL’s VIP gaming promoters.

On September 16, 2009, Mr. Bill Haus and Ms. Sylvia Lee paid a second field visit to AGRL. Mr. Haus and Ms. Lee met with Mr. Chen, Mr. Li and Ms. Ip at AGRL’s office in Hong Kong, mainly to go over AGRL’s financial statements and to make changes and verifications on issues that AGRL had regarding the Stock Purchase Agreement.

Mr. Chen, Mr. Li and Ms. Ip went to Macau with Mr. Haus and Ms. Lee the following day, where Mr. Vong showed them several VIP rooms in some of the major casinos, including City of Dreams, Wynn, Grand Waldo Hotel, Star World Hotel and MGM Grand Hotel. They then met with Mr. Lam and Mr. Leong for dinner at the restaurant owned by Mr. Vong. During dinner, Mr. Haus and Ms. Lee asked detailed questions regarding the past experiences of the AGRL principals in the gaming industry, the operation of their VIP rooms, their reasons for being the pioneer VIP gaming promoters in Jeju Island and their experience during their trial run there in 2008.

On September 18, upon Mr. Haus and Ms. Lee’s return to Hong Kong, they again met with Mr. Chen, Mr. Li and Ms. Ip at their office in Hong Kong, did further due diligence work on AGRL, its business and the gaming industry. Mr. Haus and Ms. Lee left for the United States the next morning.

Upon return to the United States, Ms. Lee and Mr. Preissler continued to communicate with Mr. Chen and Mr. Li to finalize the Stock Purchase Agreement. By the beginning of October 2009, the parties had reached substantial agreement on all significant issues relating to the documentation. On October 6, the CS China board of directors held a telephonic meeting, at which all but one of the nine directors were present, to consider and approve the purchase agreement. Mr. Lee presided over the meeting and Mr. Preissler gave an oral presentation on the valuation and other factors that were considered. Extensive questions were asked and answers given throughout the meeting. The purchase agreement was unanimously authorized and approved during the course of the meeting and thereafter an authorizing resolution was executed by all of the directors. The parties signed the purchase agreement on October 6, which was publicly announced on October 13 through the issuance of a press release and the filing of a report with the SEC on the same day.

Although the purchase agreement provided for the large numbers of warrants that were called for in the letter of intent, the parties nevertheless had concerns that the warrants provided potentially large dilution to CS China’s shareholders. In an October 15, 2009 phone call among Mr. Lee, Ms. Lee, Mr. Preissler, Bill Haus, a CS China director, and Mr. Chen on behalf of AGRL, these concerns were discussed. It was believed that the combined company would have sufficient free cash flow so that the additional capital that might be provided upon exercise of the warrants wouldn’t be required and that removing the warrants from the consideration to be paid to Spring Fortune would provide great earnings power going forward. Further discussions between Mr. Chen and Ms. Lee took place after this initial discussion and the parties finally agreed to replace the warrants, both those to be issued upon the closing and those that would be issued upon achievement of the incentive targets, with 4,210,000 ordinary shares that would be issued on a non-contingent basis upon the filing of the annual report for the 2010 fiscal year. At the same time, the incentive net income targets to be met in 2011 and 2012 in order for Spring Fortune to earn the incentive shares were increased to $49,500,000 and $58,000,000, respectively. CS China’s board of directors approved the amended terms on November 9 and the parties signed an amendment to such effect the following day. A report was filed with the SEC reporting the amendment on November 17.

The parties and counsel then commenced drafting of the proxy statement. After the distribution of some initial drafts and changes by the parties to those drafts, the parties met from November 30 through December 3, 2009 in the offices of Graubard Miller, CS China’s counsel, in New York City to continue the proxy statement drafting process. Mr. Li and Mr. Chen were present on behalf of AGRL, as were A. J. Robbins and Richard Fleischman of AJ. Robbins PC, AGRL’s auditors, and Mitchell Nussbaum and Giovanni Caruso of Loeb & Loeb LLP, AGRL’s counsel. Mr. Lee, Ms. Lee and Mr. Preissler were present on behalf of CS China, as was Noah Scooler of Graubard Miller. During the course of these discussions, the issue was raised of extending the date after which either party had the right to terminate the purchase agreement if the acquisition was not then accomplished from December 10, 2009, as then provided in the purchase agreement, to a later date. Discussions on this issue continued after the parties left New York and returned to their respective home locales. On December 9, 2009, agreement was reached to extend the date to February 10, 2010. An amendment to the purchase agreement to such effect was signed on the same day, as was a resolution of the CS China directors approving the amendment. A report that described the amendment was filed with the SEC on December 10, 2009.

The persons who met from November 30 through December 3, 2009, together with Mr. Leong Siak Hung, chief executive officer of AGRL, met again at Graubard Miller’s offices from January 6 through January 8, 2010, to continue work on the proxy statement. During these meetings, because of concern that a significant number of redemptions could reduce the trading market for CS China’s ordinary shares as well as working capital available to AGRL, it was agreed to amend the provision of the purchase agreement dealing with lock-up restrictions to base the number of shares that Spring Fortune would be able to sell during the specified periods upon the number of shares that would be outstanding immediately after the closing, after taking into account redemptions and purchases by CS China, with that amount increasing as the number of outstanding shares decreased but subject to the limitation that no less than 53% of the outstanding shares must be restricted during such periods. The proceeds from such sales, up to an amount equal to amounts expended from the trust account for redemptions and purchases, are to be loaned to AGRL, without interest, until such time as its working capital is at least $100,000,000. All such sales would have to be made in compliance with applicable securities laws. On January 8, 2010, agreement was reached on this point and an amendment to the purchase agreement to such effect was signed on January 11, 2010 and approved by the CS China board of directors. A report that described the amendment was filed with the SEC on January 15, 2010.

Factors Considered by the CS China Board of Directors

The CS China board of directors concluded that the purchase agreement with AGRL is in the best interests of CS China. The following is a summary of the material factors that the CS China board of directors considered:

Favorable Factors

•	AGRL’s financial condition and results of operations — The board determined that AGRL’s financial condition and results of operations were very favorable and evidenced continuing ability to be profitable.
•	AGRL’s steady growth during recent periods marked by financial turmoil — The board determined that AGRL’s recent performance evidenced the ability to perform well in such periods.
•	AGRL’s potential for future growth — The board determined that growth in personal income in the Chinese and other Asian markets and continuing growth of the gaming industry in Asia provided potential for AGRL’s future growth.
•	The experience and skills of AGRL’s management and availability of additional personnel — The board determined that AGRL’s management was well experienced in the gaming industry and that additional well-qualified people would be available to support future growth.
•	AGRL’s competitive position and barriers to entry — The board determined that AGRL was well placed and competitive within the gaming industry in its current market and that barriers to entry were not significant so that it should be able to enter prospective markets reasonably easily.
•	The valuation of comparable companies — The board determined that AGRL’s valuation compared to other companies in the gaming industry was highly favorable.
•	Future capital requirements — The board determined that future growth should be able to support its capital requirements without significant need for raising outside capital.
•	Costs associated with effecting the transaction — The board determined that a stock purchase was an efficient way of effecting an acquisition and that the costs of effecting the transaction were within its range of expectations.

Adverse Factors

In addition to certain of the matters addressed in the section entitled “Risk Factors,” CS China’s board also evaluated several adverse factors in its consideration of the acquisition of AGRL. These included:

•	Adverse General Economic Conditions — In its evaluation of AGRL, CS China’s board of directors considered the current adverse economic conditions and the impact such conditions could have on AGRL’s business. It was the board’s belief that AGRL’s operational stability and potential for future growth as the economy improves outweighed concerns about general economic conditions and adverse conditions in the gaming industry.
•	Possibility that AGRL May Not Be Able to Manage its Expected Growth — CS China’s board of directors considered the possibility that the company may not be able to manage its expected growth and business expansion which could potentially adversely affect its business operations. It was the board’s belief that AGRL management’s expertise and experience in the gaming industry outweighed any concerns. The board of CS China ultimately evaluated the potential business combination with AGRL strictly on the quantitative and qualitative information regarding AGRL and its business that was available. Since completion of CS China’s IPO, the board has been regularly kept apprised of potential business combination targets and management’s discussions and evaluation of such targets. As discussed above, CS China engaged in an ongoing and systematic search for potential business combination candidates, deciding on its own accord in various situations to terminate discussions with potential candidates when determined by management that such candidates did not ultimately represent the investment opportunity that CS China wanted to present to its shareholders.

Satisfaction of 80% Test

It is a requirement that any business acquired by CS China have a fair market value equal to at least 80% of its net assets at the time of consummation of the acquisition, which assets shall include the amount in the trust account. Based on standards generally accepted by the financial community, including the financial analysis by CS China of AGRL which was generally used to approve the transaction, the CS China board of directors independently determined that this requirement will be met. The CS China board of directors believes because of the financial skills and background of several of its officers and shareholders, it was qualified to conclude that the acquisition of AGRL met this requirement. CS China considered the following analysis, among others, when coming to this conclusion.

Valuation

The board considered the value of AGRL and found it to be attractive when compared to other publicly traded gaming companies. Based upon publicly traded comparable companies (see additional discussion in “Comparable Company Analysis” below), the purchase price paid for AGRL is well below the mean and median comparable values. Based on AGRL’s past performance of high growth and high return on equity, a seasoned management team, favorable comparisons to domestic and foreign gaming companies, and the board’s significant transaction experience, the board negotiated terms that they felt were in the best interests of CS China.

CS China Net Asset Value September 30, 2009	80% of CS China Net Asset Value	Fair Market Value of AGRL(1)
$31.8 million	$25.4 million	$216.0 – 372.8 million

(1)	Based on projected minimum projected AGRL 2009 net income target of $16.0 million and median 2009E P/E ratios for the Asian and U.S. gaming comparable companies, respectively. See “Comparable Company Analysis” below.

Net Income Projections Furnished by AGRL to CS China

AGRL provided CS China with its internally prepared projections for its net income for each of the years in the four-year period ended December 31, 2012. The projections did not include costs associated with a transaction with CS China. The projections were not prepared with a view to public disclosure or in compliance with generally accepted accounting principles, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts (upon which the projections were based in part) were, in general, prepared solely for internal use and capital budgeting and other management purposes and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.

In compiling the projections, AGRL took into account historical performance as well as estimates of revenue, gross profit, operating income and net income. The projections reflect numerous assumptions that AGRL’s management believed were reasonable when made, including assumptions with respect to general business, economic, market, regulatory and financial conditions, all of which are difficult to predict and many of which are beyond the control of AGRL, such as the risks and uncertainties contained in the “Risk Factors” section of this proxy statement.

While all projections are necessarily somewhat speculative, AGRL believes that prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results and actual results may be materially greater or materially less than those contained in the projections.

The projections were disclosed to CS China for use as a component in its overall evaluation of AGRL. Neither AGRL’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of AGRL compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying the projections are shown to be in error.

The projections were prepared by, and are the responsibility of, the management of AGRL. AGRL’s, auditor, AJ. Robbins, PC, has neither examined nor compiled the projections and, accordingly, AJ. Robbins, PC does not express an opinion or any other form of assurance with respect thereto. The AJ. Robbins, PC report included in this proxy statement relates to AGRL’s historical financial information and does not extend to the projections and should not be read as if it does so. The projections do not include the impact of any acquisitions, employee stock options plans, any non-cash interest expenses due to the amortization of debt or any costs associated with the proposed transaction with CS China.

Comparable Company Analysis

CS China analyzed how the public market values shares of publicly traded companies with similar operating or geographic characteristics as AGRL. In order to assess how the public market values shares of publicly traded companies with operating characteristics similar to those of AGRL, CS China reviewed and compared specific financial and operating data relating to AGRL with selected companies that CS China deemed comparable to AGRL. Although it is difficult to find public companies exactly like AGRL, CS China chose ten companies of different sizes in the gaming industry traded or located in the United States and five companies of different sizes in the gaming industry based in Asia.

Using publicly available information and street estimates available as of December 1, 2009, which was presented to the board in connection with the approval of the amendment to the purchase agreement dated December 9, 2009 and updated similar information previously submitted to the board in connection with its consideration of the purchase agreement, CS China calculated and analyzed the multiples of each comparable company’s stock price to estimated 2009 and 2010 calendar year expected earnings per share. These metrics were compared to similarly projected metrics for AGRL assuming the close of the acquisition.

As set forth in the following table, CS China analyzed the public market values for ten publicly traded companies traded or located in the United States with market capitalizations between $160 million and $11 billion.

	High	Mean	Median	Low	AGRL at Minimum(1)	AGRL at Maximum(2)
Price/2009E Earnings	126.8x	44.3x	23.3x	12.8x	7.3x	7.8x
Price/2010E Earnings	109.7x	43.6x	27.2x	13.3x	4.5x	4.9x

(1)	Includes issuance of 1,150,000 and 4,210,000 shares issued in 2009 and 2010, respectively, representing the minimum performance award on incentive shares. 2010 estimate assumes minimum 2009 target achieved.
(2)	Includes issuance of 7,841,000 and 12,050,000 shares issued in 2009 and 2010, respectively, representing the maximum performance award on incentive shares. 2010 estimate assumes maximum 2009 target achieved.

As set forth in the following table, CS China analyzed the public market values for ten publicly traded companies based in Asia with market capitalizations between $34 million and $5 billion.

	High	Mean	Median	Low	AGRL at Minimum(1)	AGRL at Maximum(2)
Price/2009E Earnings	69.8x	30.8x	13.5x	9.1x	7.3x	7.8x
Price/2010E Earnings	26.2x	16.3x	14.0x	8.7x	4.5x	4.9x

(1)	Includes issuance of 1,150,000 and 4,210,000 shares issued in 2009 and 2010, respectively, representing the minimum performance award on incentive shares. 2010 estimate assumes minimum 2009 target achieved.
(2)	Includes issuance of 7,841,000 and 12,050,000 shares issued in 2009 and 2010, respectively, representing the maximum performance award on incentive shares. 2010 estimate assumes maximum 2009 target achieved.

Due to inherent differences between the business, operations and prospects of AGRL and the businesses, operations and prospects of each of the companies included in the comparable company analysis, CS China believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of AGRL and the companies included in the comparable company analysis that would affect the public trading values of each company.

Recommendation of CS China’s Board of Directors

After careful consideration of the matters described above, CS China’s board of directors determined unanimously that the acquisition proposal is fair to and in the best interests of CS China. CS China’s board of directors has unanimously approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the acquisition proposal.

The foregoing discussion of the information and factors considered by the CS China board of directors is not meant to be exhaustive, but includes the material information and factors considered by the CS China board of directors.

Interests of CS China’s Directors and Officers and Others in the Transaction

CS China’s directors and officers have the following interests in the transaction:

•	If the acquisition or another transaction is not consummated by the applicable liquidation date, CS China will be liquidated. In such event, the 1,380,000 shares held by CS China’s directors and officers that were acquired before CS China’s initial public offering for an aggregate purchase price of $25,000 would be worth a nominal value because CS China’s directors and officers are not entitled to receive any of the liquidation distributions from the trust account with respect to such shares.
•	CS China’s officers, directors and special advisors have also purchased 3,608,000 Founders’ Warrants, for an aggregate purchase price of $1,804,000 (or $0.50 per warrant) pursuant to agreements with CS China and EarlyBirdCapital, Inc. All of the warrants will become worthless if the acquisition or another transaction is not consummated.
•	If CS China liquidates without consummating a business combination, the Guarantors will be personally liable to pay debts and obligations to vendors and other entities that are owed money by CS China for services rendered or products sold to CS China, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on CS China’s estimated debts and obligations, it is not currently expected that the Guarantors will have any exposure under this arrangement in the event of a liquidation.
•	If the holders of more than 20% of the Public Shares are voted against the acquisition proposal and exercise redemption rights, the CS China Pre-IPO Holders have agreed, subject to shareholder approval of the primary charter amendment proposal and consummation of the acquisition, to the repurchase, at par, of a number of their Founders’ Shares so that they collectively own no more than 23.81% of all outstanding shares.
•	Chien Lee and James R. Preissler have loaned CS China $106,000 and $35,000, respectively, to cover its operating expenses through the closing. These loans are payable upon the closing. If the transaction is not consummated and CS China is required to liquidate, such loans will not be repaid to Mr. Lee and Mr. Preissler.

Additionally, upon consummation of the transaction, the underwriters in CS China’s IPO will be paid $993,600 of deferred underwriting commissions. The underwriters will not receive any of the deferred underwriting commissions if the acquisition is not consummated.

Liquidation if Business Combination is not Completed

If CS China is unable to complete the acquisition or another business combination by the applicable liquidation date, its amended and restated memorandum and articles of association provides that it will automatically liquidate and dissolve and, as part of this process, the holders of Public Shares will receive liquidation distributions equal to the amount of funds in the trust account, inclusive of interest not previously released to CS China, as well as any remaining net assets outside of the trust account, at the time of the liquidation distributions, divided by the number of Public Shares. Although both the per share liquidation price and the per share redemption price are equal to the amount in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be less than the amount such a holder would have received had it demanded redemption of its Public Shares in connection with the acquisition because CS China may incur expenses it otherwise would not incur if CS China consummates the acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. The Guarantors will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by CS China for services rendered or products sold to it. While CS China has no reason to believe that such persons will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to CS China — Automatic Liquidation and Subsequent Dissolution If No Business Combination” for additional information.

Rescission Rights

The prospectus issued by CS China in its IPO did not disclose that holders of Public Shares who vote in favor of the acquisition proposal, as well as such holders who vote against the acquisition proposal, would have redemption rights. It also did not disclose that funds in the trust account might be used to purchase Public Shares in the open market or from holders thereof who have voted against the acquisition proposal or have indicated their intention to vote against the acquisition and redeem their Public Shares for cash. Accordingly, if the acquisition is consummated, each holder of Public Shares at the time of the acquisition who purchased his or her Public Shares in the IPO and still held such Public Shares upon learning of these facts may have securities law or common law claims against CS China for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security).

Such claims may entitle shareholders asserting them to $6.00 or more per share, based on the initial offering price of the IPO units comprised of shares and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of CS China’s IPO (which, in the case of holders of Public Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation). Depending on the jurisdiction in which such claims were pursued, a successful claimant might also be entitled to be paid a portion of its legal costs of pursuing that litigation.

In general, a person who purchased shares pursuant to a defective prospectus or other representation must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the U.S. Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the acquisition may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all holders of Public Shares, may. Neither CS China nor AGRL or Spring Fortune can predict whether CS China shareholders will bring such claims, how many might bring them or the extent to which they might be successful.

Appraisal and Dissenters’ Rights

CS China’s shareholders do not have appraisal rights or dissenters’ rights under Cayman Islands law in connection with the acquisition.

Material Federal Income Tax Consequences of the Acquisition

The following section is a summary of the opinion of Graubard Miller, counsel to CS China, regarding material United States federal income tax consequences of the acquisition to holders of CS China ordinary shares. This discussion addresses only those CS China security holders that hold their securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold CS China ordinary shares as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and that CS China will qualify for the start-up year exception to being classified as a Passive Foreign Investment Company, all as set forth in its opinion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither CS China nor AGRL or Spring Fortune intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the acquisition.

It is the opinion of Graubard Miller that no gain or loss will be recognized by CS China or by the shareholders of CS China if their redemption rights are not exercised or if they do not sell their Public Shares.

It is also the opinion of Graubard Miller that a shareholder of CS China who exercises redemption rights and effects a termination of the shareholder’s interest in CS China or sells his, her or its Public Shares will generally be required to recognize gain or loss upon the exchange of that shareholder’s ordinary shares of CS China for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that shareholder’s ordinary shares of CS China. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the ordinary share of CS China is more than one year. The tax opinion issued to CS China by Graubard Miller, its counsel, is attached to this proxy statement as Annex B. Graubard Miller has consented to the use of its opinion in this proxy statement.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the acquisition. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the acquisition.

Anticipated Accounting Treatment

The acquisition will be accounted for as a “reverse merger” and recapitalization since the shareholder of AGRL will own a majority of the outstanding ordinary shares immediately following the completion of the transaction, the shareholder of AGRL will have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and AGRL’s senior management will dominate the management of the combined entity immediately following the completion of the transaction in accordance with the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB-ASC”) topic 805 Business Combinations. Accordingly, AGRL will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of AGRL. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of AGRL and are recorded at the historical cost basis of AGRL. CS China’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of AGRL after consummation of the acquisition.

Regulatory Matters

The acquisition and the transactions contemplated by the purchase agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act, except for the filing with the Cayman Islands Registrar of Companies of a second amended and restated memorandum and articles of association to reflect the changes authorized by the primary charter amendment proposal, the name change proposal, the capital increase proposal and the additional charter amendment proposals.

Required Vote

The acquisition proposal must be approved by the majority of the Public Shares present in person or by proxy and entitled to vote at the CS China extraordinary general meeting of shareholders. The text of the acquisition proposal to be considered at the extraordinary meeting is set forth in Annex E.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ACQUISITION PROPOSAL.

ACTIONS THAT MAY BE TAKEN TO SECURE APPROVAL OF CS CHINA’S SHAREHOLDERS

CS China believes that the ability of holders of Public Shares to elect to have their Public Shares redeemed for cash even if they vote in favor of the acquisition proposal, which they will be able to do upon approval of the primary charter amendment proposal, will greatly reduce the likelihood that holders of Public Shares who may have the intention to vote against the acquisition to be able to effect redemption of their Public Shares would, in fact, do so. Nevertheless, to preclude such possibility, as described in CS China’s reports filed with the SEC, CS China has been holding presentations with certain of its shareholders, as well as other persons who might be interested in purchasing CS China securities, to discuss the proposed acquisition with them and to seek to have them purchase Public Shares and/or vote in favor of the acquisition proposal. Additionally, CS China, the CS China Pre-IPO Holders, AGRL, Spring Fortune and their respective affiliates may negotiate arrangements (although no such negotiations have yet taken place) to provide for the purchase of the Public Shares from holders who indicate their intention to vote against the acquisition and seek redemption or who otherwise wish to sell their Public Shares. In the case of CS China, such arrangements would be conditional upon, and could only be effected following, shareholder approval of the primary charter amendment proposal and consummation of the acquisition. It is anticipated that the maximum purchase price that will be offered to the holders of Public Shares for their shares will be the per-share redemption price at the time of the business combination. In addition, in no event will any person be reimbursed by CS China for any amounts paid to holders of Public Shares in excess of the per-share redemption price at the time of the business combination. Thus, although holders of Public Shares that enter into these types of arrangements with CS China are not anticipated to receive a higher purchase price than a holder that properly seeks redemption of his shares, entering into such arrangements (and agreeing to vote in favor of the acquisition proposal) provides the holder with greater certainty that the transaction will be consummated, in which event such holder will receive his payment promptly. If the transaction is not consummated, a holder would have to wait until CS China liquidates to receive liquidation proceeds, which liquidation could take 60 days or more to complete or could be more than one year if an agreement in principle, letter of intent or definitive agreement for another business combination is signed by February 15, 2010.

Spring Fortune and its affiliates may also enter into transactions with potential investors or existing holders of Public Shares in order to induce them to purchase Public Shares and/or vote in favor of the acquisition proposal with respect to currently owned Public Shares and, in each case, to remain a shareholder of CS China following consummation of the acquisition. There would be no limit on the consideration paid pursuant to these arrangements and such consideration could be cash or non-cash consideration. Because neither CS China nor AGRL will enter into these types of transactions and will not reimburse Spring Fortune or its affiliates who enter into these types of transactions, there will be no material economic cost to CS China as a result of such arrangements.

It is anticipated that CS China and/or AGRL and Spring Fortune would approach a limited number of large holders of CS China that have voted against the acquisition proposal, or that have indicated an intention to do so, and engage in direct negotiations for the purchase of such holders’ positions. In the case of CS China, such arrangements would be conditional upon, and could only be effected following, shareholder approval of the primary charter amendment proposal and consummation of the acquisition. All holders approached in this manner would be institutional or sophisticated holders. Arrangements of such nature would only be entered into and effected in accordance with applicable law at a time when CS China, the CS China Pre-IPO Holders, AGRL, Spring Fortune and/or their respective affiliates are not aware of any material nonpublic information regarding CS China and its securities or pursuant to agreements between the buyer and seller of such shares in a form that would not violate insider trading rules. Definitive arrangements have not yet been determined but might include:

•	Agreements between CS China and the holders of Public Shares pursuant to which CS China would agree, subject to shareholder approval of the primary charter amendment proposal, to purchase Public Shares from such holders immediately after the closing of the acquisition.
•	Agreements with third parties to be identified pursuant to which the third parties would purchase Public Shares during the period beginning on the date that this proxy statement is first distributed to CS China’s shareholders. Such arrangements would also provide for CS China, immediately after the closing of the acquisition and subject to shareholder approval of the primary charter amendment proposal, to purchase from the third parties all of the Public Shares purchased by them for the price and fees specified in the arrangements.
•	Agreements with third parties, who may include Spring Fortune and its affiliates, who would borrow funds to make purchases of Public Shares for their own accounts. CS China would then purchase the shares from such parties using funds held in its trust account upon closing of the acquisition and subject to shareholder approval of the primary charter amendment proposal and such parties would repay such borrowings with the funds received from CS China.

All such activities will be carried out in full compliance with CS China’s amended and restated memorandum and articles of association (as amended from time to time), applicable U.S. state law and federal securities laws and Cayman Islands law.

In the case of CS China, such arrangements would be conditional upon, and could only be effected following, shareholder approval of the primary charter amendment proposal and consummation of the acquisition.

As a result of redemptions and the purchases that may be effected through such arrangements, it is likely that the number of ordinary shares of CS China in its public float will be reduced and that the number of beneficial holders of CS China’s and CS China’s securities also will be reduced. This may make it difficult to obtain the quotation, listing or trading of CS China’s securities on the Nasdaq Stock Market or any other national securities exchange.

The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the majority of the Public Shares present and entitled to vote are voted in favor of the acquisition proposal so that the acquisition proposal is approved and that the holders of fewer than 40% of the Public Shares vote against the acquisition proposal and demand redemption of their Public Shares for cash where it appears that such requirements would otherwise not be met. It is anticipated that the maximum purchase price that will be offered to holders of Public Shares for their shares will be the per-share redemption price at the time of the business combination. In addition, in no event will any person be reimbursed by CS China for any amounts paid to holders of Public Shares in excess of the per share redemption price at the time of the business combination. However, if holders refuse to enter into arrangements with CS China to sell their Public Shares, CS China may determine to engage a third party “aggregator” to buy such Public Shares from those holders. In such a case, the aggregator would purchase the Public Shares from the original holder and then subsequently sell such Public Shares to CS China. The agreement between CS China and any aggregator will provide that, to the extent purchases are made by such aggregator in private transactions, as opposed to open market purchases where the seller is not known to the aggregator, such aggregator will notify the seller that it is acting on behalf of CS China in purchasing such Public Shares. It is anticipated that the maximum purchase price that will be offered by such aggregators to holders of Public Shares for their shares will be the per-share redemption price at the time of the closing of the acquisition. CS China would, in addition to paying the purchase price of such Public Shares (which would be the per-share redemption price) to an aggregator, pay it a fee. Such fee would typically be a small percentage of the aggregator’s total purchase price for such shares. Although the parties do not anticipate needing to engage the services of such an aggregator, if one is needed, the parties believe it will be in the best interests of CS China since the retention of the aggregator can help ensure that the transaction will be completed and the additional fee payable to the aggregator is not significant. All Public Shares purchased pursuant to such arrangements would remain outstanding until the closing of the transaction and would be voted in favor of the acquisition proposal. Any agreement between the parties will provide for the holder revoke any exercise of his redemption rights and to grant a proxy to CS China’s designees to vote such shares in favor of the acquisition proposal at the meeting. Accordingly, this will effectively render the 40% threshold established in CS China’s IPO prospectus and amended and restated memorandum and articles of association ineffective and make it easier for the parties to complete the transaction because such purchased shares would no longer be counted towards the 40% threshold. If, for some reason, the acquisition is not closed despite such purchases, the purchasers would be entitled to participate in liquidation distributions from CS China’s trust account with respect to such Public Shares.

CS China will file a Report of Foreign Private Issuer on Form 6-K to disclose arrangements entered into or significant purchases or transfers made by any of the aforementioned persons, including aggregators, that would affect the vote on the acquisition proposal. Any such report will include descriptions of any arrangements entered into, including the names of the parties involved and the roles such parties will play in the arrangements, or significant purchases or transfers by any of the aforementioned persons. If members of CS China’s board of directors or officers make purchases or transfer warrants pursuant to such arrangements, they will be required to report these purchases or transfers on beneficial ownership reports filed with the SEC.

Purchases pursuant to such arrangements ultimately paid for with funds in CS China’s trust account would diminish the funds available to CS China after the acquisition for working capital and general corporate purposes. However, in no event will CS China (i) pay a holder of Public Shares an amount greater than the per share redemption price at the time of the business combination for their Public Shares or (ii) reimburse any person for any amounts paid to holders of Public Shares in excess of the per-share redemption price at the time of the business combination. In all events there will be sufficient funds available to CS China from the trust account to pay the holders of all Public Shares that are properly redeemed.

It is possible that the extraordinary general meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meetings, it appears that the requisite vote will not be obtained or that the limitation on redemption will be exceeded, assuming that the adjournment proposals are approved.

If such arrangements are effected to purchase all or substantially all of the outstanding Public Shares, CS China’s trust account would be significantly reduced. Accordingly, in order to provide working capital for the combined company after the closing of the acquisition, CS China might find it necessary to sell additional ordinary shares or preferred shares to investors or to enter into other arrangements to provide the necessary funds. As of the date of this proxy statement, CS China does not know whether such arrangements will be necessary or what specific form they might take. If such arrangements are entered into prior to the closing of the acquisition, CS China will issue a press release and file a Report of Foreign Private Issuer on Form 6-K to disclose material information relating to them.

THE PURCHASE AGREEMENT

For a discussion of the acquisition structure and purchase consideration provisions of the purchase agreement, see the section entitled “The Acquisition Proposal.” Such discussion and the following summary of other material provisions of the purchase agreement are qualified by reference to the complete text of the purchase agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. All shareholders are encouraged to read the purchase agreement in its entirety for a more complete description of the terms and conditions of the acquisition. The purchase agreement has been included as an annex to this proxy statement to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about CS China, AGRL or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the purchase agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the purchase agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the purchase agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the purchase agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CS China or AGRL or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by AGRL and CS China.

Closing and Effective Time of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Conditions to Closing of the Acquisition,” unless CS China and AGRL and Spring Fortune agree in writing to another time. The acquisition is expected to be consummated promptly after the extraordinary general meeting of CS China’s shareholders described in this proxy statement.

Representations and Warranties

The purchase agreement contains representations and warranties of each of AGRL, Spring Fortune, and CS China relating to, among other things, (a) proper organization and similar limited liability and corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the purchase agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, including intellectual property, (h) contracts, (i) title to, and condition of, properties and environmental and other conditions thereof, (j) absence of certain changes, (k) employee matters, (l) compliance with laws, (m) litigation and (n) regulatory matters.

Covenants

The parties have each agreed to take such actions as are necessary, proper or advisable to consummate the transaction. Each of CS China and Spring Fortune has also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and, unless otherwise required or permitted under the purchase agreement, not to take the following actions, among others, without the prior written consent of the other party:

•	waive any share repurchase rights, accelerate, amend or (except as specifically provided for in the purchase agreement) change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;
•	grant any severance or termination pay to any officer or employee (other than severance or termination pay to an employee consistent with past practices or as identified in schedules to the purchase agreement) except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;
•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;
•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital;
•	except as provided in Section 5.23 of the purchase agreement, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its own share capital or other equity securities or ownership interests;
•	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any of its share capital or other equity securities or ownership interests or any securities convertible into or exchangeable for its share capital or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any share capital or other equity securities or ownership interests or any securities convertible into or exchangeable for share capital or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;
•	amend its charter documents;
•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;
•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
•	except, with respect to CS China as permitted pursuant to the purchase agreement, incur any indebtedness for borrowed money in excess of $500,000 or bearing interest at 5% per annum or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CS China or AGRL, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee incentive stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;
•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the purchase agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities previously disclosed in financial statements to the other party in connection with the purchase agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;
•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;
•	except in the ordinary course of business consistent with past practices, incur or enter into, with respect to AGRL, any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any twelve month period;
•	settle any litigation where an officer, director or shareholder is a party or the consideration is other than monetary;
•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;
•	form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the purchase agreement;
•	permit any person or entity to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;
•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;
•	make or omit to take any action that would be reasonably anticipated to have a material adverse effect;
•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, shareholders or other affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or
•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The purchase agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the purchase agreement;
•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
•	CS China to prepare proxy materials for the purpose of soliciting proxies from CS China’s shareholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;

•	AGRL and Spring Fortune to use commercially reasonable efforts to obtain the listing for trading on the Nasdaq Stock Exchange or the OTC BB of CS China’s ordinary shares, warrants and units. If such listing is not obtained by the closing, the parties shall continue to use their best efforts after the closing to obtain such listing;
•	AGRL and Spring Fortune to waive their rights to make claims against CS China to collect from the trust fund established for the benefit of the holders of the Public Shares for any monies that may be owed to them by CS China; and
•	AGRL to provide periodic financial information to CS China through the closing.

Conditions to Closing

General Conditions

Consummation of the transaction is conditioned on (i) the CS China shareholders, at a meeting called for this and other related purposes, approving the acquisition proposal and (ii) the holders of fewer than 40% of the Public Shares voting against the acquisition proposal and properly demanding that their Public Shares be redeemed for cash.

In addition, the consummation of the transactions contemplated by the purchase agreement is conditioned upon, among other things:

(i)	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;
(ii)	the execution by and delivery to each party of each of the various transaction documents;
(iii)	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the purchase agreement have been materially complied with by each party;
(iv)	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings in compliance with the rules and regulations of each jurisdiction having jurisdiction over the subject matters.

AGRL’s and Spring Fortune’s Conditions to Closing

The obligations of AGRL and Spring Fortune to consummate the transactions contemplated by the purchase agreement also are conditioned upon, among other things,

(i)	there being no material adverse change in the business of CS China since the date of the purchase agreement;
(ii)	CS China shall have performed or complied with all agreements and covenants required by the purchase agreement;
(iii)	CS China shall have arranged for funds remaining in the trust account to be disbursed to it upon the closing;
(iv)	receipt by AGRL of an opinion of Graubard Miller, CS China’s counsel, in agreed form; and
(v)	CS China being in compliance with the reporting requirements under the Exchange Act.

CS China’s Conditions to Closing

The obligations of CS China to consummate the transactions contemplated by the purchase agreement also are conditioned upon each of the following, among other things:

(i)	there shall have been no material adverse change in the business of AGRL since the date of the purchase agreement;
(ii)	AGRL and Spring Fortune shall have performed or complied with all agreements and covenants required by the purchase agreement;

(iii)	Spring Fortune shall have repaid to AGRL, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to AGRL, including the indebtedness and other obligations described in Schedule 2.22 to the purchase agreement and all other amounts owed by it to AGRL;
(iv)	specified officers and directors of AGRL shall have resigned from their positions;
(vi)	the holders of fewer than (on a cumulative basis with any shareholders seeking redemption rights) of CS China’s outstanding ordinary shares shall have taken action to exercise their appraisal (or dissenters’) rights; and
(vii)	receipt by CS China of a letter from a reputable law firm in South Korea to the effect that AGRL’s future gaming promotion agreement in Jeju, South Korea, is lawful and of an opinion of Ip Shing Hing, J.P., counsel to AGRL, in agreed form.

Termination

The purchase agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of CS China and Spring Fortune;
•	by either CS China or Spring Fortune if the transactions are not consummated on or before February 10, 2009, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act is a breach of the purchase agreement;
•	by either CS China or Spring Fortune if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either CS China or Spring Fortune if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; and
•	by either CS China or Spring Fortune if, at CS China shareholder meeting, the acquisition proposal shall fail to be approved by the affirmative vote of a majority of the Public Share present in person or represented by proxy and entitled to vote at the extraordinary general meeting or the holders of 40% or more of the Public Shares vote against the acquisition proposal and exercise their redemption rights.

Post-Transaction Board of Directors of CS China

After the acquisition, assuming election of such persons at the extraordinary general meeting of shareholders in accordance with the director election proposal, the directors of CS China will be Lam Man Pou, Leong Siak Hung, Li Chung Ming, Vong Hon Kun, Chien Lee, Sylvia Lee and James Preissler, of whom Lam Man Pou, Leong Siak Hung, Li Chung Ming and Vong Hon Kun are designees of Spring Fortune, Chien Lee and James Preissler are designees of CS China and Sylvia Lee is a mutual designee of both Spring Fortune and CS China. Chien Lee, Sylvia Lee and James Preissler would be considered independent directors under applicable rules of the Nasdaq Stock Market. The executive officers of CS China will be Lam Man Pou, Leong Siak Hung, Li Chung Ming and Vong Hon Kun.

Fees and Expenses

All fees and expenses incurred in connection with the purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the acquisition is consummated.

Confidentiality; Access to Information

CS China and AGRL will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the acquisition reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. CS China and AGRL will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the purchase agreement, subject to customary exceptions.

Amendments

The purchase agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. CS China would file a Report of Foreign Private Issuer on Form 6-K and issue a press release to disclose any amendment to the purchase agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Public Shares as promptly as practicable.

Extension; Waiver

At any time prior to the closing, any party to the purchase agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;
•	waive any inaccuracies in the representations and warranties made to such party contained in the purchase agreement or in any document delivered pursuant to the purchase agreement; and
•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the purchase agreement, except that the condition requiring that the holders of fewer than 40% of the Public Shares affirmatively vote against the acquisition proposal and demand redemption of their shares for cash may not be waived.

CS China has agreed to waive a closing condition requiring AGRL and Spring Fortune to provide it with a “comfort letter” in customary form from AGRL’s auditors with respect to certain financial information and the financial statements included in this proxy statement. If CS China determines to waive a condition that is material, it will do so no later than 3 business days prior to the date of the extraordinary general meeting and will file a Report of Foreign Private Issuer on Form 6-K and issue a press release disclosing the waiver. There can be no assurance that all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of a director between what he or she may believe is best for CS China and what he or she may believe is best for himself or herself in determining whether or not to grant a waiver in a specific situation.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

AGRL and CS China are providing the following unaudited condensed combined pro forma financial information to aid you in your analysis of the financial aspects of the acquisition.

CS China is a non-operating public shell corporation, having assets consisting solely of cash and nominal other assets. AGRL is a private operating company. Upon consummation of the acquisition, AGRL will have voting and management control of the combined company. In accordance with the guidance in the SEC’s Corporation Finance Financial Reporting Manual section 12100.1, the acquisition of a private operating company by a non-operating public shell company is considered to be a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. Accordingly, the assets and liabilities and historical operations that are reflected in the financial statements are those of AGRL and are recorded at the historical cost basis of AGRL. CS China’s assets, liabilities and results of operations will be consolidated with the assets, liabilities, and results of operations of AGRL after consummation of acquisition.

The unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 give pro forma effect to the acquisition as if it had occurred on January 1, 2009 or 2008, respectively. The unaudited condensed combined pro forma balance sheet as of September 30, 2009 gives pro forma effect to the acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of AGRL and CS China for the nine months ended September 30, 2009 and for the year ended December 31, 2008.

This information should be read together with the consolidated financial statements of AGRL and the notes thereto, the financial statements of AGRL’s VIP gaming promoters and the notes thereto, the financial statements of CS China and the notes thereto, “AGRL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “CS China’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding ordinary shares of CS China:

•	Assuming No Redemption: This presentation assumes that no CS China shareholders exercise redemption rights with respect to their Public Shares for a cash amount equal to a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for the payment of transactional costs and operating expenses; and
•	Assuming Redemption of all Public Shares: This presentation assumes that CS China shareholders holding all of the CS China Public Shares exercise their redemption rights and that such shares were redeemed for cash amounts representing their pro rata share of the funds in the trust account.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

CS China, AGRL and AGRL’s VIP Gaming Promoters
Unaudited Proforma Consolidating Balance Sheet
September 30, 2009

	Unaudited Balance Sheet of CS China at September 30, 2009	Unaudited Consolidated Balance Sheet of AGRL at September 30, 2009	Unaudited Combined Balance Sheet of AGRL’s VIP Gaming Promoters at September 30, 2009	Pro forma adjustments assuming no redemptions		Unaudited Pro forma combined assuming no redemptions	Pro forma adjustments assuming maximum redemptions		Unaudited Pro forma combined assuming maximum redemptions
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$18,381	$—	$1,031,019	$32,906,598	(1)	$31,657,373	$(993,600	)(2)	$55,800
				(993,600	)(2)
				(141,000	)(2)
				(15,000	)(2)
				(46,025	)(2)
				(1,103,000	)(9)
Cash held in trust	32,906,598	—	—	(32,906,598	)(1)	—	(32,906,598	)(7)	—
Accounts Receivable, Net	—	—	4,373,528	—		4,373,528	—		4,373,528
Prepaid Expenses and Other Assets	46,025	—	2,037,853	—		2,083,878	—		2,083,878
Total current assets	32,971,004	—	7,442,400	(2,298,625)		38,114,779	(33,900,198)		6,513,206
TOTAL ASSETS	$32,971,004	$—	$7,442,400	$(2,298,625)		$38,114,779	$(33,900,198)		$6,513,206
LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$—	$—	$5,424,074	$—		$5,424,074	$—		$5,424,074
Accrued Expenses	15,000	—	4,075,873	(15,000	)(2)	4,075,873	1,103,000	(9)	5,193,873
Deferred underwriters’ fees	993,600	—	—	(993,600	)(2)	—	(993,600	)(2)	—
Insurance premiums payable	46,025	—	—	(46,025	)(2)	—			46,025
Note payable, shareholders	115,000	—	—	(115,000	)(2)	—			115,000
Due to related party	—	12,400	—	—		12,400	—		12,400
Total current liabilities	1,169,625	12,400	9,499,947	(1,169,625)		9,512,347	109,400		10,791,372
Common stock, subject to possible redemption, 2,207,999 shares at redemption value	13,159,674	—	—	(13,159,674	)(3)	—	(13,159,674	)(7)	—
	13,159,674	—	—	(13,159,674)		—	(13,159,674)		—
STOCKHOLDER’S EQUITY (DEFICIT)
Common Stock	690	12,823		(12,823	)(4)	2,177	(12,823	)(4)	1,625
				1,456	(4)		1,456	(4)
				31	(10)		31	(10)
							(552	)(7)
Warrants	7,324,000					7,324,000	(5,520,000	)(7)	3,573,819
Additional paid-in capital	11,404,244			11,367	(4)	26,257,875	11,367	(4)	—
							(11,328,382	)(7)
				(87,229	)(5)		(87,229	)(5)
				1,769,819	(10)		1,769,819	(10)
				13,159,674	(3)
Accumulated (Deficit)	(87,229)	(25,223)		87,229	(5)	(2,924,073)	87,229	(5)	(5,796,063)
				(26,000	)(2)		(1,103,000	)(6)
				(1,103,000	)(9)		(993,600	)(7)
				(1,769,850	)(10)		(1,904,390	)(7)
							(1,769,850	)(10)
Advance to owner	—	—	(5,419,424)	—		(5,419,424)			(5,419,424)
Owner’s Equity (Deficit)	—	—	3,361,877	(3,361,877	)(6)	—	(3,361,877	)(5)	—
Equity Assumed in Consolidation of Variable Interest Entity	—	—		3,361,877	(6)	3,361,877	3,361,877	(6)	3,361,877
Total Stockholder’s Equity (Deficit)	18,641,705	(12,400)	(2,057,547)	12,030,674		28,602,432	(20,849,924)		(4,278,166)
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$32,971,004	$—	$7,442,400	$(2,298,625)		$38,114,779	$(33,900,198)		$6,513,206

CS China, AGRL and AGRL’s VIP Gaming Promoters
Unaudited Proforma Consolidating Statement of Operations
for the Nine Months Ended September 30, 2009

	Unaudited Statement of Operations of CS China for the nine months ended September 30, 2009	Unaudited Consolidated Statement of Operations of AGRL for the nine months ended September 30, 2009		Unaudited Combined Statement of Operations of AGRL’s VIP Gaming Promoters for the nine months ended September 30, 2009	Pro forma adjustments assuming no redemptions		Unaudited Pro forma combined assuming no redemptions	Pro forma adjustments assuming maximum redemptions		Unaudited Pro forma combined assuming maximum redemptions
Revenue from VIP gaming operations
– Share of net gaming wins	$—		$—	$35,018,421			$35,018,421			$35,018,421
– Fees and allowances	—		—	4,142,534			4,142,534			4,142,534
– Other income	—		—	60			60			60
Interest income	97,641		—	—	(97,641	)(11)	—	(97,641	)(11)	—
Total Revenues	97,641		—	39,161,015	(97,641)		39,161,015	(97,641)		39,161,015
Expenses
– Travel and entertainment	84,147		—	—			84,147			84,147
– Accountant expenses	31,150		—	—			31,150			31,150
– Insurance expenses	52,792		—	—			52,792			52,792
– Legal expenses	114,974		—	—			114,974			114,974
– Special Rolling Tax	—		—	325,858			325,858			325,858
– Commission to agents	—		—	25,468,812			25,468,812			25,468,812
– Selling, general and administrative expenses	7,866		13,682	3,541,272	549,000	(8)	4,111,820	549,000	(8)	4,111,820
Total Expenses	290,929		13,682	29,335,942	549,000		30,189,553	549,000		30,189,553
Net Income	$(193,288)		$(13,682)	$9,825,073	$(646,641)		$8,971,462	$(646,641)		$8,971,462
Other Comprehensive Income
Foreign Currency
– Translation adjustment	—		—	2,574	—		2,574	—		2,574
Total Comprehensive Income	$(193,288)		$(13,682)	$9,827,647	(646,641)		$8,974,036	$(646,641)		$8,974,036
Net Income (Loss) Per Share
Basic	$(0.03)	$					$0.41			$0.55
Diluted	$(0.03)	$					$0.25			$0.29
Weighted average shares outstanding
Basic	6,900,000						21,770,500			16,250,500
Diluted	6,900,000						36,418,500			30,898,500

CS China, AGRL and AGRL’s VIP Gaming Promoters
Unaudited Proforma Consolidating Statement of Operations
for the Year Ended December 31, 2008

	Unaudited Statement of Operations of CS China for the twelve months ended December 31, 2008	Audited Consolidated Statement of Operations of AGRL for the year ended December 31, 2008		Audited Combined Statement of Operations of AGRL’s VIP Gaming Promoters for the year ended December 31, 2008	Pro forma adjustments assuming no redemptions		Unaudited Pro forma combined assuming no redemptions	Pro forma adjustments assuming maximum redemptions		Unaudited Pro forma combined assuming maximum redemptions
Revenue from VIP gaming operations
– Share of net gaming wins	$—		$—	$42,565,595	$—		$42,565,595	$—		$42,565,595
– Fees and allowances	—		—	8,409,452	—		8,409,452	—		8,409,452
– Other income	—		—	46,176	—		46,176	—		46,176
Interest income	264,892		—	—	(264,892	)(11)	—	(264,892	)(11)	—
Total Revenues	264,892		—	51,021,223	(264,892)		51,021,223	(264,892)		51,021,223
Expenses
– Travel and entertainment	66,218		—	—	—		66,218	—		$66,218
– Accountant expenses	17,545		—	—	—		17,545	—		17,545
– Insurance expenses	46,445		—	—	—		46,445	—		46,445
– Legal expenses	500		—	—	—		500	—		500
– Formation costs	135		—	—	—		135	—		135
– Special Rolling Tax	—		—	295,975	—		295,975	—		295,975
– Commission to agents	—		—	25,050,889	—		25,050,889	—		25,050,889
– Selling, general and administrative expenses	3,227		—	5,479,259	732,000	(8)	6,214,486	732,000	(8)	6,214,486
Total Expenses	134,070		—	30,826,123	732,000		31,692,193	732,000		31,692,193
Net Income	$130,822		$—	$20,195,100	$(996,892)		$19,329,030	$(996,892)		$19,329,030
Other Comprehensive Income
Foreign Currency
– Translation adjustment	—		—	94,387	—		94,387	—		94,387
Total Comprehensive Income	$130,822		$—	$20,289,487	(996,892)		$19,423,417	$(996,892)		$19,423,417
Net Income (Loss) Per Share
Basic	$0.04	$					$1.07			$1.53
Diluted	$0.04	$					$0.59			$0.71
Weighted average shares outstanding
Basic	3,314,658						18,185,158			12,665,158
Diluted	3,314,658						32,833,158			27,313,158

Pro Forma Adjustments:

(1)	Reflects the release of CS’s cash held in trust (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), and the transfer of the balance to cash and cash equivalents at the completion of the Transaction.
(2)	Payment of deferred underwriters’ fees, notes payable to shareholders, insurance premiums payable and accrued expenses.
(3)	Reversal of common stock subject to possible redemption due to assumed 0 shares redeemed.
(4)	Recognition of issuance of 14,560,000 common shares to AGRL shareholders as consideration pursuant to the Agreement (as amended), and elimination of AGRL’s stockholders’ ordinary shares.
(5)	Elimination of CS China’s deficit.
(6)	Reclassification of equity assumed in consolidation of variable interest entities.
(7)	Assumes that CS China shareholders holding 5,520,000 Public Shares exercise their redemption rights and that all such shares were redeemed into their pro rata share of the funds in the trust account. Offering costs and deferred underwriter fees have been reclassified to accumulated deficit.
(8)	Assumes salary agreements with officers and key employees of AGRL commenced at the beginning of each period presented.
(9)	Payment of estimated costs related to the Transaction.
(10)	Issuance of 310,500 shares of stock as part of the acquisition cost valued at the market price of $5.70 per share.
(11)	To reflect the elimination of interest income from the trust fund.

THE NAME CHANGE PROPOSAL

Pursuant to the purchase agreement, CS China proposes to change its name from “CS China Acquisition Corp.” to “Asia Entertainment & Resources Ltd.” effective upon consummation of the acquisition. In the judgment of CS China’s board of directors, the change of its name is desirable to reflect CS China’s acquisition of AGRL and the parent-subsidiary relationship that will then exist.

Required Vote

If the acquisition proposal is not approved, the name change proposal will not be presented at the extraordinary general meeting.

The name change proposal must be approved by special resolution by the holders of two-thirds of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting. The text of the name change proposal to be considered at the extraordinary general meeting is set forth in Annex E.

Shareholders will not be required to exchange outstanding share certificates for new share certificates if the name change proposal is approved.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

THE CAPITAL INCREASE PROPOSAL

It is also being proposed pursuant to the purchase agreement that the number of ordinary shares that CS China is authorized to issue be increased from 50,000,000, as presently provided for in its amended and restated memorandum and articles of association, to 200,000,000. There are presently 6,900,000 ordinary shares outstanding and up to 34,186,500 ordinary shares will be issued pursuant to the purchase agreement if all of the incentive targets for the additional shares are achieved, which would increase the total outstanding shares to 41,086,500 and leave fewer than 9,000,000 shares available for future issuance. The board of directors believes that authorization of additional ordinary shares would enable CS China to have the flexibility to issue additional shares for, among other things, financing its business, acquiring other businesses, forming strategic partnerships, share dividends and incentive compensation to executives, other employees and advisors and consultants. CS China currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized ordinary shares for such purposes.

To effectuate this change, the amended and restated memorandum and articles of association would be amended, effective upon consummation of the acquisition, to provide that the authorized share capital of CS China be increased from US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each to US$20,115 divided into 200,000,000 ordinary shares of a par value of U$S0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each.

However, having sufficient authorized but unissued ordinary shares may enable CS China’s board of directors to render it more difficult or to discourage an attempt to obtain control of CS China and thereby protect continuity of or entrench its management, which may adversely affect the market price of CS China’s ordinary shares. If, in the due exercise of its fiduciary obligations, for example, CS China’s board of directors were to determine that a takeover proposal were not in the best interests of CS China, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Required Vote

If the acquisition proposal is not approved, the capital increase proposal will not be presented at the extraordinary general meeting.

The capital increase proposal must be approved by the holders of a majority of the ordinary shares of CS China present in person or by proxy and entitled to vote at the extraordinary general meeting. The text of the capital increase proposal to be considered at the extraordinary general meeting is set forth in Annex E.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITAL INCREASE PROPOSAL.

THE ADDITIONAL CHARTER AMENDMENT PROPOSALS

In connection with the acquisition, certain changes to CS China’s amended and restated memorandum and articles of association are being proposed to be considered by the shareholders of CS China for approval in addition to the changes being proposed by the primary charter amendment proposal, the name change proposal and the capital increase proposal. The board of directors of CS China believes each of them is desirable.

The recommended changes, which will be effective upon consummation of the acquisition, in addition to those that are being effected to reflect shareholder approval of the primary charter amendment proposal, the name change proposal and the capital increase proposal, are to (i) amend CS China’s amended and restated memorandum and articles of association to change the existing quorum requirements and (ii) approve the amendment and restatement of the amended and restated memorandum and articles of association to reflect all of the changes approved at the extraordinary general meeting.

With respect to the existing quorum threshold for a general meeting, Article 67 of CS China’s amended and restated memorandum and articles of association provides that a quorum at any general meeting shall consist of the holder or holders present in person or by proxy entitled to exercise more than 50% of the voting rights of the shares of each class or series entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon. The board of directors recommends that this proportion be reduced to 33-1/3%, which will facilitate having a quorum present for a general meeting.

The CS China board of directors also recommends that, upon approval of the primary charter amendment proposal, the name change proposal, the capital increase proposal and the amendments referred to in this section, the amended and restated memorandum and articles of association be further amended and restated into a second amended and restated memorandum and articles of association that will incorporate such approved changes so that a single document exists that fully states the provisions that constitute its memorandum and articles of association.

A copy of CS China’s amended and restated memorandum and articles of association, as corrected and as presently in effect, in attached hereto as Annex C. A copy of CS China’s second amended and restated memorandum and articles of association, which will incorporate the changes effected by the foregoing changes as would be in effect if all of the changes are approved, is attached hereto as Annex D.

Required Vote

If the acquisition proposal is not approved, the additional charter amendment proposals will not be presented at the meeting.

Each of the additional charter amendment proposals must be approved by special resolution by the holders of two-thirds of all ordinary shares of CS China present in person and by proxy and entitled to vote at the extraordinary general meeting of shareholders. The text of each of the additional charter amendment proposals to be considered at the extraordinary general meeting is set forth in Annex E.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADDITIONAL CHARTER AMENDMENT PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Effective upon the closing CS China’s board of directors will consist of seven (7) directors divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The nominees who have been nominated as candidates for election are as follows:

•	in the class to stand for reelection in 2011: Chien Lee and Li Chung Ming;
•	in the class to stand for reelection in 2012: Leong Siak Hung and James R. Preissler; and
•	in the class to stand for reelection in 2013: Lam Man Pou, Vong Hon Kun and Sylvia Lee.

The election of the nominee directors will be presented to the extraordinary meeting as a single proposal, which, if passed, will result in the election of all of the director nominees, or, if not approved, will result in the election of none of the director nominees. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of the full slate of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the acquisition proposal is not approved, the director election proposal will not be submitted to the shareholders for a vote and CS China’s current directors will continue in office until CS China is liquidated.

At the effective time of the AGRL acquisition and assuming the election of the individuals set forth above, the board of directors and executive officers of CS China will be as follows:

Name	Age	Position
Lam Man Pou	48	Director and Chairman
Leong Siak Hung	40	Director and Chief Executive Officer
Li Chung Ming, Raymond	52	Director and Chief Financial Officer
Vong Hon Kun	45	Director and Chief Operating Officer
Chien Lee	49	Director
Sylvia Lee	45	Director
James R. Preissler	38	Director

Messrs. Lam, Leong, Li and Vong are designees of AGRL, Messrs. Lee and Preissler are designees of CS China and Ms. Lee is a mutual designee of both AGRL and CS China.

The director who will serve as Chairman of the board of directors will be elected by majority vote of the directors. It is expected that Mr. Lam Man Pou will be so elected.

CS China has no further right to designate a director nominee after the expiration of the terms of its designees.

Information About the Nominees

Lam Man Pou is the Founder, Chairman and Director of AGRL and is responsible for the overall direction and development of AGRL, its subsidiaries and VIP gaming promoters. He is also responsible for developing AGRL’s and its VIP gaming promoters’ marketing programs. Mr. Lam is a citizen of Macau, China and has been involved in the gaming industry in Macau for over 20 years. He had served as junket agent for various VIP gaming rooms in SJM casinos and Waldo Casino before setting up his own business for promoting gaming business on May 22, 2006. From March 1990 to May 2002, Mr. Lam was self-employed as a junket agent for the Casinos of Sociedade de Turismo e Diversoes de Macau, S.A.. From June 2002 through May 2005, Mr. Lam was self-employed as a junket agent for Casino New Century. From July 2004 through May 2005 Mr Lam was self-employed as a junket agent for Waldo Casino. He is a member of the Macau Gaming Industry General Association of Administrators and VIP gaming promoters.

Leong Siak Hung is the Chief Executive Officer and Director of AGRL and is responsible for the direct general administration of AGRL and AGRL’s strategic planning and expansion. Mr. Leong is a citizen of Macau, China and has over 17 years of active management with various industrial and real property companies in Macau, Hong Kong and China. He has received intensive training in all aspects of general administration and human resources management. From November 2001 through June 2003, he worked as a chief executive officer for National Craft Industrial Co. Ltd, a toys manufacturing company in China. From July onward he was appointed Chairman of Idea Kids Toy Co., Ltd, a toys manufacturing company in China. From July 2006 onward he also appointed chairman of Genesis Industrial Co., Ltd, a toys manufacturing. From July 2006 onward he was appointed Chairman of Zhuhai Zhongzhu Real Estate Development Company Ltd, a real property developer. He has acted as management advisor for Mr. Lam in respect of general administration and human resources management for VIP gaming rooms since May 2006.

Li Chung Ming, Raymond is the Chief Financial Officer and Director of AGRL and is responsible for the accounting and finance of AGRL. Mr. Li is a citizen of Hong Kong, China and is a practicing Certified Public Accountant and a member of the Hong Kong Institute of Certified Public Accountants. He is also an associate of the Hong Kong Taxation Institute and the Association of International Accountants. He is a graduate of Hong Kong Polytechnic University, Department of Accounting. From July 1984 through July 31, 2005 he worked as senior manager for Tony C. M. Yau & Company, a Certified Public Accountants firm in Hong Kong, he was engaged in auditing, accounting and corporate services. From August 2005 through July 2006 he worked as a consultant for K Li Business Consultancy Limited, he was engaged in the provision of corporate and financial advisory services. From August 2006 he was appointed as a executive director of Klis & Associates CPA Limited, a Certified Public Accountants firm in Hong Kong From September 2004 through May 2009, he was appointed as an independent non-executive director of Benefun International Holding Limited, a Hong Kong public listed company. The company is engaged in the sales of plantation products, property development, garment manufacturing and retailing. He has acted as an advisor to Mr. Lam in respect of the financial management of the VIP gaming rooms since May 2006.

Vong Hon Kun is the Chief Operating Officer and Director of AGRL and is responsible for the day to day operation of AGRL and developing the VIP gaming patron market in Mainland China and the junket agent network throughout that country. Mr. Vong is a citizen of Macau, China. Mr. Vong has spent over 18 years in the gaming industry. Before he joined the gaming industry, Mr. Vong had worked as a civil servant for six years. He had served as junket agent for various VIP gaming rooms in SJM casinos and Waldo Casino before joining Lam Man Pou for promoting gaming business on May 22, 2006. From July 1990 to May 2002, Mr. Vong was self-employed as a junket agent for the Casinos of Sociedade de Turismo e Diversoes de Macau, S.A.. From June 2002 through May 2005, Mr. Vong was self-employed as a junket agent for Casino New Century. From July 2004 through May 2005 Mr Vong was self-employed as a junket agent for Waldo Casino. He is a member of the Macau Gaming Industry General Association of Administrators and VIP gaming promoters.

Sylvia Lee is a founding member, and has served as the vice chairman and chief financial officer of CS Capital USA since August 2004. She has also been a director of SK Development since May 2006. Ms. Lee is a founding member and has been the executive vice president of Lee Holdings Company, Inc. since August 1989. Ms. Lee has also been a special advisor to the Zhongshan Xiaolan Asset Management Company since April 2007. From November 1994 to January 2001, Ms. Lee served as the president and was a co-founder of Unique Domain, Inc., an interior design firm and furniture trade showroom chain store in Florida. From June 1993 to September 1997, Ms. Lee was a member and also served as the treasurer of the Arts and Design Village Development Council of Buena Vista, Inc., a non-profit organization which had helped revitalized the mid-town Miami area and the Miami Design District. From August 1989 to August 1995, Ms. Lee served as the vice president of City Homes, Inc. Ms. Lee received a M.S. from the Florida International University and a B.A. from the University of Hawaii.

Please see the section entitled “Other Information Related to CS China — Directors and Officers” for information regarding Chien Lee and James R. Preissler. Mr. Lee and Ms. Lee are husband and wife.

Independence of Directors

CS China does not presently have independent directors who constitute a majority of its board of directors and, upon election of the director nominees standing for election pursuant to the director election proposal, only three of the seven directors will meet the standards for independence that are required by the Nasdaq Stock Market and other exchanges. At such time as it meets the requirement to have its securities listed on the Nasdaq Stock Market or other stock exchange and applies for such listing, CS China will be required to adhere to the rules of that exchange in determining whether a director is independent. The Nasdaq Stock Market’s listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. In order to have a majority of independent directors on CS China’s board of directors, it will be necessary either for the board to be expanded to have nine members, with the two new directors all meeting the independence standards, or one non-independent director will be required to resign and be replaced by a person who meets the independence standards. The board of directors of CS China will consult with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Code of Ethics

In August 2008, the CS China board of directors adopted a code of ethics that applies to its directors, officers and employees as well as those of its subsidiaries. Copies of the code of ethics are available free of charge upon request. Requests for copies of the code of ethics should be sent in writing to CS China Acquisition Corp., Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

Board Meeting Attendance

During the fiscal year ended July 31, 2009, there were three meetings of the CS China board of directors. No director attended fewer than 75% of the total number of meetings of the board on which he served during fiscal 2009. There were no committees of the board of directors in place during fiscal 2009.

Independent Auditors

The firm of UHY LLP has acted since inception as CS China’s principal independent registered public accounting firm. The following is a summary of fees paid to UHY LLP for services rendered. UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. (“UHY”) in an alternative practice structure.

AJ. Robbins PC acts as AGRL’s and AGRL’s VIP gaming promoters’ principal independent registered public accounting firm.

UHY LLP has not waived its right to make claims against the funds in CS China’s trust account for fees of any nature owed to them.

The following is a summary of fees paid or to be paid by CS China to UHY LLP and AGRL to AJ. Robbins PC for services rendered.

Audit Fees

During the fiscal years ended July 31, 2009 and July 31, 2008 UHY LLP billed CS China $72,050 and $104,850, respectively, in fees for the professional services rendered in connection with the audits of CS China’s annual financial statements included in its Annual Reports on Form 10-K for those two fiscal years, the review of CS China’s financial statements included in its Quarterly Reports on Form 10-Q during those two fiscal years, and CS China’s registration statement filings.

For the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, AJ. Robbins PC billed AGRL an aggregate of $233,000 for fees for professional services rendered and $25,912 for travel expenses in connection with the audits of the annual financial statements of AGRL and AGRL’s VIP gaming promoters for such fiscal years. AJ. Robbins PC also billed AGRL an aggregate of $80,000 for fees for professional services and $4,674 for travel expenses in connection with its review of quarterly financial information for the quarters ended September 30, 2009, September 30, 2009, June 30, 2009 and June 30, 2008. AJ. Robbins PC did not bill AGRL for any fees of the types described below under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” with respect to any of such periods.

Audit-Related Fees

During the fiscal years ended July 31, 2009 and July 31, 2008, CS China was not billed by UHY LLP for any fees for audit-related services reasonably related to the performance of the audits and reviews for those two fiscal years, in additional to the fees described above under the heading “Audit Fees.”

Tax Fees

During the fiscal years ended July 31, 2009 and July 31, 2008, UHY billed CS China an aggregate of $0 and $1,550, respectively, for professional services rendered for tax compliance, tax advice, and tax planning services. These professional services consisted of general consultation from time to time regarding compliance with and planning for federal, state, local and international tax matters.

All Other Fees

During the fiscal years ended July 31, 2009 and 2008, CS China was not billed by UHY LLP or UHY for any fees for services, other than those described above, rendered to CS China for those two fiscal years.

Audit Committee Approval

Since CS China presently has no audit committee, there was no audit committee approval of the foregoing services although any services rendered were approved by CS China’s board of directors. In addition, in accordance with Section 10A(i) of the Exchange Act, before CS China engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by the board of directors or audit committee if one exists at the time.

Committee Information

CS China does not presently have audit, nominating or compensation committees of its board of directors and will not have any such committees upon consummation of the acquisition. At such time as it applies to have its ordinary shares listed on the Nasdaq Stock Market or a national stock exchange, CS China will establish such committees, which will be meet the applicable requirements for independence.

Benchmarking of Cash and Equity Compensation

CS China believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies. CS China expect to stay apprised of the cash and equity compensation practices of publicly held companies in the industry we operate in following our initial business combination through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to CS China, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to CS China, CS China generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, CS China anticipates setting executive base salaries for its executives and those of AGRL at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. CS China will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements (of which none is presently in effect), and that CS China will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Incentive Bonuses.  CS China may design and utilize cash incentive bonuses for its executives and those of AGRL to focus them on achieving key operational and financial objectives within a yearly time horizon. It is expected that such bonuses will be based on the standards include objective standards for job specific matters and subjective standards based on diligence, improvement of skills and company loyalty, decisiveness and an appropriate service mind-set. Improvement over the prior year is considered highly important.

Equity-Based Awards.  CS China may also use equity-based awards, such as stock options and stock grants, as part of its compensation packages. As of the date of this proxy statement, it has not adopted any plans or policies regarding such awards.

Director Compensation

After the closing of the acquisition, CS China will grant some form of compensation to Sylvia Lee, Chien Lee and James Preissler for their services as directors of CS China after the closing. The exact amount and nature of this compensation will be determined by the board of directors after the closing and may consist of cash, stock or both. It is not expected that the total amount will be material. It is not presently contemplated that Messrs. Lam, Leong, Li and Vong, each of whom will be an executive officer of CS China after the closing, will receive any additional compensation for serving as directors.

Employment Agreements

AGRL has entered into employment agreements with its four executive officers that will become effective upon the closing of the acquisition. The following table sets forth certain information about these employment agreements.

Officer	Position	Term	Annual Salary
Leong Siak Hung	Chief Executive Officer	Three Years	$240,000
Li Chun Ming	Chief Financial Officer	Three Years	$136,500
Lam Man Pou	Chief Marketing Officer	Five Years	$96,000
Vong Hon Kun	Chief Operating Officer	Five Years	$96,000

Each officer is also entitled to reasonable use of company-provided automobiles, subject to reasonable use by other management employees, with the officer to be reimbursed for all reasonable expenses related to the use and operation of such automobiles. Each officer is entitled to paid vacation in accordance with AGRL’s policies.

Each employment agreement terminates upon the death or disability (as defined in the agreement) of the executive and may be terminated by AGRL for “cause” (as defined in the agreement). Upon termination for death or disability, the employee or his legal representatives shall be entitled to receive all accrued or earned and vested amounts due, payable in a lump sum within 30 days after the date of termination. Upon termination for cause, the executive will receive unpaid salary through the date of termination.

The agreements contain provisions prohibiting the executives, during their respective terms of employment, from selling, hypothecating or otherwise transferring more than 20% of any ordinary shares they receive as a result of the acquisition. If an executive’s employment is terminated for any reason prior to the expiration of the employment term, or if the executive breaches the confidentiality and non-competition and non-solicitation provisions of his employment agreement, the executive is obligated to transfer and assign to CS China all securities then held by him and all rights to receive securities in the future, which securities will be canceled.

The employment agreements provide that the executive, during the period of five years following the termination of his employment (three years in the case of Messrs. Leong and Li), shall not (a) whether as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, consultant, independent contractor, or other such role, render services to, become employed by, own, or have a financial or other interest in any Competitive Business; or (b) solicit, recruit, induce, offer, assist, encourage or suggest (i) that another business or enterprise offer employment to or enter into a business affiliation with any AGRL employee, agent, contractor, or representative, or (ii) that any AGRL employee, agent or representative terminate or modify his or her employment or business affiliation with AGRL. “Competitive Business” means any person, business or enterprise engaged in the operation or management of casinos or gaming activities in any jurisdiction in which AGRL is engaged in the management of casinos or gaming or junket activities or in which AGRL has profit interests in casinos or gaming or junket activities. The employment agreements provide for injunctive relief against the executive in the event of a breach of the confidentiality and non-competition provisions, in addition to other available remedies.

Required Vote

If the acquisition proposal is not approved, the director election proposal will not be presented at the extraordinary general meeting.

The director election proposal must be approved by the holders of a majority of all ordinary shares of CS China present in person and by proxy and entitled to vote at the extraordinary general meeting of shareholders. The text of the director election proposal to be considered at the extraordinary general meeting is set forth in Annex E.

THE CS CHINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CS CHINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL

THE SHAREHOLDER ADJOURNMENT PROPOSAL

The shareholder adjournment proposal, if adopted, will allow CS China’s board of directors to adjourn the extraordinary general meeting of shareholders to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the consummation of the acquisition. In no event will CS China adjourn the extraordinary general meeting or consummate the acquisition beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the shareholder adjournment proposal is to provide more time for CS China, the CS China Pre-IPO Holders, AGRL and/or their respective affiliates to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the acquisition proposal and to meet the requirement that the holders of fewer than 40% of the Public Shares vote against the acquisition proposal and demand that their Public Shares be redeemed for cash. See the section entitled “The Acquisition Proposal —  Interests of CS China’s Directors and Officers and Others in the Acquisition.”

Consequences if the Shareholder Adjournment Proposal Is Not Approved

If the shareholder adjournment proposal is not approved by the shareholders, CS China’s board of directors may not be able to adjourn the shareholder extraordinary general meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the consummation of the acquisition (because the acquisition proposal is not approved or the holders of 40% or more of the Public Shares vote against the acquisition proposal and demand that their Public Shares be redeemed for cash). In such event, the acquisition would not be completed and, unless CS China were able to consummate a business combination with another party no later than the applicable liquidation date, it would be required to liquidate.

Required Vote

The shareholder amendment proposal must be approved by the holders of a majority of all ordinary shares of CS China present in person and by proxy and entitled to vote at the extraordinary general meeting of shareholders. The text of the shareholder adjournment proposal to be considered at the extraordinary general meeting is set forth in Annex E.

Adoption of the shareholder adjournment proposal is not conditioned upon the adoption of any of the other proposals.

CS CHINA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CS CHINA’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CS CHINA

Business of CS China

CS China Acquisition Corp. is a blank check company incorporated on September 24, 2007 to acquire one or more operating businesses that has its principal operations located in the People’s Republic of China through a share exchange, asset or share acquisition, plan of arrangement, recapitalization or other similar type of transaction. Prior to executing the purchase agreement with AGRL and Spring Fortune, CS China’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On August 15, 2008, CS China consummated its IPO of 4,800,000 units at a price of $6.00 per unit. On August 21, 2008, CS China consummated the closing of and additional 720,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one ordinary share and two warrants, each entitling the holder to purchase one ordinary share at an exercise price of $5.00 commencing upon the later of the completion of a business combination or August 11, 2009 and expiring August 10, 2013. Simultaneously with the consummation of IPO and the consummation of the sale of additional units pursuant to the underwriters’ over-allotment option, CS China consummated the sale of an aggregate of the 3,608,000 Founders’ Warrants at $0.50 per Founders’ Warrant (for an aggregate purchase price of $1,804,000) in a private placement. Gross proceeds from the IPO (including from the private placement of Founders’ Warrants and exercise of the underwriters’ over-allotment option) were $34,924,000. CS China paid a total of $1,324,800 in underwriting discounts and commissions (after deferring $993,600) and for costs and expenses related to the IPO. After deducting the underwriting discounts and commissions and offering expenses, the total net proceeds to CS China from the IPO (including the over-allotment option and the private sale) were $33,280,880, of which $32,899,200 was deposited into the trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, CS China may draw for use of working capital up to $1,050,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through December 31, 2009, CS China used all of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses and drew interest income in the amount of approximately $360,000 for its working capital. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of December 31, 2009, there was $32,899,200 held in the trust fund.

CS China intends to use funds held in the trust account to pay certain transaction expenses, tax obligations and deferred underwriters compensation, to pay shareholders who properly exercise their redemption rights and, if necessary, to pay for Public Shares purchased from shareholders who had indicated their intention to vote against the acquisition proposal and redeem their Public Shares for cash in accordance with contracts for such purchases. See the section entitled “Actions That May Be Taken to Secure Approval of CS China’s Shareholders.” The balance of the funds will be used for working capital and general corporate purposes.

The holders of Public Shares will be entitled to receive funds from the trust account only in the event of CS China’s liquidation, if they seek to redeem their Public Shares for cash or if CS China purchases their shares and, in each event only if the acquisition is actually completed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to the underwriting agreement for CS China’s IPO, the initial target business that CS China acquires must have a fair market value equal to at least 80% of CS China’s net assets at the time of such acquisition. CS China’s board of directors determined that this test was met in connection with its acquisition of AGRL.

Automatic Liquidation and Subsequent Dissolution If No Business Combination

CS China’s amended and restated memorandum and articles of association provides that its affairs are to be wound up and CS China is to be liquidated if it does not consummate a business combination by the applicable liquidation date. This provision may not be amended except in connection with the consummation of a business combination. If CS China has not completed a business combination by the applicable liquidation date, it will trigger CS China’s automatic liquidation. This has the same effect as if CS China’s board of directors and shareholders had formally voted to approve CS China’s winding up and dissolution and formally began a voluntary winding up procedure under the Companies Law (2009 Revision) of the Cayman Islands. As a result, no vote would be required from CS China’s shareholders to commence such a voluntary winding up and dissolution. CS China views this provision as an obligation to CS China’s shareholders and will not take any action to propose, support or endorse any proposal by CS China’s shareholders to amend or waive this provision to allow it to survive for a longer period of time except in connection with the consummation of a business combination. In the event of a full voluntary liquidation, a liquidator would give at least 21 days’ notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette and taking any other steps he or she may consider appropriate. In practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. CS China anticipates the trust account would be distributed shortly following the expiration of the 21 day period. As soon as the affairs of CS China are fully wound-up, the liquidator must lay his final report and accounts before a final general meeting which must be called by a public notice at least 21 days before it takes place. After the final meeting, the liquidator must make a return to the Cayman Islands Registrar of Companies confirming the date on which the meeting was held and three months after the date of such filing CS China is dissolved.

If CS China is unable to complete a business combination by the applicable liquidation date, it will distribute, as part of CS China’s liquidation process, to all of CS China’s public shareholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to CS China’s obligations under Cayman Islands law to provide for claims of creditors, taxes and liquidation costs, if any). CS China anticipates the liquidator notifying the trustee of the trust account to begin distributing such assets promptly after expiration of the 21 day period and anticipate it will take no more than 10 business days to effectuate such distribution. The CS China Pre-IPO Holders have waived their rights to participate in any liquidation distribution with respect to their initial ordinary shares. However, CS China cannot assure you that it will properly assess all claims that may be potentially brought against it, and distributions (or part of them) could potentially be delayed while the liquidator identifies and assesses alleged creditor claims, or in the event the liquidation becomes subject to the supervision of the Cayman Islands court. There will be no distribution from the trust account with respect to CS China’s Warrants which will expire worthless. CS China will pay the costs of liquidation from CS China’s remaining assets outside of the trust fund. If such funds are insufficient, the Guarantors have contractually agreed to advance CS China the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and have contractually agreed not to seek repayment of such expenses.

If CS China were to expend all of the net proceeds of its IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share liquidation price as of January 13, 2010 would have been approximately $5.96. The proceeds deposited in the trust account could, however, become subject to the claims of CS China’s creditors (which could include vendors and service providers CS China has engaged to assist it in any way in connection with CS China’s search for a target business and that are owed money by it, as well as target businesses themselves) which could have higher priority than the claims of CS China’s public shareholders. The Guarantors have agreed, pursuant to agreements with CS China and EarlyBirdCapital that, if CS China enters liquidation prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by CS China for services rendered or contracted for or products sold to it in excess of the net proceeds of CS China’s IPO not held in the trust account. CS China cannot assure you, however, that they would be able to satisfy those obligations. Furthermore, if they refused to satisfy their obligations, CS China would be required to bring a claim against them to enforce CS

China’s indemnification rights. Accordingly, the actual per-share liquidation price could be less than $5.96, plus interest, due to claims of creditors.

CS China’s public shareholders will be entitled to receive funds from the trust account only in the event of CS China’s automatic liquidation or if they seek to redeem their Public Shares for cash upon a business combination which the shareholder voted against and which is completed by CS China. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

Additionally, in any liquidation proceedings of CS China under Cayman Islands’ law, the funds held in CS China’s trust account may be included in CS China’s estate and subject to the claims of third parties with priority over the claims of CS China’s shareholders. To the extent any such claims deplete the trust account, CS China cannot assure you it will be able to return to CS China’s public shareholders the liquidation amounts payable to them. Furthermore, a liquidator of CS China might, in certain circumstances, seek to hold a shareholder liable to contribute to CS China’s estate to the extent of distributions received by them pursuant to the dissolution of the trust account beyond the date of dissolution of the trust account. CS China cannot assure you that claims will not be brought against public shareholders for these reasons.

If CS China is unable to consummate a transaction by the applicable liquidation date, it will go into liquidation and subsequently liquidate and distribute the trust account as part of CS China’s liquidation process. Upon notice from the liquidator, the trustee of the trust account will distribute the investments constituting the trust account and will turn over the proceeds to CS China’s transfer agent for distribution to CS China’s public shareholders. Concurrently, CS China, through its liquidator, shall pay, or reserve for payment, from funds not held in trust, CS China’s liabilities and obligations, although CS China cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, CS China’s directors and officers have agreed to indemnify CS China for all claims of creditors to the extent CS China obtains valid and enforceable waivers from such entities in order to protect the amounts held in trust. However, because CS China is a blank check company, rather than an operating company, and CS China’s operations have been and will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CS China’s vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described above, pursuant to the obligation contained in CS China’s underwriting agreement, it will seek to have all vendors, service providers and prospective target businesses execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, CS China believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust.

CS China therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on CS China’s ability to distribute the funds in the trust account to CS China’s public shareholders. Nevertheless, CS China cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with CS China, they will not seek recourse against the trust fund. A court could also conclude that such agreements are not legally enforceable. As a result, if CS China liquidates, the per-share distribution from the trust fund could be less than $5.96 due to claims or potential claims of creditors.

In addition, under certain circumstances distributions received by shareholders could be viewed by applicable laws (including insolvency laws and certain equitable and/or restitution principles) as either fraudulent transfers or mistaken or otherwise wrongful payments. In those circumstances, a Cayman Islands court could order that amounts received by CS China’s shareholders be repaid to CS China. CS China cannot assure you that claims will not be brought against public shareholders for these reasons.

Facilities

CS China’s executive offices are currently located at Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong. The cost for this space is included in the $3,000 per-year fee Russell Bedford Hong Kong Limited charges CS China for registered agent and general and administrative services. CS China considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. CS China may determine to lease additional space in the future in other locations, including China, depending on the activities of its executive officers. To the extent it leases such additional space, it will use its available working capital to pay for such space.

In connection with CS China’s IPO, CS Capital USA, an affiliate of Chien Lee, agreed to provide CS China with office space and certain office and secretarial services for a fee of $7,500 per month, should it choose to avail itself of such space and services, which, to this point, it has not chosen to do.

Employees

CS China does not currently have any full time employees. CS China has eight executive officers. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to CS China’s affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process that it is in. CS China does not intend to have any full time employees prior to the consummation of the acquisition.

Directors and Executive Officers

CS China’s current directors and executive officers are as follows:

Name	Age	Position
Chien Lee	49	Chairman of the Board
William (Bill) Haus	45	Chief Executive Officer and Director
James R. Preissler	38	Chief Financial Officer, Secretary and Director
Michael Zhang	49	Executive Vice President and Director
Peter Li	46	Director
Clarence Li	52	Director and Vice President
Wei (Will) Lu	35	Director and Vice President
Weidong Hong	43	Director and Vice President
Jie Liu	36	Director and Vice President

Chien Lee has served as CS China’s chairman of the board since CS China’s inception. He also served as CS China’s chief executive officer from CS China’s inception to June 2008. Mr. Lee is a founding member, and has served as the chairman and chief executive officer of CS Capital USA, LLC since August 2004. CS Capital USA is a private equity firm focused on diversified investments in China. Its investments include SK Development (Zhongshan) Company, Ltd., a land acquisition and real estate development company located in China. Mr. Lee has been the vice chairman of SK Development since its formation in May 2005. In October 2004, Mr. Lee co-founded 7 Days Group Holdings Limited (NYSE: SVN), one of the leading budget hotel chains in China. Mr. Lee also co-founded The Officebox, a retail office products chain superstore in China, in April 2004 and has served as a director since its formation. Since August 1989, Mr. Lee has been a founding member and serves as the president of Lee Holdings Company, Inc., a Miami-based investment company focusing on the acquisition of non-performing assets in the United States from different sources, including but not limited to major banks and life insurance companies. Mr. Lee has also been a special advisor to the Zhongshan Xiaolan Asset Management Company, Ltd., an investment and asset management company, in Guangdong, China since April, 2007. From January 1988 to August 1995, Mr. Lee served as the president and was the founder of City Homes, Inc., a real estate investment company in Miami.

William (Bill) P. Haus, CFA, has served as CS China’s chief executive officer and a member of CS China’s board of directors since June 2008. Since May 2008, Mr. Haus has acted as a consultant providing advisory and consulting services. From September 2005 to May 2008, Mr. Haus served as an analyst for The Pinnacle China Fund, a China-focused hedge fund. From April 2005 to September 2005, Mr. Haus served as a senior vice president and equity research analyst with the Stanford Group Company, a broker dealer. From March 2000 to March 2005, Mr. Haus served as a senior research analyst at Advest, Inc., a securities brokerage firm. From 1998 to March 2000, Mr. Haus was associate vice president, manager and financial and business analyst at State Street Corporation, a financial services provider. From 1996 to 1998, Mr. Haus was a senior financial analyst at Fidelity Investments. Mr. Haus received a B.S. from the State University of New York at Fredonia and an M.B.A. from Boston University. Mr. Haus is a Chartered Financial Analyst (CFA) and member of the CFA Institute.

James R. Preissler has served as CS China’s chief financial officer, secretary and a member of CS China’s board of directors since June 2008. Since November 2006, Mr. Preissler has served as a managing partner of Panthera Capital Group, an advisory firm for Chinese companies. From November 2004 until November 2006, Mr. Preissler served as the chief financial officer and secretary for China Unistone Acquisition Corp., a blank check company that subsequently merged with a target in China to form Yucheng Technologies (Nasdaq: YTEC), a provider of financial technologies and solutions to banks in China. Mr. Preissler has served as an investment advisor to Yucheng Technologies since its merger in November 2006. From March 2003 until September 2005, Mr. Preissler served as the associate director of research for Majestic Research, a New York-based independent research boutique firm focused on proprietary research for hedge funds and institutional investors. From March 2002 to February 2003, he served as a head of the digital media research group of Investec, an investment bank specializing on mid-cap growth companies in the United States and Europe. Mr. Preissler received a B.A. from Yale University and currently holds Series 7, 24, 63, and 79 securities licenses.

Michael Zhang has served as CS China’s executive vice president and a member of CS China’s board of directors since CS China’s inception. Since April 2002, Mr. Zhang has served as vice president of Hailiang Group Co. Ltd., a Fortune 500 company in China and the parent company of Hailiang Stock Company, a Shenzhen Stock Exchange listed company that is one of the world’s largest producers of copper and copper alloy products, where he leads the real estate development group in the U.S., China and Vietnam and the venture capital and mergers and acquisitions groups of the company. From October 2001 to March 2002, Mr. Zhang served as general counsel to the International Data Group (IDG), an international IT media, research and exposition company in China providing legal expertise in corporate and venture capital matters. From January 2000 to September 2001, Mr. Zhang served as vice president of Shenzhen New Industries Investment Company, an investment banking firm in China focusing on mergers and acquisition. From January 1993 to December 1999, Mr. Zhang was an attorney at the law firm of Becker & Poliakoff, PA, and later was named managing partner of the firm’s Guangzhou and Beijing Office. Mr. Zhang represented many U.S. companies doing business in China in strategic business negotiations, joint ventures, and mergers and acquisitions. He was the author of three published books and numerous articles in newspapers and magazines in China. Mr. Zhang was also a frequent lecturer on U.S. laws and on doing business in China. Mr. Zhang founded his own law firm in January 1990 and provided advice mainly focusing on immigration and corporate law and mergers and acquisitions until December 1992. Mr. Zhang received a J.D. from Nova Southeastern University, graduated from The Graduate School of the Chinese Academy of Social Sciences in Beijing, China, and received a B.A. from Shandong University in Jinan, China.

Peter Li has served as a member of CS China’s board of directors since June 2008. Since June 2008, Mr. Li has also served as an independent director and audit committee chairman for Yuhe International Inc., an OTCBB listed company (YUII.OB) engaged in the broiler breeding business in China. Since February 2008, Mr. Li has served as the senior advisor for Yucheng Technologies. Since November 2006, he has also served as chief financial officer of Yucheng Technologies. From October 2004 to October 2006, Mr. Li was the chief financial officer for Beijing Sihitech Technology Co. Ltd. From September 2002 to March 2004, Mr. Li held the position of internal controller at Lenovo, a computer manufacturer. Prior to September 2002, Mr. Li held various positions in corporate financial management across different industries. Mr. Li is a Certified General Accountant designated in Ontario, Canada. Mr. Li received a B.A. from Beijing Foreign Studies University and Master of Education majoring in educational administration from University of Toronto.

Clarence Li has served as a member of CS China’s board of directors since February 2009 and CS China’s Vice President since September 30, 2009. Mr. Li has over 25 years of financial and management accounting experiences in Hong Kong and Canada. Since January 2008, Mr. Li has served as the Deputy Director of Industrial Operation Finance, and held various Financial and Management Accounting positions from 1996 to 2007, at Sanofi Pasteur Limited in Toronto, Canada, a division of Sanofi-Aventis (Ticker: Paris-SAN, NYSE-SNY), a leader in the pharmaceutical industry. From 1990 to 1995, Mr. Li was an independent financial consultant. From 1981 to 1989, Mr. Li held executive management positions in AMF Overseas Corp., a subsidiary of AMF Inc., and the Tung-Wah Group, the largest non-profit organization in Hong Kong. Mr. Li started his career as an accountant at the PricewaterhouseCoopers in Hong Kong. Mr. Li is a Chartered

Management Accountant, United Kingdom (ACMA); a Chartered Certified Accountant, United Kingdom (FCCA); a Certified Public Accountant, Hong Kong (CPA); and a Certified General Accountant, Canada (CGA).

Wei (Will) Lu has served as a member of CS China’s board of directors since February 2009 and CS China’s Vice President since September 30, 2009. Mr. Lu founded, and since May 2007, has served as the founder and managing director of Fidelity Capital Partners, a business consulting practice focused on strategic and financing planning for Chinese companies. From 2001 to April 2007, Mr. Lu served as a managing director with World Capital Market, a Los Angeles-based boutique investment banking firm. From 1997 to 2001, Mr. Lu worked at Arthur Andersen Business Consulting. Mr. Lu received his Bachelor’s degree from Fudan University, major in International Finance and minor in International Law. He also received an MBA from the University of Southern California, Marshall Business School.

Weidong Hong has served as a member of CS China’s board of directors since February 2009 and CS China’s Vice President since September 30, 2009. Mr. Hong has served as the Chief Executive Officer and a director of Yucheng Technologies (NASDAQ: YTEC), a leading IT service provider to banking industry in China, since November 2006. Mr. Hong was the Chairman and Chief Executive Officer of Beijing Sihitech Technology Co. Ltd. between June 1999 and November 2006, which was merged with Beijing e-Channels Technology Co. Ltd. and China Unistone Acquisition Corp. to form Yucheng Technologies in November 2006. From May 1997 to June 1999, Mr. Hong served as General Manager of GIT, a company engaged in the business of providing IT services to the Chinese banking industry. From December 1994 to May 1997, Mr. Hong was Vice President of the PC Department of Secom China Ltd. Mr. Hong received B.E and EMBA degrees from Tsinghua University.

Jie Liu has served as a member of CS China’s board of directors since February 2009 and CS China’s Vice President since September 30, 2009. Mr. Liu has served as the Chief Executive Officer of Shenzhen New Industries Venture Capital Co., Ltd., the venture capital affiliate of New Industries Investment Co., Ltd. (NII), an investment banking enterprise in Shenzhen, China sponsored by the State Planning and Development Commission. NII has been a pioneer in venture capital investments in China with principal investments focused in the high-tech, communications, bio-tech, and new materials sectors. Mr. Liu joined Shenzhen New Industries Venture Capital in January 2001 as Manager of the Investment Department and was later named Deputy General Manager and eventually Chief Executive Officer. From July 1999 to January 2001, Mr. Liu led the Development & Research Department at NII. From March 1998 to July 1999, he was a Manager in the Investment Banking Division at New China Trust & Investment Co., Ltd., an investment banking firm. From March 1996 to March 1998, he was General Manager of the Chonqing Silian Environment Engineering Co., Ltd., a project engineering firm. He currently serves on the Board of Directors of the Shenzhen New Industry Medical & Development Co., Ltd., Shenzhen New Industry Biomedical Engineering Co., Ltd. and Changchun New Industry Optoelectronics Tech. Co., Ltd. He also currently serves as Executive Director of the Shenzhen Venture Capital Association and General Manager and Fund Manager of the Direct Investment Department of New China Trust & Investment Co., Ltd. Mr. Liu graduated from the Beijing University of Aeronautics & Astronautics and received a BS with honors in Management Information Systems.

Clarence Li and Sylvia Lee are siblings. Clarence Li is a brother-in-law of Chien Lee, Sylvia Lee’s husband.

After the closing of the acquisition, CS China will grant some form of compensation to Clarence Li, Wei Lu, Weidong Hong and Jie Liu, who served as outside directors of CS China prior to the closing of the acquisition. The exact amount and nature of this compensation will be determined by the board of directors after the closing and may consist of cash, stock or both. It is not expected that the total amount will be material.

CS China’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. If the director election proposal is approved, all of the current directors who are not standing for election at the extraordinary general meeting will resign at that time. If the director election proposal is not approved, all of the current directors will remain in office.

Change in Fiscal Year

On November 16, 2009, CS China’s board of directors authorized a change in its fiscal year end from July 31 to April 30. A Report on Form 20-F will be filed by CS China to cover the transition period from August 1, 2009 to April 30, 2010. Upon consummation of the acquisition, CS China will adopt AGRL’s fiscal year that ends on December 31.

Foreign Private Issuer Status; Periodic Reporting and Audited Financial Statements

CS China is considered a “foreign private issuer.” As a foreign private issuer, CS China is exempt from certain of the rules under the Exchange Act relating to the furnishing and content of proxy statements and the filing of periodic reports, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;
•	provisions of Regulation FD aimed a preventing issuers from making selective disclosures of material non-public information; and
•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale or sale and purchase, of its equity securities within less than six months.

However, CS China will deliver to its shareholders proxy solicitation materials containing the information it believes would have been required to be provided to shareholders had CS China not been a foreign private issuer but still had a class of equity securities registered under Section 12 of the Exchange Act and will file with the SEC a Report of Foreign Private Issuer on Form 6-K that includes a copy of the proxy solicitation material. CS China will also file Annual Reports on Form 20-F containing financial statements audited and reported on by CS China’s independent registered public accountant. For the period prior to its becoming eligible for foreign private issuer status, CS China filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended July 31, 2009 and 2008 and its Quarterly Reports on Form 10-Q covering the quarters ended October 31, 2008, January 31, 2009 and April 30, 2009.

Legal Proceedings

There are no legal proceedings pending against CS China.

CS China’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with CS China’s financial statements and related notes thereto included elsewhere in this proxy statement.

Critical Accounting Policies

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and diluted income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Management does believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations for the nine months ended September 20, 2009 and September 30, 2008

For the nine months ended September 30, 2009, CS China had a net loss of $193,288 derived from $97,641 of interest income offset by $290,928 of total expenses.

For the nine months ended September 30, 2008, CS China had net income of $78,841 derived from $110,768 of interest income offset by $31,298 of total expenses.

Results of Operations for the year ended July 31, 2009 and the period from September 24, 2007 (inception) to July 31, 2008

For the fiscal year ended July 31, 2009, CS China had net income of $68,876 derived from interest income of $355,599, offset by $286,722 of total expenses.

For the period from September 24, 2007 (inception) to July 31, 2008, CS China had a net loss of $26,955 derived from $26,955 for travel and other expenses.

Liquidity and Capital Resources

On August 15, 2008, CS China consummated its IPO of 4,800,000 units. On August 21, 2008, CS China consummated the closing of and additional 720,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one ordinary share and two warrants, each entitling the holder to purchase one ordinary share at an exercise price of $5.00 commencing upon the later of the completion of a business combination or August 11, 2009 and expiring August 10, 2013. Simultaneously with the consummation of IPO and the consummation of the sale of additional units pursuant to the underwriters’ over-allotment option, CS China consummated the sale of an aggregate of the 3,608,000 Founders’ Warrants at $0.50 per Founders’ Warrant (for an aggregate purchase price of $1,804,000) in a private placement. Gross proceeds from the IPO (including from the private placement of Founders’ Warrants and exercise of the underwriters’ over-allotment option) were $34,924,000. CS China paid a total of $1,324,800 in underwriting discounts and commissions (after deferring $993,600) and for costs and expenses related to the IPO. After deducting the underwriting discounts and commissions and offering expenses, the total net proceeds to CS China from the IPO (including the over-allotment option and the private sale) were $33,280,880, of which $32,899,200 was deposited into the trust account and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. In addition, CS China may draw for use of working capital up to $1,050,000 of interest earned on the trust account, as well as any amounts necessary to pay its tax obligations. Through September 30, 2009, CS China used all of the net proceeds that were not deposited into the trust fund to pay general and administrative expenses and drew interest income in the amount of approximately $360,000 for its working capital. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of December 31, 2009, there was $32,899,200 held in the trust fund.

CS China believes it will have sufficient available funds outside of the trust account to operate through February 15, 2011, assuming that a business combination is not consummated during that time. As indicated above, there can be released to CS China, from time to time, interest earned on the funds held in the trust account, up to an aggregate of $1,050,000, of which approximately $360,000 has already been drawn down as of December 31, 2009, to fund expenses related to investigating and selecting a target business, as well as any amounts necessary to pay CS China’s tax obligations. CS China does not believe it will need to raise additional funds in order to meet the expenditures required for operating CS China’s business. However, CS China may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to CS China, although CS China have not entered into any such arrangement and have no current intention of doing so.

Prior to CS China’s IPO, certain of its officers and initial shareholders advanced an aggregate of $138,000 to CS China, on a non-interest bearing basis, for payment of offering expenses on CS China’s behalf. The entire principal of this advance was repaid on the closing of the IPO.

Chien Lee and James R. Preissler have loaned CS China $106,000 and $35,000, respectively, to cover its operating expenses through the closing. These loans are payable upon the closing. If the acquisition is not consummated and CS China is required to liquidate, such loans will not be repaid to Mr. Lee and Mr. Preissler.

Off-Balance Sheet Arrangements

Warrants issued in conjunction with CS China’s IPO are equity linked derivatives and accordingly represent off-balance sheet arrangements. The warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standard (FAS) 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See Notes 3 and 6 to the financial statements for more information.

Contractual Obligations

CS China does not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that CS China complete acquisitions subsequent to CS China’s adoption of SFAS 141(R), the application of its provisions will likely have a material impact on CS China’s results of operations, although CS China are not currently able to estimate that impact.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires that once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. CS China do not expect the adoption of SFAS 160 to have a material impact on CS China’s financial condition or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to improve financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which will require CS China to adopt these provisions beginning in fiscal 2009 and thereafter. CS China do not expect the adoption of SFAS 161 to have a material impact on CS China’s financial condition or results of operations.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings per share.” This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented are to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data). CS China do not expect the adoption of the adoption of this Staff Position to have a material impact on CS China’s financial condition or results of operations.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009. CS China’s management evaluated all events or transactions that occurred after December 31, 2008 up through March 30, 2009, the date CS China issued the financial statements included in this proxy statement for the year ended December 31, 2008. CS China’s management has also evaluated all events or transactions from March 31, 2009 through October 9, 2009, and has updated Note 9 of the financial statements for the period ended December 31, 2008 included elsewhere in this proxy statement for any additional transactions that have occurred, which are unaudited. During these periods, CS China did not have any material recognizable subsequent events other than those disclosed in Note 9.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (“FAS 168”). FAS 168 provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative nongovernmental GAAP. The Codification did not change GAAP but reorganizes the literature. FAS 168 is effective for interim and annual periods ending after September 15, 2009. CS China’s management does not believe that the adoption of FAS 168 will have a material impact on CS China’s financial statements.

CS China does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

BUSINESS OF AGRL

The discussion that follows includes a large number of references to companies, government agencies and technical terms, which, for ease of reference, are defined and described in the following Glossary.

Definitional References

“AGRL’s VIP gaming promoters”	Collectively, Champion Lion, Doowell, Sang Heng, Iao Pou and Spring, except that, when used with reference to financial information included in this proxy statement, Champion Lion is not included;
“Billion Boom”	Billion Boom International Limited, an investment holding company incorporated in the British Virgin Islands and is wholly owned by AGRL;
“CAGR”	compound annual growth rate;
“Champion Lion”	Champion Lion Limited, a company incorporated in the British Virgin Islands, is owned by Mr. Leong Siak Hung and Mr. Vong Hon Kun and is principally engaged in the gaming promotion business;
“Champion Lion Gaming Promotion Agreement”	the gaming promotion agreement entered between Jeju Hyatt Unicorn Casino, an Independent Third Party and Champion Lion;
“Champion Lion Profit”	the net operating profit generated by Champion Lion at the Jeju Hyatt Unicorn Casino located at the Hyatt Regency Hotel in Jeju, is arrived by deducting the chips commission and management fee paid from the income received from the Jeju Hyatt Unicorn Casino pursuant to the Champion Lion Gaming Promotion Agreement;
“Champion Lion Profit Agreement”	the agreement entered between Link Bond as purchaser and the shareholders as vendors and Champion Lion in relation to the acquisition of 100% interest of the Champion Lion Profit;
“Concession(s)”or “Concession Contract(s)”	the Concession Contract(s) for the operation of casino games between the MSAR and SJM, Galaxy and Wynn Macau;
“Concessionaire(s)”	the holder(s) of a license to operate casinos and casino games in the MSAR. Currently, the Concessionaires are SJM, Galaxy and Wynn Macau;
“Cotai”	the land reclamation area located in Macau between the islands of Coloane and Taipa;
“DICJ”	Gaming Inspection and Coordination Bureau of the Macau Government;
“Doowell”	Doowell Limited, a company incorporated in the British Virgin Islands, is owned by Mr. Lam Chou In, Mr. Lam Man Pou and Mr Vong Hon Kun and is principally engaged in the gaming promotion business;
“Doowell Profit”	the net operating profit generated by Doowell at the VIP gaming room located at the Lvegas Casino in Jeju is arrived by deducting the chips commission and management fee paid from the income received from the Lvegas Casino in Jeju pursuant to the Doowell VIP Junket Promotion Agreement;
“Doowell Profit Agreement”	the agreement entered between Well Mount as purchaser and the shareholders as vendors and Doowell in relation to the acquisition of 100% interest of the Doowell Profit;

Doowell VIP Junket Promotion Agreement”	the VIP junket promotion agreement entered between GIA, an Independent Third Party and Doowell;
“DSEC”	the Statistics and Census Bureau of the MSAR (“Direcção dos Serviços de Estatistica e Censos”);
“FITS”	the Facilitated Individual Travel Scheme;
“Foxhill”	Foxhill Group Limited, an investment holding company incorporated in the British Virgin Islands, is wholly owned by AGRL;
“Galaxy”	Galaxy Casino, S.A., a company incorporated in Macauon 30 November 2001, which is one of the three Concessionaires;
“Gaming Commission”	the Macau Gaming Commission (“Comissão Especializada Para Sectordos Jogos de Fortuna ou Azar”);
“GIA”	Gillmann Investments Asia Limited, a company incorporated in South Korea, the major shareholder of Nasign, who acquired the T.H.E. Hotel & Lvegas Casino, including a gaming license, in Jeju;
“GIF”	the Financial Information Bureau of the Macau Government (“Gabinete de Informação Financeira”);
“Grand Waldo”	a 5-star hotel located on the Cotai Strip, Macau with gaming and entertainment facilities;
“Greater China”	the Peoples’ Republic of China, Hong Kong, Macau and Taiwan;
“HKFRS”	Hong Kong Financial Reporting Standards;
“HKICPA”	Hong Kong Institute of Certified Public Accountants;
“Hong Kong” or “HKSAR”	the Hong Kong Special Administrative Region of the PRC;
“Hong Kong dollar” or “HK$” and “Hong Kong cents”	Hong Kong dollar and cents respectively, the lawful currency of Hong Kong;
“Hyatt Regency Hotel”	a 5-star hotel in Jeju with gaming and entertainment facilities;
“Iao Pou”	Iao Pou Gaming Promotion Limited, a company incorporated in Macau, is owned by Mr. Zheng Anting and Mr. Jin Weixi and is principally engaged in the gaming promotion business;
“Iao Pou Gaming Promotion Agreement”	the gaming promotion agreement entered between MGM Grand Paradise, an Independent Third Party and Iao Pou;
“Iao Pou Profit”	the net operating profit generated by Iao Pou at the Iao Kun VIP Room located at the MGM Grand Macau Casino in Macau is arrived by deducting the chips commission and management fee paid from the income received from the MGM Grand Macau Casino in Macau pursuant to the Iao Pou Gaming Promotion Agreement;
“Iao Pou Profit Agreement”	the agreement entered between Foxhill as purchaser and the shareholders as vendors and Iao Pou in relation to the acquisition of 100% interest of the Iao Pou Profit;
“Iao Kun VIP Room Star World”	the VIP gaming room in Star World Hotel promoted by Sang Heng;
“Iao Kun VIP Room Jeju”	the VIP gaming room in T.H.E. Hotel, Jeju promoted by Doowell;

“Independent Third Party(ies)”	any person(s) or company(ies) and their respective ultimate beneficial owner(s), to the best of the Directors’ knowledge, information and belief having made all reasonable enquiries, are third parties independent of and not connected with any director, chief executive or substantial shareholders of AGRL and its subsidiaries or any of their respective associate;
“JDC”	Jeju Free International City Development Center;
“Jeju”	Jeju Special Self-governing Province, a self-governing province of South Korea;
“Jeju Hyatt Unicorn Casino”	the Unicorn Casino in Jeju Hyatt Unicorn Casino Hotel promoted by Champion Lion;
“Jinark”	Jinark Limited, a company incorporated in the British Virgin Islands, is wholly-owned by Mr. Lam Man Pou and is principally engaged in gaming promotion business and is currently inactive;
“Junket Representative Agreements” or “Gaming Promotion Agreements”	collectively Sang Heng Junket Representative Agreement, Spring Junket Representative Agreement, Champion Lion Gaming Promotion Agreement, Doowell VIP Junket Promotion Agreement and Iao Pou Gaming Promotion Agreement;
“Kasino Fortune”	Kasino Fortune Investments Limited, an investment holding company incorporated in the British Virgin Islands, is wholly owned by AGRL;
“Link Bond”	Link Bond International Limited, an investment holding company incorporated in the British Virgin Islands, is wholly owned by AGRL;
“Macau” or “MSAR”	the Macau Special Administrative Region of the PRC;
“Melco PBL”	Melco PBL Gaming (Macau) Limited, or Melco PBL Jogos (Macau), S.A., a joint stock company (“sociedade anónima”) incorporated on May 10, 2006 under the laws of Macau, and a holder of a sub-concession entered into with Wynn Macau with the authorization of the Macau Government;
“MGM Grand Macau”	a 5-star hotel operated by MGM Grand Paradise, located in Downtown Macau with gaming and entertainment facilities;
“MGM Grand Paradise”	MGM Grand Paradise Limited, a joint stock company (“sociedade anónima”) incorporated on June 17, 2004 under the laws of Macau, and a holder of a sub-concession entered into with SJM with the authorization of the Macau Government;
“MGM Iao Kun VIP Room”	the VIP gaming room in MGM Grand Macau promoted by Iao Pou;
“MOP”	Patacas, the lawful currency of Macau;
“Mr. Lam”	Mr. Lam Man Pou;
“Nasign”	Nasign Company Limited, the former name of TLC Leisure Limited, a company incorporated in South Korea, is an affiliate of GIA and is a South Korea Public Company traded on the KOSPI Exchange;
“RMB” and “renminbi”	renminbi, the lawful currency of China;

“Sang Heng”	Sang Heng Gaming Promotion Company Limited, a company incorporated in Macau, is owned by Mr. Lam Man Pou, Mr Leong Siak Hung and Mr. Vong Hon Kun and is principally engaged in the gaming promotion business;
“Sang Heng Junket Representative Agreement”	the junket representative agreement entered between Galaxy, an Independent Third Party and Sang Heng;
“Sang Heng Profit”	The net operating profit generated by Sang Heng at the Iao Kun VIP Room located at the Galaxy Casino in Macau is arrived by deducting the chips commission and management fee paid from the income received from the Galaxy Casino in Macau pursuant to the Sang Heng Junket Representative Agreement;
“Sang Heng Profit Agreement”	the agreement entered between Kasino Fortune as purchaser and the shareholders as vendors and Sang Heng in relation to the acquisition of 100% interest of the Sang Heng Profit;
“SJM”	Sociedade de Jogos de Macau, S.A., a joint stock company (“sociedade anónima”), incorporated on November 28, 2001 under the laws of Macau and a Concessionaire;
“Spring”	Spring Gaming Promotion Company Limited, a company incorporated in Macau, which is wholly-owned by Mr. Lam Man Pou and is principally engaged in the gaming promotion business and is currently inactive;
“Spring Junket Representative Agreement”	the junket representative agreement entered between Galaxy, an Independent Third Party and Spring;
“Spring Profit”	the net operating profit generated by Spring at the Spring VIP Room located at the Grand Waldo Casino in Macau, is arrived by deducting the chips commission and management fee paid from the income received from the Grand Waldo Casino in Macau pursuant to the Spring Junket Representative Agreement;
“Spring Profit Agreement”	the agreement entered between Foxhill as purchaser and Mr. Lam Man Pou as vendor and Spring in relation to the acquisition of 100% interest of the Spring Profit;
“Spring Fortune”	Spring Fortune Investment Limited, an investment holding company incorporated in the British Virgin Islands, is the sole shareholder of AGRL;
“Spring VIP Room”	the VIP gaming room in Grand Waldo promoted by Spring;
“Star World”	a 5-star hotel operated by Galaxy, located in Downtown Macau with gaming and entertainment facilities;
“Star World Iao Kun VIP Room”	the VIP gaming room in South Korea Hotel promoted by Sang Heng;
“Sub-concession”	the Sub-Concession entered between a Concessionaire and a Sub-concessionaire with the authorization of the Macau Government for the operation by a Sub-Concessionaire of casino games in the MSAR;
“Sub-concessionaire(s)”	holder(s) of a sub-concession for the operation of casino games in the MSAR. Currently, the Sub-concessionaires are Venetian Macau, MGM Grand Paradise and Melco PBL;

“T.H.E. Hotel”	T.H.E. Hotel & Lvegas Casino, a 5-star hotel operated by TLC, located in Jeju with gaming and entertainment facilities;
“TLC”	TLC Leisure Limited, (formerly known as Nasingn Liited) a company incorporated in South Korea and is a South Korea Public Company traded on the KOSPI Exchange;
“Venetian Macau”	Venetian Macau S.A., a joint stock company (“sociedade anónima”) incorporated on June 21, 2002 under the laws of Macau and a holder of a sub-concession entered into with Galaxy with the authorization of the Macau Government;
“Well Mount”	Well Mount International Limited, an investment holding company incorporated in the British Virgin Islands, is wholly owned by AGRL;
“Won”	South Korea Won, the lawful currency of South Korea; and
“Yen”	Japanese Yen, the lawful currency of Japan.

Technical References

“average gaming tables”	for any period, the sum of the month-end number of gaming tables for each month during that period divided by the number of months during such period;
“average net-win per table”	for any period, total net-win for such period divided by average gaming tables;
“Baccarat”	a card game between two hands (banker and player) where the winning hand totals closest to 9 discounting all units of 10;
“casino games”	games of fortune or chance or other games in casinos authorized by the Macau and Jeju Governments;
“casino”	gaming facility that provides casino games consisting of table games, electronic games, slot machines and other casino games that may be authorized by the Macau and Jeju Governments from time to time;
“chips”	tokens issued by casinos to gaming patrons in exchange for cash or credit, which may be used to place bets on gaming tables, in lieu of cash;
“collaborators and junket agents”	individuals who work as agents for gaming promoters in their respective authorized operations in exchange for commissions or other considerations;
“gaming promoters”	individuals or corporations licensed by and registered with the Macau Government to promote games of fortune and chance or other casino games to gaming patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment;
“gross gaming revenue” or “gross gaming win”	the total win generated by all casino faming activities combined calculated before deduction of commissions and discounts;
“net-win”	the gross gaming revenue from gaming activities, which is the difference between gaming wins and losses to the casino operator; for table games, net-win equals the drop amount plus credit slips (receipts for chips returned from a gaming table chip tray to the treasury, indicating income to the table) and less fills to the table;

“non-negotiable chips” or “non-redeemable chips”	also known as rolling chips or dead chips. These chips are issued by a casino to VIP room gaming promoters for wagering in their respective VIP gaming rooms that are non redeemable for cash by gaming patrons; and they cannot be converted into negotiable chips nor can they be redeemed for other goods and services. These chips can only be bet in designated areas of the casino. If the customer loses, these chips go to the casino. If the customer wins, he or she is paid the winnings and the amount bet in negotiable chips. The design of these chips are different from the negotiable chips and hence, the dealers and the cashiers of the casino can readily recognize them from negotiable chips;
“redeemable chips”	chips issued and redeemable for cash;
“rolling turnover”	the value of non-negotiable chips acquired by the gaming promoters on behalf of their customers less the value of non-negotiable chips redeemed by the gaming promoters on behalf of its customers;
“sub-concession contract”	the administrative contract for the operation of casino games in the MSAR, executed by a Concessionaire and a Sub-Concessionaire, under the sub-concession agreements;
“table games”	typical casino games, including card games such as baccarat, blackjack and hi-lo (also known as “Sic bo”) as well as craps and roulette;
“VIP gaming patrons”, “VIP clients” or “VIP players”	rolling chips patrons, clients or players who play almost exclusively in dedicated VIP gaming rooms or designated casino or gaming areas and are sourced from gaming promoters;
“VIP gaming rooms”	rooms or designated areas within a casino where high-wagering gaming patrons gamble, and for which marketing and promotion are undertaken by AGRL’s Gaming VIP gaming promoters; and
“VIP room gaming promoters”	gaming promoters who have designated VIP gaming rooms or use VIP gaming areas in casinos reserved exclusively for their high-wagering gaming patrons.

Gaming Industry

Overview of Macau

The MSAR was established on December 20, 1999 after more than 400 years of Portuguese administration. The MSAR is a part of China’s territory, located on the Southeast coast of China to the west of the Pearl River Delta. Macau consists of the Macau peninsula and the islands of Taipa and Coloane. Three bridges link the Macau peninsula to Taipa while the two islands are connected by the land reclamation area known as Cotai.

The MSAR has been one of the most rapidly growing economies in Asia since the liberalization of the gaming industry in 2002 and it is also the only territory within China where casino operations have been legalized. Macau is one of the most popular destinations for gaming in Asia and has more casinos than any other region in Asia. In 2008, total revenues generated by casinos in Macau were approximately US$13.60 billion, more than double the US$6.126 billion generated by the Las Vagas Strip during the same period. Macau generated US$6.43 billion in gross revenues in the first six months of 2009. (Source: DICJ and Nevada Gaming Board) Accumulated revenues from January to October 2009 hit a record of US$12.10 billion, a 2.3 percent increase. (Source: DICJ)

The gaming industry along with tourism comprise the largest components, and are the major growth drivers, of Macau’s economy. The gaming industry is the most important contributor to the MSAR economy, with approximately 65.0% of Macau’s GDP and 77.0% of Macau’s tax revenues in 2008 being derived from gaming and gaming-related industries. The sector contributed USD5.24 billion in direct tax to the MSAR in

2008. Revenue from direct gaming taxes between January and October 2009 is down 2.1% to USD 4.367 billion, when compared to the same period last year.

Although Macau was affected by the 1997 Asian financial crisis, the global financial downturn in 2001 and the impact of SARS in 2003, the economy rebounded and grew at a CAGR of 22% from 2003 to 2008. The management of AGRL and AGRL’s VIP gaming promoters believe that this growth was largely driven by the liberalization of Macau’s gaming industry, the significant investments associated with the expansion and development of the gaming industry, a rapid rise in the number of visitors from mainland China and an increase in Macau’s spending on public infrastructure projects.

Due in part to the adverse effects of the global financial downturn in the first half 2009, gaming revenues in Macau decreased 12.40% from first half of 2008, yet when it is compared to that of second half of 2008, there was an increase of 2.58%.

In 2007, Macau’s gaming revenue increased more than 45% compared to 2006, surpassing the Las Vegas Strip as the world’s biggest casino market, followed by Atlantic City. The following table shows the gaming revenue of Macau compared to that of the Las Vegas Strip and Atlantic City between 2002 and 2008:

Gaming Revenue

	2002	2003	2004	2005	2006	2007	2008	CAGR (2002-2008)	Six Months Ended June 30, 2009
	(US $ billions)							(%)
Macau	2.76	3.56	5.14	5.73	7.05	10.33	13.59	27.3%	6.428
Las Vegas Strip	4.65	4.76	5.33	6.04	6.69	6.83	6.12	35.0%	2.731
Atlantic City	4.22	4.35	4.68	4.87	5.06	4.92	4.50	(1.3%)	1.926

Macau’s Casino Gaming Industry

VIP Market

VIP gaming rooms are well appointed suites generally located within a large casino and serve the purpose of providing luxury accommodations and privacy exclusively for the high-tier gaming patrons to gamble in. VIP gaming has historically been the major component of Macau’s gaming industry. VIP gaming patrons are typically high-stakes gaming patrons who play VIP baccarat almost exclusively in dedicated VIP gaming rooms or designated casino areas. VIP gaming operations are generally less subject to seasonal variations and face limited competition from mass market gaming operations and non-casino gaming activities.

VIP gaming patrons are usually brought to VIP gaming rooms by gaming promoters. SJM was the first to adopt this business model of using gaming promoters for VIP gaming operations and remains the industry standard in Macau. See “Gaming Promoters.” Marketing and promotion of VIP gaming rooms through this business model is implemented between Concessionaires or Sub-concessionaires and their gaming promoters. In addition, gaming promoters, particularly VIP room gaming promoters, are incentivized to bring VIP gaming patrons to designated VIP gaming rooms by compensation systems based on the net-win of the VIP gaming rooms and/or the amount of non-redeemable chips sold in the VIP gaming rooms.

Mass market

Following the granting of new concessions in 2002 and the Chinese Government’s implementation of the FITS, Macau’s gaming industry has witnessed significant growth in mass market casino gaming operations. However, most mass market gaming patrons are not high-stakes gaming patrons. Mass market gaming patrons’ desire to visit casinos may be influenced by a number of factors, such as the variety and quality of services and amenities offered, the ambience, promotions and diversity of games in the casinos, the location of and ease of transportation to the casinos, and the presence of other attractions and gaming-related facilities. Visits to casino by mass market gaming patrons may also be negatively affected by a worsening economic environment while those by high tier gaming patrons are much less affected.

The following table provides a breakdown of revenue derived from casino gaming in Macau for the periods indicated:

	As at December 31								Nine Months Ended September 30, 2009
	2005		2006		2007		2008
	US$	%	US$	%	ended	%	US$	%	US$	%
(in millions, except for percentages)
VIP gaming operations	3,593	62.7	4,578	65	6,941	67.2	9,222	67.8	6,872	65.9
Mass market table gaming operations	1,983	34.6	2,214	31.4	2,946	28.5	3,668	27.0	2,964	28.4
Slots machine operations	156	2.7	256	3.6	447	4.3	707	5.2	587	5.7
Total	5,732	100.0	7,048	100.0	10,334	100	13,597	100	10,423	100

Demand for Gaming and Gaming-Related Services

According to the DSEC Macau Statistics and Census Service, approximately 30.186 million visitors arrived in Macau in 2008, up by 11.8% over 2007, of which approximately 17.501 million, or 58%, were from mainland China, up by 17.72% over 2007. Gaming patrons can reach Macau in a relatively short period of time using various means of transportation, including by car or bus from Guangdong province, by high-speed ferry or helicopter from Hong Kong and Shenzhen and by air from elsewhere in China and other Asian countries.

The following public policies implemented by the Chinese Government are expected to continue to have a positive influence on the development of the gaming industry of Macau:

FITS.  Since July 2003, residents of selected areas of mainland China have been allowed to visit Macau and Hong Kong under FITS whereby approval requirements are significantly reduced and the application process is expedited. Since the introduction of FITS, visitors to Macau from mainland China have outnumbered visitors from Hong Kong. FITS has been extended to additional areas of mainland China, and, as at the May 31, 2008, encompassed more than 45 municipalities, including Beijing, Chongqing, Guangzhou, Shanghai and Tianjin.

Chinese Government policy with respect to gaming.  Macau is the only region in China offering legal casino gaming, and the Chinese Government has strictly enforced its regulations prohibiting domestic gaming operations and discouraging unlicensed gaming operations along China’s borders.

Chinese Government’s relaxation of foreign exchange controls.  The Chinese Government has recently undertaken a number of measures to relax its controls on the national currency, renminbi. Currently, each PRC resident is allowed to carry a maximum US$2,700 in a single trip abroad, but mainland China visitors to Macau may now charge spending on their credit cards or bank charge cards.

The growth of Macau’s gaming industry has correlated positively with the continued economic growth and development of mainland China. Management believes that the emergence of the middle class in China represents a significant long-term growth opportunity for Macau’s gaming industry.

Macau also draws a significant number of visitors from Hong Kong. The principal means of transportation to Macau from Hong Kong is the one hour high-speed ferry service.

In addition to visitors from mainland China and Hong Kong, a substantial number of visitors to Macau are from nearby countries and territories in Asia, such as Taiwan and various countries in Southeast Asia. The following table illustrates the number of visitors by region with respect to the periods indicated:

	2005		2006		2007		2008		Nine Months Ended September 30, 2009
	No. of visitors	%	No. of visitors	%	No. of visitors	%	No. of visitors	%	No. of visitors	%
(In Thousands, Except for Percentages)
Mainland China	10,463.0	55.9	11,985.6	54.5	14,866.4	55.1	11,613.1	50.6	7,908.9	49.8
Hong Kong	5,614.9	30.0	6,940.7	31.6	8,174.1	30.3	7,016.4	30.6	5,067.2	31.9
Taiwan	1,482.5	7.9	1,437.8	6.5	1,444.1	5.3	1,315.8	5.7	957.0	6.0
Others	1,150.8	6.2	1,634.0	7.4	2,508.4	9.3	2,987.8	13.1	1,947.3	12.3
Total	18,711.2	100.0	21,998.1	100.0	26,993.0	100.0	22,933.1	100.0	15,880.4	100.0

Both VIP and mass- market gaming have benefited from the increasing number of visitors to Macau. Management expects the strong growth rate will continue because of the following factors:

Opening of new casinos and resorts.  The opening of new mixed-use developments, together with the entertainment business, sports events, conventions, exhibitions and trade shows that they will bring to Macau, will attract more regional visitors and visitors from outside the Asia-Pacific region.

UNESCO world heritage list.  The Macau Government has devoted substantial resources to marketing campaigns that promote Macau’s history, cultural heritage and hotel and convention facilities, aiming to turn Macau into a premier integrated gaming and tourism centre. On July 15, 2005, the United Nations Educational, Scientific and Cultural Organisation (UNESCO) identified and inscribed the “Historic Centre of Macau” comprising eight squares and twenty-two monuments, in its prestigious World Heritage List, pursuant to the terms of the Convention Concerning the Protection of the World Culture and Natural Heritage.

In addition, the Management believes that improved transportation to and within Macau will also contribute to continued growth in visitation. A number of infrastructure projects to facilitate travel have been recently completed or are in various stages of planning and development:

Hong Kong-Zhuhai-Macau Bridge.  The project linking the three areas would include a bridge with a total length of around 30 km, boundary crossing facilities, access roads and associated works. In January 2007, the three local governments established the HZMB Task Force to implement the project, which is expected to open around 2015.

Inner Harbour Ferry Terminal.  In February 2008 the Macau Maritime Administration opened the new Inner Harbour Ferry Terminal, providing increased berths and customs counters for transfer to and from neighboring Mainland cities.

Lotus Flower Bridge and boundary crossing.  Renovations have been completed for the bridge linking Cotai and Hengqin Island in mainland China, and the associated boundary crossing, which reopened to traffic in May 2007.

Macau International Airport expansion.  The Macau International Airport has begun an expansion project to double its capacity from the current six million passengers. This additional capacity is expected to increase the number of routes flown from and to the Macau international Airport, increasing the number of persons who could potentially easily reach this market.

Macau Light Railway System.  The Macau Government has conducted public consultations concerning the proposed elevated light rail system and reviewed proposals for consultancy. It was announced in October 2006 that the railway could be in operation four years after acceptance of tender. The first phase would extend approximately twenty kilometers, with twenty-three stations starting at the border gate and serving the Macau peninsula including the Macau Maritime Terminal, as well as Cotai, Macau International Airport and the new ferry terminal at Pac On. The Macau Light Railway System is currently expected to commence construction in 2010 and is due to be in operation 49 months after construction begins, according to an announcement from the Bureau for Transport Infrastructure (GIT) published in the local press.

Pac On Ferry Terminal.  A temporary ferry terminal on Taipa near Macau International Airport opened in October 2007. It aims to handle increasing visitor traffic between Hong Kong and Macau and facilitate sea linkage service for air transfer.

Guangzhou-Zhuhai High Speed Railway.  The railway is expected to be completed by 2015, will result in travel time from Guagzhou to Macau of 40 to 50 minutes.

Supply of Gaming and Gaming-related Services

The Concessionaires and the Sub-Concessionaires have committed to invest in Macau pursuant to their respective concession and sub-concession contracts in order to develop projects such as casinos, hotels, convention facilities, and facilities for retailing, dining, entertainment and recreation. The Management believes that this substantial financial commitment by the Concessionaires and Sub-Concessionaires will stimulate further revenue growth in Macau’s gaming and tourism industries.

Revenue generated by table games in Macau has historically exceeded revenue generated by slot machines by a wide margin. Baccarat has been the most popular table game in Macau since the 1970s, followed by various other traditional western and Asian casino games, such as blackjack and fish-prawn-crab. According to the DICJ (Macau Gaming Inspection and Coordination Bureau), in 2008 approximately 67.8% of gross revenue from casino games was derived from VIP baccarat and approximately 19.6% of gross revenue from casino games was derived from baccarat played in the mass market sections in casinos.

The following table shows a breakdown of the gross revenue from different casino games in Macau for the years 2004 to 2008 and for the first 3 quarters of 2009:

	2004	2005	2006	2007	2008	Nine Months Ended September 30, 2009
	(US$ Billions, Except for Percentages)
VIP baccarat	3.71	3.59	4.58	6.94	9.19	6.87
% change (year-on-year)	34%	-3%	28%	52%	32%
Mass market baccarat and mini-baccarat	0.74	1.29	1.49	2.05	2.65	2.28
% change (year-on-year)	93%	74%	15%	38%	29%
Other mass market table games	0.63	0.69	0.73	0.90	1.10	0.69
% change (year-on-year)	58%	10%	6%	23%	22%
Slot machines	0.08	0.15	0.26	0.45	0.57	0.58
% change (year-on-year)	200%	100%	67%	75%	27%
Total	5.16	5.72	7.06	10.34	13.51	10.42

The increase in the number of gaming and gaming-related facilities is likely to continue Macau’s transformation into a premier integrated gaming and tourism centre. The completion of new world-class gaming and gaming-related facilities in Macau could attract a greater number of gaming patrons and potentially result in an increase in total gaming revenue in Macau.

Concessionaires and Sub-concessionaires

Six entities are currently authorized to operate casinos in Macau. They are SJM, Galaxy and Wynn Macau, as the three Concessionaires; as well as Venetian Macau, Melco PBL and MGM Grand Paradise, comprising the three Sub-concessionaires.

As at June 30, 2009 SJM operated nineteen of the thirty-two casinos in Macau while Galaxy operated five casinos, Venetian Macau operated three casinos, Melco PBL operated three casinos, and Wynn Macau and MGM Grand Paradise each operated one casino.

Galaxy was awarded a gaming concession in 2002 and opened five casinos between July 2004 and October 2006. Galaxy is reported to be opening additional casinos by 2011. Under its concession contract with the MSAR, Galaxy is obligated to invest at least US$1.09 billion by June 26, 2009.

Wynn Macau was also awarded a concession in 2002. Wynn Macau opened its casino in September 2006. Wynn Macau is obligated to invest at least US$0.50 billion by June 24, 2009 under its concession contract with the MSAR.

Galaxy entered into a sub-concession with Venetian Macau in December 2002. Venetian Macau currently operates two casinos in Macau, which opened in May 2004 and August 2007, respectively. The sub-concession contract between Galaxy and Venetian Macau requires Venetian Macau to invest and be responsible for US$0.55 billion of Galaxy’s original investment obligations in Macau for gaming and gaming-related facilities by December 19, 2009.

SJM entered into a sub-concession with MGM Grand Paradise on April 19, 2005. MGM Grand Paradise opened its first casino in December 2007.

Wynn Macau entered into a sub-concession with Melco PBL in 2006. Melco PBL operates two casinos, which opened in May 2007 and June 2008 respectively. Melco PBL formally opened its latest casino, the US $2.1 billion project City of Dreams, located on the Cotai Strip, on June 1, 2009. The sub-concession contract between Wynn Macau and Melco PBL requires Melco PBL to invest at least US$0.50 billion in Macau for one resort-hotel-casino complex to be concluded and open to the public in December 2010. Melco PBL’s investment obligation is in addition to Wynn Macau’s original investment obligations of at least US$0.50 billion.

With the adverse effect of the recent financial crisis, some of the Concessionaires and the Sub-concessionaires have slowed their investments in gaming and gaming-related facilities. Management expects that investments will increase as the financial crisis subsides.

Overview of Jeju

Jeju Special Self-Governing Province, which is made up of Jeju Island, is located 80 kilometers off the south coast of South Korea and is considered to be one of the finest and most luxurious golfing and tourist centers of Asia. Jeju Island (Cheju-do in Korean), also known as the “Island of the Gods,” is a volcanic island dominated by Halla Mountain and replete with spectacular waterfalls, sandy beaches, lava formations, citrus groves and warm tropical water. Jeju has had strong ties with China since Qin Shi Huang dispatched representatives to Jeju 2,200 years ago to find the herb of eternal youth. Jeju ranks 10th among honeymoon destinations for China and in 2007 it was named a top 5 foreign tourist destination on the Internet Site “ctrip”. Jeju’s location puts it only two hours’ flight from more than 17 cities with populations in excess of five million each. The island is an International Free Trade Zone with daily direct flights into its international airport from most of the larger cities in Asia, including from Beijing, Shanghai, Shenzhen, Guangzhou, Taipei, Tokyo, Singapore and Hong Kong. Jeju has no visitor or tourist restrictions and entrance is unhindered by any advance visa requirements. There are eight casinos for foreigners, thirty-six high quality golf courses on the Island, seven duty free shops and in excess of five million visitors arrive each year.

On July 1, 2006, Jeju Island became South Korea’s first special self-governing province gaining control over all matters except those related to defense and foreign affairs. This new status of the Jeju Special Autonomous Province is accompanied by tax advantages for firms investing on the island as well as visa-free entry to citizens of all but eight countries.

To draw in foreign capital, Jeju is offering tax incentives, and foreign firms investing at least US$10 million on the island are exempt from corporate taxes for the first 15 years, while domestic firms are exempt for ten.

The Jeju Development Corporation (JDC) is a special government agency established in 2002 under the Special Act on Jeju Free International City to accelerate Jeju’s development by pursuing government initiatives and projects attracting investment, implementing proactive public relations and marketing activities, and providing integrated support to investors. Under the JDC’s efforts, Jeju has worked to eliminate restrictions and reduce regulations on foreign investors and increase its image as a conservative, stable environment. In addition to special tax incentives, including corporate and personal income exemptions, Jeju is making land available at low lease rates for investors. The JDC’s goal is to turn Jeju Island into what it terms a “Free International City,” a business and tourism hub for northeast Asia where people, goods and capital flow freely. The JDC and Jeju are focusing on five priority sectors: tourism, education medical treatment, technology and primary industry.

In light of both the South Korea and Jeju local governments’ economic and infrastructure efforts to facilitate and promote tourism in Jeju, the gaming industry will naturally benefit as a result. The governments place TV commercials and magazine advertisements targeting Chinese tourists and gaming patrons to promote Jeju’s tourism and gaming industry. All these will provide a very favorable environment for operating of and investment into the gaming industry in Jeju.

Jeju’s Casino Gaming Industry

The first South Korean casino opened in Inchon in 1967 and there are presently seventeen in total. With these seventeen venues, South Korea ranks second in the number of casinos in Asia, but it ranks much lower in terms of revenues. The government discourages widespread gambling by South Korea nationals. Accordingly, casinos are open to foreign nationals only, with the exception of the Kangwon Casino that permits South Korean citizens to gamble.

Of the seventeen casinos nationwide, eight casinos for foreigners are in Jeju Island, located near Japan and Shanghai (just an hour by air). In the past, Jeju casinos have failed to attract new customers from Japan or China and other markets due to the lack of direct air links, not enough varied attractions and a complicated visa process. Since 2002, however, the South Korea national government together with the Jeju local government have focused on improving Jeju’s infrastructure. As a result, there are now direct flights, both commercial and routine charter operations, linking Jeju with major Chinese cities such as Shanghai, Beijing, Guangzhou, Hangzhou, Shenzhen and Shenyang.

South Korea’s Casino Gaming Industry

Due to the opening of Seven Luck Casino Seoul Gangnam in January 2006, followed by the opening of the Seven Luck Casino at Millennium Hilton in May 2006 and Seven Luck Casino Busan Lotte in June 2006, the casino industry for foreigners went from US$420 million in sales and 574,000 visitors in 2005 to US$500 million in sales and 989,000 visitors in 2006. In addition, the casino industry in 2007 attracted 1,170,000 visitors and US$720 million in sales, increases of 19% and 39% respectively compared with the previous year. Seven Luck, run by Grand Korea Corp., a subsidiary company of South Korea Tourism Organization, is considered to have played a pivotal role in attracting foreign tourists through various and differentiated sales methods such as agent programs and promotions to draw tourists.

Management believes that Jeju, with its ease of entry and absence of a visa requirement for visitors from mainland China, coupled with the availability of high quality hotel facilities and very short flying time from major Chinese cities (just an hour from Shanghai), will attract VIP gaming patrons from China to Jeju as a favorable alternative gaming site to Macau. AGRL’s VIP gaming promoters were the first VIP room gaming promoters to introduce the VIP gaming model of Macau into Jeju. AGRL’s VIP gaming promoters’ promote the VIP gaming rooms with rules largely identical to those of Macau but with lower gaming taxes and in a less competitive environment. To complement AGRL’s South Korea operation, AGRL entered into an agreement with Unicorn Hyatt Regency that will provide income stream from gaming patrons who travel with their family, and patrons traveling with their families have the tendency to stay longer than patrons who travel alone, resulting in an increased number of opportunities to patronize casinos.

During the trial run of the first VIP gaming room in Jeju in May and June 2008, management received positive feedback from the collaborators and junket agents and gaming patrons. Management believes that its VIP gaming operations on Jeju will flourish because:

•	The two-month trial run of the VIP gaming room proved management’s belief in the viability and profitability of operating a Macau-style VIP venue in Jeju;
•	Jeju has numerous direct flights from major northeastern Chinese and Asian cities, with the average flight being 1 to 2.5 hour;

•	Jeju is a visa-free port of entry;
•	Jeju offers the best alternative to the crowded atmosphere of Macau;
•	Jeju provides an alternative to Macau for the gaming patrons and their families wanting a more active lifestyle;
•	AGRL’s VIP gaming promoters, who have over 1,000 collaborators and junket agents throughout China, have a substantial base of VIP gaming patrons in cities with direct access to Jeju, including Beijing, Shanghai, Guangzhou, Hangzhou, Shenzhen and Shenyang;
•	The gaming tax rate in Jeju is 10% as compared to the 39% tax rate in Macau and, therefore, casinos in Jeju are able to offer a more attractive compensation and commission rate to the gaming promoters who in turn can offer higher incentives to the agents to bring VIP gaming patrons to Jeju; and
•	Jeju has nine golf courses and numerous other tourist attractions that appeal to many Chinese VIP gaming patrons.

With AGRL’s VIP gaming promoters’ prudent phase-by-phase and target-to-target investment strategy, the Management is very optimistic of the growing potential and future business in Jeju.

VIP Gaming Promoters

The gaming promoter system in Las Vegas began in the mid-1950s. In Las Vegas, gaming promoters are also known as casino junkets. In those days, casino operators would hire representatives to fill a plane with qualified patrons. The patrons would receive, for example, free airfare, free hotel accommodations, free meals and free shows in exchange for their commitment to gamble a specific number of hours per day at an explicit average bet size. The casinos believed that the patrons would lose more than their out of pocket expenses for bringing, housing and feeding them. Today, junkets function in a very similar way in Las Vegas, how many free items a patron receives is based on the number of chips that patron turns over. Junkets get a commission based on each patron’s expected long-term value to the casino.

Unlike in Las Vegas, the gaming promoter system in Macau developed to promote VIP gaming operations. A VIP gaming room is an individual room within a casino specifically designed and designated for VIP room gaming patrons’ usage only. A VIP gaming room has its own cage which functions as a financial vehicle between the casino and the VIP room gaming promoter. All properties of the VIP gaming room still belong to the casino; the dealers and the gaming managers are employees of the casino; and the gaming operations of a VIP gaming room are run by the casino. In effect, only the marketing efforts have been contracted out to the VIP room gaming promoters. Unlike in Las Vegas, it is this VIP room gaming segment, not the mass market, that is driving the growth of Macau’s gaming industry. For example, for the nine months ended September 30, 2009, VIP gaming operations amounted to US$8.87 billion or 65.93% of the gross revenue from casino games. Besides providing their VIP room gaming patrons with one-stop shopping for all their needs, the VIP room gaming promoters raise funds to increase liquidity, take a significant amount of credit risk when credit is extended to patrons, manage relationships with junket agents and collaborators, share in the administrative costs of the gaming room, and provide credit to their VIP room gaming patrons directly or indirectly through their collaborators and junket agents. Therefore, gaming promoters need a funding source for their operations.

Initially, US companies operating in Macau did not emphasize the importance of VIP gaming rooms in Macau. However, these US companies quickly realized the importance of VIP gaming rooms, as demonstrated by disclosures contained in the prospectuses of a number of companies operating casinos in Macau, including Melco Crown Entertainment Limited, SJM Holdings Limited, Wynn Macau, Limited, and Sands China Ltd. Such disclosures indicate that the various casino operators rely on VIP gaming promoters to generate revenue. Because VIP room gaming promoters play such an important role in the Macau gaming industry, they are heavily regulated by the government.

The gaming promoter system in Macau was developed to promote VIP gaming operations. A VIP Room gaming promoter enters into a gaming promoter agreement with the Concessionaire pursuant to which the VIP room gaming promoter agrees to provide promotional services to the Concessionaire in consideration of a commission or other forms of remuneration including, for example, a share of net-win from the VIP gaming room, chip commissions, fees and allowances.

The gaming promoter agreements with the Macau Concessionaire are valid for one year, and are automatically renewed under normal circumstances (unless specifically terminated or breached) until the termination of the Concessionaires’/Sub-concessionaires’ concessions. The commissions paid to VIP room gaming promoters are calculated on a monthly basis.

The VIP room gaming promoters may receive their commissions mainly based on two different commission schemes:

•	Chip commission calculated by reference to monthly rolling chips turnover; or
•	Percentage of gaming wins or losses from the VIP gaming rooms

In July 2009, all Concessionaires and Sub-concessionaires entered into an agreement among themselves to cap gaming promoter commissions. Under this agreement, commission payments to gaming promoters based on rolling chip turnover cannot exceed 1.25% of rolling chip volumes. The cap became effective on December 1, 2009. The agreement sets forth standards for what constitutes a commission to gaming promoters, including all types of payments, either monetary or otherwise, that are made to gaming promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on gaming promoters, Concessionaires and Sub-concessionaires to report regularly to the DICJ and permits the imposition of fines or other sanctions for noncompliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to gaming promoters.

Generally, the different commission schemes provide VIP room gaming promoters the ability to diversify their commission base to balance short-term volatility.

Under gaming promotion agreements, VIP gaming promoters are required to purchase non-redeemable chips from the Concessionaires/Sub-concessionaires and provide them to VIP gaming patrons either directly or indirectly through their collaborators and junket agents. The gaming promoter agreement may be terminated by (i) mutual agreement, or (ii) if any party to the agreement cannot carry out its obligations under the agreement and this results in a material breach of the terms of the agreement. In addition, the agreement is voidable upon the death or deregistration of the VIP room gaming promoter or the bankruptcy of any party to the agreement. Unless the agreements are terminated or notice is served by a party thirty days prior to the date on which the agreement expires or the date on which the agreement is expected to be extended, such agreements are automatically renewed for a period of one to five years until the end of the term of the Concession.

Gaming Patrons

The majority of AGRL’s VIP gaming promoters’ VIP gaming patrons come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to DSEC, approximately 55.1% of visitors to Macau in 2007 were from mainland China.

To carry out promotional activities, AGRL’s VIP gaming promoters have a team of over 1,000 gaming collaborators and junket agents who have direct relationships with VIP gaming patrons, a significant percentage of whom are mainland Chinese nationals. Junket agents compete among themselves for VIP gaming patrons primarily through personal service. The Promoter pays commissions to its collaborators and junket agents based on the Rolling Chips Turnover of each individual collaborator or junket agent.

HISTORY AND STRUCTURE

AGRL is a company incorporated in the Hong Kong Special Administrative Region in May 2, 2007. AGRL is owned 100% by Spring Fortune Investment Limited. In 2007 AGRL set up 5 wholly owned subsidiaries which are companies incorporated in the British Virgin Islands in 2007. They are the Foxhill Group Limited, Kasino Fortune Investments Limited, Well Mount International Limited, Billion Boom International Limited and Link Bond International Limited. The principal business activities of AGRL’s wholly owned subsidiaries are to hold profit agreements with the VIP Room VIP gaming promoters and to receive the profit streams from the gaming related business. AGRL currently promotes two VIP gaming rooms in Macau and has plans to open a VIP gaming room in Jeju. One of the currently operating facilities pays the Promoter on the basis of rolling chip volume and the other on the basis of percentage of wins and losses. The profit agreements provide that AGRL’s subsidiaries receive 100% of the profits of the applicable VIP gaming promoters. All Profit Agreements are with related party entities, under common ownership with AGRL and its subsidiaries.

All of AGRL’s VIP gaming promoters are members of its management team who operate as VIP gaming promoters through and for the benefit of AGRL.

Mr. Lam Man Pou and Mr. Vong Hon Kun have known each other for 20 years since early 1990, when they both worked as junket agents at the VIP gaming rooms of SJM.

Mr. Lam Man Pou and Mr Vong Hon Kun first collaborated on a VIP gaming room in May 2002 at New Century Hotel & Casino. Mr Lam Chou In, a promising junket agent known to Mr. Vong Hon Kun, was introduced to Mr. Lam Man Pou, and the three agreed to participate in the promotion of the VIP gaming room.

Mr. Leong Siak Hung, an executive experienced in China based international joint venture projects, was invited by the shareholders of AGRL to manage AGRL and administer the company’s operations.

Mr. Zhening Anting was asked to join AGRL’s management team joined the because of his thorough technical knowledge of the operations of VIP gaming room cages. Mr Zheng Anting is now the major shareholder and director of Iao Pou and the holder of Iao Pou Junket Licence.

Mr. Jin Weixi, a junket agent known to both Mr. Lam Man pou and Vong Hon Kun since 1996, was asked to join AGRL because of his experience in the gaming industry in Macau.

The following table lists AGRL’s VIP gaming promoters:

Entity Name	Date Formed	Location
Sang Heng Gaming Promotion Company Limited	March 28, 2007	Star World Hotel and Casino – Downtown, Macau
Doowell Limited	November 20, 2007	T.H.E. Hotel and Casino – Jeju, South Korea – Not currently operating
Iao Pou Gaming Promotion Limited	May 27, 2009	MGM Grand Hotel and Casino, Macau-Operations started June 2009
Champion Lion Limited	November 14, 2009	Unicorn Hyatt Regency Casino, Jeju-Operations to commence in the first quarter of 2010

Spring VIP Room is a sole proprietorship, owned by Mr. Lam Man Pou. Spring VIP Room was originally formed to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Spring VIP Room was licensed by the Macau Special Administrative Region (“Macau SAR”) as gaming promoter to promote the VIP gaming room and commenced operations on May 25, 2006 and operated until August 8, 2007, at which point the operations were transferred to Spring Gaming Promotion Company Limited (“Spring”), which continued to promote the Spring VIP Room until May 30, 2009. In June 2009, Spring relocated the operations of the VIP gaming room to the Iao Kun VIP Room at the MGM Grand Hotel and Casino. In order to cater for the requirements of Galaxy S.A., the primary concessionaire for Star World Hotel and Casino AGRL’s VIP gaming promoters set up Iao Pou Gaming Promotion Limited (“Iao Pou”) with Zheng Anting as the major shareholder and gaming license holder to promote the MGM Grand Hotel and Casino Iao Kun VIP Room. Iao Pou is a company incorporated in Macau SAR, the major shareholder is Zheng Anting. The operations of Iao Pou are to promote a VIP gaming room at the MGM Grand Hotel and Casino located in downtown Macau, China. Iao Pou was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room.

Foxhill Group Limited (“Foxhill”) was incorporated on February 15, 2007 and is a holding company for an interest in 100% of the profits of Iao Pou. On June 22, 2009, Foxhill entered into the MGM Profit Agreement with Iao Pou Gaming Promotion Limited (“Iao Pou”), a company incorporated in Macau SAR, which provides that Foxhill would be entitled to 100% interest in the profit of Iao Pou. There is no expiration date for the MGM Profit Agreement. The agreement will take effect upon the consummation of one of a number of financing transactions, of which this business combination would qualify as one.

Sang Heng VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. Sang Heng VIP Room originally promoted a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Sang Heng VIP Room was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 22, 2006 and operated until August 8 2007, at which point the operations were transferred to Sang Heng Gaming Promotion Company Limited (“Sang Heng”), which continued to promote the Sang Heng VIP Room. In December 2007, Sang Heng relocated the operations of the VIP gaming room to the Iao Kun VIP Room at the Star World Hotel and Casino, located in downtown Macau.

Kasino Fortune Investments Limited (“Kasino Fortune”) was incorporated on February 16, 2007 and is a holding company for an interest in 100% of the profits of Sang Heng. Kasino Fortune as a purchaser entered into the Sang Heng Profit Agreement with Sang Heng Gaming Promotion Company Limited (“Sang Heng”) a company incorporated in Macau SAR, which provides that Kasino Fortune would be entitled to 100% interest in the profit of Sang Heng. There is no expiration date for the Sang Heng Profit Agreement. The agreement will take effect upon the consummation of one of a number of financing transactions, of which this business combination would qualify as one.

Doowell Limited (“Doowell”) is a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Lam Man Pou. Doowell currently promotes the Iao Kun VIP Room at T.H.E. Hotel and Casino (formerly Nam Seoul Plaza Hotel and Casino), a luxury hotel located in Jeju City on Jeju Island which is a luxury resort area in South Korea. T.H.E. Hotel and Casino had a soft opening in May 2008. Doowell has had minimal activity during 2009.

Well Mount International Limited (“Well Mount”) was incorporated on November 1, 2007 and is a holding company for an interest in 100% of the profits of Doowell. Well Mount entered into the Doowell Profit Agreement with Doowell Limited (“Doowell”), which provides that Well Mount would be entitled to 100% interest in the profit of Doowell. Doowell is a duly appointed gaming promoter of Iao Kun VIP Room located at T.H.E Hotel & Casino. There is no expiration date for the Doowell Profit Agreement. The agreement will take effect upon the consummation of one of a number of financing transactions, of which this business combination would qualify as one.

Champion Lion Limited (“Champion”) is a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Leong Siak Hung and Vong Hon Kun. Champion will promote the Iao Kun VIP Room at the Unicorn Hyatt Regency Casino, a luxury hotel located on Jeju Island which is a luxury resort area in South Korea.

Link Bond International Limited (“Link Bond”) was incorporated on November 1, 2007 and is a holding company for an interest in 100% of the profits of Champion Lion. Link Bond as a purchaser entered into the Champion Lion Profit Agreement with Champion Lion Limited (“Champion Lion”), which provides that Link Bond would be entitled to 100% interest in the profit of Champion Lion. Champion Lion is a duly appointed gaming promoter of Unicorn Casino located at Hyatt Regency Hotel. There is no expiration date for the Champion Lion Profit Agreement. The agreement will take effect upon the consummation of one of a number of financing transactions, of which this business combination would qualify as one.

Each of the foregoing VIP gaming promoters was formed by members of AGRL’s management team for AGRL’s benefit because AGRL would not be able to operate VIP gaming rooms directly. The following diagram illustrates AGRL’s corporate structure (as discussed above) as of the date of this proxy statement, not including Doowell and Well Mount, which currently have only nominal operations:

Profit Interest Arrangements

Current Macau laws do not allow AGRL to directly operate a gaming promotion business in Macau. As an investment holding company registered outside of Macau, AGRL and its subsidiaries are currently ineligible to apply for the requisite gaming promotion licenses in Macau.

AGRL’s gaming promotion business can be operated only through a series of contractual arrangements, including profits interest agreements and employment agreements. These contractual arrangements enable AGRL to receive substantially all of the economic benefits of AGRL’s VIP gaming promoters and exercise effective control over AGRL’s VIP gaming promoters. AGRL intends to continue its gaming promotion business operations in Macau upon the expiration of these contractual arrangements by renewing them or entering into such new contractual arrangements if the Macau laws continue not to allow it to directly operate gaming promotion businesses in Macau. AGRL believes that, based in part upon the 3 to 5-year employment agreements that AGRL’s management team will be entering into in connection with the closing of the transactions with CS China, AGRL’s VIP gaming promoters will renew or enter into new contractual arrangements prior to the expiration of the current arrangements for at least the next five years.

The VIP room gaming promoters entered into separate Profit Agreement with the respective subsidiaries of AGRL. In connection with these Profit Agreements, AGRL’s subsidiaries will be entitled to 100% interest in the profit of the agreements which will take effect upon the consummation of one of a number of financing transactions, of which this business combination would qualify as one.

Business Strategy

AGRL’s VIP gaming promoters entered into Profit Agreements with entities under common ownership as part of a plan to list AGRL’s ordinary shares on an exchange either through an Initial Public Offering (“IPO”) or a reverse merger. AGRL intends to raise capital for expanding the Macau VIP gaming operations and working capital for the VIP gaming room in Jeju. Management of AGRL and AGRL’s VIP gaming promoters have been engaged in the specialized market of VIP gaming for over 20 years and have developed an agent marketing program of over 1,000 agents and client referral base throughout Asia. Management believes that it will provide continued business expansion even as competitive conditions increase. Management intends to take its established VIP gaming room marketing format to other areas of Asia and will continue to seek suitable investment opportunities.

Macau

Management believes that gaming revenue growth and visitation to Macau have been, and will continue to be, driven by a combination of factors, including: (i) Macau’s proximity to major Asian population centres; (ii) the liberalization of restrictions on travel to Macau from mainland China and of currency restrictions to permit Chinese travelers to take larger sums of currency out of mainland China; (iii) the increase in regional wealth, leading to a large and growing middle- and upper middle-class in China with more disposable income; (iv) infrastructure improvements that are expected to facilitate more convenient travel to and within Macau; and (v) an increasing supply of casino, hotel and entertainment offerings in Macau, including large mixed-use developments. Management believes that its knowledge of the Macau gaming industry and the expertise in VIP gaming provide it with a platform to capitalize on the opportunities in the overall growth of the Macau gaming industry.

AGRL’s VIP gaming promoters are adopting the following strategies in view of the increasing number of casinos in Macau, including:

•	Marketing the Star World Hotel and the MGM Grand Macau Casino Resort as 5-star hotels with comprehensive attractions and facilities for top tier gaming patrons.
•	Providing an even more comfortable and relaxing atmosphere in the VIP gaming rooms.
•	Providing competitive commission rates to attract more collaborators and junket agents, and monitor such rates continuously.
•	Increasing the number of collaborators and junket agents to promote the VIP gaming rooms.
•	Seeking to grow AGRL’s VIP gaming promoters’ business through the development of strategically located gaming clusters in Macau to target different segments of the VIP gaming patrons.
•	Having AGRL’s VIP gaming promoters continue to actively manage their portfolio by expanding and upgrading their existing services and marketing efforts in line with the AGRL’s development strategy to improve overall yield.

Jeju

Management sees a significant business opportunity in the gaming industry in Jeju. Management believes that expanding its operations into Jeju will benefit the AGRL because:

•	Easy access to Jeju from the Yang Tse River (also known as “Chiang Jiang”) Delta Region, which has experienced significant economic growth, and the VIP gaming promoters’ marketing strength in China.
•	In Jeju, Management will continue to use the marketing model of the VIP room gaming promoter employed successfully in Macau.
•	AGRL has well positioned and prepared itself to upgrade and professionalize its gaming facilities, management and earning potentials in Jeju, due in part to its Promoter’s successfully weathering the financial crisis.

AGRL plans to open its first permanent VIP gaming room in Jeju in the first quarter of 2010, located in the Unicorn Hyatt Regency Casino, and is considering adding additional facilities as well.

Competitive Strengths

Management believes that AGRL has the following advantages over its competitors:

•	Mr. Lam and his associates have an established a solid reputation, extensive experience and knowledge in the Asian gaming industry for over 20 years, including as an agent of a Macau casino and a few gaming rooms in Macau and participating in organizing gaming tours for Chinese businessmen to various casinos in Las Vegas and Walker Hill.

•	Mr. Zheng, an associate of Mr. Lam, has an established and solid reputation, extensive experience and knowledge in the Asian gaming industry for over 10 years.
•	AGRL will expand its operations from Macau to Jeju.
•	The VIP gaming rooms that AGRL’s VIP gaming promoters promote are at casinos that are in prime regions/locations.
•	AGRL’s VIP gaming promoters’ gaming operations cover an area with a large population and economic expansion.
•	AGRL has an experienced management team with a proven track record in operating gaming and gaming-related activities in Asia.
•	AGRL is able to leverage its large and stable network of collaborators and junket agents to continue to expand its customer base of gaming patrons even in a competitive environment.
•	The rights to the Profits under the Profit Agreements are for an unlimited period of time, instead of a fixed period of time.
•	AGRL is debt free and no interest risk.
•	AGRL has no fixed assets and hence, no capital expenditures, no depreciation charge and no repairs and maintenance.
•	AGRL’s VIP gaming promoters are the first pioneers in Jeju to employ the marketing model for VIP room gaming promoters that has made Macau the largest gaming destination in the world.
•	Currently AGRL’s VIP gaming promoters have no material competition in VIP room gaming in Jeju.
•	AGRL’s VIP gaming promoters VIP room at the Unicorn casino of the Hyatt Regency Jeju. The Hyatt Regency Jeju is a luxury 5 star hotel in a spectacular resort setting on Jungmun Beach on the island of Jeju, South Korea, in the East China Sea.

Governmental Regulations

Overview of Macau’s Regulatory Framework on Gaming Operations

Overview

The operation of casino games or other games authorized by the Macau Government in the MSAR is subject to general administrative, civil and criminal laws and to the specific gaming laws, in particular, Law No. 16/2001. Law No. 16/2001 introduced and established the legal framework and the principal rules for operation of casino games and further sets out the governing framework for regulation of casinos in Macau.

The operation of casino games or other games in Macau is reserved to the MSAR, and the concession regime restricts the operation of such games to private companies incorporated in Macau that have concessions granted by the MSAR pursuant to the concession contracts and applicable gaming laws and regulations. Pursuant to Law No. 16/2001, the MSAR granted concessions to our subsidiary SJM, Wynn Macau and Galaxy under an international public tender. The Macau Government also authorized three sub-concessions, one by Galaxy to Venetian Macau, one by SJM to MGM Grand Paradise and one by Wynn Macau to Melco PBL. It is provided under SJM’s Concession, as well as in Galaxy’s and Wynn Macau’s concession contracts, that the Concessionaires cannot enter into sub-concessions without the authorization of the Macau Government. The Macau Government has stated in public announcements that only three sub-concessions will be permitted.

The DICJ’s Role and Authority

The DICJ is the primary regulator and supervisory institution of the MSAR’s gaming industry. The DICJ plays an active role in fulfilling the objectives set forth in Law No. 16/2001. The main objectives of Law No. 16/2001 are (i) that Concessionaires and Sub-Concessionaires carry on adequate operation of casino games or other forms of gaming, (ii) that parties involved in the operation, management and supervision of casino games or other forms of gaming are eligible to perform their functions and undertake respective responsibilities, (iii) that operation of casino games or other forms of gaming is performed in a just, honest manner and free from criminal influences and (iv) that MSAR’s public interests relating to special gaming tax and other contributions are well protected by maintaining effective controls and procedures.

Among other requirements, Concessionaires and Sub-Concessionaires are required to submit to the DICJ for record or inspection all significant documentation and periodic reports regarding their business and operation, as well as to submit to the DICJ all matters requiring the Macau Government’s approval or authorization as required by laws, the concession or sub-concession contracts, as applicable (such as changes in shareholding structure, changes in control, directorship and key employees, gaming equipment and other matters related to operation of casino games).

In addition, the DICJ is responsible for assessing the taxes and other amounts payable by Concessionaires and Sub-Concessionaires to the MSAR. The DICJ continuously monitors Concessionaires’ and Sub-Concessionaires’ daily operations and tabulation of net-win generated from casino games including casino table games and slot machines through various control procedures conducted in the casinos.

Gaming Commission

The Gaming Commission was created by the MSAR Chief Executive’s Dispatch No. 120/2000, of 4 July 2000, further amended by Dispatch No. 194/2003. The Gaming Commission is a specialized commission directly reporting to and presided over by the MSAR Chief Executive, with the responsibility to formulate policies and facilitate the development of Macau’s gaming operations and relevant regulatory framework.

Regulations relating to Macau’s Gaming Industry

The following are the pertinent laws and regulations relating to us and the gaming industry in Macau:

Law No. 16/2001, published in Macau Official Gazette No.39-I of 24 September 2001 (“Macau Gaming Law”)

The Macau Gaming Law established the legal framework and the principal rules for the operation of casino games or other forms of gaming in the MSAR. It sets forth the objectives of the legal system governing the operation of casino games and it defines the permitted types of casino games, places, locations and periods for operation. It further sets forth principal rules for the concession regime and provides for obligations of the Concessionaires including submitting their accounts and records to the Macau Government, and special gaming tax to the MSAR.

Administrative Regulation No. 26/2001 (“Gaming Tender Regulation”)

The Gaming Tender Regulation, as amended sets forth the terms of the public tender procedures for the granting of concessions for the operation of casino games, and the eligibility and financial capacity requirements of bidders (also applicable to the sub-concessions).

The Rules of Casino Games

The Macau Government has promulgated additional rules to supplement the rules of casino games set forth in Section 55 of the Macau Gaming Law. These supplemental rules were approved by the External Dispatches of the Secretary for Economy and Finance, which set out or renewed the detailed procedures and rules of certain casino games, namely football poker, wheel of fortune, baccarat, soccer poker, black jack, fishprawn- crab, roulette, Q poker, cussec, fantan and stud poker.

Administrative Regulation No. 5/2004, Enacted on 14 June 2004 (“Gaming Credit Administrative Regulation”)

The Gaming Credit Administrative Regulation governs the granting of gaming credit in the MSAR and authorizes the (i) Concessionaires, (ii) Sub-Concessionaires and (iii) VIP gaming promoters who enter into a contract with a Concessionaire or Sub-Concessionaire to grant gaming credits. Pursuant to the Gaming Credit Law, the granting of gaming credit is limited to the following three circumstances: (i) a Concessionaire or a Sub-Concessionaire as a creditor may grant gaming credits to a gaming patron as a borrower; (ii) an authorized gaming promoter as a creditor may grant gaming credits to a gaming patron as a borrower; or (iii) a Concessionaire or a Sub-Concessionaire as a creditor may grant gaming credits to an authorized gaming promoter as a borrower. It also forbids the assignment or transfer in any form of the power to grant gaming credits. The Gaming Credit Administrative Regulation provides for the obligations of the credit grantors towards the DICJ and scope of the DICJ’s supervision. Specifically, the granting of gaming credits is enforceable as a civil debt pursuant to Article 4 of the Gaming Credit Administrative Regulation.

Law No. 8/96/M, Enacted on 22 July 2002 (“Law on Illicit Gaming”)

The Law on Illicit Gaming prohibits all forms of operation, promotion or assistance to gaming outside the authorized areas, as well as any fraudulent gaming in authorized areas, or any unlicensed granting of loans or gaming credits to gaming patrons.

Administrative Regulation No. 27/2009, Enacted on August 10, 2009

As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% Gaming Promoter commission cap, as agreed between all Concessionaires and Sub-concessionaires.

The commission cap is expected to become effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to VIP gaming promoters, including all types of payments, either monetary or in specie, that are made to Gaming VIP gaming promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on VIP gaming promoters, Concessionaires and Sub-concessionaires to report regularly to the DICJ and imposes fines or other sanctions for non-compliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to VIP gaming promoters.

Gaming Promoters Regulation

Compulsory Licensing and Registration Requirements for VIP gaming promoters

The DICJ initiated the first licensing process in Macau for gaming promoters, under the transition arrangements introduced by the Gaming Promoters Regulation. Gaming promoters must also be registered with one or more than one Concessionaire or Sub-Concessionaire, unless otherwise restricted by contract. The gaming promoters must also execute a contract with the Concessionaire or Sub-Concessionaire after obtaining gaming promoter licenses.

The Gaming Promoters Regulation restricts the operation of gaming promotion to licensed corporate entities, commercial partnerships or individuals that are registered as entrepreneurs with the MSAR Finance Department and meet the relevant requirements promulgated by the DICJ. In order to obtain a license for gaming promotion, the applicant must submit its application for suitability assessment by the DICJ, which includes assessment of the suitability of the gaming promoters’ key employees. When the gaming promoter is a commercial partnership or a company, the suitability of the gaming promoter’s directors and shareholders holding 5% or more of the share capital is also assessed. A gaming promoter license is valid until 31 December in the year it is granted and can be renewed each year upon submission of an application to the DICJ. The renewal application must include a signed declaration by the legal representative of the relevant Concessionaire that it is the intention of the Concessionaire to operate with such gaming promoter in the following year. Gaming promoters that are sole proprietors are subject to compulsory assessment of their suitability every three years, and gaming promoters that are commercial partnerships or companies are subject to compulsory assessment every six years. Extraordinary suitability assessment may be conducted also by the DICJ.

Concessionaires and Sub-Concessionaires are jointly liable towards the Macau government for the activities conducted by the gaming promoters, gaming promoters’ employees, collaborators and junket agents, within their respective casino premises. Gaming promoters are jointly liable for the activities of their employees and collaborators within the casino premises of Concessionaires and Sub-Concessionaires and for their compliance with applicable laws and regulations. Failure by the gaming promoters or the Concessionaires or Sub-concessionaires to fulfill their major obligations under the Gaming VIP gaming promoters Regulation may result in the following consequences:

•	the issue of a non-suitability report;

•	refusal to grant a new gaming promotion license or to renew an existing license;
•	upon notice by the Concessionaire or Sub-Concessionaire to the DICJ, suspension of the gaming promotion activities of gaming promoters; and
•	administrative liability arising out of violation of the Gaming Promoters Regulation without prejudice of contractual liability of the gaming promoter towards the Concessionaire.

Major Obligations Imposed upon gaming promoters

VIP gaming promoters are required to comply with the following obligations:

•	to register with Concessionaires or Sub-Concessionaires and operate under the terms agreed in a written contract submitted to the DICJ (including, in particular, the amount and payment method of commissions or other agreed remunerations, the nature of their activities in the casinos, including the designation of any gaming rooms or other premises within the casinos, the amounts and forms of required securities and guarantees and the waiver indicating that Concessionaires or Sub-Concessionaires and gaming promoters agree to submit to the exclusive jurisdiction of the MSAR courts and defer to Macau Laws);
•	to execute written contracts with their collaborators and submit copies of such contracts to the DICJ;
•	to submit annually, through Concessionaires or Sub-Concessionaires, a list containing the identification of their chosen collaborators for the following year, and copies of their identification documents and no criminal record certificates or equivalent documents to the DICJ for approval;
•	to comply with laws and regulations relating to gaming promoters and gaming promoter related announcements and instructions issued by the DICJ;
•	to accept auditing carried out by the DICJ and the MSAR Finance Department;
•	to make all books and records available for the inspection and review by the DICJ and the MSAR Finance Department and provide any additional information and materials upon their request;
•	to perform all contractual obligations, especially obligations to gaming patrons;
•	to comply with the reasonable instructions issued by the Concessionaires or Sub-Concessionaires to the extent that such instructions do not interfere with the gaming promoters’ autonomy;
•	to perform all contractual obligations stipulated in the written contracts with Concessionaires or Sub-Concessionaires; and
•	to comply with all legal and regulatory requirements required by the laws and regulations of the MSAR.

Major Obligations Imposed upon Concessionaires and Sub-Concessionaires

Concessionaires and Sub-Concessionaires are required to comply with the following obligations with respect to their gaming promoters:

•	to submit to the DICJ annually a list of gaming promoters with whom they intend to operate in the following year (the Macau Government, through the DICJ, determines annually the maximum number of gaming promoters and issues licenses to the gaming promoters identified in lists provided to it by the Concessionaires and Sub-Concessionaires);
•	to submit to the DICJ, prior to the 10th of each month, a detailed list of the amounts of commissions or other remunerations paid to each gaming promoter in the previous month, as well as the amounts of taxes withheld;
•	to prepare and maintain an updated list of the names of registered gaming promoters, their directors, key employees and collaborators for submission to the DICJ quarterly;
•	to inform the DICJ or proper authorities of any fact that may affect the solvency of their gaming promoters;

•	to maintain and update the book records with their gaming promoters;
•	to supervise the activities of their gaming promoters, in particular their compliance with legal and contractual obligations;
•	to inform the authorities of any potential criminal activity by their gaming promoters, in particular potential money laundering activities;
•	to promote a healthy relationship with registered gaming promoters;
•	to settle commissions or other remunerations agreed upon with their gaming promoters in a timely manner; and
•	to pay withholding taxes for their gaming promoters in a timely manner.

Anti-money Laundering Regulations

The MSAR has been a member of the Asia/Pacific Group on Money Laundering (“APG”) since 2000. As a member of APG, the MSAR undertook to implement the 40 recommendations and nine special recommendations of the FATF between 1990 and 2004. As at 24 July 2007, the APG and Offshore Group of Banking Supervisors (“OGBS”), in their “Mutual Evaluation Report on Macao, China Against the FATF 40 Recommendations (2003) and 9 Special Recommendations,” determined that, despite non-compliance with Special Recommendation 9 relating to cross border declaration and disclosure, Macau had demonstrated a strong commitment towards implementing laws and institutional bodies to enhance its compliance with international anti-money laundering standards. The MSAR Legislative Assembly approved a new anti-money laundering law on 23 March 2006 to combat money laundering by further strengthening the record-keeping and reporting requirements relating to suspicious activities.

The following are the pertinent laws and regulations relating to the anti-money laundering regulations in Macau that have recently been enacted (the “new anti-money laundering law”):

Law No. 2/2006, published in Macau Official Gazette No. 14 of 3 April 2006

This law requires casino operators, gaming promoters, and other entities such as financial institutions, insurance companies, exchange houses, money remittance companies and professionals to assist the Macau Government in its efforts to combat money laundering activities.

Under the new anti-money laundering laws, corporate entities and associations are responsible and liable for money laundering when the crime is committed in their name and corporate interest, (i) by their corporate bodies or representatives, or (ii) by a person under their authority, when the crime became possible by virtue of an unlawful breach of the vigilance or control duties pending on such entity.

Law No. 3/2006, published in Macau Official Gazette No. 15 of 10 April 2006

The purpose of this anti-terrorism law is for the prevention and suppression of the crimes of terrorism and financing of terrorist acts in Macau. The anti-terrorism law took effect on 11 April 2006.

Section 34 of the Gaming Law

This section imposes a duty on the external auditors of the Concessionaires, Sub-Concessionaires and managing companies of gaming operations to inform the DICJ and the Finance Department about any facts that may give rise to a suspicion of that entity, the members of that relevant corporate bodies or their employees of being involved in money laundering.

Section 30 of the Gaming Promoters Regulation

This section provides that the Concessionaires and Sub-Concessionaires must inform the relevant authorities about any fact indicating gaming promoters and their collaborators involved in acts of money laundering.

Legislative Developments

In order to better address the needs of the existing concession regime and to facilitate the modernization of the gaming industry in the MSAR, the Macau Government and its Legislative Assembly have been revising the existing gaming regulations and are expected to enact new legislation or amend existing legislation to strengthen the legal framework on gaming activities. The MSAR Legislative Assembly enacted legislation in 2004 allowing Concessionaires or Sub-Concessionaires to extend gaming credits to gaming patrons and to enforce gaming debts. Future legislation may cover operation of gaming areas, gaming chips and tokens, slot machines and offenses related to gaming and may change or update existing legislation.

Environmental Regulations

All organizations in Macau have to comply with the environmental principles of environment protection policy according to the Macau Ordinance, namely in respect of noise, pollution and construction nuisance. AGRL does not believe that it is in violation of any environmental laws.

Labor and Safety Regulations

Pursuant to Macau laws and regulations, Macau employers must register their employees under the mandatory Social Security Fund, make social security contributions for each of its employees and contract insurance to protect the rights and interests of their employees in the event of working accident and/or professional disease.

AGRL believes that it is compliance with all such regulations.

Regulations Relating to Hong Kong

Three laws of general application in Hong Kong relate to money laundering. Regulations or guidelines have also been promulgated for certain industries, but none are of specific application to AGRL and its subsidiaries. The three laws of general application are the Drug Trafficking (Recovery of Proceeds) Ordinance, the United Nations (Anti-Terrorism Measures) Ordinance, and OSCO. Each of these ordinances defines various offences in relation to money laundering.

Drug Trafficking (Recovery of Proceedings) Ordinance

The Drug Trafficking (Recovery of Proceeds) Ordinance provides for the tracing, confiscation and recovery of the proceeds of drug trafficking and defines various offences in relation to the laundering of proceeds of drug trafficking. The offences most likely to apply to AGRL are:

•	dealing with property known or believed to represent proceeds of drug trafficking; and
•	failing to disclose to the authorities knowledge or suspicion that any property represents any person’s proceeds of drug trafficking or was used, or is intended to be used, in connection with drug trafficking.

United Nations (Anti-Terrorism Measures) Ordinance

The United Nations (Anti-Terrorism Measures) Ordinance implements various directives and covenants of the United Nations with respect to anti-terrorism policies, including a decision of the Security Council of the United Nations in its Resolution 1373 of 28 September 2001 relating to measures for the prevention of terrorist acts and certain of the Special Recommendations on Terrorist Financing of the Financial Action Task Force. In relation to money laundering, the provisions most likely to be relevant to AGRL are sections 6, 7, 8 and 12 of such ordinance.

Section 6(1) provides that where the Secretary for Security has reasonable grounds to suspect that any funds held by any person are terrorist property, the Secretary for Security may direct that the funds not be made available to any person except under the authority of a license granted by the Secretary for Security.

Section 7 provides that a person may not provide or collect funds by any means with the intention that the funds be used or knowing that the funds will be used to commit one or more terrorist acts, whether or not the funds are actually so used.

Section 8 provides that no person may, except under the authority of a license granted by the Secretary for Security, make any funds or financial or related services available to or for the benefit of a person who the first-mentioned person knows or has reasonable grounds to believe is a terrorist or terrorist associate.

Section 12 requires that where a person knows or suspects that any property is terrorist property, then the person must disclose to an authorized officer the information or other matter on which the knowledge or suspicion is based as soon as practicable.

OSCO

OSCO is the anti-money laundering legislation of the broadest application in Hong Kong. OSCO creates two money laundering offences, namely:

•	dealing with property known or believed to represent the proceeds of an indictable offence; and
•	failing to disclose to the authorities knowledge or suspicion that any property represents any person’s proceeds of an indictable offence or was used, or is intended to be used, in connection with an indictable offence.

The Gambling Ordinance

Under the Gambling Ordinance, operating, managing or controlling a gambling establishment is an indictable offence in Hong Kong.

The Stock Exchange announced in March 2003 that it has no objections to foreign casinos being listed in Hong Kong so long as the activity is legal in the foreign jurisdiction and is not unlawful under the Gambling Ordinance.

The Management confirms that, to the best of its knowledge after due enquiry, and based on advice received from Hong Kong legal advisors on the application of the Drug Trafficking (Recovery of Proceeds) Ordinance, the Gambling Ordinance, the United Nations (Anti-Terrorism Measures) Ordinance and OSCO, no member of AGRL is in violation of these ordinances.

Management endeavors to ensure that the operation of AGRL’s gaming activities in Macau and Jeju are in compliance with all applicable laws in Macau and do not contravene the Gambling Ordinance.

Legal Proceedings

AGRL is not involved in any legal proceedings that are anticipated to have a material effect on its business, financial position, results of operations or liquidity, nor is AGRL aware of any proceedings that are pending or threatened that may have a material effect on its business, financial position, results of operations or liquidity. From time to time, AGRL is subject to legal proceedings and claims in the ordinary course of business, certain of which would be covered by insurance. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

AGRL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with AGRL’s consolidated financial statements and the combined financial statements of AGRL’s VIP gaming promoters appearing elsewhere in this proxy statement and references to AGRL should refer to the proposed combined company or the individual companies as appropriate.

Overview

Asia Gaming & Resort Limited (“AGRL”) is a company incorporated in Hong Kong, a Special Administrative Region of China. The principal business activity of AGRL is to function as a holding company. The principal business activity of AGRL’s wholly owned subsidiaries is to hold Profit Agreements with AGRL’s VIP gaming promoters and to receive the profit streams from their gaming related business located in top-tier casinos in Macau and South Korea. All Profit Agreements are with related party entities, under common ownership with AGRL and its subsidiaries. The following are the subsidiaries of AGRL:

Foxhill Group Limited (“Foxhill”) was incorporated in the British Virgin Islands on February 15, 2007 and is a holding company. The main asset of Foxhill is the deposit paid to acquire the right for the Profit generated in the Iao Kun VIP Room in the MGM Grand Macau pursuant to the Profit Agreement. Foxhill as a purchaser entered into the Iao Pou Profit Agreement with Iao Pou Promotion Company Limited (“Iao Pou”) relating to the purchase and sale of a 100% interest in the profit of Iao Pou. There is no expiration date for the Iao Pou Profit Agreement. The closing of the transaction contemplated by the Iao Pou Profit Agreement shall take place upon the success of the execution of a Reverse Merger, IPO or the sale of a minimum of 15% of the equity of AGRL. Prior to the commencement of operations of the Iao Kun VIP Room in the MGM Grand Macau, Foxhill acquired the right for the Profit generated in the Spring VIP Room, which was terminated in May 2009, upon the closing of the Spring VIP Room and the Grand Waldo Hotel.

Kasino Fortune Investments Limited (“Kasino Fortune”) was incorporated in the British Virgin Islands on February 16, 2007 and is a holding company. The main asset of Kasino Fortune is the deposit paid to acquire the right for the Profit generated in the Iao Kun VIP Room, which is located in the Galaxy Star World Casino in Macau, pursuant to the Profit Agreement. Kasino Fortune as a purchaser entered into the Sang Heng Profit Agreement with Sang Heng Gaming Promotion Company Limited (“Sang Heng”) relating to the purchase and sale of a 100% interest in the profit of Sang Heng. There is no expiration date for the Sang Heng Profit Agreement. The closing of the transaction contemplated by the Sang Heng Profit Agreement shall take place upon the success of the execution of a Reverse Merger, IPO or the sale of a minimum of 15% of the equity of AGRL.

Well Mount International Limited (“Well Mount”) was incorporated in the British Virgin Islands on November 1, 2007 and is a holding company. The main asset of Well Mount is the deposit paid to acquire the right for the Profit generated in the Iao Kun VIP Room in the T.H.E. Hotel & Lvegas Casino in Jeju, South Korea, pursuant to the Profit Agreement. Well Mount as a purchaser entered into the Doowell Profit Agreement with Doowell Limited (“Doowell”) relating to the purchase and sale of a 100% interest in the profit of Doowell. There is no expiration date for the Doowell Profit Agreement. The closing of the transaction contemplated by the Doowell Profit Agreement shall take place upon the success of the execution of a Reverse Merger, IPO or the sale of a minimum of 15% of the equity of AGRL.

AGRL has established two additional holding company subsidiaries, Billion Boom International Limited and Link Bond International Limited, which hold similar profit interest agreements with VIP gaming promoters, On November 14, 2009 Link Bond as a purchaser entered into the Champion Lion Profit Agreement with Champion Lion Limited (“Champion”) relating to the purchase and sale of a 100% interest in the profit of Champion Lion. There is no expiration date for the Champion Lion Profit Agreement. The closing of the transaction contemplated by the Champion Lion Profit Agreement shall take place upon the success of the execution of a Reverse Merger, IPO or the sale of a minimum of 15% of the equity of AGRL. Champion is a newly formed entity that will function as a VIP room promoter in Jeju at the Unicorn Hyatt Regency Casino.

Once the proposed reverse merger with CS China closes, AGRL’s VIP gaming promoters will be considered variable interest entities (“VIEs”) of the subsidiaries of AGRL, which will be the primary beneficiaries of AGRL’s VIP gaming promoters.

Management’s determination of the appropriate accounting method with respect to the AGRL’s variable interests is based on Financial Accounting Standards Board-Accounting Standards Codification (“FASB ASC”) Topic 810, “Consolidation of Variable Interest Entities”. The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.

AGRL’s VIP gaming promoters entered into several Profit Agreements with the subsidiaries of AGRL. In connection with these Profit Agreements, AGRL’s subsidiaries will obtain financial interests in which, based upon its evaluation, AGRL’s subsidiaries were determined to be the primary beneficiaries. In accordance with FASB ASC Topic 810, the Companies will be Combined with AGRL, once the conditions of the Profit Agreements have been met for AGRL’s subsidiaries to recognize the benefits of operations of the Companies.

AGRL’s VIP gaming promoters

Particulars of AGRL’s VIP gaming promoters

Entity Name	Date Formed	Location
Sang Heng VIP Room (Lam Man Pou)	May 22, 2006	Grand Waldo Hotel and Casino – Cotai Strip, Macau-Operations transferred in August 2007
Spring VIP Room (Lam Man Pou)	May 25, 2006	Grand Waldo Hotel and Casino – Cotai Strip, Macau-Operations transferred in August 2007
Sang Heng Gaming Promotion Company Limited	March 28, 2007	Star World Hotel and Casino – Downtown, Macau
Spring Gaming Promotion Company Limited	March 28, 2007	Grand Waldo Hotel and Casino – Cotai Strip, Macau-Operations closed May 2009
Doowell Limited	November 20, 2007	T.H.E Hotel and Casino – Jeju, South Korea
Iao Pou Gaming Promotion Limited	May 27, 2009	MGM Grand Hotel and Casino, Macau-Operations started June 2009
Champion Lion Limited	November 14, 2009	Unicorn Hyatt Regency Casino., Jeju-Operations to commence in early 2010

Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited (inactive beginning June 2009), Iao Pou Gaming Promotion Limited, Doowell Limited, Jinark Limited (inactive), Cheer Echo Limited (inactive) and Champion Lion Limited are AGRL’s VIP gaming promoters of VIP gaming rooms, which are private room gaming facilities in Macau, China and Jeju Island in South Korea.

VIP gaming rooms are well appointed suites generally located within a large casino and serve the purpose of providing luxury accommodations and privacy exclusively for the high-tier gaming patrons to gamble in.

Macau, the only city in China that allows legalized gaming, is located 60 kilometers west of Hong Kong and is connected to mainland China by two bridge systems, a 24 hour ferry service from Hong Kong and direct world flights into its international airport. Jeju Island is a highly developed resort area located off the Southern Coast of South Korea that allows legalized gaming to non-South Korea visitors and tourists. There are no visa requirements for the mainland Chinese to go to Jeju Island.

Sang Heng VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Sang Heng VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Sang Heng VIP Room was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 22, 2006 and operated until August 8 2007, at which point the operations were transferred to Sang Heng Gaming Promotion Company Limited (“Sang Heng”), which continued to promote the Sang Heng VIP Room. In December 2007, Sang Heng relocated the operations of the VIP gaming room at the Grand Waldo Hotel and Casino to the Iao Kun VIP Room at the Star World Hotel and Casino, located in downtown Macau.

Spring VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Spring VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Spring VIP Room was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 25, 2006 and operated until August 8 2007, at which point the operations were transferred to Spring Gaming Promotion Company Limited (“Spring”), which continued to promote the Spring VIP Room until May 30, 2009. In June 2009, Spring relocated the operations of the VIP gaming room at the Grand Waldo and Casino to the Iao Kun VIP Room at the MGM Grand Hotel and Casino. In order to cater for the requirements of Galaxy S.A., the primary concessionaire for Star World Hotel and Casino, AGRL’s VIP gaming promoters set up Iao Pou Gaming Promotion Limited (“Iao Pou”) with Zheng Anting as the major shareholder and gaming license holder to promote the MGM Grand Hotel and Casino Iao Kun VIP Room.

Iao Pou is a company incorporated in Macau SAR, the major shareholder is Zheng Anting. The operations of Iao Pou are to promote a VIP gaming room at the MGM Grand Hotel and Casino located in downtown Macau, China. Iao Pou was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room.

Doowell Limited (“Doowell”) is a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Lam Man Pou. Doowell currently promotes the Iao Kun VIP Room at T.H.E. Hotel and Casino (formerly Nam Seoul Plaza Hotel and Casino), a luxury hotel located in Jeju City on Jeju Island which is a luxury resort area in South Korea. T.H.E. Hotel and Casino had a soft opening in May 2008. Doowell has had minimal activity during 2009.

Champion Lion Limited (“Champion”) is a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Lam Man Pou. Champion will promote the Iao Kun VIP Room at the Unicorn Hyatt Regency Casino, a luxury hotel located on Jeju Island which is a luxury resort area in South Korea.

The following is a summary of how revenues and expenses were determined during the nine months ended September 30, 2009:

	Iao Kun Star World	Iao Kun MGM	Spring Grand Waldo	Iao Kun Jeju Island
Win share	45.00%	40.00%	40.25%	40.00%
Loss share	45.00%	40.00%	40.25%	40.00%
Incentive revenue	0.03%	0.11% – 0.18%	0.02%	1.80%
Incentive revenue paid as	offset of expense	offset of expense	cash	offset of expense
Agent commission (range) as a percentage of chips turnover	0.5% – 1.0%	0.5% – 1.0%	0.5% – 1.0%	0.8% – 1.6%
Operating costs	As billed	As billed	As billed	As billed
Monthly management fee expense (HKD)	700,000	700,000	700,000	700,000
Rolling tax	0.01%	0.01%	0.01%	0.00%
Monthly management fee revenue (HKD)				700,000

AGRL’s VIP gaming promoters entered into Profit Agreements with entities under common ownership as part of a plan to list common stock either by an Initial Public Offering (“IPO”) or Reverse Merger with AGRL. AGRL intends to raise capital for expanding the Macau VIP gaming operations and working capital for the VIP gaming room in Jeju. Management of AGRL and AGRL’s VIP gaming promoters have been engaged in the specialized market of VIP gaming for over 20 years and have developed an agent marketing program of over 1,000 agents and client referral base throughout Asia. Management believes that it will provide continued business expansion even as competitive conditions increase. Management intends to take its established VIP gaming room marketing format to other areas of Asia and will continue to seek suitable investment opportunities.

In July 2009, all concessionaires and subconcessionaires entered into an agreement to cap gaming promoter commissions. Under this agreement, commission payments to gaming promoters cannot exceed 1.25% of rolling chip volumes regardless of the commission structure adopted. As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% gaming promoter commission cap, as agreed between all concessionaires and subconcessionaires, which was effected on December 1, 2009. The amendment sets forth standards for what constitutes a commission to gaming promoters, including all types of payments, either monetary or in specie, that are made to gaming promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on gaming promoters, concessionaires and subconcessionaires to report regularly to the DICJ and imposes fines or other sanctions for noncompliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to gaming promoters.

Beginning in October 2009, Star World Hotel and Casino agreed to revise the Sang Heng gaming promotion agreement and removed the win/loss sharing component and replaced it with a commission payable to Sang Heng at a rate of 1.25% of chips turnover. Management has requested that the MGM Grand Macau revise Iao Pou agreement to remove the win/loss sharing component and replace it with a commission payable to Iao Pou at a rate of 1.25% of chips turnover. Management believes that the MGM Grand Macau may honor the Iao Pou request and allow for fixed commissions, rather than win/loss sharing. Management also believes that this change in our revenue structure will reduce the inherent risk in operating a VIP gaming room, due to the fluctuation surrounding gaming wins and losses. The fixed commissions revenues will be based only on the amount of chips turnover, rather than the win/loss of the gaming operations.

For the nine months ended September 30, 2009 and 2008, AGRL’s VIP gaming promoters realized net income of $9,827,647 and $21,213,144 respectively; and for the calendar years ended December 31, 2008, 2007, and 2006, AGRL’s VIP gaming promoters realized net income of U.S. $20,289,487, $13,265,668 and $9,534,283, respectively.

AGRL’s VIP gaming promoters’ Gross win rate as a percentage of Chips turnover has ranged between approximately 1.1% and 4.5%. The gross win rate as a percentage of Chips turnover for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008, 2007, and 2006 are approximately 2.5%, 3.9%, 3.3%, 2.7% and 3.5%, respectively

Nine months ended September 30, 2009 Compared to Nine months ended September 30, 2008 (Unaudited)

Revenue from VIP gaming operations was $39,161,015 for the nine month period ended September 30, 2009, as compared to $43,289,506 for the nine month period ended September 30, 2008, a 9.5% decline. Although chips turnover has increased by the amount $951,408,056, or 40.8%, in the nine months ended September 30, 2009 as compared to that of the same period increase in 2008 and was greater than the year ended December 31, 2008, principally as a result of (i) AGRL’s VIP gaming promoters having relocated their lower-tier VIP gaming room from the Grand Waldo Hotel & Casino in the Cotai Strip area of Macau to the MGM Grand Macau hotel-casino resort in downtown Macau and (ii) AGRL’s VIP gaming promoters having almost tripled the number of gaming tables from four at Grand Waldo to eleven at MGM.

Gross win, as a percentage of Chips turnover, decreased 37.0% to 2.5% in the nine months ended September 30, 2009 as compared to 3.9 % in the nine months ended September 30, 2008. While gross win rates decreased during the nine months ended September 30, 2009, management believes that over time, industry averages (approximately 2.85% - 3.00%) for gross win rates will be realized.

AGRL’s share of net gaming wins decreased $1,271,366 or 3.5% in the nine months ended September 30, 2009 as compared to the same period in 2008, the decrease is, contrary to the increase in Chips turnover during the nine months ended September 30, 2009, principally as a result of gross win rates decreased in the third quarter of 2009. This factor outweighed the favorable contribution from the relocation of Spring VIP Room to MGM hotel-casino resort in downtown Macau and the increase in the number of tables from four at Grand Waldo to eleven at MGM. In order to eliminate this unnecessary volatility during a particular interim period, AGRL’s VIP gaming promoters intend to change their commission income from sharing in net win and losses in the VIP gaming rooms to a fixed percentage commission rate on chips turnover. This has started with the Iao Kun VIP Room at the Star World Hotel and Casino effective in October 2009 and a request of such change has also been lodged with the Iao Kun VIP Room at the MGM Grand Macau.

Fees and incentives decreased by the amount of $2,847,459 or 40.7% in the nine months ended September 30, 2009 as compared to that of the same period in 2008, principally as a result of (i) a decrease in fees and incentives offered by. T.H.E Hotel & Lvegas Casino in Jeju because of the minimal gaming operations in Jeju gaming operation and (ii) an increase in the win / loss allocation basis from 40.25% to 45%, which commenced in May 2008 for the Star World Iao Kun VIP Room, resulted in lower allowance fees for VIP gaming promoters and therefore their incentives.

The special rolling tax increased by an amount of $113,681 or 53.6% in the nine months ended September 30, 2009 as compared to that of the same period in 2008 as a result of an increase in Chips turnover.

The commission paid to agents increased by an amount of $ 7,442,291 or 41.3% in the nine months ended September 30, 2009 as compared to the same period in 2008 as a result of an increase in Chips turnover. We expect this expense to decline in the future since to the amounts paid to junket agents should decline following the government’s announcement of its intention to cap the commission rate offered to the gaming promoters.

Sale, general and administrative expenses decreased by an amount of $371,544 or 9.5% in the nine months ended September 30, 2009 as compared to that of the same period in 2008 as a result of the minimal gaming operations in Jeju.

Total comprehensive income, which includes a foreign currency translation adjustment, was $9,827,647 for the nine months ended September 30, 2009 as compared to $21,213,144 for the nine months ended September 30, 2008, a decline of approximately 53.7%.

2008 Compared to 2007

Revenue from VIP gaming operations was $51,021,223 for fiscal year 2008, as compared to $36,247,972 for fiscal year 2007, a 40.8% increase. Revenue increased because (i) chips turnover increased by an amount of $384,185,906 or 13.7%, in fiscal year of 2008 as compared to that of the fiscal year of 2007, principally as a result of (x) the Iao Kun VIP Room in Jeju commencing trial operations in T.H.E Hotel & Lvegas Casino and (y) the upgrading of the Star World Iao Kun VIP Room to high tier VIP gaming patrons, and (ii) gross win, as a percentage of Chips turnover increased 19.9% to 3.3% in the fiscal year of 2008 as compared to 2.7% in the fiscal year of 2007.

The share of net gaming wins increased by an amount of $12,123,856, or 39.8%, in the fiscal year of 2008 as compared to the fiscal year of 2007, principally as a result of (i) an increase in Chips turnover, (ii) a change in the win / loss allocation basis from 40.25% to 45% in May 2008 for Star World and (iii) the gross win rate increased 19.9%.

Fees and incentives increased by an amount of $2,632,737, or 45.7%, in the fiscal year of 2008 as compared to that of the fiscal year of 2007, principally as a result of (i) an increase in Chips turnover and (ii) an increase in fees and incentives offered by T.H.E. Hotel & Lvegas Casino in Jeju.

The special rolling tax was unchanged in the fiscal year of 2008 as compared to that of the fiscal year of 2007 despite the increase in Chips turnover, because there is no special rolling tax in Jeju, South Korea.

The commission paid to agents increased by an amount of $6,741,696 or 36.8%, in the fiscal year of 2008 as compared to that of the fiscal year of 2007 as a result of (i) an increase in Chips turnover and (ii) an increase of 19.69% in the average commission rate.

Sale, general and administrative expenses increased by an amount of $1,096,263 or 25%, in the fiscal year of 2008 as compared to that of the fiscal year of 2007 as a result of (i) the Iao Kun VIP Room Jeju commenced operation in T.H.E Hotel & Lvegas Casino and (ii) the payment of audit fees for the 3 years of 2006, 2007 and 2008.

Total comprehensive income, which includes a foreign currency translation adjustment, was $20,289,487 for fiscal year 2008 as compared to $13,265,668 for fiscal year 2007, an increase of 52.9%.

2007 Compared to 2006

Revenue from VIP gaming operations was $36,247,922 for fiscal year 2007, as compared to $22,936,014 for fiscal year 2006, a 58.0% increase. Revenue increased because (i) chips turnover increased by an amount of $1,192,950,491 or 73.9%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006, principally as a result of (i) full year operations, (ii) the relocation of the Grand Waldo Sang Heng VIP Room to Star World Iao Kun VIP Room in December 2007 and the continuing operation of the Grand Waldo Sang Heng VIP Room in December 2007 and (iii) the opening of a number of new and internationally branded casinos enhancing the attractiveness of Macau’s gaming and entertainment sector, thus helping to bring in more VIP gaming patrons, and (ii) gross win, as a percentage of Chips turnover decreased 22.2% to 2.7% in the fiscal year of 2007 as compared to 3.5 % in the fiscal year of 2006.

The share of net gaming wins increased by an amount of $10,710,384, or 54.3%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006, principally as a result of (i) an increase in Chips turnover and (ii) change in the win / loss allocation basis from 30% to 40.25% in the last quarter of 2007. The effect of these factors was substantially reduced by the drop in the gross win rate which decreased 22.44%.

Fees and incentives increased by an amount of $2,572,931, or 80.3%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006, principally as a result of (i) an increase in Chips turnover and (ii) improved allowance fees offers from the casinos.

The special rolling tax increased by an amount of $101,845, or 52.5%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006 as a result of an increase in Chips turnover.

The commission paid to agents increased by an amount of $7,712,135 or 72.8%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006 as a result of (i) an increase in Chips turnover and (ii) a slight adjustment in the average commission rate.

Sale, general and administrative expenses increased by an amount of $1,776,318 or 68.1%, in the fiscal year of 2007 as compared to that of the fiscal year of 2006 as a result of (i) a full year operation in all VIP gaming rooms and (ii) an additional one month operation at Grand Waldo Sang Heng VIP Room.

Total comprehensive income, which includes a foreign currency translation adjustment, was $13,265,668 for fiscal year 2007 as compared to $9,534,283 for fiscal year 2006, an increase of 39.1%.

Financial Condition

The following table sets forth the major balance sheet accounts of VIP gaming promoters at September 30, 2009 (unaudited), December 31, 2008, 2007 and 2006

OPERATIONS OF SANG HENG, SPRING, IAO POU AND DOOWELL VIP ROOMS-COMBINED
Combined Balance Sheets

	September 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,031,019	$759,678	$423,002	$384
Accounts Receivable, net	4,373,528	3,040,175	4,425,239	2,836,940
Prepaid Expenses and Other Assets	2,037,853	2,128,049	24,899	12,484
Total current assets	7,442,400	5,927,902	4,873,140	2,849,808
TOTAL ASSETS	$7,442,400	$5,927,902	$4,873,140	$2,849,808
LIABILITIES AND OWNER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$5,424,074	$5,419,424	$—	$—
Accrued Expenses	4,075,873	3,126,937	1,858,507	1,323,118
Total current liabilities	9,499,947	8,546,361	1,858,507	1,323,118
OWNER’S EQUITY (DEFICIT)
Advance to Owner	(5,419,424)	(5,419,424)	—	—
Owner’s equity	3,361,877	2,800,965	3,014,633	1,526,690
Total Owner’s Equity (Deficit)	(2,057,547)	(2,618,459)	3,014,633	1,526,690
TOTAL LIABILITIES AND OWNER’S EQUITY (DEFICIT)	$7,442,400	$5,927,902	$4,873,140	$2,849,808

According to an agreement made between Sang Heng Promotion Company Limited and Star World Hotel and Casino for the operation of Iao Kun VIP Room at Star World Hotel and Casino, Sang Heng Promotion Company Limited was granted a credit line of Non-Negotiable Chips to the extent of $5,419,424. It is the Companies’ policy not to extend credit to players and gaming agents and as a result, this line of credit was extended to the owner by Sang Heng Promotion Company Limited as an advance and was used by the owner as additional chips to the VIP room cage. The Star World Hotel and Casino granted the extension of credit, which has been recorded as accounts payable in the accompanying financial statements and is personally guaranteed by Lam Man Pou.

AGRL intends to list its common stock either through an IPO or Reverse Merger. As a result, the Chips Draw by Owner in the Statement of Changes in Owner’s Equity (Deficit) was treated as a contra-equity account rather than a receivable from the owner as such transactions would be prohibited under United States Securities and Exchange Commission rules. As such, the Owner’s (Deficit) is a result of this accounting treatment.

Liquidity and Capital Resources

The following table sets forth certain historical information with respect to AGRL’s pro forma statements of cash flows.

As of September 30, 2009, we had a total cash balance of $1,031,019. Our cash flow from operating activities for the nine months ended September 30, 2009 resulted in a surplus of $9,535,502 compared with the surplus of $20,198,063 in the same period of the prior year. This decrease in surplus from operating activities of approximately $10,662,561 was a result of a decrease in net income, an increase in accounts receivable, offset by a decrease in prepaid expenses and other assets and an increase in accounts payable and accrued expenses. Our cash flow from financing activities for the nine months ended September 30, 2009 resulted in a deficit of $9,266,735, which is solely attributable to the net distribution to owner, when compared to a deficit of $20,593,708 for the same period of the prior year, which was also solely attributable to the net distribution to owner. Overall, our cash increased by $271,341 during the nine months ended September 30, 2009.

Contractual Payment Obligations

None

Off-Balance Sheet Arrangements

None

Critical Accounting Policies and Estimates

The discussion and analysis of AGRL’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires AGRL to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, AGRL evaluates its estimates, including those related to accounts receivable and the related provision for doubtful accounts, tangible and intangible long-lived assets, the assessment of the valuation allowance on deferred tax assets, the purchase price allocation on acquisitions, and contingencies and litigation, among others. AGRL bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. AGRL believes that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of its consolidated financial statements: accounts receivable and concentration of credit risk, revenue recognition and taxes.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are principally comprised of net gaming revenues and fees and incentives revenues receivable, which do not bear interest and are recorded at cost from the Casino License Holders. The Companies currently do not extend credit to any VIP gaming patrons.

When deemed necessary the Companies record an allowance for doubtful accounts which represents the management’s best estimate of the amount of probable credit losses in the Companies’ existing accounts receivable. Management believes that there are no credit risks and therefore an allowance has not been established. Although management believes that the $0 allowance is adequate, it is possible that the estimated amount of cash collections with respect to accounts receivable could change.

As of December 31, 2008, 2007 and 2006 and September 30, 2009, and for the years ended December 31, 2008, 2007 and 2006 and for the nine month periods ended September 30, 2009 and 2008, all accounts receivable and revenues were due from two casino license holders for 2009 and 2008 and one casino license holder for 2007 and 2006.

Revenue Recognition

Revenue from VIP room gaming operations, is recorded monthly, based upon the Companies share of the net gaming wins.

In accordance with long standing industry practice in Macau, the Companies’ operations in Grand Waldo Hotel and Casino, Star World Hotel and Casino and MGM Grand Hotel and Casino have similar revenue and loss sharing arrangements. Under these arrangements, Sang Heng, Spring and Iao Pou share in the casino’s VIP room gaming wins or losses from the VIP gaming patrons recruited by the Companies. Typically, wins and losses are allocated to the Companies as 30% of net gaming wins on an after-gaming tax basis (the Companies will receive a fixed commission based on the chips played in the VIP gaming room), 40.25% or

45% of net gaming wins on a pre-gaming tax basis (the Companies will receive no commission on the chips played in the VIP gaming room from the Casino Operators). Additionally, the Companies receive revenues based upon a percentage of total chips played in the VIP gaming room (typically .05%). The Companies may or the Casino Operators may adjust these arrangements with adequate notice and agreement by both parties to the arrangement.

Additionally, the Companies earn revenues based upon percentages of chips played in the VIP gaming room, which is available to offset costs incurred for accommodations, food and beverage, and other services furnished to VIP gaming room guests without charge and is included in gross revenues and then deducted as promotional allowances as incurred. These revenues are recorded as fees and incentive revenues in the accompanying combined statements of income.

In July 2009, all concessionaires and subconcessionaires entered into an agreement to cap gaming promoter commissions. Under this agreement, commission payments to gaming promoters cannot exceed 1.25% of rolling chip volumes regardless of the commission structure adopted. As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% gaming promoter commission cap, as agreed between all concessionaires and subconcessionaires, which is expected to become effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to gaming promoters, including all types of payments, either monetary or in specie, that are made to gaming promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on gaming promoters, concessionaires and subconcessionaires to report regularly to the DICJ and imposes fines or other sanctions for noncompliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to gaming promoters.

Beginning in October 2009, Star World Hotel and Casino agreed to revise the Sang Heng gaming promotion agreement and removed the win/loss sharing component and replaced it with a commission payable to Sang Heng at a rate of 1.25% of chips turnover. Management has requested that the MGM Grand Macau revise Iao Pou agreement to remove the win/loss sharing component and replace it with a commission payable to Iao Pou at a rate of 1.25% of chips turnover. Management believes that the MGM Grand Macau may honor the Iao Pou request and allow for fixed commissions, rather than win/loss sharing. Management also believes that this change in our revenue structure will reduce the inherent risk in operating a VIP gaming room, due to the fluctuation surrounding gaming wins and losses. The fixed commissions revenues will be based only on the amount of chips turnover, rather than the win/loss of the gaming operations.

Taxes

Sang Heng, Spring and Iao Pou are not subject to Macau Complimentary tax, because pursuant to the VIP room promoter agreements with the Casino License Holders, the gaming revenue is received net of taxes collected by the Macau Government paid directly by the Casino License Holder on a monthly basis. No provision for Macau Complimentary tax has been made.

As a VIP room gaming promoter, Sang Heng and Spring are subject to a tax on the amount of chips played by VIP gaming patrons in the VIP gaming rooms (“chips turnover”), which is referred to as a “rolling tax”. The rolling tax is deducted and paid by the Casino License Holder on a monthly basis. The rate of Rolling tax is 0.01% on the chips turnover of the VIP gaming room and the rolling tax is deducted as a cost of revenues.

Doowell is incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and exempted from payment of BVI taxes accordingly.

Doowell is not subject to South Korea Income tax because all promotion services are performed outside South Korea. No provision for South Korea Income tax has been made.

The South Korea Government levies a tax for contributions to the government’s “Tourism Promotion and Development Fund”/betting duty and /or tax on the gross win of the VIP gaming room (“Gaming Tax”), and the Casino Operator represents that the Gaming tax rate currently does not exceed 10% per annum. Pursuant to the VIP room promoter agreement with the Casino License Holder, the gaming revenue is received net of taxes collected by the South Korea Government paid directly by the Casino License Holder on a monthly basis.

Recently adopted accounting pronouncements

In May 2009, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” codified in FASB ASC Topic 855.. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but prior to the issuance of the financial statements. The statement requires disclosure of the date through which subsequent events were evaluated and the basis for that date. SFAS 165 sets forth the following: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 applies prospectively to both interim and annual financial periods ending after June 15, 2009. The Company has adopted the provisions of SFAS No. 165 effective June 30, 2009 and has included the required disclosures in “Note 1 – Principles of organization and basis of presentation.”

In April 2009, the FASB issued the following three new FASB Staff Positions (“FSPs”), all of which impact the accounting and disclosure related to certain financial instruments:

•	FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, codified in FASB ASC Topic 820, provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability.
•	FSP FAS 115-2 and FAS 124-2, “Recognition of Other-Than-Temporary Impairment”, codified in FASB ASC Topic 320, provides additional guidance on the timing of impairment recognition and greater clarity about the credit and noncredit components of impaired debt securities that are not expected to be sold. This FSP also requires additional disclosures about impairments in interim and annual reporting periods.
•	FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, codified in FASB ASC Topic 825, amends SFAS No. 107 to require disclosures about the fair value of financial instruments on an interim basis in addition to the annual disclosure requirements.

All three FSPs were effective for AGRL beginning April 1, 2009. The Company’s adoption of these FSPs did not have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”, codified in FASB ASC Topic 815. This statement requires enhanced disclosures about a company’s derivative and hedging activities. The provisions were effective for AGRL as of January 1, 2009 and did not have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”), codified in FASB ASC Topic 805. SFAS No. 141(R) significantly changes the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions. SFAS No. 141(R) changes the accounting treatment for certain specific acquisition-related items, including: (1) expensing acquisition-related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) was effective for AGRL on January 1, 2009, and AGRL will apply SFAS No 141(R) prospectively to all business combinations subsequent to the effective date. The Company expects SFAS No. 141(R) will have an impact on its accounting for future business combinations, but the effect is dependent upon the acquisitions, if any, that are made in the future.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, as amended in February 2008 by FSP No. 157-2, “Effective Date of FASB Statement No. 157”, codified in FASB ASC Topic 820. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 clarifies how to measure fair value as permitted under other accounting pronouncements, but does not require any new fair value measurements.

FSP No. 157-2, codified in FASB ASC Topic 820, delayed the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. As such, AGRL partially adopted the provisions of SFAS No. 157 effective January 1, 2008, without any material impact to AGRL’s financial position, results of operations or cash flows. The remaining provisions of SFAS No. 157 that were adopted beginning in 2009 did not have a material impact on AGRL’s financial position, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162”, codified in FASB ASC Topic 105, and approved the FASB Accounting Standards Codification TM (“Codification”) as the single source of authoritative nongovernmental US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. For AGRL, the Codification was adopted on September 15, 2009 and all references to authoritative US GAAP to refer to the appropriate section of the Codification. This standard will not have an impact on AGRL’s financial position, results of operations or cash flows, but will have an effect on its disclosures.

Impact of Inflation

Inflation has not historically been a significant factor impacting AGRL’s results.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of CS China’s ordinary shares as of January 8, 2010 (pre-acquisition) and immediately following consummation of the acquisition (post-acquisition), ownership of ordinary shares of CS China, by:

•	each person known by CS China to be the beneficial owner of more than 5% of CS China’s outstanding ordinary shares either on January 8, 2010 (pre-acquisition) or of ordinary shares of CS China that will be outstanding after the consummation of the acquisition (post-acquisition);
•	each of CS China’s current executive officers and directors;
•	each person who will become an executive officer or director of CS China upon consummation of the acquisition;
•	all of CS China’s current executive officers and directors as a group; and
•	all of the executive officers and directors of CS China as a group after the consummation of the acquisition.

Information (pre-acquisition) does not reflect beneficial ownership of CS China’s outstanding warrants as these warrants are not currently exercisable and will not become exercisable until consummation of the acquisition. Information (post-acquisition) gives effect to the issuance of the 10,660,500 ordinary shares that will be issued upon the closing of the acquisition but not to the 4,210,000 ordinary shares that will be issued upon filing of the annual report for the 2010 fiscal year or that are issuable upon achievement of certain incentive targets. It also assumes that no holder of Public Shares votes on the acquisition proposal and seeks redemption.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CS China or its securities, CS China, the CS China Pre-IPO Holders, AGRL, Spring Fortune and their respective affiliates may enter into a written plan to purchase CS China securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at anytime prior to the extraordinary general meeting of shareholders. The ownership percentages listed below do not include any such shares that may be purchased after January 8, 2010. See the section entitled “Actions That May Be Taken to Secure Approval of CS China’s Shareholders.”

Unless otherwise indicated, CS China believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Pre-Acquisition			Post-Acquisition
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Craig Samuels	536,875	(2)	7.8	536,875		3.1
Mitchell Metzman	534,000	(3)	7.8	534,000		3.1
Philip J. Hempleman	483,600	(4)	7.0	483,600		2.8
Israel A. Englander	381,900	(5)	5.5	381,900		2.2
Chien Lee	621,000	(6)	9.0	3,868,200	(7)	18.6
Bill Haus	207,000	(8)	4.0	327,266	(9)	1.9
James R. Preissler	175,950	(10)	4.7	380,402	(11)	2.1
Peter Li	175,950	(12)	4.7	175,952	(13)	1.0
Michael Zhang	138,000		1.7	138,000		0.8
Clarence Li	0		0	0		0
Weidong Hong	0		0	0		0
Jie Liu	0		0	0		0
Wei Lu	0		0	0		0
Spring Fortune Investment Ltd(14)	0		0	10,350,000	(15)	58.9
Lam Man Pou(16)	0		0	1,498,266	(17)	8.5
Leong Siak Hung(16)	0		0	885,339	(18)	5.0
Li Chung Ming(16)	0		0	0		0
Vong Hon Kun(16)	0		0	2,043,090	(19)	11.6
Sylvia Lee	621,000	(20)	0	3,868,200	(21)	0
All directors and executive officers as a group (pre-acquisition – 9 individuals)	1,317,900	(22)	19.1	N/A		N/A
All directors and executive officers as a group (post-acquisition – 7 individuals)	N/A		N/A	9,178,517	(23)	41.4

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.
(2)	The business address for Craig Samuels is 13990 Rancho Dorado Bend, San Diego, California 92130. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on August 18, 2008, as amended on February 13, 2009.
(3)	Represents 534,000 ordinary shares over which Mitchell Metzman and Marnie Metzman each have shared voting and dispositive power. The business address for the foregoing is 4804 Morrland Lane, Suite 109, Bethesda, Maryland 20814. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009.
(4)	Represents (i) 292,900 ordinary shares beneficially owned by Ardsley Partners Fund II, L.P., (“AP II”) (ii) 183,600 ordinary shares beneficially owned by Ardsley Partners Institutional Fund, L.P. (“Ardsley Institutional”), (iii) 483,600 ordinary shares beneficially owned by Ardsley Advisory Partners (“Ardsley”), (iv) 476,500 ordinary shares beneficially owned by Ardsley Partners I (“Ardsley Partners”), and (v) 483,600 beneficially owned by Phillip J. Hempleman. Ardsley, the Investment Manager of Ardsley Offshore Fund. Ltd. (“Ardsley Offshore”) and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the ordinary shares owned by Ardsley Offshore, and the managed accounts, and accordingly may be deemed the direct beneficial owner of such ordinary shares. Ardsley, the Investment Adviser of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the proceeds from the sale of the ordinary shares owned by AP II and Ardsley Institutional and, accordingly, may be deemed the direct beneficial owner of such ordinary shares. Ardsley Partners, the General Partner of AP II and Ardsley

Institutional, shares the power to vote and direct the disposition of the ordinary shares owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct beneficial owner of such ordinary shares. Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect beneficial owner of the ordinary shares owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. The business address for all of the foregoing, except for Ardsley Offshore Fund Ltd. is 262 Harbor Drive, Stamford, Connecticut 06902. The address of the registered office of Ardsley Offshore is Romansco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on August 20, 2008, as amended on February 13, 2009.
(5)	Represents 381,900 ordinary shares held by Integrated Core Strategies (US) LLC (“ICS”). This amount does not include 1,138,695 ordinary shares issuable upon exercise of warrants held by ICS that become exercisable upon the consummation of a business combination. Mr. Englander is the managing member of Millennium Management LLC (“MM”); MM is the general partner of Integrated Holding Group LP (“IHG”); and IHG is the managing member of ICS. As a result, each may be deemed to have shared voting control and investment discretion over the securities. The business address of Mr. Englander and each of the entities is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on August 17, 2009.
(6)	Represents 621,000 ordinary shares held by CS Capital USA, an affiliate of Chien Lee. This amount does not include 3,247,200 ordinary shares issuable upon exercise of the warrants held by CS Capital USA that become exercisable upon the consummation of a business combination. The foregoing information is derived from a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009.
(7)	Includes 3,247,200 ordinary shares issuable upon exercise of the warrants held by CS Capital USA that become exercisable upon the consummation of a business combination.
(8)	Does not include 120,266 ordinary shares issuable upon exercise of the warrants held by Bill Haus that become exercisable upon the consummation of a business combination.
(9)	Includes 120,266 ordinary shares issuable upon exercise of the warrants held by Bill Haus that become exercisable upon the consummation of a business combination.
(10)	Does not include 204,452 ordinary shares issuable upon exercise of the warrants held by James R. Preissler that become exercisable upon the consummation of a business combination.
(11)	Includes 204,452 ordinary shares issuable upon exercise of the warrants held by James R. Preissler that become exercisable upon the consummation of a business combination.
(12)	Does not include 2 ordinary shares issuable upon exercise of the warrants held by Peter Li that become exercisable upon the consummation of a business combination.
(13)	Includes 2 ordinary shares issuable upon exercise of the warrants held by Peter Li that become exercisable upon the consummation of a business combination.
(14)	The address of Spring Fortune Investment Ltd is 1004 East Town Building, 16 Fenwick Street, Hong Kong.
(15)	Does not include (a) 4,210,000 ordinary shares that will be issued upon filing of annual report for 2010 fiscal year and (b) up to 19,316,000 ordinary shares that are issuable upon achievement of certain incentive targets. If all of such shares are issued and no other shares are issued in the intervening period, Spring Fortune Investment Ltd. will beneficially own approximately 83.1% of the then outstanding ordinary shares.
(16)	The address of Messrs. Lam, Leong, Li and Vong is 1004 East Town Building, 16 Fenwick Street, Hong Kong.
(17)	Includes 1,498,266 shares beneficially owned by Mr. Lam by virtue of his ownership of shares of Spring Fortune Investment Ltd.
(18)	Includes 885,339 shares beneficially owned by Mr. Leong by virtue of his ownership of shares of Spring Fortune Investment Ltd.
(19)	Includes 2,043,090 shares beneficially owned by Mr. Von by virtue of his ownership of shares of Spring Fortune Investment Ltd.

(20)	Represents 621,000 ordinary shares held by CS Capital USA, an affiliate of Sylvia Lee. This amount does not include 3,247,200 ordinary shares issuable upon exercise of the warrants held by CS Capital USA that becomes exercisable upon the consummation of a business combination.
(21)	Includes 3,247,200 ordinary shares issuable upon exercise of the warrants held by CS Capital USA that become exercisable upon the consummation of a business combination.
(22)	Does not include 3,571,920 ordinary shares issuable upon exercise of warrants held by such individuals that become exercisable upon the consummation of a business combination.
(23)	Includes an aggregate of 4,426,695 ordinary shares beneficially owned by Messrs. Lam, Leong and Von by virtue of their ownership of shares of Spring Fortune Investment Ltd. Also includes 3,451,652 ordinary shares beneficially owned by Messrs. Chien Lee and Sylvia Lee (jointly through CS Capital USA) and James Preissler issuable upon exercise of warrants held by them that become exercisable upon the consummation of the acquisition.

All of the Founders’ Shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of a business combination. The Founders’ Shares may be released from escrow earlier than this date if, within the first year after CS China consummates a business combination or consummates a subsequent liquidation, share exchange or other similar transaction which results in all of CS China’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, if holders of more than 20% of the ordinary shares sold in the CS China IPO vote against the acquisition proposal and seek to exercise their redemption rights and the acquisition is consummated, CS China’s existing shareholders have agreed, subject to shareholder approval of the primary charter amendment proposal and consummation of the acquisition, that CS China repurchase, for par, a number of shares so that the existing shareholders will collectively own no more than 23.81% of CS China’s outstanding ordinary shares upon consummation of such business combination (without giving effect to any shares that may be issued in the business combination).

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or (v) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as our shareholders, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in ordinary shares, such dividends will also be placed in escrow. If CS China is unable to effect a business combination and liquidate, none of its existing shareholders will receive any portion of the liquidation proceeds from the trust account with respect to their Founders’ Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

CS China’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee, if one exists at the time). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) CS China or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of CS China’s ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. While CS China agreed not to consummate a business combination with an entity which is affiliated with any of CS China’s officers, directors or founders, it are not prohibited from entering into other related-party transactions.

CS China’s board of directors is responsible for reviewing and approving related-party transactions to the extent CS China enters into such transactions. The board of directors will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the other members of the board of directors with all material information concerning the transaction. Additionally, CS China requires each of CS China’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

CS China Related Person Transactions

Founders’ Shares Escrow

All of the Founders’ Shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of CS China’s initial business combination. The Founders’ Shares may be released from escrow earlier than this date if, within the first year after CS China consummates an initial business combination, it consummates a subsequent liquidation, acquisition, stock exchange or other similar transaction which results in all of the CS China shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, if holders of more than 20% of the Public Shares vote against the acquisition proposal and seek to exercise their redemption rights and the acquisition is consummated, the CS China Pre-IPO Holders have agreed, subject to shareholder approval of the primary charter amendment proposal and consummation of the acquisition, that CS China repurchase, for par, a number of shares so that the founders will collectively own no more than 23.81% of CS China’s outstanding ordinary shares upon consummation of such business combination (without giving effect to any shares that may be issued in the business combination). During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes or (iii) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as CS China shareholders, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in ordinary shares, such dividends will also be placed in escrow. If CS China is unable to effect a business combination and liquidate, none of the holders of the Founders’ Shares will receive any portion of the liquidation proceeds from the trust account with respect to such shares.

Founders’ Warrant Purchase

Certain of the officers, directors and initial shareholders of CS China purchased the Founders’ Warrants (for a total purchase price of $1,804,000) from CS China. These purchases took place on a private placement basis simultaneously with the consummation of CS China’s IPO. The Founders’ Warrants are identical to the warrants underlying the units offered in the IPO except that if CS China calls the warrants for redemption, the Founders’ Warrants will be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers have agreed that the Founders’ Warrants will not be sold or transferred by them until after CS China completed a business combination. All of the outstanding CS China warrants, including the Founders’ Warrants, will be redeemed upon the consummation of the acquisition.

Other CS China Related Transactions

In September 2007, CS China issued 1,150,000 ordinary shares to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to CS China
Chien Lee	517,500	Chairman of the Board
Sylvia Lee	517,500	President, Chief Financial Officer, Secretary and Director
Michael Zhang	115,000	Executive Vice President and Director

In June 2008, Chien Lee transferred 517,500 shares to CS Capital USA and Sylvia Lee transferred 172,500 shares to Bill Haus, 146,625 shares to James R. Preissler and Peter Li and 51,750 shares to William B. Heyn, all at the same price they originally paid for such shares. On August 11, 2008, CS China’s board of directors authorized a dividend of 0.2 ordinary shares for each outstanding ordinary share.

The holders of the majority of these ordinary shares will be entitled to make up to two demands that CS China register these shares pursuant to an agreement signed about the date of CS China’s IPO. The holders of the majority of these ordinary shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are released from escrow. In addition, these shareholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these ordinary shares are released from escrow. CS China will bear the expenses incurred in connection with the filing of any such registration statements.

Simultaneously with the consummation of CS China’s IPO, CS Capital USA, Bill Haus, James R. Preissler, Peter Li and William B. Heyn purchased 3,608,000 Founders’ Warrants (for a total purchase price of $1,804,000) from CS China. These purchases took place on a private placement basis. The Founders’ Warrants are identical to the Warrants underlying the units offered in CS China’s IPO except that if CS China calls the warrants for redemption, the Founders’ Warrants will be exercisable on a cashless basis so long as such warrants are held by these purchasers or their affiliates. These purchasers have agreed that the Founders’ Warrants will not be sold or transferred by it until after CS China has completed a business combination. The holders of the majority of these Founders’ Warrants (or underlying shares) will be entitled to demand that CS China register these securities pursuant to an agreement signed prior to or on the date of CS China’s IPO prospectus. The holders of the majority of these securities may elect to exercise these registration rights with respect to such securities at any time after CS China consummate a business combination. In addition, these holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date. CS China will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with CS China’s IPO, CS Capital USA, an affiliate of Chien Lee, agreed to provide CS China with office space and certain office and secretarial services for a fee of $7,500 per month, should CS China choose to avail itself of such space and services, which, to this point, CS China have not chosen to do. Chien Lee is the chairman of CS Capital USA. Accordingly, he will benefit from the transaction to the extent of his interest in CS Capital USA. However, this arrangement is solely for CS China’s benefit and is not intended to provide Mr. Lee compensation in lieu of a salary. CS China believe, based on rents and fees for similar services in the Miami, Florida metropolitan area, that the fee charged by CS Capital USA is at least as favorable as CS China could have obtained from an unaffiliated person. However, as the CS China directors may not be deemed “independent,” CS China did not have the benefit of disinterested directors approving this transaction.

Chien Lee and his wife advanced to CS China $138,000 to cover expenses related to CS China’s IPO. The loans were repaid without interest from the proceeds of CS China’s IPO not placed in trust.

In August 2009 and subsequently, CS China issued, in aggregate, $141,000 principal amount of additional unsecured non-interest bearing promissory notes to Chien Lee and James Preissler for funds advanced to it for working capital. These notes are payable upon the closing of the acquisition.

CS China will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by CS China, which will be reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of CS China’s existing shareholders, officers or directors who owned CS China ordinary shares prior to CS China’s IPO, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between CS China and any of its officers and directors or their respective affiliates, including loans by CS China’s officers and directors, will be on terms believed by CS China to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of CS China’s uninterested independent directors or the members of its board who do not have an interest in the transaction, in either case who had access, at CS China’s expense, to CS China’s attorneys or independent legal counsel. CS China will not enter into any such transaction unless its disinterested independent directors determine that the terms of such transaction are no less favorable to CS China than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Director Independence

CS China’s securities are not currently listed on a national securities exchange. In connection with a proposed business combination, CS China anticipates applying to have its securities listed on such a national securities exchange. The Nasdaq Stock Market and NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with AGRL that would interfere with the director’s exercise of independent judgment. Currently, only Clarence Li, Wei Lu, Weidong Hong, and Jie Liu would be considered “independent” under that general definition. At the time of the closing of the acquisition, CS China will adhere to the rules of whatever exchange it seeks to have its securities listed on.

AGRL Related Party Transactions

Because AGRL and its subsidiaries are not able to directly operate as VIP gaming promoters, AGRL’s management has technical ownership of AGRL’s VIP gaming promoters, but each such VIP gaming promoter has entered into an agreement with a subsidiary of AGRL providing that 100% of the profits of each VIP gaming promoter be paid to a subsidiary of AGRL. None of the members of AGRL’s management team receive compensation for being the owners of AGRL’s VIP gaming promoters. Below is a table showing the relationships of AGRL’s management team to its VIP gaming promoters

Entity Name	Management Team Member Owning Entity
Sang Heng Gaming Promotion Company Limited	Lam Man Pou, Vong Hon Kun and Leong Siak Hung
Doowell Limited	Lam Man Pou, Vong Hon Kun and Leong Siak Hung
Iao Pou Gaming Promotion Limited	Zheng Anting (officer of AGRL)
Champion Lion Limited	Leong Siak Hung and Vong Hon Kun

Upon commencement of the operation of the VIP gaming room in the Star World Hotel and Casino, Star World Hotel and Casino extended a credit line of approximately $3.9 million to Sang Heng Gaming Promotion Company Limited. This line of credit is guaranteed by Mr. Lam Man Pou, and was extended to Mr. Lam by Sang Heng Gaming Promotion Company Limited for Mr. Lam to use to advance funds to junket agents so that the junket agents can provide gaming patrons with credit at Star World Iao Kum VIP gaming room. The credit line is non-interest bearing, and Mr. Lam is not compensated by AGRL for the guarantee.

Mr. Lam and Mr. Vong have in the past made interest free loans to junket agents who then extend credit to gaming patrons. Mr. Lam will continue to make such interest free loans for the foreseeable future. Neither Mr. Lam nor Mr. Vong is compensated by AGRL for making these loans. As of December 31, 2008, such loans amounted to approximately $42 million.

From time to time, Mr. Lam makes small loans to AGRL for operational purposes. Such loans do not bear interest and Mr. Lam is not otherwise compensated for making such loans.

AGRL entered into a one-year VIP gaming promoter management agreement with Ms. Tam Lai Ching, Mr. Vong’s sister in law, pursuant to which Ms. Tam provides certain management services to AGRL’s VIP gaming promoters for each of its VIP gaming rooms. Ms. Tam is paid approximately $89,743 each month for each VIP gaming room managed. AGRL entered into a similar contract with Ms. Tam for each of the two preceding years.

Sang Heng Gaming Promotion Company Limited paid approximately $80,752, $92,472 and $108,358 to KLI Business Consultancy Limited, a company controlled by Ms. Ip Ching Wah, spouse of Mr. Li Chun Ming, for the year ended December 31, 2007 and 2008 and for the nine months ended September 30, 2009. The amounts paid to this company were for the services provided by Mr. Li to AGRL and AGRL’s VIP gaming promoters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires CS China’s directors and officers and persons owning more than 10% of CS China’s ordinary shares to file reports of ownership and changes of ownership with the SEC. Based on CS China’s review of the copies of such reports furnished to it, or representations from certain reporting persons that no other reports were required, CS China believes that all applicable filing requirements were complied with during the fiscal year ended July 31, 2009.

DESCRIPTION OF SECURITIES

The following summary description of CS China’s securities does not purport to be complete. Please refer to CS China’s amended and restated memorandum and articles of association, a copy of which is included as Annexes to this proxy statement.

On August 15, 2008, CS China closed its IPO of 4,800,000 units with each unit consisting of one ordinary share and two warrants, each to purchase one ordinary share at an exercise price of $5.00 per share. On August 21, 2008, it consummated the closing of an additional 720,000 units that were subject to the over-allotment option. The units from the IPO (including the over-allotment option) were sold at an offering price of $6.00 per unit, generating total gross proceeds of $33,120,000. CS China’s shares, warrants and units are quoted on the OTC BB under the symbols CSAQF, CSAXF and CSACF, respectively. The closing bid price for each ordinary share, warrant and unit of CS China on October 5, 2009, the last trading day before announcement of the execution of the original purchase agreement, was $5.52, $0.24 and $5.85, respectively. On December 9, 2009, the last trading day before announcement of the execution of the second amendment to the purchase agreement, the closing bid prices for such securities were $5.70, $0.40 and $6.40, respectively.

CS China’s amended and restated memorandum and articles of association authorizes the issuance of 50,000,000 ordinary shares, of a par value of $.0001 each, and 1,000,000 preferred shares, of a par value of $.0001 each. As of the record date of the extraordinary general meeting, 6,900,000 ordinary shares and no preferred shares are outstanding.

Ordinary Shares

CS China’s shareholders of record of ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with the vote required for any business combination, all of the CS China Pre-IPO Holders are obligated to vote their respective ordinary shares owned by them immediately prior to this offering in accordance with the majority of the ordinary shares voted by CS China’s public shareholders. This voting arrangement shall not apply to Public Shares purchased by any of the CS China Pre-IPO Holders. The CS China Pre-IPO Holders will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of CS China’s shareholders.

CS China’s board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If CS China is forced to liquidate prior to a business combination, CS China’s public shareholders are entitled to share ratably in the trust fund, including any interest, and any net assets remaining available for distribution to them after payment of liabilities. The CS China Pre-IPO Holders have agreed to waive their rights to share in any distribution with respect to their Founders’ Shares.

CS China’s shareholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that holders of Public Shares have the right to have their Public Shares redeemed for cash representing a pro rata share of the trust account if they vote on the business combination and the business combination is approved and completed. Holders of Public Shares who redeem their Public Shares still have the right to exercise the warrants that they received as part of the units.

Preferred Shares

CS China’s amended and restated memorandum and articles of association authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by CS China’s board of directors. No preferred shares have been issued. CS China’s board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement for CS China’s IPO prohibits CS China, prior to a business combination, from issuing preferred shares that participate in any manner in the proceeds of the trust account, or that vote as a class with the ordinary shares on a business combination. CS China may issue some or all of the preferred shares to effect a business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of CS China. Although CS China does not currently intend to issue any preferred shares, CS China cannot assure you that it will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of the acquisition or another business combination. However, the warrants will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current. The warrants will expire on August 10, 2013 at 5:00 p.m., New York City time.

CS China may call the warrants for redemption (including any Founders’ Warrants and any warrants issued upon exercise of CS China’s unit purchase option), with the prior consent of EarlyBirdCapital,

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for CS China’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing ordinary share price and the warrant exercise price so that if the share price declines as a result of CS China’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

A requirement that CS China may redeem the warrants only with the prior written consent of EarlyBirdCapital will be waived by EarlyBirdCapital upon closing of the acquisition.

If CS China calls the warrants for redemption as described above, CS China’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If CS China’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If CS China’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. CS China believes this feature is an attractive option to CS China if CS China does not need the cash from the exercise of the warrants after a business combination.

If CS China calls the warrants for redemption as described above but CS China’s management does not take advantage of this option, CS China has agreed to still allow the purchasers of the Founders’ Warrants or their affiliates to exercise the Founders’ Warrants on a “cashless basis.” If the holders take advantage of this option, they would pay the exercise price by surrendering their Founders’ Warrants using the same formula described above. The reason that CS China has agreed that the Founders’ Warrants will be exercisable on a cashless basis so long as they are held by the purchasers of the Founders’ Warrants or their affiliates is because it is not known at this time whether they will be affiliated with CS China following a business combination. If they are, their ability to sell CS China’s securities in the open market will be significantly limited. If they remain insiders, CS China will have policies in place that prohibit insiders from selling CS China’s securities except during specific periods of time. Even during such periods of time, an insider cannot trade in CS China’s securities if he is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, CS China believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CS China.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or CS China’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to CS China, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable and CS China will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, CS China has agreed to use CS China’s best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, CS China cannot assure you that it will be able to do so and, if CS China does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and CS China will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, CS China will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, CS China will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Purchase Option

CS China sold to EarlyBirdCapital, the representative of the underwriters in its IPO, in connection with the IPO, an option to purchase up to a total of 480,000 units at $6.60 per unit. The units issuable upon exercise of this option are identical to those sold in the IPO.

Transfer Agent and Warrant Agent

The transfer agent for CS China’s securities and the warrant agent for its warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF SECURITIES AND DIVIDENDS

CS China’s units, ordinary shares and warrants trade on the OTC BB under the symbols CSACF, CSAQF, and CSAXF, respectively. The following table sets forth the range of high and low closing bid prices for the units, ordinary Shares and warrants for the periods indicated since the units commenced public trading on August 12, 2008, and since the ordinary shares and warrants commenced separate public trading on September 5, 2008. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
2010:
First Quarter*	6.50	6.50	5.85	5.85	0.73	0.38
2009:
Fourth Quarter	6.70	5.70	5.80	5.51	0.63	0.23
Third Quarter	6.15	5.50	5.80	5.43	0.35	0.101
Second Quarter	6.25	5.00	6.00	5.20	0.51	0.05
First Quarter	5.35	4.90	5.25	4.70	0.05	0.03
2008:
Fourth Quarter	6.11	4.75	5.275	5.25	0.45	0.04
Third Quarter	6.14	6.08	—	—	—	—

*	Through January 8, 2010

The closing bid prices for each ordinary share, warrant and unit of CS China on December 9, 2009, the last trading day before announcement of the execution of the second amendment to the purchase agreement, were $5.70, $0.40 and $6.40, respectively. As of January 13, 2010, the record date for the CS China extraordinary general meeting, the closing bid price for each ordinary share, warrant and unit of CS China was $5.70, $0.24 and $6.40, respectively.

Holders of CS China ordinary shares, warrants and units should obtain current market quotations for their securities. The market price of CS China ordinary shares, warrants and units could vary at any time before the acquisition. Upon the closing of the acquisition, any remaining units will separate into their component ordinary shares and warrants and trading in the units will terminate.

Holders

As of January 13, 2010, the record date, there was 1 holder of record of CS China units, 7 holders of record of CS China ordinary shares and 6 holders of record of CS China warrants. CS China believes that the aggregate number of beneficial holders of its units, ordinary shares and warrants is in excess of 235 persons.

Dividends

CS China has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the acquisition. The payment of any cash dividends subsequent to the acquisition will be within the discretion of CS China’s then board of directors, subject to the relevant provision of Cayman Islands law. The payment of dividends subsequent to the acquisition will be contingent upon CS China’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition, as well as contractual restrictions and other considerations deemed relevant by CS China’s then board of directors.

Stock Price Performance Graph

The following graph compares the cumulative total return for CS China’s ordinary shares from September 5, 2008, the date its ordinary shares first became separately tradable, through December 31, 2009 with the comparable cumulative return of two indices, the S&P 500 Index and the Amex Composite Index (formerly the Amex Market Value Index). The graph assumes $100 invested on September 5, 2008 in CS China’s ordinary shares and $100 invested at that same time in each of the two listed indices. The stock price performance shown on the graph is not necessarily indicative of future performance.

Stock Performance Graph
Cumulative Total Return

SHAREHOLDER PROPOSALS

The CS China 2011 annual general meeting of shareholders will be held on or about April 28, 2011 unless the date is changed by the board of directors. If you are a shareholder of CS China and you want to include a proposal in the proxy statement for the year 2011 annual general meeting, you need to provide it to CS China’s secretary by no later than December 29, 2010. You should direct any proposals to CS China’s secretary at CS China’s principal office which will be located at Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong, after the closing of the acquisition.

LEGAL MATTERS

Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, is acting as counsel for CS China and will pass upon certain legal matters related to this proxy statement and certain matters related to the U.S. federal income tax consequences of the acquisition. Maples and Calder is acting as Cayman Islands counsel for CS China.

EXPERTS

The combined balance sheets of the Operations of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Doowell Limited, and predecessors (the “Companies'') as of December 31, 2008, 2007 and 2006 and the related statements of operations and other comprehensive income, changes in owner’s equity (deficit), and cash flows for the periods then ended included in this proxy statement have been audited by AJ. Robbins PC, an independent registered public accounting firm, as set forth in their report therein appearing elsewhere herein and are included in reliance on their report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Asia Gaming & Resort Limited (a development stage company) as of December 31, 2008 and 2007 and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholder’s equity, and cash flows for the periods then ended, and for the period from inception (May 7, 2007) to December 31, 2008 included in this proxy statement have been audited by AJ. Robbins PC, an independent registered public accounting firm, as set forth in their report therein appearing elsewhere herein and are included in reliance on their report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of CS China Acquisition Corp. (a development stage company) as of July 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended July 31, 2009 and the periods from September 24, 2007 (inception) to July 31, 2008 and September 24, 2007 (inception) to July 31, 2009 (cumulative) included in this proxy statement have been so included in the reliance on a report of UHY LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

Representatives of UHY LLP and AJ. Robbins PC will be present at the extraordinary general meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CS China and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CS China’s annual report to shareholders and CS China’s proxy statement. Upon written or oral request, CS China will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that CS China deliver single copies of such documents in the future. Shareholders may notify CS China of their requests by calling or writing CS China to the attention of James R. Preissler, Secretary, at 4100 Northeast 2nd Avenue, Suite 318, Miami, FL 33137, Telephone 646-383-4832, Fax 305-576-5536.

WHERE YOU CAN FIND MORE INFORMATION

CS China files certain reports and other information with the SEC as required by the Exchange Act for its status as a foreign private issuer. You may read and copy reports and other information filed by CS China with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on CS China at the SEC web site containing reports, proxy statement and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement.

All information contained in this document relating to CS China has been supplied by CS China, and all such information relating to AGRL and Spring Fortune has been supplied by those companies. Information provided by one does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement or if you have questions about the acquisition, you should contact via phone or in writing:

James R. Preissler, Secretary
CS China Acquisition Corp.
4100 Northeast 2nd Avenue, Suite 318
Miami, FL 33137
Tel: 646-383-4832
Fax: 305-576-5536

or

Morrow & Co., Inc., 470 West Avenue — 3rd Floor
Stamford, CT 06902
E-mail: cschina.info@morrowco.com.
Banks and brokerage firms, please call (203) 658-9400.
Shareholders, please call (800) 607-0088

INDEX TO FINANCIAL STATEMENTS

Operations of Sang Heng Gaming Promotion Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited, Doowell Limited and Predecessors —
Unaudited Combined Financial Statements and Audited Combined Financial Statements

Review Report of Independent Registered Public Accounting Firm	FS-2
Report of Independent Registered Public Accounting Firm	FS-3
Financial Statements:
Combined Balance Sheets at September 30, 2009 (Unaudited) and December 31, 2008, 2007 and 2006	FS-4
Combined Statements of Operations and Other Comprehensive Income for the Nine Months Ended September 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	FS-5
Combined Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	FS-6
Combined Statement of Changes in Owner’s Equity (Deficit)	FS-7
Notes to Combined Financial Statements	FS-8
Asia Gaming & Resort Limited (A Development Stage Company) — Unaudited Consolidated Financial Statements and Audited Consolidated Financial Statements
Review Report of Independent Registered Public Accounting Firm	FS-22
Report of Independent Registered Public Accounting Firm	FS-23
Financial Statements:
Consolidated Balance Sheets at September 30, 2009 (Unaudited) and December 31, 2008 and 2007	FS-24
Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the Nine Months Ended September 30, 2009 and 2008 (Unaudited), the Period from May 7, 2007 (Inception) to September 30, 2009 (Unaudited), the Year Ended December 31, 2008, and the Periods from May 7, 2007 (Inception) to December 31, 2008 and 2007	FS-25
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 (Unaudited), the Period from May 7, 2007 (Inception) to September 30, 2009 (Unaudited), the Year Ended December 31, 2008, and the Periods from May 7, 2007 (Inception) to December 31, 2008 and 2007	FS-26
Consolidated Statement of Changes in Stockholder’s Equity (Deficit)	FS-27
Notes to Consolidated Financial Statements	FS-28
CS China Acquisition Corp. — (A Development Stage Company) Unaudited Financial Statements and Audited Financial Statements
Report of Independent Registered Public Accounting Firm	FS-36
Financial Statements:
Balance Sheets at September 30, 2009 (Unaudited) and December 31, 2008 and 2007	FS-37
Statements of Operations for the Nine Months Ended September 30, 2009 and 2008 and for the Period from September 24, 2007 (Inception) to September 30, 2009 (Unaudited), for the Year Ended July 31, 2009; for the Period from September 24, 2007 (Inception) to July 31, 2008 and for the Period from September 24, 2007 (Inception) to July 31, 2009.	FS-38
Statement of Changes in Shareholders’ Equity (Deficit) for the Period from September 24, 2007 (Inception) to July 31, 2009 and for the period from July 31, 2009 to September 30, 2009 (Unaudited).	FS-39
Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 and for the Period from September 24, 2007 (Inception) to September 30, 2009 (Unaudited), for the Year Ended July 31, 2009; for the Period from September 24, 2007 (Inception) to July 31, 2008 and 2009.	FS-40
Notes to Financial Statements	FS-41

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholder of Asia Gaming & Resort Limited
Hong Kong

We have reviewed the accompanying combined balance sheet of the Operations of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited, Doowell Limited, and predecessors (the “Companies'') as of September 30, 2009 and the related combined statements of operations and other comprehensive income and cash flows for the nine-month periods ended September 30, 2009 and 2008 and the combined statement of owner's equity (deficit) for the nine-months ended September 30, 2009. These financial statements are the responsibility of the Companies’ management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

AJ. Robbins, PC
Certified Public Accountants

Denver, Colorado
January 8, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholder of Asia Gaming & Resort Limited
Hong Kong

We have audited the accompanying combined balance sheets of the Operations of Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Doowell Limited, and predecessors (the “Companies'') as of December 31, 2008, 2007 and 2006 and the related statements of operations and other comprehensive income, changes in owner’s equity (deficit), and cash flows for the periods then ended. The Companies’ management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 2008, 2007 and 2006 and the results of operations and cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

AJ. Robbins, PC
Certified Public Accountants

Denver, Colorado
January 19, 2009

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

COMBINED BALANCE SHEETS

	September 30,	December 31,
	2009	2008	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,031,019	$759,678	$423,002	$384
Accounts Receivable, net	4,373,528	3,040,175	4,425,239	2,836,940
Prepaid Expenses and Other Assets	2,037,853	2,128,049	24,899	12,484
Total current assets	7,442,400	5,927,902	4,873,140	2,849,808
TOTAL ASSETS	$7,442,400	$5,927,902	$4,873,140	$2,849,808
LIABILITIES AND OWNER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$5,424,074	$5,419,424	$—	$—
Accrued Expenses	4,075,873	3,126,937	1,858,507	1,323,118
Total current liabilities	9,499,947	8,546,361	1,858,507	1,323,118
Commitments and Contingencies:
OWNER’S EQUITY (DEFICIT)
Advance to Owner	(5,419,424)	(5,419,424)	—	—
Owner’s equity	3,361,877	2,800,965	3,014,633	1,526,690
Total Owner’s Equity (Deficit)	(2,057,547)	(2,618,459)	3,014,633	1,526,690
TOTAL LIABILITIES AND OWNER’S EQUITY (DEFICIT)	$7,442,400	$5,927,902	$4,873,140	$2,849,808

See accompanying notes to the combined financial statements

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

COMBINED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Nine Months Period Ended September 30, 2009	Nine Months Period Ended September 30, 2008	For the Years Ended December 31,
			2008	2007	2006
	(Unaudited)	(Unaudited)
Revenue from VIP gaming operations
– Share of net gaming wins	$35,018,421	$36,289,797	$42,565,595	$30,441,739	$19,731,355
– Fees and incentives	4,142,534	6,989,993	8,409,452	5,776,715	3,203,784
– Other income	60	9,716	46,176	29,518	875
Total Revenues	39,161,015	43,289,506	51,021,223	36,247,972	22,936,014
Expenses
– Special Rolling Tax	325,858	212,177	295,975	295,668	193,823
– Commission to agents	25,468,812	18,026,521	25,050,889	18,309,193	10,597,058
– Selling, general and administrative expenses	3,541,272	3,912,816	5,479,259	4,382,996	2,606,678
Total Expenses	29,335,942	22,151,514	30,826,123	22,987,857	13,397,559
Net Income	$9,825,073	$21,137,992	$20,195,100	$13,260,115	$9,538,455
Other Comprehensive Income
– Foreign Currency Translation Adjustment	2,574	75,152	94,387	5,553	(4,172)
Total Comprehensive Income	$9,827,647	$21,213,144	$20,289,487	$13,265,668	$9,534,283

See accompanying notes to the combined financial statements

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Period Ended September 30, 2009	Nine Months Period Ended September 30, 2008	For the Years Ended December 31,
			2008	2007	2006
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$9,825,073	$21,137,992	$20,195,100	$13,260,115	$9,538,455
Change in noncash assets and liabilities
Accounts Receivable	(1,333,353)	295,734	1,385,064	(1,588,299)	(2,836,940)
Prepaid Expenses and Other Assets	90,196	(2,007,787)	(2,103,150)	(12,415)	(12,484)
Accounts Payable	4,650	5,568,064	5,419,424	—	—
Advance to Owner	—	(5,419,424)	(5,419,424)	—	—
Accrued Expenses	948,936	623,484	1,268,430	535,389	1,323,118
Net cash provided by operating activities	9,535,502	20,198,063	20,745,444	12,194,790	8,012,149
Cash flows from financing activities
Net Distribution to Owner	(9,266,735)	(20,593,708)	(20,503,155)	(11,777,725)	(8,007,593)
Net cash used in financing activities	(9,266,735)	(20,593,708)	(20,503,155)	(11,777,725)	(8,007,593)
Effect of foreign currency translation adjustment	2,574	75,152	94,387	5,553	(4,172)
Net increase in cash and Cash equivalents	271,341	(320,493)	336,676	422,618	384
Cash and cash equivalents at Beginning of period	759,678	423,002	423,002	384	—
Cash and cash equivalents at End of period	$1,031,019	$102,509	$759,678	$423,002	$384

See accompanying notes to the combined financial statements

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

COMBINED STATEMENTS OF CHANGES IN OWNER’S EQUITY (DEFICIT)

	Owner’s Equity	Advance to Owner	Total Owner’s Equity (Deficit)
Beginning Balance	$—	$—	$—
Net Income	9,538,455	—	9,538,455
Other Comprehensive (Loss)	(4,172)	—	(4,172)
Net Distribution to Owner	(8,007,593)	—	(8,007,593)
Balance at December 31, 2006	1,526,690	—	1,526,690
Net Income	13,260,115	—	13,260,115
Other Comprehensive Income	5,553	—	5,553
Net Distribution to Owner	(11,777,725)	—	(11,777,725)
Balance at December 31, 2007	3,014,633	—	3,014,633
Net Income	20,195,100	—	20,195,100
Other Comprehensive Income	94,387	—	94,387
Net Distribution to Owner	(20,503,155)	—	(20,503,155)
Chips Draw by Owner	—	(5,419,424)	(5,419,424)
Balance at December 31, 2008	2,800,965	(5,419,424)	(2,618,459)
Net Income	9,825,073	—	9,825,073
Other Comprehensive Income	2,574	—	2,574
Net Distribution to Owner	(9,266,735)	—	(9,266,735)
Balance at September 30, 2009 (Unaudited)	$3,361,877	$(5,419,424)	$(2,057,547)

See accompanying notes to the combined financial statements

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 1 — Organization and Business of Companies

Basis of Presentation

The accompanying combined financial statements present the combined balance sheets, statements of operations, changes in owner’s equity (deficit) and cash flows of the following entities and their predecessor business operations. The combined operations are referred to as the “Companies”.

Entity Name	Date Formed	Periods Included in Combination	Location
Current Entities:
Sang Heng Gaming Promotion Company Limited	March 28, 2007	August 8, 2007 – December 31, 2007, Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008	Star World Hotel and Casino – Downtown, Macau
Spring Gaming Promotion Company Limited	March 28, 2007	August 8, 2007 – December 31, 2007, Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008 (Ceased operation on May 30, 2009)	Grand Waldo Hotel and Casino – Cotai Strip, Macau
Doowell Limited	November 20, 2007	November 20, 2007 – December 31, 2007, Year ended December 31, 2008, nine months ended September 30, 2009 and 2008	T.H.E Hotel and Casino – Jeju, Korea
Iao Pou Gaming Promotion Limited	May 27, 2009	June 22, 2009 – September 30, 2009	MGM Grand Hotel and Casino, Macau
Predessors:
Sang Heng VIP Room (Lam Man Pou)	May 22, 2006	May 22, 2006 – December 31, 2006, Year ended December 31, 2007 and 2008, nine month periods ended September 30, 2009 and 2008	Grand Waldo Hotel and Casino – Cotai Strip, Macau
Spring VIP Room (Lam Man Pou)	May 25, 2006	May 25, 2006 – December 31, 2006, Year ended December 31, 2007 and 2008, nine month periods ended September 30, 2009 and 2008	Grand Waldo Hotel and Casino – Cotai Strip, Macau

The financial statements at September 30, 2009 and for the nine month period ending September 30, 2009 and 2008 are unaudited. The accompanying unaudited combined financial statements have been prepared by the Companies in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Companies as of September 30, 2009 and the results of its operations and cash flows for the nine month period ending September 30, 2009 and 2008. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 1 — Organization and Business of Companies  – (continued)

Certain of the Companies’ accounting policies require that the Companies apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Companies’ judgments are based in part on its historical experience, terms of existing contracts, observance of trends in the gaming industry and information obtained from other outside sources. There is no assurance, however, that actual results will conform to estimates.

Operations

The Companies are promoters of VIP gaming rooms, which are private room gaming facilities in Macau, China and Jeju Island in South Korea, and are sometimes referred to as VIP gaming promoters.

VIP gaming rooms are well appointed suites generally located within a large casino and serve the purpose of providing luxury accommodations and privacy exclusively for the high-tier gaming players to gamble in.

Macau, the only city in China that allows legalized gaming, is located 60 kilometers west of Hong Kong and is connected to mainland China by two bridge systems, a 24 hour ferry service from Hong Kong and direct world flights into its international airport. Jeju Island is a highly developed resort area located off the Southern Coast of Korea that allows legalized gaming to non-Korean visitors and tourists. There are no visa requirements for the mainland Chinese to go to Jeju Island.

Sang Heng VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Sang Heng VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Sang Heng VIP Room was licensed by the Macau Special Administrative Region (“MSAR”) as gaming promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 22, 2006 and operated until August 8, 2007, at which point the operations were transferred to Sang Heng Gaming Promotion Company Limited (“Sang Heng”), which continues to promote the Sang Heng VIP Room. In December 2007, Sang Heng relocated the operations of the VIP gaming room at the Grand Waldo Hotel and Casino to the Iao Kun VIP Room at the Star World Hotel and Casino, located in downtown Macau.

Spring VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Spring VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Spring VIP Room was licensed by the Macau SAR as gaming promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 25, 2006 and operated until August 8, 2007, at which point the operations were transferred to Spring Gaming Promotion Company Limited (“Spring”), which continued to promote the Spring VIP Room until May 30, 2009. In June 2009, Spring relocated the operations of the VIP gaming room at the Grand Waldo and Casino to the Iao Kun VIP Room at the MGM Grand Hotel and Casino. In order to cater for the requirements of Galaxy S.A., the primary concessionaire for Star World Hotel and Casino. The VIP gaming promoters set up Iao Pou Gaming Promotion Limited (“Iao Pou”), with Zheng Anting as the major shareholder and gaming license holder, to promote the MGM Grand Hotel and Casino Iao Kun VIP Room.

Iao Pou is a company incorporated in Macau SAR, the major shareholder of which is Zheng Anting. The operations of Iao Pou are to promote a VIP room at the MGM Grand Hotel and Casino located in downtown Macau, China. Iao Pou is licensed by the Macau SAR as gaming promoter to promote the VIP gaming room.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 1 — Organization and Business of Companies  – (continued)

Doowell Limited (“Doowell”) is a British Virgin Island (“BVI”) limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Lam Man Pou. Doowell currently promotes the Iao Kun VIP Room at T.H.E. Hotel & Lvegas Casino (formerly Nam Seoul Plaza Hotel and Casino), a luxury hotel located in Jeju City on Jeju Island which is a luxury resort area in South Korea. T.H.E. Hotel & Lvegas Casino had a test opening in May 2008. Doowell has had minimal activity during 2009.

The Companies entered into profit agreements with entities under common ownership as part of a plan to list common stock either by an initial public offering or reverse merger with Asia Gaming & Resort Limited and subsidiaries (“AGRL” or “Asia Gaming”), which was incorporated in Hong Kong May 2, 2007. AGRL intends to raise capital for expanding the Macau VIP gaming operations and working capital for AGRL’s two VIP gaming rooms in Jeju. All profit agreements are with related party entities, under common ownership with the Companies.

On October 6, 2009 AGRL entered a Stock Purchase Agreement for the acquisition of a hundred percent AGRL by CS China Acquisition Corp. (“CS China”), which was amended on November 10, 2009, December 9, 2009 and January 11, 2010. (See Note 11)

AGRL Business

The principal business activity of AGRL is to function as a holding company. The principal business activities of its wholly owned subsidiaries are to hold the profit agreements with the VIP room gaming promoters and to receive the profit streams from the gaming related business. The following are the subsidiaries of ARGL, which have relationships with the Companies:

Foxhill Group, Limited (“Foxhill”) was incorporated in the British Virgin Islands on February 15, 2007 and is a holding company. The main asset of Foxhill is the deposit paid to acquire the right for the profit generated in the Iao Kun VIP Room in the MGM Grand Macau, pursuant to the profit agreement. Foxhill, as a purchaser, entered into the Iao Pou profit agreement with Iao Pou relating to the purchase and sale of a 100% interest in the profit of Iao Pou. There is no expiration date for the Iao Pou profit agreement. The closing of the transaction contemplated by the Iao Pou Profit Agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL. Prior to the commencement of operations of the Iao Kun VIP Room in the MGM Grand Macau, Foxhill acquired the right for the profit generated in the Spring VIP Room, which was terminated in May 2009, upon the closing of the Spring VIP Room at the Grand Waldo Hotel.

The Companies entered into several profit agreements with the subsidiaries of Asia Gaming. In connection with these profit agreements, Asia Gaming’s subsidiaries will obtain financial interests in which, based upon its evaluation, Asia Gaming’s subsidiaries were determined to be the primary beneficiaries. In accordance with FASB ASC Topic 810. The Companies will be combined with AGRL once the conditions of the profit agreements have been met for Asia Gaming’s subsidiaries to recognize the benefits of operations of the Companies.

Kasino Fortune Investments, Limited (“Kasino Fortune”) was incorporated in the British Virgin Islands on February 16, 2007 and is a holding company. The main asset of Kasino Fortune is the deposit paid to acquire the right for the profit generated in the Iao Kun VIP Room, which is located in the Galaxy Star World Casino in Macau, pursuant to a profit agreement. Kasino Fortune, as a purchaser, entered into the profit agreement with Sang Heng relating to the purchase and sale of a 100% interest in the profit of Sang Heng.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 1 — Organization and Business of Companies  – (continued)

There is no expiration date for the Sang Heng Profit Agreement. The closing of the transaction contemplated by the Sang Heng profit agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL.

Well Mount International, Limited (“Well Mount”) was incorporated in the British Virgin Islands on November 1, 2007 and is a holding company. The main asset of Well Mount is the deposit paid to acquire the right for the Profit generated in the Iao Kun VIP Room in the T.H.E. Hotel & LVegas Casino in Jeju, South Korea, pursuant to profit agreement. Well Mount, as a purchaser, entered into the Doowell Profit Agreement with Doowell relating to the purchase and sale of a 100% interest in the profit of Doowell. There is no expiration date for the Doowell Profit Agreement. The closing of the transaction contemplated by the Doowell Profit Agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL.

AGRL has established an additional holding company subsidiary, Billion Boom International Limited, which holds a similar profit interest agreement with a VIP room gaming promoter, which has not yet commenced business.

On November 14, 2009, an additional holding company subsidiary, Link Bond International Limited (“Link Bond”) entered into the Champion Lion Profit Agreement with Champion Lion Limited (“Champion”) relating to the purchase and sale of a 100% interest in the profit of Champion Lion. There is no expiration date for the Champion Lion Profit Agreement. The closing of the transaction contemplated by the Champion Lion Profit Agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL. Champion is a newly formed entity that will function as a gaming room promoter in Jeju. (See Note 11)

Once the proposed acquisition transaction with CS China closes, the VIP gaming promoters will be considered variable interest entities (“VIEs”) of the subsidiaries of Asia Gaming, which will be the primary beneficiaries of the VIP gaming promoters.

Management’s determination of the appropriate accounting method with respect to the Asia Gaming variable interests is based on Financial Accounting Standards Board-Accounting Standards Codification (“FASB ASC”) Topic 810, “Consolidation of Variable Interest Entities”. The Companies consolidate any VIEs in which they are the primary beneficiaries and disclose significant variable interests in VIEs of which they are not the primary beneficiaries, if any.

Note 2 — Summary of Significant Accounting Policies

Principles of Combination

As the Companies are under common ownership and are intended to be part of the consolidated operations of AGRL, the combined financial statements include their accounts.

Fiscal Year End

The fiscal year ends at 4 a.m on the last day of December.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires the management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information,

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

information that is currently available to the management and on various other assumptions that the management believes to be reasonable under the circumstances. Actual results could vary from those estimates.

Fair Value of Financial Instruments

For certain of the Companies’ financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, none of which is held for trading purposes, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Such investments are carried at cost, which approximates their fair value. Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are principally comprised of net gaming revenues and fees and incentives revenues receivable, which do not bear interest and are recorded at cost from the holders of the casino licenses (“Casino Operators”). The Companies currently do not extend credit to any gaming patrons.

When deemed necessary, the Companies record an allowance for doubtful accounts which represents the management’s best estimate of the amount of probable credit losses in the Companies’ existing accounts receivable. Management believes that there are no credit risks and therefore an allowance has not been established. Although management believes that the $0 allowance is adequate, it is possible that the estimated amount of cash collections with respect to accounts receivable could change.

As of December 31, 2008, 2007 and 2006 and September 30, 2009, and for the years ended December 31, 2008, 2007 and 2006 and for the nine month periods ended September 30, 2009 and 2008, all accounts receivable and revenues were due from two Casino Operators for 2009 and 2008 and one Casino Operator for 2007 and 2006.

Property and Equipment

Property and equipment will be stated at cost. Depreciation and amortization will provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, if applicable.

Goodwill and Other Intangible Assets

In accordance with the provisions of FASB ASC Topic 350, “Intangibles - Goodwill and Other”, the Companies will amortize intangible assets over their estimated useful lives unless it is determined that their lives to be indefinite. Goodwill and other intangible assets with indefinite lives are not amortized but are subject to tests for impairment at least annually. FASB ASC Topic 350 requires that that management perform impairment tests more frequently than annually if events or circumstances indicate that the value of goodwill or intangible assets with indefinite lives might be impaired. The Companies have no goodwill or other intangible assets recorded.

Indefinite Useful Life Assets

Assets with indefinite useful lives are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

asset exceeds its fair value, an impairment will be recognized in an amount equal to that excess. If the carrying amount of the asset does not exceed the fair value, no impairment is recognized. The Companies have no assets with indefinite useful lives recorded.

Impairment of Long-lived Assets

In accordance with the provisions of FASB ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, when events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows was less than the carrying amount of the assets, an impairment loss would be recorded. The impairment loss would be measured on a location by location basis by comparing the fair value of the asset with its carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. No impairment has been recognized.

Revenue Recognition

Revenue from VIP gaming operations is recorded monthly based upon the Companies share of the net gaming wins.

In accordance with long standing industry practice in Macau, the Companies’ operations in Grand Waldo Hotel and Casino, Star World Hotel and Casino and MGM Grand Hotel and Casino have similar revenue and loss sharing arrangements. Under these arrangements, Sang Heng, Spring and Iao Pou share in the casino’s VIP room gaming wins or losses from the VIP room gaming patrons recruited by the Companies. Typically, wins and losses are allocated to the Companies as 30% of net gaming wins on an after-gaming tax basis (the Companies will receive a fixed commission based on the chips played in the VIP gaming room), 40.25% or 45% of net gaming wins on a pre-gaming tax basis (the Companies will receive no .commission on the chips played in the VIP gaming room from the Casino Operators). Additionally, the Companies receive revenues based upon a percentage of total chips played in the gaming rooms (typically .05%). The Companies may or the Casino Operators may adjust these arrangements with adequate notice and agreement by both parties to the arrangement.

Additionally, the Companies earn revenues based upon percentages of chips played in the VIP gaming rooms, which is available to offset costs incurred for accommodations, food and beverage, and other services furnished to VIP gaming room patrons without charge and is included in gross revenues and then deducted as promotional allowances as incurred. These revenues are recorded as fees and incentive revenues in the accompanying combined statements of income.

In July 2009, all concessionaires and sub-concessionaires entered into an agreement to cap gaming promoter commissions. Under this agreement, commission payments to gaming promoters cannot exceed 1.25% of rolling chip volumes regardless of the commission structure adopted. As a result of the amendments made to Administrative Regulation No. 6/2002 by the recently enacted Administrative Regulation 27/2009 dated August 10, 2009, the Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% gaming promoter commission cap, as agreed between all concessionaires and sub-concessionaires, which is expected to become effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to gaming promoters, including all types of payments, either monetary or in specie, that are made to gaming promoters such as food and beverage, hotel and other services and allowances. The amendment also imposes obligations on gaming promoters, concessionaires and sub-concessionaires to report regularly to the Gaming Inspection and Coordination Bureau

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

of the Macao government, and imposes fines or other sanctions for noncompliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to gaming promoters.

Beginning in October 2009, Star World Hotel and Casino agreed to revise the Sang Heng gaming promotion agreement and removed the win/loss sharing component and replaced it with a commission payable to Sang Heng at a rate of 1.25% of chips turnover. Management has requested that the MGM Grand Macau revise Iao Pou agreement to remove the win/loss sharing component and replace it with a commission payable to Iao Pou at a rate of 1.25% of chips turnover. Management believes that the MGM Grand Macau may honor the Iao Pou request and allow for fixed commissions, rather than win/loss sharing. Management also believes that this change in the revenue structure will reduce the inherent risk in operating a VIP gaming room, due to the fluctuation surrounding gaming wins and losses. The fixed commissions revenues will be based only on the amount of chips turnover, rather than the win/loss of the gaming operations.

Advertising and Marketing Costs

Costs for advertising and marketing are expensed the first time the advertising or marketing takes place or as incurred. Advertising and marketing costs for ongoing operations are included in selling, general and administrative expense. The Companies did not incur advertising or marketing expenses during the years ended December 31, 2008, 2007 or 2006 or for the nine month periods ended September 30, 2009 and 2008.

Foreign Currency

The Companies’ functional currency is the Hong Kong Dollar (HKD). The Companies maintain its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective period.

For financial reporting purposes, the financial statements of the Companies, which are prepared using the functional currency, are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and owner’s equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment in other comprehensive income, a component of owner’s equity.

	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Period end HKD:US$ exchange rate	$7.75	$7.80	$7.75	$7.80	$7.78
Average annual HKD:US$ exchange rate	$7.75	$7.80	$7.79	$7.80	$7.77

Comprehensive Income

Comprehensive income includes net income and all other non-stockholder changes in equity, or other comprehensive income. Elements of the Companies’ comprehensive income are reported in the accompanying combined statements of owner’s equity. Comprehensive income and the cumulative balance of other comprehensive income consisted solely of foreign currency translation adjustments.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Economic and political risks

The Companies’ operations are conducted in Macau, a Special Administrative Region (“MSAR”) of the People’s Republic of China (the “PRC”) and Jeju Island, South Korea. Accordingly, the Companies’ business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and South Korea and by the general state of the PRC and South Korea economy.

The Companies’ operations in Macau and Jeju Island are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Companies’ results may be adversely affected by changes in the political and social conditions in the PRC and South Korea and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

Taxes

Sang Heng, Spring and Iao Pou are not subject to Macau Complimentary tax, because pursuant to the VIP room promoter agreements with the Casino Operators, the gaming revenue is received net of taxes collected by the Macau government paid directly by the Casino Operator on a monthly basis. No provision for Macau Complimentary tax has been made.

As VIP gaming promoters, Sang Heng and Spring are subject to a tax on the amount of chips played by gaming patrons in the VIP gaming rooms (“chips turnover”), which is referred to as a “rolling tax”. The rolling tax is deducted and paid by the Casino Operator on a monthly basis. The rate of rolling tax is 0.01% on the chips turnover of the VIP gaming room and the rolling tax is deducted as a cost of revenues.

Doowell is incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and exempted from payment of BVI taxes accordingly.

Doowell is not subject to Korean Income tax because all promotion services are performed outside Korea. No provision for Korean Income tax has been made.

The Korean government levies a tax for contributions to the government’s “Tourism Promotion and Development Fund”/betting duty and /or tax on the gross win of the VIP gaming room (“Gaming Tax”), and the Casino Operator represents that the Gaming tax rate currently does not exceed 10% per annum. Pursuant to the VIP gaming promoter agreement with the Casino Operator, the gaming revenue is received net of taxes collected by the Korean government paid directly by the Casino Operator on a monthly basis.

Recently adopted accounting pronouncements

In May 2009, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” codified in FASB ASC Topic 855. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but prior to the issuance of the financial statements. The statement requires disclosure of the date through which subsequent events were evaluated and the basis for that date. SFAS 165 sets forth the following: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 applies prospectively to both

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

interim and annual financial periods ending after June 15, 2009. The Company has adopted the provisions of SFAS No. 165 effective June 30, 2009 and has included the required disclosures in “Note 1 — Principles of organization and basis of presentation.”

In April 2009, the FASB issued the following three new FASB Staff Positions (“FSPs”), all of which impact the accounting and disclosure related to certain financial instruments:

•	FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, codified in FASB ASC Topic 820, provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability.
•	FSP FAS 115-2 and FAS 124-2, “Recognition of Other-Than-Temporary Impairment”, codified in FASB ASC Topic 320, provides additional guidance on the timing of impairment recognition and greater clarity about the credit and noncredit components of impaired debt securities that are not expected to be sold. This FSP also requires additional disclosures about impairments in interim and annual reporting periods.
•	FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, codified in FASB ASC Topic 825, amends SFAS No. 107 to require disclosures about the fair value of financial instruments on an interim basis in addition to the annual disclosure requirements.

All three FSPs were effective for the Companies beginning April 1, 2009. The Companies’ adoption of these FSPs did not have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”, codified in FASB ASC Topic 815. This statement requires enhanced disclosures about a company’s derivative and hedging activities. The provisions were effective for the Companies as of January 1, 2009 and did not have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”), codified in FASB ASC Topic 805. SFAS No. 141(R) significantly changes the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions. SFAS No. 141(R) changes the accounting treatment for certain specific acquisition-related items, including: (1) expensing acquisition-related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) was effective for the Companies on January 1, 2009, and the Companies will apply SFAS No 141(R) prospectively to all business combinations subsequent to the effective date. The Companies expect SFAS No. 141(R) will have an impact on their accounting for future business combinations, but the effect is dependent upon the acquisitions, if any, that are made in the future.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, as amended in February 2008 by FSP No. 157-2, “Effective Date of FASB Statement No. 157”, codified in FASB ASC Topic 820. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 clarifies how to measure fair value as permitted under other accounting pronouncements, but does not require any new fair value measurements.

FSP No. 157-2, codified in FASB ASC Topic 820, delayed the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. As such, the Companies partially adopted the provisions of SFAS No. 157 effective January 1, 2008, without any material impact to the Companies’ financial position, results of operations or cash flows. The remaining provisions of SFAS No. 157 that were adopted beginning in 2009 did not have a material impact on the Companies’ financial position, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162”, codified in FASB ASC Topic 105, and approved the FASB Accounting Standards Codification TM (“Codification”) as the single source of authoritative nongovernmental US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. For the Companies, the Codification was adopted on September 15, 2009 and all references to authoritative US GAAP to refer to the appropriate section of the Codification. This standard will not have an impact on the Companies’ financial position, results of operations or cash flows, but will have an effect on its disclosures.

Note 3 — Accounts Receivable, Net

Accounts receivable consists of the following:

	September 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)
Gaming revenues receivable	$4,193,279	$2,546,080	$4,207,542	$2,599,676
Incentives revenues receivable	180,249	494,095	217,697	237,264
	$4,373,528	$3,040,175	$4,425,239	$2,836,940

Note 4 — Prepaid Expenses and Other Assets

Prepaid Expenses and Other Assets consist of the following,:

	September, 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)
License deposits to MSAR	$25,053	$25,055	$24,899	$12,484
Deposits with Casino Operators	2,012,800	2,012,929
Prepaid expenses	—	90,065	—	—
	$2,037,853	$2,128,049	$24,899	$12,484

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 5 — Accounts Payable

Accounts Payable consists of the following:

	September, 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)
Due to a Casino Operator	$5,424,074	$5,419,424	$—	$—
	$5,424,074	$5,419,424	$—	$—

The amount represents an advance of non-negotiable chips to the Iao Kun VIP Room promoter and is interest free and renewable monthly. The amount is secured by a personal guarantee of the owner of Sang Heng.

Note 6 — Accrued Expenses

Accrued Expenses consist of the following:

	September, 30, 2009	December 31,
		2008	2007	2006
	(Unaudited)
Agents Commission payable	$3,880,765	$2,619,876	$1,533,827	$1,143,102
Management fee payable	180,636	270,971	269,286	180,016
Others	14,472	236,090	55,394	—
	$4,075,873	$3,126,937	$1,858,507	$1,323,118

Note 7 — Owner’s Equity

The Owner’s Equity comprises the following :

Doowell has authorized the issuance of up to 50,000 shares of common stock with a par value of US$ 1. Each share of common stock is entitled to one vote on all matters submitted to shareholders. On December 4, 2007, Doowell issued 1 share of common stock at par for cash.

Sang Heng VIP Room (Lam Man Pou) is a sole proprietorship and is a predecessor business operation of Sang Heng. Sang Heng is registered as a limited liability company by the proprietor on March 28, 2007 and has a registered capital of 25,000 Macau Patacas. To become a gaming promoter in Macau, it is necessary for the VIP gaming promoter to obtain a license from the Gaming Inspection and Coordination Bureau of the Macau government. The license can only be granted when the proprietor complies with the probity requirements. A disqualified proprietor may result in the disapproval.

Spring VIP Room (Lam Man Pou) is a sole proprietorship and is a predecessor business operation of Spring. Spring is registered as a limited liability company by the proprietor on March 28, 2007 and has a registered capital of 25,000 Macau Patacas.

Iao Pou is registered as a limited liability company by its owners on May 27, 2009 and has a registered capital of 25,000 Macau Patacas.

According to an agreement made between Sang Heng and Star World Hotel and Casino for the operation of Iao Kun VIP Room at Star World Hotel and Casino, Sang Heng was granted a credit line of Non-Negotiable Chips to the extent of $5,419,424. It is the Companies’ policy not to extend credit to players and gaming agents, and as a result, this line of credit was extended to the owner by Sang Heng as an advance

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 7 — Owner’s Equity  – (continued)

and was used by the owner as additional chips to the VIP room cage. The Star World Hotel and Casino granted the extension of credit, which has been recorded as accounts payable in the accompanying financial statements and is personally guaranteed by Lam Man Pou.

AGRL intends to be acquired by CS China. As a result, the Chips Draw by Owner in the Statement of Changes in Owner’s Equity (Deficit) was treated as a contra-equity account rather than a receivable from the owner as such transactions would be prohibited under United States Securities and Exchange Commission rules. As such, the Owner’s (Deficit) is a result of this accounting treatment.

The effect of Chips Draw by Owner on the Combined Statements of Changes in Owner’s Equity (Deficit) for the year ended December 31, 2008 and nine months ended September 30, 2009 (unaudited):

Balance at December 31, 2007	$3,014,633
Net income	20,195,100
Other Comprehensive Income	94,387
Amount Available for Distribution	23,304,120
Net Distribution	(20,503,155)
Owner’s Equity before Chips Draw	2,800,965
Chips Draw by Owner	(5,419,424)
Balance at December 31, 2008	$(2,618,459)
Net income	9,825,073
Other Comprehensive Income	2,574
Amount Available for Distribution	7,209,188
Net Distribution	(9,266,735)
Balance at September 30, 2009 (Unaudited)	$(2,057,547)

Note 8 — VIP Gaming Promoter Agreements

Spring Gaming Representative (VIP Room Promoter) Agreement dated as of May 4, 2007 entered between Galaxy Casino, S.A., and Lam Man Pou allows for the sharing of profits as a gaming representative of Spring VIP Room in Grand Waldo Hotel and Casino in Macau for the period from May 25, 2006 to December 31, 2007. The agreement was terminated on August 8, 2007 and replaced by Spring Gaming Promotion Company Limited on August 9, 2007.

Spring Gaming Representative (VIP Room Promoter) Agreement dated as of February 1, 2008 entered between Galaxy Casino, S.A., and Spring allows for the sharing of profits as a gaming representative of Spring VIP Room in Grand Waldo Hotel and Casino in Macau for the period from August 9, 2007 to December 31, 2008. The agreement was renewed on March 29, 2009 for the period from January 1, 2009 to December 31, 2009. The agreement was terminated on May 30, 2009, when the Spring VIP Room was closed.

Sang Heng Gaming Representative (VIP Room Promoter) Agreement dated as of May 2, 2007 entered between Galaxy Casino, S.A., and Lam Man Pou allows for the sharing of profits as a gaming representative of Sang Heng VIP Room in Grand Waldo Hotel and Casino in Macau for the period from May 22, 2006 to December 31, 2007. The agreement was terminated on August 8, 2007 and replaced by Sang Heng Gaming Promotion Company Limited on August 9, 2007.

Sang Heng Gaming Representative (VIP Room Promoter) Agreement dated as of February 1, 2008 entered between Galaxy Casino, S.A., and Sang Heng allows for the sharing of profits as a gaming representative of Sang Heng VIP Room in Grand Waldo Hotel and Casino in Macau for the period from August 9, 2007 to December 31, 2007.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 8 — VIP Gaming Promoter Agreements  – (continued)

Iao Kun Gaming Representative (VIP Room Promoter) Agreement dated as of February 1, 2008 entered between Galaxy Casino, S.A., and Sang Heng allows for the sharing of profits as a gaming representative of Iao Kun VIP Gaming Room in the Star World Hotel and Casino in Macau for the period from November 30, 2007 to December 31, 2008. The agreement was renewed on September 4, 2009 for the period from January 1, 2009 to December 31, 2009.

Doowell VIP Gaming Promotion (VIP Room Promoter) Agreement dated as of January 18, 2008 entered between Gillmann Investments Asia, Ltd (“GIA”) and Doowell allows for the sharing of profits as a gaming promoter of a VIP Room in the Nam Seoul Plaza Hotel and Casino located on Jeju Island.

Iao Kun Gaming Representative (VIP Room Promoter) Agreement dated as of June 22, 2009 entered between MGM Grand Macau and Iao Pou allows for the sharing of profits as a Gaming Promoter of Iao Kun VIP Gaming Room in MGM Grand Macau Hotel and Casino in Macau for the period from June 22, 2009 to December 31, 2009.

Note 9 — Commitments and Contingencies

Commitments of the Companies

Management Agreement for Spring VIP Room by and between Tam Lai Cheng and Lam Man Pou for the period from January, 2009 to December 2009 at $89,743 per month, dated January 5, 2009. The agreement was terminated on May 30, 2009.

Management Agreement for Iao Kun VIP Room Star World by and between Tam Lai Cheng and Lam Man Pou for the period from January, 2009 to December 2009 at $89,743 per month, dated January 5, 2009.

Management Agreement for Iao Kun VIP Room Jeju by and between Tam Lai Cheng and Doowell for the period from January, 2009 to December 2009 at $89,743 per month, dated January 5, 2009.

Management Agreement for Iao Kun VIP Room MGM by and between Tam Lai Cheng and Iao Pou for the period from June, 2009 to December 2009 at $89,743 per month, dated June 22, 2009.

Contingencies of the Companies

Sang Heng has guaranteed payment of up to $2 million to CS China, plus attorney fees if the Stock Purchase Agreement is terminated by CS China due to certain breach of contract clauses by AGRL or Spring Fortune Investment Ltd (“Spring Fortune”), which is AGRL’s current shareholder and is a party to the Stock Purchase Agreement.

Certain Risks and Uncertainties

The Companies’ operations are dependent on the annual renewal of the gaming license by the Macau government; tenure of Companies acting as gaming promoters for the Casinos under the Gaming Representative/Gaming Promoter Arrangements.

The Companies receive a significant amount of its revenue from patrons within the Asia-Pacific Region. If economic conditions in theses areas were to decline materially or additional casino licenses were awarded in these locations, the Companies’ results of operations could be materially affected.

OPERATIONS OF SANG HENG GAMING PROMOTION COMPANY LIMITED,
SPRING GAMING PROMOTION COMPANY LIMITED,
IAO POU GAMING PROMOTION LIMITED,
DOOWELL LIMITED AND PREDECESSORS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended September 30, 2009 and 2008 is Unaudited)

Note 10 — Segment Information

The Companies’ principal operating and developmental activities occur in two geographic areas: Macau and Jeju. The management reviews the results of operations for each of its key operating segments: Macau and Jeju. The Companies’ segment information is as follows for the three years ended December 31, 2008 and the nine month periods ended September 30, 2009 and 2008:

	September 30,		December 31,
	2009	2008	2008	2007	2006
	(Unaudited)	(Unaudited)
Net Revenues (Macau)	$38,229,649	$4,107,523	$45,190,019	$36,247,972	$22,936,014
Net Assets (Macau)	$5,421,571	$8,561,888	$3,668,377	$4,873,140	$2,849,808
Net Revenues (Jeju)	$931,366	$2,157,177	$5,831,204	$—	$—
Net Assets (Jeju)	$2,020,829	$3,883,280	$2,259,525	$—	$—

Note 11 — Subsequent Events

The Company has evaluated certain events and transactions occurring after September 30, 2009 and through January 11, 2010 and determined that the following met the definition of a subsequent event for purposes of disclosure in its accompanying combined financial statements for the period ended September 30, 2009, however, none required recognition in the accompanying combined financial statements.

Pursuant to a Stock Purchase Agreement dated October 6, 2009 and amended on November 10, 2009, December 9, 2009 and January 11, 2010 (the “purchase agreement”), CS China will purchase all of the outstanding capital stock of AGRL from Spring Fortune for total consideration of 10,350,000 ordinary shares of CS China that will be issued upon the closing of the acquisition and 4,210,000 ordinary shares that will be issued upon the filing of CS China’s annual report on Form 20-F for the 2010 fiscal year. In addition, Spring Fortune will be issued up to 19,316,000 additional shares if certain incentive income targets are met for the years 2009 through 2012. Upon consummation of the acquisition, Spring Fortune will become the holder of approximately 58.9% of the outstanding ordinary shares of CS China and CS China’s name will be changed to Asia Entertainment & Resources Ltd. Upon issuance of the additional 4,210,000 shares, Spring Fortune will become the holder of approximately 66.9% of the outstanding ordinary shares.

On November 14, 2009 Champion Lion Limited (“Champion Lion”) a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Vong Hon Kun and Leong Siak Hung. Champion Lion will promote the Unicorn Casino at Jeju Hyatt Regency Hotel. The Hyatt Regency Jeju is a luxury 5 star hotel in a resort setting on Jungmun Beach on the island of Jeju, South Korea, in the East China Sea.

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholder of Asia Gaming & Resort Limited
Hong Kong

We have reviewed the accompanying consolidated balance sheet of Asia Gaming & Resort Limited (a development stage company) (the “Company'') as of September 30, 2009 and the related consolidated statements of operations and other comprehensive income (loss) and cash flows for the nine month periods ended September 30, 2009 and 2008 and for the period from inception (May 7, 2007) to September 30, 2009 and the consolidated statement of shareholders’ equity for the nine-month ended September 30, 2009. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

AJ. Robbins, PC
Certified Public Accountants

Denver, Colorado
January 8, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholder of Asia Gaming & Resort Limited
Hong Kong

We have audited the accompanying consolidated balance sheets of Asia Gaming & Resort Limited (a development stage company) as of December 31, 2008 and 2007 and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholder’s equity, and cash flows for the periods then ended, and for the period from inception (May 7, 2007) to December 31, 2008. Asia Gaming & Resort Limited’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asia Gaming & Resort Limited as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the periods then ended, and for the period from inception (May 7, 2007) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

AJ. Robbins, PC
Certified Public Accountants

Denver, Colorado
January 19, 2009

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2009	December 31,
		2008	2007
	(Unaudited)
ASSETS	$—	$—	$—

LIABILITIES AND STOCKHOLDER’S EQUITY(DEFICIT)

LIABILITIES
Due to related party	$12,400	$—	$—
COMMITMENT AND CONTINGENCIES:
STOCKHOLDER’S EQUITY (DEFICIT)
Common Stock, $ 0.0012821 par value, 100,000,000 shares authorized, 10,000,000 shares issued and outstanding	12,823	12,823	12,823
Subscription receivable	—	(1,282)	(1,282)
(Deficit) Accumulated During the Development Stage	(25,223)	(11,541)	(11,541)
Total Stockholder’s Equity (Deficit)	(12,400)	—	—
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$—	$—	$—

See accompanying notes to consolidated financial statements.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND
OTHER COMPREHENSIVE INCOME (LOSS)

	Nine Months Period Ended September 30, 2009	Nine Months Period Ended September 30, 2008	For the Period From May 7, 2007 (Inception) to September 30, 2009	For the Year Ended December 31 2008		For the Period From May 7, 2007 (Inception) to December 31 2008	For the Period From May 7, 2007 (Inception) to December 31 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Net Revenues	$—	$—	$—		$—	$—		$—
Expenses
Selling, general and administrative expenses	13,682	—	25,223		—	11,541		11,541
Net Loss	$(13,682)	$—	$(25,223)		$—	$(11,541)		$(11,541)
Loss per share, basic and diluted	$ *	$ *		$	*		$	*
Weighted average number of shares outstanding	10,000,000	10,000,000			10,000,000			10,000,000

*	Less than $0.01 per share

See accompanying notes to consolidated financial statements.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months period Ended September 30, 2009	Nine Months Period Ended September 30, 2008	For the Period From May 7, 2007 (Inception) To September 30, 2009	For the Year Ended December 31 2008	For the Period From May 7, 2007 (Inception) to December 31 2008	For the Period From May 7, 2007 (Inception) to December 31 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net loss	$(13,682)	$—	$(25,223)	$—	$(11,541)	$(11,541)
Net cash used in operating activities	(13,682)	—	(25,223)	—	(11,541)	(11,541)
Cash flows from financing activities
Advances from related party	12,400	—	12,400	—	—	—
Subscription receivable collected	1,282	—	1,282	—	—	—
Cash paid for expenses in exchange for common stock	—	—	11,541	—	11,541	11,541
Net cash from financing activities	13,682	—	25,223	—	11,541	11,541
Net increase in cash and cash equivalents	—	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—	—
Cash and cash equivalents at beginning of period	$—	$—	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock Shares	Amount	Subscription Receivable	(Deficit) Accumulated During Development Stage	Total Stockholder’s Equity
Sold 10,000,000 shares of common stock for $0.0012821 per share on May 7, 2007	10,000,000	$12,823	$(1,282)	$—	$11,541
Net (Loss)	—	—	—	(11,541)	(11,541)
Balances at December 31, 2007	10,000,000	12,823	(1,282)	(11,541)	—
Net (Loss)	—	—	—	—	—
Balances at December 31, 2008	10,000,000	12,823	(1,282)	(11,541)	$—
Subscription receivable collected	—	—	1,282	—	1,282
Net (Loss)	—	—	—	(13,682)	(13,682)
Balances at September 30, 2009 (Unaudited)	10,000,000	$12,823	$—	$(25,223)	$(12,400)

See accompanying notes to consolidated financial statements.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 1 — Organization and Business of Company

Basis of Presentation

The accompanying consolidated financial statements include the financial statements of Asia Gaming & Resort Limited (“Company”) and its wholly owned subsidiaries (collectively, “AGRL” or the Company). The Company, a development stage company, was organized under the laws of Hong Kong on May 7, 2007. The Company is in the development stage as defined in Financial Accounting Standards Board Statement-Accounting Standards Codification (“FASB-ASC”). The fiscal year end is December 31.

The financial statements as of September 30, 2009 and for the nine month period ending September 30, 2009 and 2008 are unaudited and have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2009 and the results of its operations and cash flows for the nine month period ending September 30, 2009 and 2008. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

Entity Name	Date of Incorporation	Periods Included in Consolidation
Asia Gaming & Resort Limited	May 2, 2007	May 2, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008
Kasino Fortune Investments Limited	February 16, 2007	February 16, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008
Foxhill Group Limited	February 15, 2007	February 15, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008
Billion Boom International Limited	November 1, 2007	November 1, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008
Well Mount International Limited	November 1, 2007	November 1, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008
Link Bond International Limited	November 1, 2007	November 1, 2007 – December 31, 2007 and Year ended December 31, 2008, nine month periods ended September 30, 2009 and 2008

The Business

The principal business activity of the Company is to function as a holding company. The principal business activities of its wholly owned subsidiaries are to hold the profit agreements with the VIP room gaming promoters and to receive the profit streams from the gaming related business. All profit agreements are with related party entities, under common ownership with the Company and its subsidiaries. The following are the subsidiaries of the Company:

Foxhill Group, Limited (“Foxhill”) was incorporated in the British Virgin Islands on February 15, 2007 and is a holding company. The main asset of Foxhill is the deposit paid to acquire the right for the profit generated in the Iao Kun VIP Room in the MGM Grand Macau, pursuant to the profit agreement. Foxhill, as a purchaser, entered into the Iao Pou profit agreement with Iao Pou relating to the purchase and sale of a

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 1 — Organization and Business of Company  – (continued)

100% interest in the profit of Iao Pou. There is no expiration date for the Iao Pou profit agreement. The closing of the transaction contemplated by the Iao Pou Profit Agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL. Prior to the commencement of operations of the Iao Kun VIP Room in the MGM Grand Macau, Foxhill acquired the right for the profit generated in the Spring VIP Room, which was terminated in May 2009, upon the closing of the Spring VIP Room at the Grand Waldo Hotel.

Kasino Fortune Investments Limited (“Kasino Fortune”) was incorporated on February 16, 2007 and is a holding company. The main asset of Kasino Fortune is the deposit paid to acquire the right for the profit pursuant to the profit agreement. Kasino Fortune, as a purchaser, entered into the profit agreement with Sang Heng relating to the purchase and sale of a 100% interest in the profit of Sang Heng. There is no expiration date for the Sang Heng profit agreement. The closing of the transaction contemplated by the Sang Heng profit agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL.

Well Mount International Limited (“Well Mount”) was incorporated on November 1, 2007 and is a holding company. The main asset of Well Mount is the deposit paid to acquire the right for the profit pursuant to the profit agreement. Well Mount, as a purchaser, entered into the Doowell profit agreement with Doowell relating to the purchase and sale of a 100% interest in the profit of Doowell. There is no expiration date for the Doowell profit agreement. The closing of the transaction contemplated by the Doowell Profit Agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL.

AGRL has established two additional holding company subsidiaries, Billion Boom International Limited and Link Bond International Limited, which hold similar profit interest agreements with VIP room gaming promoters, On November 14, 2009, Link Bond, as a purchaser, entered into the Champion Lion profit agreement with Champion Lion Limited (“Champion”) relating to the purchase and sale of a 100% interest in the profit of Champion Lion. There is no expiration date for the Champion Lion profit agreement. The closing of the transaction contemplated by the Champion Lion profit agreement will take place concurrently with the closing of the acquisition by CS China of the stock of AGRL. Champion is a newly formed entity that will function as a VIP room gaming promoter in Jeju.

Once the acquisition transaction with CS China is completed, the VIP gaming promoters will be considered variable interest entities (“VIEs”) of the subsidiaries of AGRL, which will be the primary beneficiaries of the VIP gaming promoters.

Management’s determination of the appropriate accounting method with respect to the AGRL’s variable interests is based on FASB ASC Topic 810, “Consolidation of Variable Interest Entities”. The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.

The Business

The VIP gaming promoters entered into several profit agreements with the subsidiaries of AGRL. In connection with these profit agreements, AGRL’s subsidiaries will obtain financial interests in which, based upon its evaluation, AGRL’s subsidiaries were determined to be the primary beneficiaries. In accordance with FASB ASC Topic 810, the VIP gaming promoters will be consolidated with AGRL once the conditions of the profit agreements have been met for AGRL’s subsidiaries to recognize the benefits of operations of the VIP gaming promoters.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 1 — Organization and Business of Company  – (continued)

The VIP Gaming Promoters

Sang Heng Gaming Promotion Company Limited, Spring Gaming Promotion Company Limited, Iao Pou Gaming Promotion Limited, Doowell Limited, Jinark Limited (inactive) and Cheer Echo Limited (inactive) are promoters of VIP gaming rooms, which are private room gaming facilities in Macau, China and Jeju Island in South Korea.

VIP gaming rooms are well appointed suites generally located within a large casino and serve the purpose of providing luxury accommodations and privacy exclusively for the high-tier patrons to gamble in.

Macau, the only city in China that allows legalized gaming, is located 60 kilometres west of Hong Kong and is connected to mainland China by two bridge systems, a 24 hour ferry service from Hong Kong and direct world flights into its international airport. Jeju Island is a highly developed resort area located off the Southern Coast of South Korea that allows legalized gaming to non-Korean visitors and tourists. There are no visa requirements for the mainland Chinese to go to Jeju Island.

Sang Heng VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Sang Heng VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Sang Heng VIP Room was licensed by the Macau Special Administrative Region (“MSAR”) as junket promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 22, 2006 and operated until August 8 2007, at which point the operations were transferred to Sang Heng Gaming Promotion Company Limited (“Sang Heng”), which continues to promote the Sang Heng VIP Room. In December 2007, Sang Heng relocated the operations of the VIP gaming room at the Grand Waldo Hotel and Casino to the Iao Kun VIP Room at the Star World Hotel and Casino, located in downtown Macau.

Spring VIP Room (Lam Man Pou) is a sole proprietorship, owned by Mr. Lam Man Pou. The operations of Spring VIP Room were to promote a VIP gaming room at the Grand Waldo Hotel and Casino located on the Cotai Strip in Macau, China. Spring VIP Room was licensed by the Macau SAR as junket promoter to promote the VIP gaming room. The VIP gaming room commenced operation on May 25, 2006 and operated until August 8 2007, at which point the operations were transferred to Spring Gaming Promotion Company Limited (“Spring”), which continued to promote the Spring VIP Room until May 30, 2009. In June 2009, Spring relocated the operations of the VIP gaming room at the Grand Waldo and Casino to the Iao Kun VIP Room at the MGM Grand Hotel and Casino. In order to cater for the requirements of Galaxy S.A., the primary concessionaire for the Star World Hotel and Casino. The VIP gaming promoters set up Iao Pou Gaming Promotion Limited (“Iao Pou”) with Zheng Anting as the major shareholder and junket licence holder, to promote the MGM Grand Hotel and Casino Iao Kun VIP Room.

Iao Pou is a company incorporated in Macau SAR, the major shareholder of which is Zheng Anting. The operations of Iao Pou are to promote a VIP gaming room at the MGM Grand Hotel and Casino located in downtown Macau, China. Iao Pou is licensed by the Macau SAR as junket promoter to promote the VIP gaming room.

Doowell Limited (“Doowell”) is a British Virgin Island limited company incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004), owned by Mr. Lam Man Pou. Doowell currently promotes the Iao Kun VIP gaming room at T.H.E. Hotel & LVegas Casino (formerly Nam Seoul Plaza Hotel and Casino), a luxury hotel located in Jeju City on Jeju Island which is a luxury resort area in South Korea. T.H.E. Hotel & LVegas Casino had a test opening in May 2008. Doowell has had limited activity during 2009.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 1 — Organization and Business of Company  – (continued)

The VIP gaming promoters entered into profit agreements with entities under common ownership as part of a plan to list common stock either by an initial public offering or reverse merger with AGRL. AGRL intends to raise capital for expanding the Macau VIP gaming operations and working capital for two VIP gaming rooms in Jeju.

On October 6, 2009 AGRL entered a Stock Purchase Agreement for the acquisition of hundred percent AGRL by CS China Acquisition Corp. (“CS China”), which was amended on November 10, 2009, December 9, 2009, and January 11, 2010. (See Note 6).

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the management and on various other assumptions that the management believes to be reasonable under the circumstances. Actual results could vary from those estimates.

Fair Value of Financial Instruments

For certain of the AGRL’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, none of which are held for trading purposes, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Such investments are carried at cost, which approximates their fair value. Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.

Property and Equipment

Property and equipment will be stated at cost. Depreciation and amortization will provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, if applicable.

Earnings per Common Share

Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. There were no potentially dilutive securities as of September 30, 2009 and 2008, December 31, 2008 and 2007.

Goodwill and Other Intangible Assets

In accordance with the provisions of FASB ASC Topic 350, “Intangibles — Goodwill and Other”, AGRL will amortize intangible assets over their estimated useful lives unless it is determined that their lives to be indefinite. Goodwill and other intangible assets with indefinite lives are not amortized but are subject to tests for impairment at least annually. FASB ASC Topic 350 requires that the management perform impairment tests more frequently than annually if events or circumstances indicate that the value of goodwill or intangible assets with indefinite lives might be impaired.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

Revenue from assignment of profit is recognized when the right to receive profit is established.

Indefinite Useful Life Assets

Assets with indefinite useful lives are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, an impairment will be recognized in an amount equal to that excess. If the carrying amount of the asset does not exceed the fair value, no impairment is recognized. AGRL have no assets with indefinite useful lives recorded.

Impairment of Long-lived Assets

In accordance with the provisions of FASB ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”,, when events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets are estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows was less than the carrying amount of the assets, an impairment loss would be recorded. The impairment loss would be measured on a location by location basis by comparing the fair value of the asset with its carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. No impairment has been recognized.

Advertising and Marketing Costs

Costs for advertising and marketing are expensed the first time the advertising or marketing takes place or as incurred. Advertising and marketing costs for ongoing operations are included in selling, general and administrative expense. AGRL did not incur advertising or marketing expenses during the years ended December 31, 2008 or 2007 or for the nine month periods ended September 30, 2009 and 2008.

Foreign Currency

AGRL’s functional currency is the Hong Kong Dollar (HKD). AGRL maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included as other income in the determination of net income for the respective period.

For financial reporting purposes, the financial statements of AGRL, which are prepared using the functional currency, are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

	September 30,		December 31,
	2009	2008	2008	2007
Period end HKD:US$ exchange rate	$7.75	$7.80	$7.75	$7.80
Average annual HKD:US$ exchange rate	$7.75	$7.80	$7.79	$7.80

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Comprehensive Income

Comprehensive income includes net income and all other non-stockholder changes in equity, or other comprehensive income. Elements of AGRL’s comprehensive income are reported in the accompanying consolidated statements of stockholders’ equity. Comprehensive income and the cumulative balance of other comprehensive income consisted solely of foreign currency translation adjustments.

Taxes

AGRL is not subject to Hong Kong profits tax because all operations are performed outside Hong Kong.

All subsidiaries are incorporated under the BVI Business Companies Act, 2004 (No. 16 of 2004) and exempted from payment of BVI taxes accordingly.

Recently adopted accounting pronouncements

In May 2009, the Financial Accounting Standards Boards (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events”, codified in FASB ASC Topic 855. SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but prior to the issuance of the financial statements. The statement requires disclosure of the date through which subsequent events were evaluated and the basis for that date. SFAS 165 sets forth the following: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 applies prospectively to both interim and annual financial periods ending after June 15, 2009. The Company has adopted the provisions of SFAS No. 165 effective June 30, 2009 and has included the required disclosures in “Note 6 — Subsequent Events.”

In April 2009, the FASB issued the following three new FASB Staff Positions (“FSPs”), all of which impact the accounting and disclosure related to certain financial instruments:

•	FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, codified in FASB ASC Topic 820, provides guidance regarding how to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability when compared with normal market activity for the asset or liability. In such situations, an entity may conclude that transactions or quoted prices may not be determinative of fair value, and may adjust the transactions or quoted prices to arrive at the fair value of the asset or liability.
•	FSP FAS 115-2 and FAS 124-2, “Recognition of Other-Than-Temporary Impairment”, codified in FASB ASC Topic 320, provides additional guidance on the timing of impairment recognition and greater clarity about the credit and noncredit components of impaired debt securities that are not expected to be sold. This FSP also requires additional disclosures about impairments in interim and annual reporting periods.
•	FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, codified in FASB ASC Topic 825, amends SFAS No. 107 to require disclosures about the fair value of financial instruments on an interim basis in addition to the annual disclosure requirements.

All three FSPs were effective for the Company beginning April 1, 2009. The Company’s adoption of these FSPs did not have a material impact on its financial position, results of operations or cash flows.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”, codified in FASB ASC Topic 815. This statement requires enhanced disclosures about a company’s derivative and hedging activities. The provisions were effective for the Company as of January 1, 2009 and did not have a material impact on its financial position, results of operations or cash flows.

Recently adopted accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141(R)”), codified in FASB ASC Topic 805. SFAS No. 141(R) significantly changes the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions. SFAS No. 141(R) changes the accounting treatment for certain specific acquisition-related items, including: (1) expensing acquisition-related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) was effective for the Company on January 1, 2009, and the Company will apply SFAS No 141(R) prospectively to all business combinations subsequent to the effective date. The Company expects SFAS No. 141(R) will have an impact on its accounting for future business combinations, but the effect is dependent upon the acquisitions, if any, that are made in the future.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” as amended in February 2008 by FSP No. 157-2, “Effective Date of FASB Statement No. 157”, codified in FASB ASC Topic 820. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 clarifies how to measure fair value as permitted under other accounting pronouncements, but does not require any new fair value measurements.

FSP No. 157-2, codified in FASB ASC Topic 820, delayed the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. As such, the Company partially adopted the provisions of SFAS No. 157 effective January 1, 2008, without any material impact to the Company’s financial position, results of operations or cash flows. The remaining provisions of SFAS No. 157 that were adopted beginning in 2009 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162”, codified in FASB ASC Topic 105, and approved the FASB Accounting Standards CodificationTM (“Codification”) as the single source of authoritative nongovernmental US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. For the Company, the Codification was effective September 15, 2009 and requires references to authoritative US GAAP to refer to the appropriate section of the Codification. This standard will not have an impact on the Company’s financial position, results of operations or cash flows, but will have an effect on its disclosures.

ASIA GAMING & RESORT LIMITED
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information as to the periods ended September 30, 2009 and 2008 is unaudited)

Note 3 — Stockholder’s Equity

The Company was authorized to issue up to 100,000,000 shares of common stock with a par value of $0.0012821 (HK$0.01) and each share of common stock is entitled to one vote on all matters submitted to shareholders.

The Company issued 10,000,000 shares of its common stock for a total of $12,823 of which $1,282 was recorded as a stock subscription receivable and was paid on June 30, 2009. The common stock was issued in exchange for payment of start up expenses by the sole stockholder.

Note 4 — Revenue and segment information

AGRL did not generate any revenue during the period, therefore no business and geographical segment information is presented.

Note 5 — Commitments and Contingencies

Apart from the profit agreements entered with the VIP gaming promoters, AGRL did not have any significant contingent liabilities and capital commitment as of December 31, 2008 and September 30, 2009.

Note 6 — Subsequent Events

The Company has evaluated events and transactions that occurred between October 1, 2009 and January 11, 2010, which is the date the financial statements were issued for possible disclosure or recognition in the financial statements. The Company has determined that the following events and transactions required disclosure in the footnotes to the financial statements.

Proposed Share Exchange

Pursuant to a Stock purchase agreement dated October 6, 2009 and amended on November 10, 2009, December 9, 2009 and January 11, 2010 (the “purchase agreement”), CS China will purchase all of the outstanding capital stock of AGRL from Spring Fortune (`the sole shareholder of AGRL) for total consideration of 10,350,000 ordinary shares of CS China that will be issued upon the closing of the acquisition and 4,210,000 ordinary shares that will be issued upon the filing of CS China’s annual report on Form 20-F for the 2010 fiscal year. In addition, Spring Fortune will be issued up to 19,316,000 additional shares if certain incentive income targets are met for the years 2009 through 2012. Upon consummation of the acquisition, Spring Fortune will become the holder of approximately 58.9% of the outstanding ordinary shares of CS China and CS China’s name will be changed to Asia Entertainment & Resources Ltd. Upon issuance of the additional 4,210,000 shares, Spring Fortune will become the holder of approximately 66.9% of the outstanding ordinary shares. Upon completion of the transaction, the Company will become a wholly owned subsidiary of CS China. The transaction will be treated as a reverse merger and a recapitalization of the Company for accounting purposes. The historical financial statements will become those of the Company.

Employment Agreements

During October 2009, the Company entered into employment agreements with 4 executives, with annual salaries ranging from $96,000 to $240,000 for terms of three to five years. The following is a summary of annual salary commitments for years ending December 31:

2010	$588,000
2011	588,000
2012	588,000
2013	192,000
2014	192,000
$2,148,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CS China Acquisition Corp.

We have audited the accompanying balance sheets of CS China Acquisition Corp. (a corporation in the development stage) (the “Company”) as of July 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended July 31, 2009 and the periods from September 24, 2007 (inception) to July 31, 2008 and September 24, 2007 (inception) to July 31, 2009 (cumulative). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CS China Acquisition Corp. as of July 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended July 31, 2009 and the periods from September 24, 2007 (inception) to July 31, 2008 and September 24, 2007 (inception) to July 31, 2009 (cumulative), in conformity with accounting principles generally accepted in the United States of America.

On October 6, 2009, the Company entered into a Stock Purchase Agreement (the “Agreement”) with Asia Gaming & Resort, Ltd. (See note 11).

/s/ UHY LLP

New York, New York
November 12, 2009

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

BALANCE SHEETS

	September 30, 2009	July 31, 2009	July 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$18,381	$14,962	$1,167
Investments held in trust	32,906,598	32,915,167	—
Prepaid insurance	46,025	64,209	—
Deferred offering costs associated with proposed public offering	—	—	254,506
Total assets (all current)	$32,971,004	$32,994,338	$255,673
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accrued expenses	$15,000	$6,000	$122,628
Deferred underwriter fee	993,600	993,600	—
Insurance premiums payable	46,025	64,209	—
Notes payable to shareholders	115,000	—	135,000
Total current liabilities	1,169,625	1,063,809	257,628
Common stock subject to possible redemption, 2,207,999 shares at conversion value	13,159,674	13,159,674	—
COMMITMENTS
SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred shares, $0.0001 par value
Authorized 1,000,000 shares; none issued	—	—	—
Ordinary shares, $0.0001 par value
Authorized 50,000,000 shares; issued and outstanding 6,900,000 shares and 1,150,000 shares at July 31, 2009 and 2008, respectively (which includes 2,207,999 shares subject to possible redemption at July 31, 2009)	690	690	115
Warrants	7,324,000	7,324,000	—
Additional paid-in capital	11,404,244	11,404,244	24,885
Retained earnings (deficit accumulated) during the development stage	(87,229)	41,921	(26,955)
Total shareholders’ equity (deficit)	18,641,705	18,770,855	(1,955)
Total liabilities and shareholders’ equity (deficit)	$32,971,004	$32,994,338	$255,673

See notes to financial statements

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008	For the Period from September 24, 2007 (Inception) to September 30, 2009 (Cumulative)	For the Year Ended July 31, 2009	For the Period from September 24, 2007 (Inception) to July 31, 2008	For the Period from September 24, 2007 (Inception) to July 31, 2009 (Cumulative)
	(Unaudited)	(Unaudited)	(Unaudited)
Income
Interest Income	$97,641	$110,768	$362,533	$355,599	$—	$355,599
Expenses
Travel and Entertainment Expense	84,147	—	150,365	150,365	—	150,365
Insurance Expense	52,792	29,141	99,237	81,053	—	81,053
Legal Expense	114,974	500	115,474	15,474	—	15,474
Formation Costs	—	135	3,887	50	3,837	3,887
General and Administrative Expense	39,016	2,152	80,799	39,780	23,118	62,898
Total expenses	290,929	31,928	449,761	286,722	26,955	313,677
Operating income (loss)	(193,288)	78,841	(87,229)	68,876	(26,955)	41,921
Net income (loss)	$(193,288)	$78,841	$(87,229)	$68,876	$(26,955)	$41,921
Weighted average shares outstanding – basic and diluted	6,900,000	2,106,410	4,356,318	6,669,505	1,150,000	4,126,444
Basic and diluted net income (loss) per share	$(0.03)	$0.04	$(0.02)	$0.01	$(0.02)	$0.01

See notes to financial statements

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Period from September 24, 2007 (Inception) to July 31, 2009
and
For the Two Months Ended September 30, 2009 (unaudited)

	Ordinary Shares		Warrants	Additional Paid-In Capital	Retained Earnings (Deficit Accumulated) During the Development Stage	Shareholders’ Equity (Deficit)
	Shares	Amount
Ordinary shares issued September 24, 2007 to Initial Shareholders for cash	1,150,000	$115	$—	$24,885	$—	$25,000
Net loss September 24, 2007 to July 31, 2008	—	—	—	—	(26,955)	(26,955)
Balance at July 31, 2008	1,150,000	115	—	24,885	(26,955)	(1,955)
Dividend issued on August 11, 2008	230,000	23	—	(23)	—	—
Proceeds from private placement of insider warrants	—	—	1,804,000	—	—	1,804,000
Sale of 5,520,000 units, net of underwriters’ discount and offering expenses ($2,066,892) (includes 2,207,999 shares subject to possible conversion)	5,520,000	552	5,520,000	24,538,956	—	30,059,508
Proceeds subject to possible conversion of 2,207,999 shares	—	—	—	(13,159,674)	—	(13,159,674)
Proceeds from issuance of underwriter purchase option	—	—	—	100	—	100
Net income	—	—	—	—	68,876	68,876
Balance at July 31, 2009	6,900,000	$690	$7,324,000	$11,404,244	$41,921	$18,770,855
Net income	—	—	—	—	(129,150)	(129,150)
Balance at September 30, 2009 (unaudited)	6,900,000	$690	$7,324,000	$11,404,244	$(87,229)	$18,641,705

See notes to financial statements

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008	For the Period from September 24, 2007 (Inception) to September 30, 2009 (Cumulative)	For the Year Ended July 31, 2009	For the Period from September 24, 2007 (Inception) to July 31, 2008	For the Period from September 24, 2007 (Inception) to July 31, 2009 (Cumulative)
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(193,288)	$78,841	$(87,229)	$68,876	$(26,955)	$41,921
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in accrued expenses	(19,044)	(11,707)	15,000	(5,706)	11,706	6,000
Net cash provided by (used in) operating activities	(212,332)	67,134	(72,229)	63,170	(15,249)	47,921
CASH FLOWS FROM INVESTING ACTIVITIES
Cash held in trust Fund	61,832	(33,010,068)	(32,906,598)	(32,915,167)	—	(32,915,167)
Net cash used in investing activities	61,832	(33,010,068)	(32,906,598)	(32,915,167)	—	(32,915,167)
CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds of public offering	$—	$32,120,000	$33,120,000	$33,120,000	$—	$33,120,000
Proceeds from the private placement of insider warrants	—	1,804,000	1,804,000	1,804,000	—	1,804,000
Proceeds from sale of ordinary shares to founding shareholders	—	—	25,000	—	25,000	25,000
Proceeds from issuance of underwriter purchase option	—	100	100	100	—	100
Proceeds from shareholders’ note payable	115,000	13,000	253,000	3,000	135,000	138,000
Payments of shareholders’ note payable	(38,000)	—	(138,000)	(138,000)	—	(138,000)
Payments of costs associated with public offering	—	(1,894,386)	(2,066,892)	(1,923,308)	(143,584)	(2,066,892)
Net cash provided by financing activities	77,000	33,042,714	32,997,208	32,865,792	16,416	32,882,208
NET INCREASE IN CASH	(73,500)	99,780	18,381	13,795	1,167	14,962
CASH, Beginning	91,881	6,733	—	1,167	—	—
CASH, Ending	$18,381	$106,513	$18,381	$14,962	$1,167	$14,962
Supplemental schedule of non-cash financing activity:
Increase (decrease) in accrual for offering costs	$—	$42,296	—	$(110,992)	$110,922	$—
Deferred underwriter fees	$—	$933,600	993,600	$993,600	$—	$993,600
Fair value of underwriter purchase option	$—	$1,804,800	1,804,800	$1,804,800	$—	$1,804,800

See notes to financial statements

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

CS China Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on September 24, 2007 as a blank check company whose objective is to acquire, through a share exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business through contractual arrangements, that has its principal operations located in People’s Republic of China (“PRC”).

All activity from September 24, 2007 (inception) through August 15, 2008 relates to the Company’s formation and its initial public offering described below. Since August 15, 2008, the Company has been searching for a target business to acquire. The Company has selected July 31 as its fiscal year-end.

The financial statements at September 30, 2009, for the nine month period ending September 30, 2009, for the nine month period ending September 30, 2008 and for the period from September 24, 2007 (inception) to September 30, 2009 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2009 and the results of its operations and cash flows for the nine month period ending September 30, 2009, for the nine month period ending September 30, 2008 and for the period from September 24, 2007 (inception) through September 30, 2009. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

The Company consummated its initial public offering (“Offering”) of units (“units”) on August 15, 2008 and received net proceeds of $27,319,681 net of transaction costs (Note 3). Simultaneously with the consummation of the Offering, the Company sold 3,320,000 Insider Warrants (Note 6) to certain Initial Shareholders (defined below) of the Company at $0.50 per Insider Warrant for proceeds of $1,660,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in the PRC (“Business Combination”). Furthermore, there is no assurance that the Company will be able to affect a Business Combination successfully. On August 20, 2008, the underwriters notified the Company that they had exercised their over-allotment option to purchase an additional 720,000 units and the over-allotment option was consummated on August 21, 2008. The additional units sold pursuant to the over allotment option generated gross proceeds of $4,320,000. Simultaneously with the consummation of the over-allotment option, the Company sold an additional 288,000 Insider Warrants to certain Initial Shareholders of the Company at $0.50 per Insider Warrant for proceeds of $144,000. An amount of $32,899,200 (including $1,804,000 of proceeds from the sale of Insider Warrants) is being held in a trust account (“Trust Account”). Upon consummation of the Offering, such funds were deposited with HSBC Bank USA, National Association and are currently invested in the HSBC Investor Tax-Free Money Market Fund. Such funds have been invested in United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of an initial Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Certain of the Initial Shareholders have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise. The remaining net

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS  – (continued)

proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,050,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as any amounts that are necessary to pay the Company’s tax obligations. As of July 31, 2009, $339,631 has been released to fund working capital requirements and an additional $15,967 is accrued in the Trust Account but has not been released to the Company.

On October 6, 2009, the Company entered into a Stock Purchase Agreement, subsequently amended on November 10, 2009 (the “Agreement”) with Asia Gaming & Resort Limited (“AGRL”) and Spring Fortune Investment Ltd. (the “Shareholder”). Pursuant to the Agreement, the Company will purchase all of the outstanding shares of AGRL stock from the Shareholder.

The Company, after signing a definitive agreement for a Business Combination, is required to submit such transaction for shareholder approval. In the event that shareholders owning 40% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. All of the Company’s shareholders prior to the Offering, including all of the officers and directors of the Company (“Initial Shareholders”), have agreed to vote their founding shares in accordance with the vote of the majority in interest of all other shareholders of the Company (“Public Shareholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Shareholder who voted against the Business Combination may demand that the Company redeem his or her shares; provided, however, that a Public Shareholder, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking redemption rights with respect to 10% or more of the ordinary shares sold in the Offering. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of ordinary shares sold in the Offering. Accordingly, Public Shareholders holding up to 39.99% of the aggregate number of shares owned by all Public Shareholders may seek redemption of their shares in the event of a Business Combination. Such Public Shareholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Shareholders.

The Company’s Memorandum and Articles of Association provides that the Company will continue in existence only until February 11, 2010, or February 11, 2011 if a definitive agreement has been executed by February 11, 2010 and the Business Combination has not been consummated by February 11, 2010. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will liquidate and dissolve for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 3). As of the October 6, 2009 Agreement, the Company has met the conditions to extend the liquidation of the Company until February 11, 2011 by entering a definitive agreement prior to February 11, 2010.

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ENTERPRISE

The Company complies with the reporting requirements of Statements of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

CASH AND CASH EQUIVALENTS/CONCENTRATION OF CREDIT RISK

Cash comprises cash in bank and demand deposits with banks and other financial institutions.

The Company classifies all highly liquid debt instruments purchased with a maturity of three months or less as cash equivalents. Cash and cash equivalents are maintained in FDIC insured accounts at credit qualified financial institutions.

In October 2008, the FDIC increased its insurance from $100,000 per depositor to $250,000, and to an unlimited amount for non-interest bearing accounts. The coverage increase, which is temporary, extends through December 31, 2013 for interest bearing accounts and June 30, 2010 for non-interest bearing accounts. At July 31, 2009 and 2008, there were no uninsured cash balances.

INVESTMENTS HELD IN TRUST

The Company’s restricted investment held in the Trust Account at July 31, 2009 is comprised of one tax free money market fund with a short term maturity.

INCOME TAXES

Income taxes are accounted for under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires the use of the “asset and liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are based on the current period taxable income for federal, state and local income tax reporting purposes.

UNCERTAIN TAX POSITION

The Company has elected to defer the application of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in accordance with FASB Staff Position No. 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Companies. The Company will continue to evaluate uncertain tax positions in accordance with FASB Statement No. 5, Accounting for Contingencies. Under that Statement, if it is probable that an uncertain tax position will result in a material liability and the amount of the liability can be estimated, then the estimated liability is accrued. As of July 31, 2009 and 2008, there were no amounts that had been accrued with respect to uncertain tax positions.

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

EARNINGS PER SHARE

Basic and diluted income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period and weighted average number of ordinary shares on an as exercised basis:

	For the Nine Months Ended September 30, 2009	For the Nine Months Ended September 30, 2008	For the Period from September 24, 2007 (Inception) to September 30, 2009 (Cumulative)	For the Year Ended July 31, 2009	For the Period from September 24, 2007 (Inception) to July 31, 2008	For the Period from September 24, 2007 (Inception) to July 31, 2009 (Cumulative)
	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(193,288)	$78,841	$(87,229)	$68,876	$(26,955)	$41,921
Denominator
Basic weighted average shares	6,900,000	2,106,410	4,356,318	6,669,505	1,150,000	4,126,444
Basic (loss) income per share	$(0.03)	$0.04	$(0.02)	$0.01	$(0.02)	$0.01

There were no potentially dilutive securities for the period from September 24, 2007 (inception) to July 31, 2008, for the year ended July 31, 2009 and for the period from September 24, 2007 (inception) to July 31, 2009 (cumulative).

There were no potentially dilutive securities for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (inception) to September 30, 2009 (cumulative).

The following warrants were not included in the diluted earnings per share computation.

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life
Outstanding September 24, 2007	—	—	—
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Outstanding July 31, 2008	—	—	—
Granted	14,648,000	—	$5.00	5 years
Forfeited	—	—	—
Exercised	—	—	—
Outstanding July 31, 2009	14,648,000	—	$5.00	4 years
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Outstanding September 30, 2009 (Unaudited)	14,648,000	—	$5.00	3.85 years

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

SUBSEQUENT EVENTS

For purposes of preparing this 10-K, the Company considered events through November 12, 2009. See Note 11 for disclosure regarding subsequent events. See Note 12 for unaudited subsequent events through January 14, 2010.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On August 15, 2008, the Company sold 4,800,000 units at a price of $6.00 per unit in the Offering. On August 20, 2008, the underwriters notified the Company that they had exercised their over allotment option to purchase an additional 720,000 units and such additional units were sold on August 21, 2008. Each unit consists of one ordinary share of the Company’s stock and two Redeemable Ordinary Share Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of $5.00 commencing the later of the completion of a Business Combination or August 11, 2009 and expiring August 10, 2013. The Company may redeem the Warrants, with the prior consent of EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Offering, at a price of $0.01 per Warrant upon 30 days notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement, relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company paid the underwriters in the Offering an underwriting discount of 4% ($1,324,800) of the gross proceeds of the Offering. The Company is obligated to pay the underwriters an underwriting discount of an additional 3% of the gross proceeds of the Offering ($993,600) if the Company completes a Business Combination. The underwriters have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The Company also issued a unit purchase option, for $100, to EBC (and its designees) to purchase 480,000 units at an exercise price of $6.60 per unit. The units issuable upon exercise of this option are identical to the units sold in the Offering. The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 3 — INITIAL PUBLIC OFFERING  – (continued)

an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option was approximately $1,804,800 ($3.76 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to EBC was estimated as of the date of grant using the following assumptions: (1) expected volatility of 76.06%, (2) risk-free interest rate of 4.12% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company has no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

NOTE 4 — DEFERRED OFFERING COSTS

Deferred offering costs consist principally of legal and underwriting fees incurred prior to the initial public offering that are directly related to the offering. At closing, the deferred offering costs were paid and offset the gross proceeds in shareholders’ equity.

NOTE 5 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has adopted SFAS 157 on January 1, 2008. This statement establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active exchange traded securities and exchange based derivatives.

Level 2 — Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities; non-exchange based derivatives, mutual funds and fair value hedges.

Level 3 — Unobservable inputs for asset or liability only used when its little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded, non exchange based derivatives and commingled investment funds, and are measured using present value pricing models.

In accordance with SFAS 157, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety. The following table presents the investment in a money market fund, the Company’s only financial asset measured and recorded at fair value on the Company’s balance sheets on a recurring basis and its level within the fair value hierarchy as of July 31, 2009:

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 5 — FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	Fair Value
As of July 31, 2009	Level 1	Level 2	Level 3	Total
Investment in Money Market	$32,915,167	$—	$—	$32,915,167

There is no gain on fair value of the financial instrument recognized.

The valuation of the money market fund is based on the fair value of all securities underlying the fund.

NOTE 6 — INSIDER WARRANTS

Simultaneously with the Offering, certain of the Initial Shareholders of the Company purchased 3,320,000 Warrants (“Insider Warrants”) at $0.50 per Warrant (for an aggregate purchase price of $1,660,000) in a private placement. The purchasers of the Insider Warrants purchased an additional 288,000 Insider Warrants for an aggregate of $144,000 when the underwriters in the Offering exercised their over-allotment option in full. The Company believes the purchase price of these warrants approximated the fair value of such warrants. The warrants were accounted for as permanent equity. All of the proceeds received from this purchase were placed in the Trust Account. The Insider Warrants purchased by such purchasers are identical to the Warrants in the Offering except that if the Company calls the Warrants for redemption, the Insider Warrants may be exercisable on a “cashless basis,” at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), so long as such securities are held by such purchasers or their affiliates. Furthermore, the purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination.

NOTE 7 — NOTES PAYABLE TO SHAREHOLDERS

The Company issued, in aggregate, $138,000 principal amount of unsecured promissory notes to certain officers and Initial Shareholders. The notes were noninterest bearing and payable on July 31, 2009. The Company repaid the entire principal amount of these notes prior to July 31, 2009.

NOTE 8 — COMMITMENTS

In connection with the Company’s IPO, CS Capital USA, an affiliate of Chien Lee, agreed to provide the Company with office space and certain office and secretarial services for a fee of $7,500 per month, should the Company choose to avail themselves of such space and services, which, as of July 31, 2009 the Company has not.

Pursuant to letter agreements dated as of August 11, 2008 with the Company and EBC, the Initial Shareholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Initial Shareholders and the holders of the Insider Warrants (or underlying ordinary shares) are entitled to registration rights with respect to their founding shares and Insider Warrants (or underlying ordinary shares) pursuant to an agreement signed on August 11, 2008. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (and underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 8 — COMMITMENTS  – (continued)

Shareholders and holders of the Insider Warrants (and underlying ordinary shares) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

NOTE 9 — PREFERRED STOCK

The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred shares which participate in the proceeds of the Trust Account or which votes as a class with the ordinary shares on a Business Combination.

NOTE 10 — ORDINARY SHARES

At July 31, 2009, 16,088,000 ordinary shares have been reserved for issuance upon exercise of outstanding Warrants and underwriter unit purchase option.

NOTE 11 — SUBSEQUENT EVENTS

STOCK PURCHASE AGREEMENT — BUSINESS COMBINATION

On October 6, 2009, the Company entered into a Stock Purchase Agreement, subsequently amended on November 10, 2009 (the “Agreement”) with Asia Gaming & Resort Limited (“AGRL”) and Spring Fortune Investment Ltd. (the “Shareholder”). As a result of the signed agreement the Company has until February 15, 2011 to complete the Business Combination. Pursuant to the Agreement, the Company will purchase all of the outstanding shares of AGRL stock from the Shareholder.

AGRL is an investment holding company. The principal business activities of its wholly owned subsidiaries are to hold Profit Agreements with VIP Room gaming promoter companies (“Promoters”) and to receive 100% of the profit streams from the Promoters. The Promoters currently participate in the promotion of two major luxury VIP gaming facilities (“VIP rooms”) in Macau, China, the largest gaming market in the world. One of the Macau VIP rooms is located at the top-tier MGM Grand Macau Casino in downtown Macau and is operated by the MGM Grand Paradise S.A. Another Macau VIP gaming facility is operated by Galaxy Casino, S.A. and is located in the luxury 5-star hotel, the Star World Hotel & Casino in downtown Macau. In addition, the Promoters plan to promote the first luxury VIP room in Jeju Island in South Korea, which will offer Macau-style gaming, and have concluded a favorable trial operation there.

The transaction is expected to be consummated no later than the fourth business day after the date on which the last of the conditions set forth in the Agreement is fulfilled.

The aggregate consideration (“Purchase Consideration”) to be paid by the Company to the Shareholder for the shares of AGRL Stock will be (a) 10,350,000 Ordinary Shares, which shall be paid at the closing of the transaction and (b) 4,210,000 Ordinary Shares of the Company stock which shall be paid no later than 5 business days after the filing of our Annual Report for the fiscal year ending December 31, 2010.

In addition, the Shareholder shall be entitled to receive additional Ordinary Shares of the Company stock for each of the years 2009, 2010, 2011 and 2012 in which AGRL has net after tax income that equals or exceeds the target specified for such year in the Agreement (the “Incentive Target”). The total maximum number of incentive shares that the Shareholder may receive is 17,196,000. With respect to year 2009, the Shareholder will not be entitled to receive any incentive shares unless, in addition to achieving the Incentive Target, AGRL’s rolling chip turnover (as such term is commonly understood in the gaming and junket

CS CHINA ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the Year Ended July 31, 2009 and
For the Periods from September 24, 2007 (Inception) to July 31, 2008 and 2009
(Information for the nine months ended September 30, 2009 and 2008 and for the period from September 24, 2007 (Inception) to September 30, 2009 is unaudited)

NOTE 11 — SUBSEQUENT EVENTS  – (continued)

operations industry) exceeds $3,668,257,008, and with respect to years 2009 and 2010, the maximum aggregate number of incentive shares that the Shareholder will be entitled to receive is 12,050,000.

In addition, for each of the years 2009, 2010, 2011 and 2012, we will issue 530,000 Ordinary Shares of the Company stock if AGRL has adjusted net income equal to or greater than $29 million, $60 million, $75 million and $82.5 million, respectively.

We expect that the transaction will be consummated shortly after the special meeting of shareholders that we will schedule to approve the transaction.

NOTES PAYABLE TO SHAREHOLDERS

In August 2009 and subsequently, the Company issued, in aggregate, $135,000 principal amount of additional unsecured promissory notes to certain officers and Initial Shareholders. The notes are noninterest bearing and payable on the earlier of July 31, 2012 or the closing of a business combination.

NOTE 12 — SUBSEQUENT EVENTS — UNAUDITED

AMENDMENTS TO STOCK PURCHASE AGREEMENT

On December 9, 2009 and January 11, 2010, the Stock Purchase Agreement was further amended for (i) the purpose of extending the date by which, if the acquisition by CS China of the capital stock of AGRL was not completed, any of the parties could terminate the agreement and (ii) to amend the amount of shares to be locked up after the acquisition, respectively.

NOTE PAYABLE TO SHAREHOLDERS

During November 2009, certain shareholders advanced the Company an additional $6,000 for operating expenses. Accordingly, the aggregate amount owed to such shareholders amounted to $141,000. The notes are non-interest bearing and payable on the earlier of July 31, 2012 or the closing of a business combination.

FISCAL YEAR

The Company has elected to change its fiscal year end to April 30 and, upon consummation of the acquisition, will adopt a December 31 year end.

Annex A

STOCK PURCHASE AGREEMENT
(Restated as Amended)

among

CS CHINA ACQUISITION CORP.
(the “Purchaser”),

ASIA GAMING & RESORT, LTD.
(the “Company”)

and

SPRING FORTUNE INVESTMENT LTD
(the “Shareholder”)

Dated October 6, 2009, as amended on November 10, 2009, December 9, 2009 and
January 11, 2010

STOCK PURCHASE AGREEMENT
(Restated as Amended)

STOCK PURCHASE AGREEMENT (Restated as Amended) (“Agreement”) dated October 6, 2009, as amended on November 10, 2009, December 9, 2009 and January 11, 2010, among CS CHINA ACQUISITION CORP., a Cayman Islands corporation (the “Purchaser”), ASIA GAMING & RESORT, LTD., a Hong Kong corporation (the “Company”), and SPRING FORTUNE INVESTMENT LTD, a British Virgin Islands corporation (the “Shareholder”).

RECITALS:

A.  The Shareholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company;

B.  Subject to the terms and conditions of this Agreement, the Shareholder desires to sell such shares to Purchaser, and Purchaser desires to purchase such shares from the Shareholder.

IT IS AGREED:

ARTICLE I

PURCHASE AND SALE OF COMPANY STOCK

1.1  Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.4), the Shareholder hereby agrees to sell, and Purchaser agrees to purchase and pay for, the shares of Company Stock (as defined in Section 2.3(a)) owned by the Shareholder, free and clear of all Liens (as defined in Section 10.2(e)).

1.2  Purchase Consideration.  The aggregate consideration (“Purchase Consideration”) to be paid by Purchaser to the Shareholder for its shares of Company Stock shall be (a) Ten Million Three Hundred Fifty Thousand (10,350,000) ordinary shares, par value $0.0001 per share, of Purchaser (“Purchaser Stock”), which shall be issued to the Shareholder at the Closing (as defined in Section 1.4) and (b) Four Million Two Hundred Ten Thousand (4,210,000) shares of Purchaser Stock, which shall be issued to the Shareholder no later than five (5) Business Days (as defined in Section 10.2(f)) after the 2010 Filing Date (as defined in Section 1.9). In addition, the Shareholder shall be entitled to receive certain shares of Purchaser Stock in accordance with the provisions of Section 1.7.

1.3  [Intentionally Omitted.]

1.4  The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in Article VI is fulfilled, at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.5  Shareholder’s and Company Deliveries.  At the Closing, the Shareholder and the Company shall deliver to Purchaser (a) the certificates for all of the issued and outstanding shares of Company Stock owned by the Shareholder, duly endorsed for transfer or with stock powers executed in blank and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.6  Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver to the Shareholder (a) a certificate representing the number of shares of Purchaser Stock to be issued to the Shareholder pursuant to clause (a) of Section 1.2 and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.

1.7  Incentive Shares and Warrants.

(a)  For each of the years from 2009 through 2012, inclusive, during which the Company has net income after taxes, as determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and reported in the Annual Report on Form 20-F filed by Purchaser for the fiscal year in question with the United States Securities and Exchange Commission (the “Commission”), but as adjusted pursuant to Section 1.7(h) (“Adjusted Net Income”), that is within a range of Adjusted Net Income specified with respect to such year in Schedule 1.7(a) (Revised) hereto (“ Incentive Target”), Purchaser shall issue to the Shareholder the number of shares of Purchaser Stock set forth in Schedule 1.7(a) (Revised) (“Incentive Shares”) with respect to such year for such Incentive Target, provided that:

(i)  with respect to the year 2009, the Shareholder shall not be entitled to receive any Incentive Shares pursuant to this Section 1.7(a) unless, in addition to achieving the Incentive Target, the Company’s rolling chip turnover (as such term is commonly understood in the gaming and junket operations industry) exceeds USD 3,668,257,008; and

(ii)  with respect to the years 2009 and 2010, the maximum aggregate number of Incentive Shares that the Shareholder shall be entitled to receive pursuant to this Section 1.7(a) shall be Twelve Million Fifty Thousand (12,050,000).

(b)  In addition to Incentive Shares issuable to the Shareholder pursuant to Section 1.7(a), for each of the years from 2009 through 2012, inclusive, during which the Company has Adjusted Net Income equal to or greater than the amounts set forth below for such year, Purchaser shall issue to the Shareholder Five Hundred Thirty Thousand (530,000) shares of Purchaser Stock:

2009	-	$29,000,000
2010	-	$60,000,000
2011	-	$75,000,000
2012	-	$82,500,000

(c)  [Intentionally Omitted.]

(d)  The numbers of shares of Purchaser Stock set forth in this Section 1.7 and Schedule 1.7(a) (Revised) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Purchaser Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Purchaser Stock occurring on or after the date hereof.

(e)  Notwithstanding the provisions of this Section 1.7 set forth above, if, for any fiscal year through the fiscal year ending December 31, 2012, (i) as of the end of any fiscal quarter during such fiscal year, the Company does not have, based on the financial statements of the Company for such quarter, at least $10,000,000 in cash and cash equivalents (including redeemable chips and receivables from casinos with respect to operations during such fiscal quarter that are received with five (5) days after the end of such fiscal quarter) and (ii) based on the audited financial statements for such fiscal year, positive cash flow from operations, as determined in accordance with U.S. GAAP, the Shareholder shall not be entitled to receive one-half of the shares of Purchaser Stock it would otherwise be entitled to receive pursuant to this Section 1.7 with respect to such fiscal year.

(f)  The shares of Purchaser Stock issuable pursuant to this Section 1.7 shall be issued by Purchaser to the Shareholder within 30 days after Purchaser has filed its Annual Report on Form 20-K for the year with respect to such shares are issuable.

(g)  Notwithstanding anything to the contrary in this Section 1.7, the Shareholder shall not be entitled to receive any shares of Purchaser Stock issuable pursuant to this Section 1.7 unless the conditions specified in Schedule 1.7(g) have been fulfilled.

(h)  In computing Adjusted Net Income, there shall be added to the net income of the Company, as determined in accordance with U.S. GAAP, amounts deducted for (i) United States federal, state, local and territorial taxes imposed pursuant to statutory changes enacted to be in effect after the date of this Agreement and (ii) one-time closing costs incurred in connection with the transactions contemplated by this Agreement, including payments made pursuant to Sections 2.17, 3.17 and 3.25 hereof.

1.8  Further Assurances; Post-Closing Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.

1.9  Indemnity Escrow.  To provide a fund for the payment amounts due to Purchaser pursuant to the indemnity obligations of the Shareholder set forth in Article VII, at the Closing, the Shareholder or its assigns shall deposit in escrow ninety percent (90%) of the shares of Purchaser Stock to be issued to the Shareholder upon the Closing (the “Escrow Fund”), to be held for the period ending thirty (30) days after the date (the “2010 Filing Date”) on which Purchaser files its Annual Report on Form 20-F for the fiscal year ending December 31, 2010 (the “Escrow Period”), all in accordance with the terms and conditions of the Escrow Agreement in the form of  Exhibit B to be entered into among Purchaser, the Shareholder or its assigns and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent (the “Escrow Agreement”). Notwithstanding the foregoing, one (1) year after the Closing Date there shall be released from the Escrow Fund to the Shareholder or its assigns all shares of Purchaser Stock in the Escrow Fund except (a) fifteen percent (15%) of the shares of Purchaser Stock issued to the Shareholder at the Closing and (b) such additional number of shares as are then held in the Pending Claims Reserve (as defined in the Escrow Agreement).

1.10  Purchaser Committee.  A committee (the “Committee”), consisting of two directors of Purchaser who hold such positions immediately prior to the Closing, shall represent the interests of, and act on behalf of, Purchaser and the other Purchaser Indemnitees (as defined in Section 7.1(a)) for the purposes of the Escrow Agreement and making those determinations hereunder that are specifically reserved to the Committee by the terms hereof.

1.11  Certain Shareholder Matters.

(a)  The Shareholder represents and warrants as follows: (i) all Purchaser Stock to be acquired by the Shareholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that it must bear the economic risk of the investment in Purchaser Stock, which cannot be sold by it unless it is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom is available thereunder; (iii) it has had both the opportunity to ask questions and receive answers from the officers and directors of Purchaser and all persons acting on Purchaser’s behalf concerning the business and operations of Purchaser and to obtain any additional information to the extent Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) it has had access to the Purchaser SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement. The Shareholder acknowledges that (v) it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Purchaser; and (vi) it understands that the certificates representing Purchaser Stock to be received by it may bear legends to the effect that such Purchaser Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

(b)  The Shareholder represents and warrants that the execution and delivery of this Agreement by the Shareholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws  (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Shareholder or the Company or, after the Closing, Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

(c)  The Shareholder represents and warrants that it owns its shares of Company Stock free and clear of all Liens.

1.12  Sale Restriction.

(a)  During the one-year period beginning on the Closing Date, no public market sales of shares of Purchaser Stock issued pursuant to Section 1.2 shall be made in excess of that number of shares equal to the difference between (i) 47% of the number of shares of Purchaser Stock outstanding immediately after the Closing and (ii) the total number of shares of Purchaser Stock outstanding immediately after the Closing held by all holders of Purchaser Stock other than the Shareholder, provided that no such sales shall be made to the extent that such sales would reduce the total number of shares of Purchaser Stock that are subject to sale restrictions at the time of such sale below 53% of the total number of shares of Purchaser Stock then outstanding.

(b)  During the period ending on the later of one year after the Closing Date or three months after the date of their issuance, no public market sales of shares of Purchaser Stock issued pursuant to Section 1.7 shall be made in excess of 10% of the number of shares issued on each such issuance.

(c)  Of the shares of Purchaser Stock sold pursuant to Sections 1.12(a) and 1.12(b), one-third must be sold at a price equal to or greater than $9.50 per share, an additional one-third of such shares must be sold at a price equal to or greater than $8.50 per share and all such shares must be sold at a price equal to or greater than $7.50 per share.

(d)  The proceeds of sales made pursuant to Sections 1.12(a) and 1.12(b), up to an amount equal to amounts expended from the Trust Fund (as defined in Section 3.25) for redemptions and purchases by Purchaser, shall be loaned by the Shareholder to the Company, without interest, until such time as the working capital of the Company is at least One Hundred Million Dollars ($100,000,000).

(e)  No private sales of shares of Purchaser Stock that may be sold pursuant to Sections 1.12(a) and 1.12(b) may be made unless the purchaser acknowledges and agrees in writing to the provisions of this Section 1.12.

(f)  No public market or private sales of shares of Purchaser Stock issued to the Shareholder in excess of the amounts that may be sold pursuant to Sections 1.12(a) and 1.12(b) may be made during the periods in which the provisions of such Sections are in effect without the prior written consent of at least five of the seven members of the Purchaser’s board of Directors.

(g)  Notwithstanding the other provisions of this Section 1.12, the Shareholder may transfer shares of Purchaser Stock issued pursuant to this Agreement to employees of the Company and its Subsidiaries (as defined in Section 2.2(a)) who are parties to Employment Agreements (as defined in Section 5.20), to other Persons who are listed on Schedule 1.12 and to the counter-party to the Advisor Agreement (as defined in Section 2.17), provided that such employees, other Persons and counter-party acknowledge and agree to the restriction stated in Sections 1.12(a) and 1.12(b) by delivery to Purchaser of a written document to such effect and provided, further, that all such transfers are made in a manner that would not cause the issuance of the shares of Purchaser Stock pursuant to this Agreement to be in violation of the Securities Act.

(h)  All shares of Purchaser Stock issued pursuant to this Agreement that are not subject to the restrictions set forth in Sections 1.12(a) and (b) may be sold or otherwise transferred by the Shareholder except as may be restricted by the Securities Act and other United States securities laws, provided that all such sales and transfers are made in a manner that would not cause the issuance of the shares of Purchaser Stock pursuant to this Agreement to be in violation of the Securities Act.

(i)  Certificates representing shares of Purchaser Stock issued pursuant to this Agreement shall bear a prominent legend to the effect of the provisions of this Section 1.12.

1.13  Outstanding Company Derivative Securities.  The Company shall arrange that all holders of outstanding options, warrants and other derivative securities and rights to acquire Company Stock exercise or, for no consideration, terminate such securities and rights prior to the Closing Date so that no such securities or rights are outstanding upon Closing. All Persons who receive Company Stock as a result of such exercises shall become parties to this Agreement on the same terms and conditions as apply to the Shareholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Shareholder and the Company, jointly and severally, hereby represent and warrant to, and covenant with, Purchaser as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries (as hereinafter defined) unless the context clearly otherwise indicates):

2.1  Organization and Qualification.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Purchaser or Purchaser’s counsel. The Company is not in violation of any of the provisions of its Charter Documents.

(b)  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)  The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the date of the Company’s inception. Copies of such Corporate Records of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

(d)  The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

2.2  Subsidiaries and Gaming Promoters.

(a)  The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in paragraph (a) of Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)  Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Purchaser or Purchaser’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)  Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)  The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since the date of the Subsidiary’s inception. Copies of the Corporate Records of each Subsidiary have been heretofore delivered to Purchaser or Purchaser’s counsel.

(e)  The authorized and outstanding capital stock or other equity interests of each Subsidiary are set forth in Schedule 2.2. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

(f)  Each entity with which the Company has an agreement (“Profits Interest Agreement”) to acquire, effective as of the Closing, 100% of the profits that such entity earns from its operations as the operator of a “VIP Room” at a casino (each such entity, individually, an “Gaming Promoter,” and such entities, collectively, the “Gaming Promoters”) is set forth in Schedule 2.2. Each Gaming Promoter is in good standing under the law of its jurisdiction of organization and has, or will have on the Closing Date, all necessary Approvals to operate its business, none of which Approvals will expire prior to December 31, 2009.

2.3  Capitalization.

(a)  The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.0012821 per share (the “Company Stock”), of which 10,000,000 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, except that subscriptions in the aggregate amount of $1,282 are receivable.

(b)  No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(c)  Except as set forth in Schedule 2.3 or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights except such preemptive rights as may be set forth in applicable Charter Documents or relevant state law), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)  Except as contemplated by this Agreement and except as set forth in Schedule 2.3, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e)  Except as set forth in Schedule 2.3, no outstanding shares of Company Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4  Authority Relative to this Agreement.  Each of the Company and the Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Shareholder (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company, the Shareholder or their shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the applicable law of Hong Kong, with respect to the Company, and the applicable law of the British Virgin Islands, with respect to the Shareholder, and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company and the Shareholder do not, and the performance of this Agreement by the Company and the Shareholder shall not (i) conflict with or violate the Charter Documents of the Company or any Subsidiary or any Legal Requirements (as defined in Section 10.2(b)), (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts (as defined in Section 2.19(a)), or (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)  The execution and delivery of this Agreement by the Company and the Shareholder does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6  Compliance.  The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7  Financial Statements.

(a)  The Company will provide to Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 (the “Audited Financial Statements”). The Audited Financial Statements will be prepared in accordance with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each will fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)  The Company will provide to Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the six month period ended June 30, 2009 (the “Unaudited Financial Statements”). The Unaudited Financial Statements will comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Financial Statements and will fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments that are not reasonably expected to have a Material Adverse Effect upon the Company.

(c)  The books of account, and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein which have not been so set forth.

(d)  The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to the Company’s knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e)  The Company has provided to Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of certain of the Gaming Promoters for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 (the “Audited Gaming Promoter Financial Statements”). The Audited Gaming Promoter Financial Statements were prepared in accordance with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Gaming Promoters included therein at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(f)  The Company has provided to Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of certain of the Gaming Promoters for the six month period ended June 30, 2009 (the “Unaudited Gaming Promoter Financial Statements”). The Unaudited Gaming Promoter Financial Statements comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Gaming Promoter Financial Statements and fairly present in all material respects the financial position of the Gaming Promoters included therein at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments that are not reasonably expected to have a Material Adverse Effect upon such Gaming Promoters.

(g)  The Company has provided to Purchaser a correct and complete copy of the proforma consolidating financial statements (including, in each case, any related notes thereto) of the Company and its Subsidiaries and certain of the Gaming Promoters for the year ended December 31, 2008 and the six month period ended June 30, 2009 (the “Unaudited Proforma Financial Statements”). The Unaudited Proforma Financial Statements comply as to form in all material respects, and were prepared in accordance, with the rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the financial statements referred to in the prior subsections of this Section 2.7 and are based on estimates and assumptions set forth in the Unaudited Proforma Financial Statements that the Company believes are reasonable and appropriate.

2.8  No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2008, none of which would reasonably be expected to have a Material Adverse Effect on the Company.

2.9  Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9 or in the Unaudited Financial Statements and the Unaudited Gaming Promoter Financial Statements, since December 31, 2008, there has not been: (i) any Material Adverse Effect on the Company or the Gaming Promoters, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company or the Gaming Promoters in their respective accounting methods, principles or practices, (vii) any change in the auditors of the Company or the Gaming Promoters, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10  Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Gaming Promoters before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or the Gaming Promoters or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

2.11  Employee Benefit Plans.

(a)  Schedule 2.11 lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or the Company (other than ordinary administration expenses and expense for benefits accrued but not yet paid).

(b)  Except as disclosed in Schedule 2.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12  Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union or other labor organization to organize any such employees. The Company is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization which, if successfully, could have a Material Adverse Effect upon the Company.

2.13  Restrictions on Business Activities.  Except as disclosed in Schedule 2.13, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14  Title to Property.

(a)  The Company owns no real property and has no leases or other interests in any real property.

(b)  The Company has good and marketable title to the personal property and other assets owned by it, and all such Personal Property is held free and clear of all Liens.

(c)  The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15  Taxes.

(a)  Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)  Tax Returns and Audits.  Except as set forth in Schedule 2.15:

(i)  The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii)  All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)  The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.

(iv)  To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.

(v)  No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)  The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

2.16  Environmental Matters.

(a)  Except as disclosed in Schedule 2.16 and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) there is no Hazardous Substance (as defined below) present on any of the properties currently owned or operated by the Company; (iii) there has been no release, discharge or disposal of Hazardous Substance by the Company on or from any of the properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures); (iv) during the periods that they were owned or operated by the Company, there was no Hazardous Substance present on any of the properties formerly owned or operated by the Company; (v) during the periods that they were owned or operated by the Company, there was no release, discharge or disposal of Hazardous Substance by the Company or, to the Company’s knowledge, by any other Person on any of the properties formerly owned or operated by the Company; (vi) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vii) the Company has not been associated with any release or threat of release of any Hazardous Substance; (viii) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (ix) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)  As used in this Agreement, the term “Environmental Law” means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)  As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)  Schedule 2.16 sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Purchaser.

2.17  Brokers; Third Party Expenses.  Except pursuant to the agreement set forth in Schedule 2.17 (the “Advisor Agreement”), neither the Company nor the Shareholder has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby which will become the liability of Purchaser or will be a liability of the Company to be paid after Closing. The Shareholder shall pay all consideration payable under the Advisor Agreement that is to be paid in shares of Purchaser Stock from the shares of Purchaser Stock that it will receive pursuant to Article I of this Agreement. Purchaser shall pay all consideration payable under the Advisor Agreement that is to be paid in cash.

2.18  Intellectual Property.  Schedule 2.18 contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a)  Except as disclosed in Schedule 2.18, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b)  The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c)  To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

2.19  Agreements, Contracts and Commitments.

(a)  Schedule 2.19 sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company (including its Subsidiaries and the Gaming Promoters) is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and also shall include the Profit Interest Agreements and agreements between Gaming Promoters and casinos regarding the operation of VIP rooms at casinos by the Gaming Promoters (“Gaming Promotion Agreements”); and (ii) the term “Material Company Contracts” shall mean (v) the Profit Interest Agreements, (w) the Gaming Promotion Agreements (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, Shareholder or holder of derivative securities of the Company (each such person, an “Insider”);

(ii)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)  any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)  any Company Contract of employment or management or for consulting services;

(v)  any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi)  any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)  any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)  any collective bargaining agreement with any labor union;

(ix)  any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $12,000);

(x)  any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi)  any Company Contract to which any Insider of the Company is a party; and

(xii)  any offer or proposal which, if accepted, would constitute any of the foregoing.

(b)  Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material

Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to Purchaser or Purchaser’s counsel.

(c)  Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20  Insurance.  Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21  Governmental Actions/Filings.

(a)  Except as set forth in Schedule 2.21, the Company and the Gaming Promoters have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company and the Gaming Promoters of their respective businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company or the Gaming Promoters, and true, complete and correct copies of which have heretofore been delivered to Purchaser. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21, will not expire prior to December 31, 2009, and the Company and each of the Gaming Promoters is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and, except as may result from the status of Purchaser as a holder of the Company Stock, consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b)  Except as set forth in Schedule 2.21, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any Gaming Promoter to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c)  For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22  Interested Party Transactions.  Except as set forth in the Schedule 2.22, neither the Shareholder nor any employee, officer or director of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, neither the Shareholder nor any officer, director or other Affiliate of the Shareholder is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23  Board Approval.  The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24  No Illegal or Improper Transactions.  Since the date of the Company’s inception, neither the Company, any Gaming Promoter, nor the Shareholder, or any officer, director, employee, agent or Affiliate of the Company, the Shareholder or an Gaming Promoter on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or an Gaming Promoter, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Company. To the knowledge of the Company and the Shareholder, no employee of the Company or an Gaming Promoter has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

2.25  No United States Operations or Assets.  The Company does not conduct any operations in the United States, its territories or possessions and has no assets located therein. The Company is not subject to any United States federal, state, territorial or local taxes as in effect on the date of this Agreement.

2.26  No Gaming Interests.  No executive officer of the Company or Shareholder has any interest of any nature in any business engaged in gaming or junket operations other than through his, her or its employment or shareholding relationship with the Company.

2.27  Representations and Warranties Complete.  The representations and warranties of the Company and the Shareholder included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.28  Survival of Representations and Warranties.  The representations and warranties of the Company and the Shareholder set forth in this Agreement shall survive the Closing until the end of the Escrow Period or as otherwise set forth in Section 7.4(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the exceptions set forth in Schedule 3 (the “Purchaser Schedule”), Purchaser represents and warrants to, and covenants with, the Shareholder and the Company, as follows:

3.1  Organization and Qualification.

(a)  Purchaser is a corporation duly incorporated, validly existing and in good standing under the law of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Purchaser to be conducted. Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Purchaser to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Complete and correct copies of the Charter Documents of Purchaser, as amended and currently in effect, have been heretofore delivered to the Company. Purchaser is not in violation of any of the provisions of Purchaser’s Charter Documents.

(b)  Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. At or prior to the Closing, Purchaser will be duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties acquired by it pursuant to this Agreement makes such qualification or licensing necessary.

3.2  Subsidiaries.  Purchaser has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Purchaser has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3  Capitalization.

(a)  As of the date of this Agreement, the authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Stock and 1,150,000 preferred shares, par value $0.0001 per share (the “Purchaser Preferred Stock”), of which 6,900,000 shares of Purchaser Stock and no shares of Purchaser Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)  Except as set forth in paragraph (b) of Schedule 3.3, (i) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Stock or Purchaser Preferred Stock granted to employees of Purchaser or other parties (the “Purchaser Stock Options”) and there are no outstanding Purchaser Stock Options; (ii) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Purchaser Stock or Purchaser Preferred Stock (the “Purchaser Warrants”) and there are no outstanding Purchaser Warrants; and (iii) no shares of Purchaser Stock or Purchaser Preferred Stock are reserved for issuance upon the conversion of Purchaser Preferred Stock or any outstanding convertible notes, debentures or securities (“the “Purchaser Convertible Securities”). All shares of Purchaser Stock and Purchaser Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Purchaser Stock and all outstanding Purchaser Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Purchaser Contracts (as defined in Section 3.19). Purchaser has heretofore delivered to the Company true, complete and accurate copies of Purchaser Warrants, including any and all documents and agreements relating thereto.

(c)  The shares of Purchaser Stock to be issued by Purchaser pursuant to this Agreement have been duly reserved for issuance by Purchaser from Purchaser’s authorized but unissued shares of Purchaser Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Purchaser Stock will be fully paid and nonassessable.

(d)  Except as set forth in paragraph (d) of Schedule 3.3 or as contemplated by this Agreement or Purchaser SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which Purchaser is a party or by which Purchaser is bound with respect to any equity security of any class of Purchaser.

(e)  Except as provided for in this Agreement or as set forth in paragraph (e) of Section 3.3, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4  Authority Relative to this Agreement.  Purchaser has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Purchaser has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Purchaser’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser (including the approval by its Board of Directors), and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than Purchaser Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not: (i) conflict with or violate Purchaser’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to, any Purchaser Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Purchaser.

(b)  The execution and delivery of this Agreement by Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Purchaser is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6  Compliance.  Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Purchaser. The business and activities of Purchaser have not been and are not being conducted in violation of any Legal Requirements. Purchaser is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Purchaser.

3.7  SEC Filings; Financial Statements.

(a)  Purchaser has made available to the Company and the Shareholder a correct and complete copy of each report and registration statement filed by Purchaser (the “Purchaser SEC Reports”) with the Commission, which are all the forms, reports and documents required to be filed by Purchaser with the Commission prior to the date of this Agreement. All Purchaser SEC Reports required to be filed by Purchaser in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates Purchaser SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the

case may be, and the rules and regulations of the Commission thereunder applicable to such Purchaser SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Purchaser makes no representation or warranty whatsoever concerning any Purchaser SEC Report as of any time other than the date or period with respect to which it was filed.

(b)  Except as set forth in Schedule 3.7, each set of financial statements (including, in each case, any related notes thereto) contained in Purchaser SEC Reports, including each Purchaser SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Purchaser taken as a whole.

3.8  No Undisclosed Liabilities.  Purchaser has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Purchaser, except (i) liabilities provided for in or otherwise disclosed in Purchaser SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since July 31, 2008 in the ordinary course of business, none of which would have a Material Adverse Effect on Purchaser.

3.9  Absence of Certain Changes or Events.  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since July 31, 2009, there has not been: (i) any Material Adverse Effect on Purchaser, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Purchaser’s capital stock, or any purchase, redemption or other acquisition by Purchaser of any of Purchaser’s capital stock or any other securities of Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Purchaser’s capital stock, (iv) any granting by Purchaser of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Purchaser of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Purchaser of any increase in severance or termination pay or any entry by Purchaser into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Purchaser of the nature contemplated hereby, (v) entry by Purchaser into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Purchaser with respect to any Governmental Entity, (vi) any material change by Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Purchaser, (vii) any issuance of capital stock of Purchaser, or (viii) any revaluation by Purchaser of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Purchaser other than in the ordinary course of business.

3.10  Litigation.  There are no claims, suits, actions or proceedings pending or to Purchaser’s knowledge, threatened against Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Purchaser or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

3.11  Employee Benefit Plans.  Purchaser does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12  Labor Matters.  Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Purchaser and Purchaser does not know of any activities or proceedings of any labor union to organize any such employees.

3.13  Restrictions on Business Activities.  Since its organization, Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Purchaser’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Purchaser or to which Purchaser is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Purchaser, any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Purchaser.

3.14  Title to Property.  Purchaser does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Purchaser has a right or obligation to acquire or lease any interest in real property or personal property.

3.15  Taxes.  Except as set forth in Schedule 3.15:

(a)  Purchaser has timely filed all Returns required to be filed by Purchaser with any Tax authority prior to the date hereof, except such Returns which are not material to Purchaser. All such Returns are true, correct and complete in all material respects. Purchaser has paid all Taxes shown to be due on such Returns.

(b)  All Taxes that Purchaser is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)  Purchaser has not been delinquent in the payment of any material Tax that has not been accrued for in Purchaser’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Purchaser, nor has Purchaser executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  No audit or other examination of any Return of Purchaser by any Tax authority is presently in progress, nor has Purchaser been notified of any request for such an audit or other examination.

(e)  No adjustment relating to any Returns filed by Purchaser has been proposed in writing, formally or informally, by any Tax authority to Purchaser or any representative thereof.

(f)  Purchaser has no liability for any material unpaid Taxes which have not been accrued for or reserved on Purchaser’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Purchaser, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Purchaser in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Purchaser.

3.16  Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Purchaser has complied with all applicable Environmental Laws; (ii) Purchaser is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Purchaser has not been associated with any release or threat of release of any Hazardous Substance; (iv) Purchaser has not received any notice, demand, letter, claim or request for information alleging that Purchaser may be in violation of or liable under any Environmental Law; and (v) Purchaser is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17  Brokers.  Except as set forth in Schedule 3.17, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18  Intellectual Property.  Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “CS China”.

3.19  Agreements, Contracts and Commitments.

(a)  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Purchaser is a party or by or to which any of the properties or assets of Purchaser may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Purchaser on 30 days’ or less prior notice (“Purchaser Contracts”). All Purchaser Contracts are listed in Schedule 3.19 other than those that are exhibits to Purchaser SEC Reports.

(b)  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement, each Purchaser Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Purchaser Contracts (or written summaries in the case of oral Purchaser Contracts) and of all outstanding offers or proposals of Purchaser have been heretofore delivered to the Company.

(c)  Neither Purchaser nor, to the knowledge of Purchaser, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Purchaser Contract, and no party to any Purchaser Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Purchaser. Each agreement, contract or commitment to which Purchaser is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Purchaser.

3.20  Insurance.  Except for directors’ and officers’ liability insurance, Purchaser does not maintain any Insurance Policies.

3.21  Interested Party Transactions.  Except as set forth in Purchaser SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Purchaser or a member of his or her immediate family is indebted to Purchaser nor is Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Purchaser; (b) to Purchaser’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Purchaser is affiliated or with whom Purchaser has a material contractual relationship, or any Person that competes with Purchaser, except that each employee, stockholder, officer or director of Purchaser and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Purchaser; and (c) to Purchaser’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of Purchaser).

3.22  Indebtedness.  Except as set forth in Schedule 3.22, Purchaser has no indebtedness for borrowed money or owed to any Affiliate.

3.23  Purchaser Stock Listing.  Purchaser Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser by the OTC BB or the Financial Industry Regulation Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate such quotation.

3.24  Board Approval.  The Board of Directors of Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of Purchaser from a financial point of view, and (iii) determined that the fair market value of the Company is equal to at least 80% of Purchaser’s net assets. The Board of Directors of Purchaser, by resolution duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are fair to and in the best interests of Purchaser and its stockholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that Purchaser’s stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by Purchaser’s stockholders at the Special Meeting (as defined in Section 5.1). The affirmative vote of the holders of a majority of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities that are present and entitled to vote at the Special Meeting is the only vote of the holders of any class or series of capital stock of Purchaser necessary to adopt or approve this Agreement and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of forty percent (40%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund (as defined in Section 3.25) in accordance with Purchaser’s Charter Documents for the transactions contemplated hereby to proceed.

3.25  Trust Fund.  As of the date hereof, Purchaser has no less than $32,899,200 invested in a trust account administered by Continental (the “Trust Fund”). At Closing, Purchaser will be required to pay monies from the Trust Fund (i) in connection with the actions, agreements and financings undertaken under Section 5.23, (ii) as deferred underwriters’ compensation in connection with Purchaser’s initial public offering, (iii) for income tax or other tax obligations generated by the Trust Fund prior to Closing, (iv) repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Purchaser and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Purchaser in connection with its operations and efforts to effect a business combination, including the transactions contemplated by this Agreement. Purchaser makes no representation or warranty as to the amount of funds remaining in the Trust Fund after the payment of the foregoing obligations.

3.26  Governmental Filings.  Except as set forth in Schedule 3.26, Purchaser has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Purchaser of its business (as presently conducted) or used or held for use by Purchaser, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2010, and Purchaser is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Purchaser.

3.27  Investment Company Act.  Purchaser is not, and will not be after the Closing, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.28  Representations and Warranties Complete.  The representations and warranties of Purchaser included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.29  Survival of Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Business by the Company and Purchaser.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Purchaser shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of Purchaser, with respect to consents given to actions of the Company, and the Shareholder, with respect to consents given to actions of Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Purchaser shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Purchaser, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Purchaser license on an exclusive basis or sell any Intellectual Property of the Company, or Purchaser as applicable;

(d) Except for periodic tax distributions consistent with the Company’s prior practice, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Except as set forth in Section 5.23, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Purchaser, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Purchaser or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except with respect to Purchaser, as permitted by Section 5.16, incur any indebtedness for borrowed money in excess of $500,000 in the aggregate or bearing interest at a rate in excess of 5% per annum or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Purchaser or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in Purchaser SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Purchaser is a party or of which Purchaser is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Purchaser Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into, with respect to the Company, any agreement for financial advisory, investment banking or other similar services, or, with respect to the Company and Purchaser, any other agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

(p) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

4.2 No Transfer of Company Stock.  Between the date hereof and the Closing Date, the Shareholder shall not, without the consent of Purchaser, sell, hypothecate or otherwise transfer any shares of Company Stock or any interest therein.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Purchaser from the Company of all financial and other information relating to the Company as Purchaser may reasonably request for its preparation, Purchaser shall prepare proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote, at a meeting of holders of Purchaser Stock to be called and held for such purpose (the “Special Meeting”), in favor of (i) the approval of the transactions contemplated by this Agreement (the “Purchaser Stockholder Approval”), (ii) the change of the name of Purchaser to a name selected by Purchaser (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Company Stock to 200,000,000 and (iv) an adjournment of the Special Meeting if, at the time it is called to order, there are insufficient votes to obtain the Purchaser Stockholder Approval or the holders of forty percent (40%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Purchaser’s Charter Documents. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). The Company shall use its reasonable efforts to furnish to Purchaser all information concerning the Company as Purchaser may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on such proxy materials, including amendments thereto, prior to their distribution to

Purchaser’s stockholders and Purchaser will not distribute any documents containing information that the Company has reasonably determined is incorrect or misleading and notified Purchaser in writing thereof.

(b) As soon as practicable following the preparation of the definitive Proxy Statement, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Companies Law of the Cayman Islands (the “Companies Law”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c) Purchaser shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Companies Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Purchaser shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the stockholders of Purchaser, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the stockholders of Purchaser or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain Purchaser Stockholder Approval.

(e) The Company and the Shareholder shall cooperate with Purchaser and use its reasonable efforts to provide all information reasonably requested by Purchaser in connection with any application or other filing made to maintain or secure listing for trading or quotation of Purchaser’s securities on the Nasdaq Stock Exchange or the OTC BB following the Closing.

5.2 Directors and Officers of Purchaser and the Company After the Closing.

(a) The Parties shall take all necessary actions so that the persons listed in paragraph (a) of Schedule 5.2 are elected to the positions of officers and directors of Purchaser and the Company, effective immediately after the Closing. The Persons so appointed as directors shall serve for a period of three (3) years after the Closing Date.

(b) The following actions by Purchaser or the Company shall require the approval of at least five (5) of the seven (7) directors that will comprise the board of directors of Purchaser after the Closing:

(i) purchases, account transfers, issuance of debt in excess of Two Million Dollars ($2,000,000) individually or in the aggregate;

(ii) land purchases pursuant to transactions with Affiliates of Purchaser or the Company, which shall in no event exceed the value specified for such land in an appraisal made by an independent appraiser who shall be selected by the Purchaser’s board of directors in such manner;

(iii) material acquisitions, consolidations, mergers, sales of assets and other similar business combinations and transactions; and

(iv) entry into agreements for financial advisory, investment banking or other similar services.

(c) From and after the Closing Date, the board of directors of Purchaser shall hold regular quarterly meetings that shall have agendas that address the matters set forth in paragraph (c) of Schedule 5.2 and such other matters as shall properly come before such meetings.

5.3 Public Disclosure.  From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Purchaser (in the case of the Company and the Shareholder) or the Shareholder (in the case of Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Purchaser will prepare and file with the Commission a Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 6-K”), which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by Purchaser in other filings made by it with the Commission and in other documents distributed by Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of the Shareholder. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a press release announcing the execution of this Agreement (“Signing Press Release”).

(b) Prior to Closing, Purchaser and the Company shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Purchaser shall distribute the Closing Press Release.

5.5 Required Information.  In connection with the preparation of the Signing Form 6-K, the Signing Press Release and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Purchaser and/or the Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Purchaser and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of this Section 5.6 by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b) Access to Information.

(i) The Company will afford Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Purchaser may reasonably request. No information or knowledge obtained by Purchaser in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

(ii) Purchaser will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Purchaser, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.7 No Company Indebtedness.  At the Closing, the Company shall have no indebtedness, whether for borrowed money, capital leases, or otherwise, except trade payables and operating leases incurred in the ordinary course of business.

5.8 Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of Purchaser, sending a termination letter to Continental in substantially the form of the exhibit attached to the Investment Management Trust Account Agreement by and between the Purchaser and Continental dated as of August 11, 2008. In connection with and without limiting the foregoing, Purchaser and its board of directors and the Company and its board of directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Purchaser or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Certain Claims.  As additional consideration for the payment of the Purchase Consideration pursuant to this Agreement, the Shareholder hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from the Shareholder’s status as a holder of an equity interest in the Company.

5.10 No Securities Transactions.  Neither the Company nor the Shareholder or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.11 No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Shareholder acknowledge that they have read Purchaser’s final prospectus dated August 11, 2008 and understand that Purchaser has established the Trust Fund for the benefit of Purchaser’s public stockholders and that Purchaser may disburse monies from the Trust Fund only (a) to Purchaser’s public stockholders in the event they elect to convert their shares into cash in accordance with Purchaser’s Charter Documents and/or the liquidation of Purchaser or (b) to Purchaser in connection with and in furtherance of the consummation of a business combination. The Company and the Shareholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by February 11, 2011, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Shareholder, for themselves and their subsidiaries, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Purchaser to collect from the Trust Fund any monies that may be owed to them by Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by Purchaser or any negotiations, agreements or understandings with Purchaser (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Purchaser, the Company and the Shareholder.

5.12 Disclosure of Certain Matters.  Each of Purchaser, the Company and the Shareholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedule and the Purchaser Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.13 Shareholder Obligations.  The Shareholder shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by it to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by it to the Company.

5.14 Certain Financial Information.  Within twenty (20) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Purchaser unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.15 Access to Financial Information.  The Company will, and will cause its auditors to, (a) continue to provide Purchaser and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.14 and (b) cooperate fully with any reviews performed by Purchaser or its advisors of any such financial statements or information.

5.16 Purchaser Borrowings.  Through the Closing, Purchaser shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Purchaser in due course and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Purchaser’s directors, officers or stockholders.

5.17 Trust Fund Disbursement.  Purchaser shall cause the Trust Fund to be disbursed to Purchaser and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities of Purchaser due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including (i) in connection with the actions, agreements and financings undertaken under Section 5.23, (ii) as deferred underwriters’ compensation in connection with Purchaser’s initial public offering, (iii) for income tax or other tax obligations generated by the Trust Fund prior to Closing, (iv) repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Purchaser and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Purchaser in connection with its operations and efforts to effect a business combination, including the transactions contemplated by this Agreement..

5.18 Financial Advisory Agreements.  The Company shall cause all agreements for financial advisory, investment banking and other similar services to which it is a party to be terminated no later than the Closing with no obligations of the Company thereunder to remain in effect after the Closing. Any cost or expense incurred by the Company in connection with any such termination shall be borne solely by the Shareholder and not by the Company.

5.19 [Intentionally Omitted.]

5.20 Employment Agreements.  Concurrently with the execution of this Agreement, each of the executives and employees of the Company listed on Schedule 5.20 shall have executed an employment agreement substantially in the form of Exhibit C annexed hereto and to be effective upon the Closing (collectively, the “Employment Agreements.”)

5.21 Investor Relations Team. As soon as practicable after the Closing, the Company shall hire suitable experienced persons mutually satisfactory to both Purchaser and the Company to comprise an internal public relations team for the Company and Purchaser.

5.22 Periodic Reports. Regardless of its status as a foreign private issuer under United States securities laws, from and after the Closing Date, Purchaser shall file with the Commission quarterly reports on Form 6-K that will include income statements, balance sheets and cash flow statements and will file other reports on Form 6-K as may be required.

5.23 Purchases of Purchaser Stock and Warrants. Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement until the Closing, for purposes of achieving approval of the transactions contemplated by this Agreement by the stockholders of Purchaser, Purchaser and its Affiliates may, and shall be permitted to, seek, negotiate and enter into arrangements for the purchase, redemption, tender or assignment of currently outstanding shares of Purchaser Stock and/or Purchaser Warrants, declare lawful dividends to be effective immediately following the Effective Time or enter into similar or related arrangements and engage in related undertakings that would be consummated at, prior to or immediately following Closing and which may utilize a portion of the funds in the Trust Fund. Purchaser may secure a bridge loan or loans or similar credit facilities to finance the foregoing activities, in which case Purchaser’s obligations under such facilities shall be repaid at Closing from amounts in the Trust Fund. The Company and the Shareholder acknowledge that there is no minimum amount that must be in the Trust Fund after giving effect to the foregoing payments as a condition to their obligations to consummate the transactions contemplated by this Agreement.

5.24 Securities Listing.  Purchaser and the Company shall use commercially reasonable efforts to obtain the listing for trading on the Nasdaq Stock Exchange of the Purchaser Stock and the Purchaser Warrants. If any such listing is not obtained by the Closing, the Parties shall continue to use their commercially reasonable best efforts after the Closing to obtain such listing. The Company shall not be required to infuse more than a nominal amount of capital to obtain such listing.

5.25 Audit and Review Rights.  At its expense, upon written notice to the Shareholder at any time prior to the Closing, Purchaser may re-audit the Audited Financial Statements and the Audited Gaming Promoter Financial Statements and review the Unaudited Financial Statements, the Unaudited Gaming Promoter Financial Statements and the Proforma Financial Statements with an auditor of its selection. The Company and its auditors shall reasonably cooperate with Purchaser and its selected auditors to expedite the completion of any audit and/or review that may be made pursuant to this Section 5.25.

5.26 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Purchaser as provided in the Charter Documents of Purchaser or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Purchaser (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 5.26.

(d) The provisions of this Section 5.26 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Purchaser for all periods ending on or before the Closing Date and may not be changed without the consent of the Person who served as the Committee.

5.27 Bank and Chip Account Verification.  Not less frequently than monthly, for all periods from August 18, 2009 through one year after the Closing Date, the Company will provide to Purchaser, for periods prior to the Closing, and to all members of the Company’s board of directors, for periods on and after the Closing, copies of all bank statements and monthly casino settlement statements and shall cooperate with the recipients to enable them to verify the information in such statements.

5.28 Restriction on Loans.  From and after the Closing, the Company shall not make any loans or advances to any Affiliate or employee of Purchaser or the Company except for providing gaming chips to the Company’s VIP Rooms upon appropriate documentation.

5.29 Stock Issuance and Transfer Assistance.  Purchaser shall provide all reasonable and necessary assistance to the Company and the Shareholder in connection with the issuance of shares of Purchaser Stock pursuant to this Agreement and the transfer of any thereof as permitted by this Agreement, including without limitation preparation of stock powers and other transfer documents and coordination with Continental, as transfer agent and warrant agent, and other agents and fiduciaries.

5.30 Revised Profit Interest Agreements.  On or before the Closing Date, the Profit Interest Agreements shall be amended to be substantially in the form of agreement annexed hereto as Exhibit D.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Purchaser Stockholder Approval.  The Purchaser Stockholder Approval shall have been obtained by the requisite vote under the law of the Cayman Islands and Purchaser’s Charter Documents.

(b) Purchaser Stock.  Holders of fewer than forty percent (40%) of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Purchaser’s Charter Documents.

(c) Stock Quotation or Listing.  The Purchaser Stock at the Closing will be listed for trading on the Nasdaq Stock Exchange, if the application for such listing is approved, or quoted on the OTC BB and there will be no action or proceeding pending or threatened against Purchaser by FINRA to prohibit or terminate the trading of Purchaser Stock or the trading thereof on the Nasdaq Stock Exchange or the quotation thereof on the OTC BB.

(d) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.

6.2 Additional Conditions to Obligations of the Company.  The obligations of the Company and the Shareholder to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Shareholder:

(a) Representations and Warranties.  Each representation and warranty of Purchaser contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser (the “Purchaser Closing Certificate”).

(b) Agreements and Covenants.  Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Purchaser) does not, or will not, constitute a Material Adverse Effect with respect to Purchaser, and Purchaser Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Purchaser Stock to be issued by Purchaser pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  Purchaser shall have obtained all consents, waivers and approvals required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Purchaser and Purchaser Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to Purchaser shall have occurred since the date of this Agreement.

(f) Opinion of Counsel.  The Company shall have received from Graubard Miller, Purchaser’s counsel, an opinion of counsel substantially in the form of Exhibit E annexed hereto.

(g) Resignations.  The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with Purchaser.

(h) Trust Fund.  Purchaser shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, disbursed to Purchaser immediately upon the Closing and in accordance with Section 5.17.

(i) Employment Agreements.  The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.

(j) SEC Reports.  Immediately prior to Closing, Purchaser shall be in compliance with all reporting requirements under the Exchange Act.

(k) Other Deliveries.  At or prior to Closing, Purchaser shall have delivered to the Company (i) copies of resolutions and actions taken by Purchaser’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3 Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties.  Each representation and warranty of the Company and the Shareholder contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and by the Shareholder (“Company Closing Certificate”).

(b) Agreements and Covenants.  The Company and the Shareholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Purchaser to own, operate or control any of the assets and operations of the Company following the Closing and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Opinion of Counsel.  Purchaser shall have received from Ip Shing Hing, J.P., counsel to the Company, an opinion of counsel substantially in the form of Exhibit F.

(g) “Comfort” Letter.  Purchaser shall have received a “comfort” letter in the customary form from the Company’s independent accountants dated the Closing Date with respect to certain financial statements and other information included in the Proxy Statement.

(h) Stockholder Obligations.  The Shareholder shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by it to the Company.

(i) Resignations.  The Persons listed in Schedule 6.3(i) shall have resigned from their positions and offices with the Company.

(j) Derivative Securities.  There shall be outstanding no options, warrants or other derivative securities or rights entitling the holders thereof to acquire shares of Company Stock or other securities of the Company.

(k) Revised Profit Interest Agreements.  The Profit Interest Agreements shall have been revised to be substantially in the form of Exhibit D, the sales of the profit interests provided for thereunder to the Subsidiaries shall have been consummated and such agreements shall be in full force and effect.

(l) Other Agreements.  The agreements listed on Schedule 6.3(l) shall be in full force and effect, as amended to the extent set forth in such schedule.

(m) Governmental Action/Filings; Approvals.  All Governmental Action/Filings shall have been taken and made and all Approvals shall have been received that are necessary for consummation of the transactions contemplated by this Agreement and the operation of the businesses of the Company and the Gaming Promoters and shall be in full force and effect. Purchaser shall have received good standing certificates or equivalent documents from the appropriate governmental officers for the Company, each Subsidiary and each Gaming Promoter dated no more than thirty (30) days prior to the Closing Date.

(n) South Korea Operating Letter.  Purchaser shall have received a letter from a reputable law firm indicating that the Company’s operations in South Korea will be permitted as currently contemplated.

(o) Other Deliveries.  At or prior to Closing, the Company shall have delivered to Purchaser: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Purchaser and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Purchaser.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Purchaser, the Company and their respective representatives, successors and permitted assigns (the “Purchaser Indemnitees”) shall be indemnified, defended and held harmless by the Shareholder from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Shareholder or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Shareholder or the Company to Purchaser pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Shareholder or the Company contained in this Agreement;

(iii) the operation of the Company prior to the Closing Date;

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Purchaser Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Purchaser by a Person other than the Shareholder or the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.  Purchaser will give the Shareholder prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Shareholder shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.  The Shareholder shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Purchaser, to assume the entire control of, subject to the right of Purchaser to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to

Purchaser to be the lead counsel in connection with such defense. If the Shareholder is permitted and elects to assume the defense of a Third Party Claim:

(i) the Shareholder shall diligently and in good faith defend such Third Party Claim and shall keep Purchaser reasonably informed of the status of such defense; provided, however, that Purchaser shall have the right to approve any settlement that requires any relief other than the payment of money in amounts not exceeding the amount of the Escrow Fund that is not reserved for the payment of unresolved Claims, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Purchaser shall cooperate fully in all respects with the Shareholder in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Purchaser shall make available to the Shareholder all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.  The Shareholder shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Purchaser; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Purchaser other than as a result of money damages or other money payments.

(d) Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Purchaser against the Shareholder and shall not affect the Shareholder’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Shareholder to defend against or reduce Shareholder’s liability or caused or increased such liability or otherwise caused the damages for which the Shareholder is obligated to be greater than such damages would have been had Purchaser given the Shareholder prompt notice hereunder. So long as the Shareholder is defending any such action actively and in good faith, Purchaser shall not settle such action. Purchaser shall make available to the Shareholder all relevant records and other relevant materials required by Shareholder’s possession or under the control of Purchaser, for the use of the Shareholder and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.  If the Shareholder, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Purchaser will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Shareholder shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Purchaser’s Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Shareholder shall not, without the written consent of Purchaser, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser of a full and unconditional release from all liability and obligation in respect of such action without any payment by Purchaser.

(g) Shareholder Consent.  Unless the Shareholder has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Purchaser shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Purchaser shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Purchaser for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Shareholder. If Purchaser has received the payment required by this Agreement from the Shareholder in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Shareholder and shall pay to the Shareholder, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Shareholder pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company or the Shareholder to Purchaser in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) and the obligation of the Shareholder to indemnify Purchaser Indemnitees pursuant to Section 7.1(a) shall survive the Closing until the expiration of the Escrow Period. Notwithstanding the foregoing, the representations, warranties and covenants of the Company and the Shareholder in each of Section 1.11 (Certain Shareholder Matters), Section 2.1(a) (Organization), Section 2.2(b) (Subsidiaries and Gaming Promoters), Section 2.3 (Capitalization) and Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants of the Company and the Shareholder in each of Sections 2.14 (Title to Property) and 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations.

(b) No claim for indemnification under this Article VII shall be brought after the end of the relevant period specified in Section 7.4(a). Any claim made by a Purchaser Indemnitee that is required to be made and is made prior to the expiration of the Escrow Period or other relevant period specified in Section 7.4(a) shall be preserved despite the subsequent expiration of the Escrow Period or such other relevant period and any such claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period or such other relevant period shall survive until final resolution thereof.

(c) Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $100,000 (the “Deductible”) but thereafter shall be required to indemnify the Purchaser Indemnitees to the full extent of their Losses from the first dollar thereof. Notwithstanding the foregoing, Losses resulting with respect to the representations, warranties and covenants referred to in the next-to-last sentence of Section 7.4(a) (“Surviving Matters”) and payments required to be made pursuant to Section 7.1(a) shall not be included in the calculation of the Deductible and a Purchaser Indemnitee shall be entitled to indemnification with respect to such Losses and payments as though there were no Deductible.

(d) Shareholder Liability.  Notwithstanding the Escrow Fund, the liability of the Shareholder pursuant to this Article VII shall not be limited to the amount of the Escrow Fund and shall extend to all Losses incurred by the Purchaser Indemnitees, subject only to the limitations specified in this Article VII.

7.5 Adjustment to Purchase Consideration.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Consideration, except as otherwise required by a Legal Requirement.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Purchaser and the Shareholder at any time;

(b) by either Purchaser or the Shareholder if the transactions contemplated by this Agreement shall not have been consummated by February 10, 2010 (the “Termination Date”)for any reason; provided,

however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Purchaser or the Shareholder if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d) by the Shareholder, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Purchaser is curable by Purchaser prior to the Closing Date, then the Shareholder may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Shareholder to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Shareholder may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured during such thirty (30)-day period);

(e) by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Shareholder set forth in this Agreement, or if any representation or warranty of the Shareholder or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Shareholder or the Company prior to the Closing Date, then Purchaser may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Purchaser to the Shareholder of such breach, provided the Shareholder and the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Shareholder or the Company is cured during such thirty (30)-day period);

(f) by Purchaser, if (i) the Audited Financial Statements and Unaudited Financial Statements have not been delivered to the Purchaser by October 15, 2009 or (ii) there is an adverse discrepancy of more than 5% in any material line item between the amounts for such line item in the Audited Financial Statements, the Audited Gaming Promoter Financial Statements, the Unaudited Financial Statements, the Unaudited Gaming Promoter Financial Statements or the Proforma Financial States and the amounts of such line item in such financial statements as re-audited or reviewed by Purchaser pursuant to Section 5.25 (provided that the right to terminate pursuant to this Section 8.1(f)(i) shall terminate at the time the Audited Financial Statements are and Unaudited Financial Statements are delivered);

(g) by either Purchaser or the Shareholder, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Stock required under Purchaser’s Charter Documents, or the holders of 40% or more of the number of shares of Purchaser Stock issued in Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Stock held by them into cash in accordance with Purchaser’s Charter Documents;

(h) by Purchaser if the background checks procured by Purchaser regarding the management of the Company and the record and beneficial holders of equity securities of the Shareholder reports information on any such person that is materially derogatory and Purchaser has no reasonable reason for believing that such information is untrue; or

(i) by Purchaser, if, within fourteen (14) days after the date of this Agreement, the Company and the Shareholder have not delivered to Purchaser any schedules that are included within the Company Schedule at the time of execution of this Agreement or if any such schedules delivered to Purchaser within such fourteen (14) day period are unsatisfactory to Purchaser in any respect in Purchaser’s sole judgment. Purchaser’s right to terminate pursuant to this Section 8.1(i) shall terminate twenty (20) days after the date of this Agreement.

8.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein. Notwithstanding the foregoing provisions of this Section 8.2, if, on or prior to June 10, 2010:

(a) this Agreement is terminated by Purchaser pursuant to Section 8.1(b), the Company shall pay to Purchaser the sum of Two Million Dollars ($2,000,000) if the action or failure to act of the Company or the Shareholder has been the principal cause of or resulted in the failure of the consummation of the transactions contemplated by this Agreement to occur on or before the Termination Date. The Company’s obligation pursuant to this Section 8.2(a) has been guaranteed by Sang Heng Gaming Promotion Company Limited (“Sang Heng Gaming”) pursuant to the guaranty agreement delivered by Sang Heng Gaming to Purchaser concurrently with the execution of this Agreement.

(b) after receipt of the Purchaser Stockholder Approval, Purchaser nevertheless fails to close the transactions contemplated by this Agreement (other than (i) as a result of the holders of 40% or more of the number of shares of Purchaser Stock issued in Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercising their rights to convert the shares of Purchaser Stock held by them into cash in accordance with Purchaser’s Charter Documents or (ii) if the action or failure to act of the Company or the Shareholder has been the principal cause of or resulted in such failure) and Purchaser subsequently consummates a business combination with a party other than the Company, Purchaser shall pay to the Company the sum of Two Million Dollars ($2,000,000) upon consummation of such other business combination.

8.3 Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated; provided that, if this Agreement is terminated by Purchaser pursuant to Section 8.2(h), the Company and the Shareholder, on demand of Purchaser, shall promptly reimburse Purchaser for all expenses incurred by Purchaser, including reasonable attorneys’ fees and expenses, in connection with the negotiation and preparation of this Agreement and actions reasonably taken by Purchaser pursuant hereto and in enforcing its rights hereunder.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.12
“Advisor Agreement”	Section 2.17
“Affiliate”	Section 10.2(g)
“Agreement”	Heading
“Adjusted Net Income”	Section 1.7(a)
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Audited Gaming Promoter Financial Statements	Section 2.7(e)
“Blue Sky Laws”	Section 1.11(b)
“Business Day”	Section 10.2(f)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Closing Press Release”	Section 5.4(b)
“Commission”	Section 1.7(a)
“Committee”	Section 1.10
“Companies Law”	Section 5.1(b)
“Company”	Heading
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Stock”	Section 2.3(a)
“Continental”	Section 1.9
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 2.4
“Disclosure Schedules”	Section 5.12
“Employment Agreements”	Section 5.20
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.9
“Escrow Fund”	Section 1.9
“Escrow Period”	Section 1.9
“Exchange Act”	Section 1.11(b)
“FINRA”	Section 3.23
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.11(b)
“Hazardous Substance”	Section 2.16(c)
“Incentive Shares”	Section 1.7(a)
“Incentive Target”	Section 1.7(a)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)

“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Name Change Amendment”	Section 5.1(a)
“Notice of Claim”	Section 7.2(a)
“Gaming Promoter/Gaming Promoters”	Section 2.2(f)
“Gaming Promotion Agreements”	Section 2.19(a)
“OTC BB”	Section 3.23
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Profits Interest Agreement”	Section 2.2(f)
“Proxy Statement”	Section 5.1(a)
“Purchaser”	Heading
“Purchase Consideration”	Section 1.2
“Purchaser Closing Certificate”	Section 6.2(a)
“Purchaser Contracts”	Section 3.19(a)
“Purchaser Convertible Securities”	Section 3.3(b)
“Purchaser Indemnitees”	Section 7.1(a)
“Purchaser Preferred Stock”	Section 3.3(a)
“Purchaser Schedule”	Article III Preamble
“Purchaser SEC Reports”	Section 3.7(a)
“Purchaser Stock Options”	Section 3.3(b)
“Purchaser Stock”	Section 1.5(a)
“Purchaser Stock”	Section 1.2
“Purchaser Stockholder Approval”	Section 5.1(a)
“Purchaser Warrants”	Section 3.3(b)
“Registered Intellectual Property”	Section 2.18
“Returns”	Section 2.15(b)(i)
“Securities Act”	Section 1.11(a)
“Shareholder”	Heading
“Signing Form 6-K”	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Surviving Matters”	Section 7.4(c)
“Tax/Taxes”	Section 2.15(a)
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25(a)
“U.S. GAAP”	Section 1.7(a)
“Unaudited Financial Statements”	Section 2.7(b)
“Unaudited Gaming Promoter Financial Statements”	Section 2.7(f)
“Unaudited Proforma Financial Statements”	Section 2.7(g)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser, to:

CS China Acquisition Corp.
c/o Russell Bedford Hong Kong Limited
Room 1708 Queens Dominion Centre
43-59 Queen’s Road East
Wanchai
Hong Kong

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopier: 212-818-8881

CS China Acquisition Corp.
4100 N.E. Second Avenue, Suite 318
Miami, Florida 33137
Telephone: 646-383-4832

if to the Company or the Shareholder, to:

Asia Gaming & Resort, Ltd.
Unit 1004, 10/F., East Town Building
16 Fenwick Street
Wanchai, Hong Kong
Telephone: 852-2110-9133
Telecopier: 852-2110-9420

with a copy to:

Christine M. Koo
Ip Solicitors & Notaries
Room 601, 6/F., Tower 1, Admiralty Centre
18 Harcount Road
Admiralty, Hong Kong
Telephone: 852-2524-8996
Telecopier: 852-2523-6922

10.2 Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of”

an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions;

(b) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Purchaser Contracts;

(c) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) “Knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

(g) “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

10.3 Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or email attachment to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Purchaser and the Company dated August 18, 2009 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Purchaser may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by Purchaser shall relieve Purchaser of its obligations and liabilities hereunder. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in The City of New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in The City of New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

10.13 Currency.  All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CS CHINA ACQUISITION CORP.

By:	/s/ James R. Preissler James R. Preissler Director and CFO

ASIA GAMING & RESORT, LTD.

By:	/s/ Lam Man Pou(1) Lam Man Pou Chairman and Director

SPRING FORTUNE INVESTMENT LTD

By:	/s/ Lam Man Pou(2) Lam Man Pou Chairman and Director

(1)	Amendment No. 3, dated January 11, 2010, to Stock Purchase Agreement was executed by Leong Siak Hung, Asia Gaming & Resort, Ltd’s Chief Executive Officer.
(2)	Amendment No. 3, dated January 11, 2010, to Stock Purchase Agreement was executed by Leong Siak Hung, a Director of Spring Fortune Investment Ltd.

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A — [Omitted]

Exhibit B — Form of Escrow Agreement

Exhibit C — Form of Employment Agreement

Exhibit D — Form of Revised Profit Interest Agreement

Exhibit E — Form of Opinion of Graubard Miller

Exhibit F — Form of Opinion of [Company Counsel]

Schedules

Schedule 1.7(a)

(Revised) — Incentive Shares

Schedule 1.7(g) — Conditions to Issuance of Shares and Warrants

Schedule 1.12 — Permitted Transferees*

Schedule 2 — Company Schedule*

Schedule 3 — Purchaser Schedule*

Schedule 5.2(a) — Directors and Officers of Purchaser and the Company

Schedule 5.2(c) — Agenda for Purchaser Board of Directors Meetings

Schedule 5.20 — Employment Agreements*

Schedule 6.2(h) — Purchaser Resignations*

Schedule 6.3(i) — Company Resignations*

Schedule 6.3(l) — Other Agreements*

*	Information furnished separately

SCHEDULE 1.7(a) (REVISED)
INCENTIVE SHARES

Year	Incentive Target	Incentive Shares*
2009	$16,000,000 to $16,999,999	1,150,000
	$17,000,000 to $17,999,999	2,464,000
	$18,000,000 to $18,999,999	3,981,000
	$19,000,000 to $19,999,999	5,750,000
	$20,000,000 and above	7,841,000
2010	$36,800,000 to $37,799,999	4,210,000
	$37,800,000 to $38,799,999	6,300,000
	$38,800,000 to $39,799,999	8,069,000
	$39,800,000 to $40,799,999	9,586,000
	$40,800,000 to $41,799,999	10,900,000
	$41,800,000 and above	12,050,000
2011	$49,500,000 and above	2,573,000
2012	$58,000,000 and above	2,573,000

*	The numbers of Incentive Shares for 2009 and 2010 are not cumulative.

SCHEDULE 1.7(g)

CONDITIONS TO ISSUANCE OF SHARES AND WARRANTS

The issuance of shares of Purchaser Stock pursuant to Section 1.7 of the Agreement with respect any fiscal year is subject to the following conditions being fulfilled as of the date that shares of Purchaser Stock are issued with respect to such fiscal year pursuant to Section 1.7(f) of the Agreement:

a.	Purchaser’s Ordinary Shares shall be quoted on the OTC BB or listed for quotation or trading on the Nasdaq Stock Market or other national securities exchange.
b.	Purchaser shall have filed all reports it is required to file with the Commission in a timely manner except for delays that have been approved or ratified by at least of five (5) of the seven (7) directors of Purchaser (a “Board Super-Majority”).
c.	Purchaser shall be in compliance with applicable requirements of the Sarbanes- Oxley Act of 2002, as amended, and, if deemed necessary by the audit committee of the Board of Directors of Purchaser (the “Audit Committee”), shall have engaged a consulting firm recommended by the Audit Committee to assist with such compliance.
d.	The Chief Financial Officer of Purchaser shall have been a Person fluent in spoken and written English who has been approved by a Board Super-Majority.
e.	All related party transactions shall have been approved by a Board Super-Majority.
f.	Purchaser’s investor relations efforts shall be satisfactory to the Audit Committee.
g.	Prior to December 31, 2010, Purchaser shall have engaged as its auditor a firm recommended by the Audit Committee and thereafter Purchaser’s auditor shall continue to be a firm recommended by the Audit Committee.
h.	Prior to December 31, 2010, Purchaser shall have engaged as its United States legal counsel a firm selected by the Board of Directors and thereafter Purchaser’s United States legal counsel shall continue to be a firm selected by the Board of Directors.
i.	Purchaser shall be in compliance with corporate governance requirements established by the Nasdaq Stock Market whether or not Purchaser’s securities are listed for quotation on the Nasdaq Stock Market.
j.	Purchaser and the Company shall be in compliance with the requirements of Section 5.2(c) of the Agreement.

SCHEDULE 2(1)
COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1 — Organization and Qualification

Schedule 2.2 — Subsidiaries and Operators

Schedule 2.3 — Capitalization

Schedule 2.5 — No Conflict; Required Filings and Consents

Schedule 2.6 — Compliance

Schedule 2.8 — No Undisclosed Liabilities

Schedule 2.9 — Absence of Certain Changes or Events

Schedule 2.11 — Employee Benefit Plans

Schedule 2.13 — Restrictions on Business Activities

Schedule 2.14 — Title to Property

Schedule 2.15 — Taxes

Schedule 2.16 — Environmental Matters

Schedule 2.17 — Brokers; Third Party Expenses

Schedule 2.18 — Intellectual Property

Schedule 2.19 — Agreements, Contacts and Commitments

Schedule 2.20 — Insurance

Schedule 2.21 — Governmental Actions/Filings

Schedule 2.22 — Interested Party Transactions

(1)	Any schedule that is not delivered at the time of signing is to be so indicated with an asterisk and the following footnote: “*This schedule is to be delivered no later than fourteen (14) days after the date of this Agreement.”

SCHEDULE 3
PURCHASER SCHEDULE
(Information Furnished Separately)

Schedule 3.3 — Capitalization

Schedule 3.7 — SEC Filings; Financial Statements

Schedule 3.14 — Title to Property

Schedule 3.15 — Taxes

Schedule 3.17 — Brokers

Schedule 3.19 — Agreements, Contracts and Commitments

Schedule 3.22 — Indebtedness

Schedule 3.26 — Governmental Filings

SCHEDULE 5.2(a)
DIRECTORS AND OFFICERS OF PURCHASER AND THE COMPANY

PURCHASER DIRECTORS AND OFFICERS

Directors

[2 directors shall be appointed by Purchaser, 4 directors shall be appointed by the Company and 1 director shall be appointed mutually by Purchaser and the Company. All appointees shall meet requirements for appointment of the Nasdaq Stock Exchange. At least a majority of such appointees will be deemed to be “independent directors” within such requirements.]

Officers

[To be specified]

COMPANY DIRECTORS AND OFFICERS

Directors

[To be specified]

Officers

[To be specified]

SCHEDULE 5.2(c)
AGENDA FOR PURCHASER BOARD OF DIRECTORS MEETINGS

1.	Discuss General Board Administration:
i.	Set tentative dates for next four board meetings
ii.	Responsibility for calling the meetings with board Chairman and Committee Chairman — however, any board member can call a meeting
2.	Quarterly financial and operations presentation by Purchaser CFO with management
i.	Financial review
ii.	Operating review
iii.	Operating metrics (e.g., capacity utilization) review
iv.	Business outlook or pipeline review
v.	Revenue expectations for upcoming quarters
vi.	Government initiatives and programs
3.	Update on corporate development and governance initiatives by management (e.g., Sarbanes-Oxley Act of 2002 compliance) and development and approval by board of an insider trading policy and black-out periods
4.	Updates on capital planning and investments by management
i.	Management to present capital expenditures for next 12 months
ii.	Review of key M&A targets and progress
iii.	Review of debt and lending agreements
iv.	Review of investment banking relationships, contacts, & discussions
5.	Present budget/forecast
6.	Present and obtain board approval on issuing or changing any guidance and forecasting
7.	Investor Relations Strategy and Planning
8.	Sending prior board meeting minutes a week in advance of meeting — discuss and ratify prior board meeting minutes

Annex B

Opinion of Graubard Miller

January 19, 2010

CS China Acquisition Corp.
Room 1708 Dominion Centre
43-59 Queen’s Road East
Wanchai, Hong Kong

Re: Purchase of Stock of Asia Gaming & Resort Limited

Dear Sirs:

We have acted as counsel to CS China Acquisition Corp. (“CS China”), a corporation organized under the laws of the Cayman Islands, in connection with the proposed purchase of all of the outstanding capital stock of Asia Gaming & Resort Limited (“AGRL”), a corporation organized under the laws of Hong Kong. You have requested our opinion in connection with the United States federal income tax consequences to the shareholders of CS China of the proposed acquisition proposal and redemption of Public Shares.

FACTS

The relevant facts are set forth in the proxy statement being distributed to the shareholders of CS China on the date of this opinion (the “Proxy Statement”), and the Stock Purchase Agreement, dated as of October 6, 2009, and amended on November 10, 2009, December 9, 2009 and January 11, 2010, among CS China, AGRL and Spring Fortune Investment Ltd (“Spring Fortune”), the sole shareholder of AGRL (the “Agreement”). For purposes of this opinion we have assumed and rely upon the truth and accuracy of the representations, warranties and other information contained in the aforesaid documents.

The summary of the facts is as follows:

CS China was incorporated in the Cayman Islands on September 24, 2007 as a blank check company to effect a business combination with an entity having business operations in the People’s Republic of China.

On August 15, 2008, CS China consummated its IPO of 4,800,000 units at a price of $6.00 per unit. On August 21, 2008, CS China consummated the closing of an additional 720,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one ordinary share and two warrants, each entitling the holder to purchase one ordinary share at an exercise price of $5.00 commencing upon the later of the completion of a business combination or August 11, 2009 and expiring August 10, 2013. CS China consummated the sale of an aggregate of the 3,608,000 Founders’ Warrants at $0.50 per Founders’ Warrant (for an aggregate purchase price of $1,804,000) in a private placement. Gross proceeds from the IPO and the other sales were $34,924,000. The assets of CS China consist primarily of cash in a trust account. As of December 31, 2009, there was approximately $32,899,200 held in the trust account. The outstanding ordinary shares, units and warrants of CS China are quoted on the Over-the-Counter Bulletin Board, an automated inter-dealer quotation system.

Under the Agreement, CS China will purchase all of the outstanding shares of AGRL stock from Spring Fortune for a total consideration of 14,560,000 ordinary shares of CS China plus up to 19,316,000 additional shares if certain incentive income targets are met. AGRL is a holding company whose subsidiaries hold “profit agreements” with VIP gaming promoters that entitle the subsidiaries to receive the profit streams from businesses of AGRL’s VIP gaming promoters that are located in top-tier casinos in Macau and South Korea. AGRL’s VIP gaming promoters are affiliates of, and under common control with, AGRL.

If CS China shareholders owning 40% or more of the shares sold in the IPO vote against the business combination and exercise their redemption rights, the business combination will not be consummated. If the primary charter amendment is approved and the acquisition is consummated, each CS China shareholder who holds Public Shares and votes on the acquisition proposal will have the right to demand that CS China redeem such shareholder’s Public Shares for a cash amount equal to a pro rata portion of the trust account, which as of December 31, 2009 would amount to approximately $5.96 per Public Share upon redemption.

CS China initially adopted a fiscal and taxable year ending July 31. For its first taxable year ending July 31, 2008 CS China had no gross income. Following its IPO in August 2008, for the fiscal year ended July 31, 2009, CS China earned interest income of $355,599. CS China’s only assets have been the cash it raised through the sale of its shares, warrants and units. Following consummation of the acquisition, AGRL intends to use any cash remaining in CS China after redemptions of shares of CS China and cash it raises in the active conduct of its business as capital for expanding the Macau VIP gaming operations and as working capital for the VIP gaming room in Jeju and otherwise.

THE LAW

Section 61 of the Internal Revenue Code of 1986, as amended (“Code”) provides that gross income includes “gains derived from dealings in property.”

The purchase of property does not give rise to taxable gain. Hunley v. Commissioner, 25 TCM (CCH) 355 (1966); See Commissioner v. LoBue, 351 U.S. 243 (1956)

Code section 1001 provides that gain or loss shall be recognized on “the sale or exchange of property” and gain shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property.

Code section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property.

Code section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

If a foreign corporation is determined to be a passive foreign investment company, known as a “PFIC,” United States shareholders could be subject to adverse United States federal income tax consequences. Code section 1297 et seq. If a foreign corporation is a PFIC, its United States shareholders are generally taxable at ordinary income rates on income distributions and any gain realized on a shareholder’s disposition of the PFIC stock. Alternatively, if a United States shareholder has made a qualifying electing fund, or QEF, election by attaching a completed IRS Form 8621 to a timely filed federal income tax return, covering all taxable years during which the United States shareholder held shares in a PFIC, the United States shareholder is required to include in income the shareholder’s pro rata share of ordinary earnings as ordinary income regardless of whether such earnings have in fact been distributed. If such a QEF election is made any gain realized on the appreciation of the PFIC shares is generally taxable capital gain income. A United States shareholder may not make a QEF election with respect to warrants.

A foreign corporation is classified as a PFIC if it meets either of two alternative tests, an income tax or an asset test. Code section 1297(a). Under the income test, a foreign corporation is a PFIC if 75% or more of its gross income in a taxable year is passive income, e.g. interest. Under the asset test, a foreign corporation is a PFIC if 50% of more of its total assets (including a pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value) in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, produce passive income, or are held for the production of passive income. The PFIC rules contain an exception to PFIC status for companies in their “start-up year.” Code section 1298 (b)(2).

If a foreign corporation would otherwise be a PFIC in its start-up year (defined as the first taxable year such corporation earns gross income), it is not treated as a PFIC in that taxable year, provided that: (1) no predecessor corporation was a PFIC; (2) it is established to the IRS’s satisfaction that the corporation will not be a PFIC in either of the two succeeding taxable years following the start-up year; and (3) the corporation is not, in fact, a PFIC for either succeeding year, The purpose of this rule is to provide an exception for start-up companies that engage in active business operations, but whose income is primarily passive in the first year it earns gross income. Although no assurance can be given, it is reasonable to expect that CS China will qualify for this exception and not be treated as a PFIC. As noted above, although CS China has only interest income in the first taxable year it earned gross income, it is expected that once CS China acquires AGRL and its subsidiaries that employ their assets in, and derive their income from, gambling operations, more than 75% of CS China’s gross income will not be passive income and more than 50% of the value of its assets will not be held to produce passive income.

OPINION

Assuming that the above factual statements are the same on the closing date, and assuming that CS China will qualify for the start-up year exception discussed above, our opinion of the Federal income tax consequences to CS China shareholders of the proposed acquisition and redemption of Public Shares, based upon existing provisions of the IRC, is:

1. No gain or loss will be recognized by CS China as a result of the acquisition.

2. No gain or loss will recognized by shareholders of CS China if their redemption rights are not exercised.

3. A shareholder of CS China who exercises conversion rights or requests that such shareholder’s shares be redeemed and effects a termination of the shareholder’s interest in CS China will generally be required to recognize gain or loss upon the exchange of that shareholder’s ordinary shares of CS China for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that shareholder’s CS China ordinary shares. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the acquisition and will be a long-term capital gain or loss if the holding period for the ordinary shares of CS China is more than one year.

In connection with the above opinion, we hereby consent to the use of our name in the proxy statement of CS China and all amendments thereto and the incorporation of this opinion as an annex to the proxy statement.

Very truly yours,

/s/ Graubard Miller

Annex C

THE COMPANIES LAW (2007 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES
OF
ASSOCIATION
OF

CS CHINA ACQUISITION CORP.

THE COMPANIES LAW (2007 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION
OF
CS CHINA ACQUISITION CORP.
(As adopted by special resolution passed on 17 January 2008)

1	The name of the Company is CS China Acquisition Corp.
2	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.
3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.
4	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
5	The share capital of the Company is US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each.
6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
CS CHINA ACQUISITION CORP.
(As adopted by special resolution passed on 17 January 2008)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Audit Committee”	means, where applicable, the audit committee of the Company formed pursuant to Article 150 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“competent regulatory authority”	a competent regulatory authority in the territory where the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.
“Designated Stock Exchange”	shall mean either the Over-the-Counter Bulletin Board, the National Market System or the Capital Market of the Nasdaq Stock Market, Inc., the American Stock Exchange, or the New York Stock Exchange, provided, however, that until the Shares are listed on any such “Exchange” the rules of any such Designated Stock Exchange shall be inapplicable to these Articles of Association of the Company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	includes an interim dividend.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“executive office”	means such office of the Company as the Directors may from time to time determine to be the principal office of the Company.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“NASD”	means the National Association of Securities Dealers.
“NASD Manual”	means the document by that name as published from time to time by NASD, and includes any amendment or supplement to such document.
“NASD Rules”	means the rules set forth in the NASD Manual.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.
“Special Resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten clear days' notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a Special Resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five per cent. in nominal value of the Shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a Special Resolution at a meeting of which less than ten clear days' notice has been given; a Special Resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statute; a Special Resolution includes a unanimous written resolution.
“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands.
2	In the Articles:
2.1	words importing the singular number include the plural number and vice versa;
2.2	words importing the masculine gender include the feminine gender;
2.3	words importing persons include corporations;
2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;
2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and
2.8	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.
4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.
6	Without prejudice to the generality of Article 5, the Directors may authorise by resolution or resolutions from time to time:
6.1	the issuance of one or more classes or series of preferred shares and may fix the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences;
6.2	the increase or decrease of the size of any class or series of preferred shares (but not below the number of shares of any class or series of preferred shares then outstanding or above the number of shares of any class or series of preferred shares then authorized) to the extent permitted by applicable law.
7	Neither the Company nor the Directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make available any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Directors, be unlawful or impractical. Members affected as a result of the foregoing shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or of the holders of ordinary shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred shares authorized by and complying with the conditions in the Memorandum or these Articles.
8	At any time after the consummation of a business combination (as defined below), the directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine. Notwithstanding the foregoing, the directors may issue options, warrants or convertible securities in connection with the Company’s initial public offering.
9	The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

10	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

11	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, if applicable, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty days in any calendar year. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.
12	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.
13	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

14	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. No certificate shall be issued representing Shares of more than one class. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled and until a fee, not exceeding the relevant maximum amount as the Designated Stock Exchange, if applicable, may from time to time determine, has been paid by the transferee.
15	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
16	Share certificates shall be issued within the relevant time limit as prescribed by the Statute or, if applicable, as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a transfer with the Company.
17	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

18	If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. If the Shares in question were issued in conjunction with options or warrants issued pursuant to Article 8 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
19	The instrument of transfer of any Share shall be in writing in the usual or common form or, if applicable, in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

20	Subject to the provisions of the Statute and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares or other securities that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.
21	Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.
22	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

23	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.
24	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
25	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

26	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

27	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

28	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.
29	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.
30	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.
31	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

32	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
33	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
34	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
35	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.
36	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.
37	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
38	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

39	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.
41	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.
42	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.
43	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.
44	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
45	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

46	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.
47	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.
48	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

49	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

UNTRACEABLE MEMBERS

50	Without prejudice to the rights of the Company under Article 51, the Company may cease sending cheques for Dividend entitlements by post if such cheques have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for Dividend entitlements after the first such occasion on which such a cheque is return undelivered.
51	The Company shall have the power to sell, in such a manner as the Directors think fit, any Shares of a Member who is untraceable, but no such sale shall be made unless:
51.1	all cheques in respect of Dividends of the Shares in question, being not less than three in total number, for any sum payable in cash to the holder of such Shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;
51.2	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such Shares or of a person entitled to receive such Shares by death, bankruptcy or operation of law; and
51.3	if applicable, the Company, if so required by the rules governing the listing of the Shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such Shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purposes of this Article, the “relevant period” means the period commencing twelve years before the publication of the advertisement referred to in paragraph 51.3 of this Article and ending at the expiry of the period referred to in that paragraph.

52	To give effect to a sale under Article 51, the Directors may authorize some person to transfer the said Shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be effective as if it had been executed by the registered holder or the person entitled by transmission to such Shares, and the purchaser shall not be bound to see the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under Article 51 shall be valid and effective notwithstanding that the Member holding the Shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
ALTERATION OF CAPITAL

53	The Company may by Ordinary Resolution:
53.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
53.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
53.3	without prejudice to the powers of the Directors under Articles 5 to 8, divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of Shares has been authorised by the Company no resolution of the Company in general meeting is required for the issuance of Shares of that class and the Directors may issue Shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;
53.4	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
53.5	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
54	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
55	Except as set forth in Articles 168 to 171, subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
55.1	change its name;
55.2	alter or add to these Articles;
55.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
55.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

56	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

57	All general meetings other than annual general meetings shall be called extraordinary general meetings.
58	The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

59	The majority of the Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.
60	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.
61	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.
62	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.
63	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

64	At least ten days' notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
64.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
64.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. in par value of the Shares giving that right.
65	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

66	All business transacted at an extraordinary general meeting or an annual general meeting shall be deemed special, with the exception of:
66.1	the declaration and sanctioning of dividends;
66.2	consideration and adoption of the accounts and balance sheet and the reports of Directors and Auditors and other documents required to be annexed to the balance sheet;
66.3	the election of Directors;
66.4	appointment of Auditors (where special notice of the intention for such appointment is not required by applicable law) and other officers;
66.5	the fixing or remuneration of the Auditors, and the voting of remuneration or extra remuneration to the Directors;
66.6	the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the Company representing not more than 20 per cent. in nominal value of its existing share capital; and

66.7	the granting of any mandate or authority to the Directors to repurchase the securities of the Company.
67	No business shall be transacted at any general meeting unless a quorum is present. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise more than fifty percent (50%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.
68	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
69	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.
70	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.
71	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
72	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.
73	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.
74	If an amendment is proposed to any resolution under consideration but in good faith is ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.
75	A resolution put to the vote of the meeting shall be decided on a show of hands unless:
75.1	before, or on the declaration of the result of, the show of hands, the chairman demands a poll; or
75.2	any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll; or
75.3	if applicable, a poll is required by the rules of the Designated Stock Exchange; or

75.4	if applicable and if required by the rules of the Designated Stock Exchange, any Director or Directors who, individually or collectively, hold proxies in respect of Shares representing five per cent. or more of the total voting rights at such meeting demand a poll.
76	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
77	The demand for a poll may be withdrawn.
78	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
79	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.
80	All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Statute. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

81	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.
82	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
83	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.
84	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.
85	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.
86	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.
87	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

88	Any person entitled under Article 47 to be registered as the holder of any Shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such Shares, provided that forty-eight hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Directors of his entitlement to such Shares, or the Directors shall have previously admitted his right to vote at such meeting in respect thereof.

PROXIES

89	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.
90	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:
90.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or
90.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or
90.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;
90.4	provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.
91	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
92	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
93	Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATE MEMBERS

94	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

95	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

96	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

97	There shall be a board of Directors consisting of not less than three persons (exclusive of alternate Directors) provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.
98	The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. The existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company's first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the fourth succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

POWERS OF DIRECTORS

99	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
100	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.
101	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

102	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

103	The Company may by Ordinary Resolution appoint any person to be a Director (either to fill a vacancy or as an additional Director) or may by Ordinary Resolution remove any Director.

VACATION OF OFFICE OF DIRECTOR

104	The office of a Director shall be vacated if:
104.1	he gives notice in writing to the Company that he resigns the office of Director; or
104.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or
104.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
104.4	if he is found to be or becomes of unsound mind; or
104.5	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director for cause.

PROCEEDINGS OF DIRECTORS

105	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.
106	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.
107	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.
108	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
109	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

110	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of summoning a general meeting of the Company, but for no other purpose.
111	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.
112	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.
113	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

114	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS' INTERESTS

115	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.
116	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.
117	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
118	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

119	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
120	Following a declaration being made pursuant to Article 118 or 119, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Designated Stock Exchange, if applicable, and unless disqualified by the chairman of the relevant meeting of the Directors, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

121	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS' POWERS

122	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
123	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
124	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
125	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
126	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

127	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.
128	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.
129	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
130	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.
131	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

132	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares, and a Director who is not a Member shall be entitled to receive notice of and attend and speak at any general meeting of the Company and of all classes of Shares.

REMUNERATION OF DIRECTORS

133	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
134	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

135	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.
136	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
137	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

138	Subject to the Statute and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

139	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.
140	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
141	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.
142	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.
143	No Dividend or distribution shall bear interest against the Company.
144	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

145	The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

146	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

147	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
148	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

149	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefore) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate,
150	If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an Audit Committee, then the Directors shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis.
151	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest. Specifically, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:
151.1	any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company;
151.2	any Director or executive officer of the Company and any relative of such Director or executive officer; and
151.3	any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Articles 151.1 or 151.2 or over which such a person is able to exercise significant influence; and
152	If applicable, and subject to applicable law and the rules of the Designated Stock Exchange:
152.1	at the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an Auditor who shall hold office until the Members appoint another Auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as Auditor;
152.2	a person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less then fourteen days before the annual general meeting and furthermore the Company shall send a copy of such notice to the retiring Auditor;
152.3	the Members may, at any general meeting convened and held in accordance with these Articles, by Special Resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.
153	Subject to the Statute, the accounts of the Company shall be audited at least once in every year.
154	The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

155	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.
156	Every Auditor shall have a right of access at all reasonable times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
157	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto, and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from the Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standard referred to herein may be those of a country or jurisdiction other than the Cayman Islands, If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

NOTICES

158	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. If applicable, notice may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange and the rules and regulations of the SEC and giving to the Member a notice (in the manner set out above) stating that the notice or other document is available there.
159	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.
160	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
161	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

162	If the Company shall be wound up following an Automatic Dissolution Event (as defined in Article 170), and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.
163	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

164	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or wilful default of such Director, agent or officer.

FINANCIAL YEAR

165	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

166	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

BUSINESS COMBINATION

167	Notwithstanding any other provision of these Articles, this Article and the following Articles 168 to 171 shall apply during the period commencing upon consummation of the IPO and terminating upon the consummation of any Business Combination (as defined below) and may not be amended during such period. A “Business Combination” shall mean the acquisition by the Company, whether by share capital exchange, asset or share acquisition, plan of arrangement, recapitalization or other similar type of transaction, of an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China (the “target business”). In the event of a conflict between Articles 168 to 171 and any other Articles, the provisions of Articles 168 to 171 shall prevail.

168	Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its Members for approval regardless of whether the Business Combination is of a type that normally would require such Member approval under applicable law. In the event that a majority of the IPO Shares (as defined in Article 169 below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of the Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate any Business Combination if Members holding 40 per cent. or more in interest of the holders of IPO Shares (as defined in Article 169) exercise their shareholder redemption rights described in Article 169.
169	In the event that a Business Combination is approved in accordance with Article 168, and is consummated by the Company, any Member holding Ordinary Shares issued in the Company's initial public offering (the “IPO”) of securities (the “IPO Shares”), other than Members holding Ordinary Shares issued prior to the Company's IPO, who voted against the Business Combination may, contemporaneously with such vote, demand that the Company redeem his IPO Shares into cash. If so demanded, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member a per Share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below) inclusive of any interest thereon as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the net IPO proceeds are deposited.
170	In the event that the Company does not consummate a Business Combination eighteen months after the consummation of the IPO or thirty months from the consummation of the IPO if a letter of intent, agreement in principle or definitive agreement has been executed within the 18 months after the consummation of the IPO and the Business Combination has not been consummated with such 18 month period to consummate a business combination, the affairs of the Company shall promptly be wound-up. The failure to consummate a Business Combination within the aforementioned time periods shall trigger an automatic winding-up of the Company (an “Automatic Liquidation Event”) and the Company shall be liquidated accordingly. The liquidator of the Company effective from the Automatic Liquidation Event shall be Chien Lee, failing which the directors of the Company shall, without any further action, be appointed as the liquidators of the Company. Only the holders of the IPO Shares shall be entitled to receive liquidating distributions, and the Company shall pay no liquidating distributions with respect to any other outstanding securities of the Company.
171	A holder of IPO Shares shall only be entitled to receive distributions from the Trust Fund in the event of a liquidation of the Company or in the event he demands redemption of his IPO Shares in accordance with Article 168. In no other circumstance shall a holder of IPO Shares have any right or interest of any kind in the Trust Fund.

Annex D

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES
OF
ASSOCIATION
OF

ASIA ENTERTAINMENT & RESOURCES LTD.

(As adopted by special resolution effective on [Date of Extraordinary General Meeting])

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ASIA ENTERTAINMENT & RESOURCES LTD.
(As adopted by special resolution effective on [Date of Extraordinary General Meeting])

1	The name of the Company is Asia Entertainment & Resources Ltd.
2	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.
3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2009 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.
4	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
5	The share capital of the Company is US$20,115.00 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each.
6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ASIA ENTERTAINMENT & RESOURCES LTD.
(As adopted by special resolution effective on [•  ] 2010)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Audit Committee”	means, where applicable, the audit committee of the Company formed pursuant to Article 150 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“competent regulatory authority”	a competent regulatory authority in the territory where the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.
“Designated Stock Exchange”	shall mean either the Over-the-Counter Bulletin Board, the National Market System or the Capital Market of the Nasdaq Stock Market, Inc., the American Stock Exchange, or the New York Stock Exchange, provided, however, that until the Shares are listed or quoted on any such “Exchange” the rules of any such Designated Stock Exchange shall be inapplicable to these Articles of Association of the Company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	includes an interim dividend.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).
“executive office”	means such office of the Company as the Directors may from time to time determine to be the principal office of the Company.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.
“Special Resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten clear days' notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a Special Resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five per cent. in nominal value of the Shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a Special Resolution at a meeting of which less than ten clear days' notice has been given; a Special Resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statute; a Special Resolution includes a unanimous written resolution.
“Statute”	means the Companies Law (2009 Revision) of the Cayman Islands.
2	In the Articles:
2.1	words importing the singular number include the plural number and vice versa;
2.2	words importing the masculine gender include the feminine gender;
2.3	words importing persons include corporations;
2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;
2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and
2.8	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.
4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.
6	Without prejudice to the generality of Article 5, the Directors may authorise by resolution or resolutions from time to time:
6.1	the issuance of one or more classes or series of preferred shares and may fix the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences;
6.2	the increase or decrease of the size of any class or series of preferred shares (but not below the number of shares of any class or series of preferred shares then outstanding or above the number of shares of any class or series of preferred shares then authorized) to the extent permitted by applicable law.
7	Neither the Company nor the Directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make available any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Directors, be unlawful or impractical. Members affected as a result of the foregoing shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or of the holders of ordinary shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred shares authorized by and complying with the conditions in the Memorandum or these Articles.
8	At any time after the consummation of a business combination (as defined below), the directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine. Notwithstanding the foregoing, the directors may issue options, warrants or convertible securities in connection with the Company’s initial public offering.
9	The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

10	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

11	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, if applicable, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty days in any calendar year. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.
12	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.
13	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

14	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. No certificate shall be issued representing Shares of more than one class. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled and until a fee, not exceeding the relevant maximum amount as the Designated Stock Exchange, if applicable, may from time to time determine, has been paid by the transferee.
15	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
16	Share certificates shall be issued within the relevant time limit as prescribed by the Statute or, if applicable, as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a transfer with the Company.
17	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

18	If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. If the Shares in question were issued in conjunction with options or warrants issued pursuant to Article 8 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
19	The instrument of transfer of any Share shall be in writing in the usual or common form or, if applicable, in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

20	Subject to the provisions of the Statute and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares or other securities that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.
21	Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own issued and outstanding Shares provided that (i) the Members shall have approved the manner of purchase by Ordinary Resolution or (ii) the manner of purchase is in accordance with the following Articles 21.1 to 21.3 (this authorisation is in accordance with sections 37(2) and 37(3)(d) of the Statute or any modification or re-enactment thereof for the time being in force).
21.1	The Company is authorised to purchase any Share listed or quoted on a Designated Stock Exchange in accordance with the following manner of purchase: (i) the maximum number of Shares that may be repurchased shall be equal to the number of issued and outstanding Shares of the Company less one Share, and (ii) at such time at such price and on such other terms as determined and agreed by the Board or Chief Executive Officer of the Company in their sole discretion; provided however, that (x) such repurchase transaction shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange; and (y) that the Company be able to pay its debts as they fall due in the ordinary course of business and is therefore solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.
21.2	The Company is authorised to purchase any Share not listed or quoted on a Designated Stock Exchange in accordance with the following manner of purchase: (i) the Company shall serve a repurchase notice in a form approved by the Board or Chief Executive Officer of the Company on the Member from whom the Shares are to be repurchased, (ii) the price for the Shares being repurchased shall be such price agreed between the Board and the applicable Member, (iii) the date of repurchase shall be the date specified in the repurchase notice, (iv) the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board or Chief Executive Officer of the Company and the applicable Member in their sole discretion, and (v) that the Company be able to pay its debts as they fall due in the ordinary course of business and is therefore solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.

21.3	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company. For the avoidance of doubt, immediately upon consummation of the Business Combination (as defined in Article 167), the Company is permitted to use the proceeds of the Trust Fund (as defined in Article 169) to complete the purchase of any of its own issued and outstanding Shares in accordance with this Article 21.
22	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

23	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.
24	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
25	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

26	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

27	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

28	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.
29	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

30	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.
31	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

32	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
33	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
34	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
35	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.
36	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.
37	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
38	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.
39	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.
41	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.
43	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.
44	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
45	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

46	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.
47	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.
48	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
49	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

UNTRACEABLE MEMBERS

50	Without prejudice to the rights of the Company under Article 51, the Company may cease sending cheques for Dividend entitlements by post if such cheques have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for Dividend entitlements after the first such occasion on which such a cheque is return undelivered.

51	The Company shall have the power to sell, in such a manner as the Directors think fit, any Shares of a Member who is untraceable, but no such sale shall be made unless:
51.1	all cheques in respect of Dividends of the Shares in question, being not less than three in total number, for any sum payable in cash to the holder of such Shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;
51.2	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such Shares or of a person entitled to receive such Shares by death, bankruptcy or operation of law; and
51.3	if applicable, the Company, if so required by the rules governing the listing of the Shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such Shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purposes of this Article, the “relevant period” means the period commencing twelve years before the publication of the advertisement referred to in paragraph 51.3 of this Article and ending at the expiry of the period referred to in that paragraph.

52	To give effect to a sale under Article 51, the Directors may authorize some person to transfer the said Shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be effective as if it had been executed by the registered holder or the person entitled by transmission to such Shares, and the purchaser shall not be bound to see the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under Article 51 shall be valid and effective notwithstanding that the Member holding the Shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
ALTERATION OF CAPITAL

53	The Company may by Ordinary Resolution:
53.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
53.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
53.3	without prejudice to the powers of the Directors under Articles 5 to 8, divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of Shares has been authorised by the Company no resolution of the Company in general meeting is required for the issuance of Shares of that class and the Directors may issue Shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

53.4	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
53.5	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
54	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
55	Except as set forth in Articles 168 to 171, subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
55.1	change its name;
55.2	alter or add to these Articles;
55.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
55.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

56	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

57	All general meetings other than annual general meetings shall be called extraordinary general meetings.
58	The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.
59	The majority of the Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.
60	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.
61	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.
62	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.
63	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

64	At least ten days' notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
64.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
64.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. in par value of the Shares giving that right.
65	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

66	All business transacted at an extraordinary general meeting or an annual general meeting shall be deemed special, with the exception of:
66.1	the declaration and sanctioning of dividends;
66.2	consideration and adoption of the accounts and balance sheet and the reports of Directors and Auditors and other documents required to be annexed to the balance sheet;
66.3	the election of Directors;
66.4	appointment of Auditors (where special notice of the intention for such appointment is not required by applicable law) and other officers;
66.5	the fixing or remuneration of the Auditors, and the voting of remuneration or extra remuneration to the Directors;
66.6	the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the Company representing not more than 20 per cent. in nominal value of its existing share capital; and
66.7	the granting of any mandate or authority to the Directors to repurchase the securities of the Company.
67	No business shall be transacted at any general meeting unless a quorum is present. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise more than thirty three and a third (33.33%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.
68	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
69	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

70	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.
71	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
72	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.
73	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.
74	If an amendment is proposed to any resolution under consideration but in good faith is ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.
75	A resolution put to the vote of the meeting shall be decided on a show of hands unless:
75.1	before, or on the declaration of the result of, the show of hands, the chairman demands a poll; or
75.2	any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll; or
75.3	if applicable, a poll is required by the rules of the Designated Stock Exchange; or
75.4	if applicable and if required by the rules of the Designated Stock Exchange, any Director or Directors who, individually or collectively, hold proxies in respect of Shares representing five per cent. or more of the total voting rights at such meeting demand a poll.
76	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
77	The demand for a poll may be withdrawn.
78	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
79	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

80	All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Statute. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

81	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.
82	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
83	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.
84	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.
85	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.
86	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.
87	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.
88	Any person entitled under Article 47 to be registered as the holder of any Shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such Shares, provided that forty-eight hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Directors of his entitlement to such Shares, or the Directors shall have previously admitted his right to vote at such meeting in respect thereof.

PROXIES

89	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.
90	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:
90.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

90.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or
90.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;
90.4	provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.
91	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
92	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
93	Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATE MEMBERS

94	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
95	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

96	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

97	There shall be a board of Directors consisting of not less than three persons (exclusive of alternate Directors) provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.
98	The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. The existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company's first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the fourth succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

POWERS OF DIRECTORS

99	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
100	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.
101	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
102	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

103	The Company may by Ordinary Resolution appoint any person to be a Director (either to fill a vacancy or as an additional Director) or may by Ordinary Resolution remove any Director.

VACATION OF OFFICE OF DIRECTOR

104	The office of a Director shall be vacated if:
104.1	he gives notice in writing to the Company that he resigns the office of Director; or

104.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or
104.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
104.4	if he is found to be or becomes of unsound mind; or
104.5	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director for cause.

PROCEEDINGS OF DIRECTORS

105	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.
106	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.
107	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.
108	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
109	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.
110	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of summoning a general meeting of the Company, but for no other purpose.
111	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.
112	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

113	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

114	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS' INTERESTS

115	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.
116	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.
117	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
118	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
119	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
120	Following a declaration being made pursuant to Article 118 or 119, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Designated Stock Exchange, if applicable, and unless disqualified by the chairman of the relevant meeting of the Directors, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

121	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS' POWERS

122	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
123	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
124	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
125	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
126	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

127	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.
128	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.
129	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
130	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.
131	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

132	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares, and a Director who is not a Member shall be entitled to receive notice of and attend and speak at any general meeting of the Company and of all classes of Shares.

REMUNERATION OF DIRECTORS

133	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
134	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

135	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.
136	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
137	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

138	Subject to the Statute and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.
139	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.
140	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
141	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

142	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.
143	No Dividend or distribution shall bear interest against the Company.
144	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

145	The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

146	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.
147	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
148	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

149	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefore) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate,

150	If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an Audit Committee, then the Directors shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis.
151	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest. Specifically, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:
151.1	any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company;
151.2	any Director or executive officer of the Company and any relative of such Director or executive officer; and
151.3	any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Articles 151.1 or 151.2 or over which such a person is able to exercise significant influence; and
152	If applicable, and subject to applicable law and the rules of the Designated Stock Exchange:
152.1	at the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an Auditor who shall hold office until the Members appoint another Auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as Auditor;
152.2	a person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less then fourteen days before the annual general meeting and furthermore the Company shall send a copy of such notice to the retiring Auditor;
152.3	the Members may, at any general meeting convened and held in accordance with these Articles, by Special Resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.
153	Subject to the Statute, the accounts of the Company shall be audited at least once in every year.
154	The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.
155	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.
156	Every Auditor shall have a right of access at all reasonable times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
157	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto, and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from the Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standard referred to herein may be those of a country or jurisdiction other than the Cayman Islands, If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

NOTICES

158	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. If applicable, notice may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange and the rules and regulations of the SEC and giving to the Member a notice (in the manner set out above) stating that the notice or other document is available there.
159	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.
160	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
161	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

162	If the Company shall be wound up following an Automatic Dissolution Event (as defined in Article 170), and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

163	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

164	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or wilful default of such Director, agent or officer.

FINANCIAL YEAR

165	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

166	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

BUSINESS COMBINATION

167	Notwithstanding any other provision of these Articles, this Article and the following Articles 168 to 171 shall apply during the period commencing upon consummation of the IPO and terminating upon the consummation of any Business Combination (as defined below) and may not be amended during such period. A “Business Combination” shall mean the acquisition by the Company, whether by share capital exchange, asset or share acquisition, plan of arrangement, recapitalization or other similar type of transaction, of an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China (the “target business”). In the event of a conflict between Articles 168 to 171 and any other Articles, the provisions of Articles 168 to 171 shall prevail.
168	Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its Members for approval regardless of whether the Business Combination is of a type that normally would require such Member approval under applicable law. In the event that a majority of the IPO Shares (as defined in Article 169 below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of the Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate any Business Combination if Members holding 40 per cent. or more in interest of the holders of IPO Shares (as defined in Article 169) exercise their shareholder redemption rights described in Article 169.
169	In the event that a Business Combination is approved in accordance with Article 168, and is consummated by the Company, any Member holding Ordinary Shares issued in the Company's initial public offering (the “IPO”) of securities (the “IPO Shares”), other than Members holding Ordinary Shares issued prior to the Company's IPO, who voted against the Business Combination may, contemporaneously with such vote, demand that the Company redeem his IPO Shares into cash. If so demanded, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member a per Share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below) inclusive of any interest thereon as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the net IPO proceeds are deposited.
170	In the event that the Company does not consummate a Business Combination eighteen months after the consummation of the IPO or thirty months from the consummation of the IPO if a letter of intent, agreement in principle or definitive agreement has been executed within the 18 months after the consummation of the IPO and the Business Combination has not been consummated with such 18 or thirty month period to consummate a business combination, the affairs of the Company shall promptly be wound-up. The failure to consummate a Business Combination within the aforementioned time periods shall trigger an automatic winding-up of the Company (an “Automatic Liquidation Event”) and the Company shall be liquidated accordingly. The liquidator of the Company effective from the Automatic Liquidation Event shall be Chien Lee, failing which the directors of the Company shall, without any further action, be appointed as the liquidators of the Company. Only the holders of the IPO Shares shall be entitled to receive liquidating distributions, and the Company shall pay no liquidating distributions with respect to any other outstanding securities of the Company.
171	A holder of Shares shall only be entitled to receive distributions from the Trust Fund in the event of a liquidation of the Company, in the event he demands redemption of his IPO Shares in accordance with Article 169 or the following sentence or his Shares are repurchased by the Company in accordance with Article 21. A holder of IPO Shares who has voted in favour of the Business Combination and has contemporaneously demanded that the Company redeem his IPO shares into cash shall, promptly after the consummation of the Business Combination, be paid by the Company a per Share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund inclusive of any interest thereon as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. In no other circumstances shall a holder of Shares have any right or interest of any kind in the Trust Fund.

Annex E

Shareholder Resolutions

1	The Primary Charter Amendment Proposal

It is resolved as a special resolution as a variation of the rights of Shares THAT the following amendments to the Amended and Restated Memorandum and Articles of Association of the Company be approved, to be effective immediately upon consummation of the transactions contemplated by the Securities Purchase Agreement (as defined in the Company's proxy statement dated January 19, 2010 (the “Proxy Statement”)) (the “Transaction”):

(i)	Article 21 be deleted and replaced with the following wording:
“21	Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own issued and outstanding Shares provided that (i) the Members shall have approved the manner of purchase by Ordinary Resolution or (ii) the manner of purchase is in accordance with the following Articles 21.1 to 21.3 (this authorisation is in accordance with sections 37(2) and 37(3)(d) of the Statute or any modification or re-enactment thereof for the time being in force).
21.1	The Company is authorised to purchase any Share listed or quoted on a Designated Stock Exchange in accordance with the following manner of purchase: (i) the maximum number of Shares that may be repurchased shall be equal to the number of issued and outstanding Shares of the Company less one Share, and (ii) at such time at such price and on such other terms as determined and agreed by the Board or Chief Executive Officer of the Company in their sole discretion; provided however, that (x) such repurchase transaction shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange; and (y) that the Company be able to pay its debts as they fall due in the ordinary course of business and is therefore solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.
21.2	The Company is authorised to purchase any Share not listed or quoted on a Designated Stock Exchange in accordance with the following manner of purchase: (i) the Company shall serve a repurchase notice in a form approved by the Board or Chief Executive Officer of the Company on the Member from whom the Shares are to be repurchased, (ii) the price for the Shares being repurchased shall be such price agreed between the Board and the applicable Member, (iii) the date of repurchase shall be the date specified in the repurchase notice, (iv) the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board or Chief Executive Officer of the Company and the applicable Member in their sole discretion, and (v) that the Company be able to pay its debts as they fall due in the ordinary course of business and is therefore solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.
21.3	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company. For the avoidance of doubt, immediately upon the consummation of the Business Combination (as defined in Article 167), the Company is permitted to use the proceeds of the Trust Fund (as defined in Article 169) to complete the purchase of any of its own issued and outstanding Shares in accordance with this Article 21.”
(ii)	Article 170 be amended by inserting the words “or thirty” immediately after the number “18” in the fifth line.
(iii)	Article 171 be deleted and replaced with the following wording:

“A holder of Shares shall only be entitled to receive distributions from the Trust Fund in the event of a liquidation of the Company, in the event he demands redemption of his IPO Shares in accordance with Article 169 or the following sentence or his Shares are repurchased by the Company in accordance with Article 21. A holder of IPO Shares who has voted in favour of the Business Combination and has contemporaneously demanded that the Company redeem his IPO shares into cash shall, promptly after the consummation of the Business Combination, be paid by the Company a per Share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund inclusive of any interest thereon as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. In no other circumstances shall a holder of Shares have any right or interest of any kind in the Trust Fund.”

2	The Acquisition Proposal

It is resolved THAT the Acquisition Proposal (as defined in the Company's proxy statement dated January 19, 2010 (the “Proxy Statement”)), and the transactions contemplated by the Securities Purchase Agreement (as defined in the Proxy Statement) (the “Transaction”), be approved.

3	The Name Change Proposal

It is resolved as a special resolution THAT the name of the Company be changed from “CS China Acquisition Corp.” to “Asia Entertainment & Resources Ltd.” effective immediately upon consummation of the Transaction.

4	The Capital Increase Proposal

It is resolved THAT the authorised share capital of the Company be increased, effective immediately upon consummation of the Transaction, from US$5,115.00 divided into 50,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each to US$20,115 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,150,000 preferred shares of a par value of US$0.0001 each by the creation of an additional 150,000,000 ordinary shares with a par value of US$0.0001 each to rank pari passu in all respects with the existing shares.

5	The Additional Charter Amendment Proposals

It is resolved as special resolutions:

(i)	THAT Article 67 of the Amended and Restated Memorandum and Articles of Association of the Company be amended, effective immediately upon consummation of the Transaction, by removing the words “fifty percent (50%)” and replacing same with the words “thirty three and a third (33.33%)”.
(ii)	THAT the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form attached at Annex D to the Proxy Statement, effective immediately upon consummation of the Transaction.
6	The Director Election Proposal

It is resolved THAT:

(i)	Chien Lee and Li Chung Ming be appointed as Class A Directors of the Company to serve until the Annual General Meeting of the Company to be held in 2011 or until their successors are elected and qualified;
(ii)	Leong Siak Hung and James R. Preissler be appointed as Class B Directors of the Company to serve until the Annual General Meeting of the Company to be held in 2012 or until their successors are elected and qualified; and
(iii)	Lam Man Pou, Vong Hon Kun and Sylvia Lee be appointed as Class C Directors of the Company to serve until the Annual General Meeting of the Company to be held in 2013 or until their successors are elected and qualified, in accordance with the Articles such appointments to take effect immediately upon consummation of the Transaction.

7	The Shareholder Adjournment Proposal

It is resolved THAT the Extraordinary General Meeting be adjourned to a later date or dates and at such date and time as shall be announced by the Chairman at the Extraordinary General Meeting if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, the Company is not authorized to consummate the Transaction.

▼ FOLD AND INSERT IN ENVELOPE PROVIDED ▼

PROXY

CS CHINA ACQUISITION CORP.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CS CHINA ACQUISITION CORP.

The undersigned appoints Chien Lee, James R. Preissler and William P. Haus as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all ordinary shares of CS China Acquisition Corp. ("CS China") held of record by the undersigned on January 13, 2010, at the Extraordinary General Meeting of Shareholders to be held on February 2, 2010, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

(Continued, and to be marked, dated and signed, on the other side)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2, 3, 4, 5, 6, 7 and 8.

Please mark your votes like this **X**

PROXY **CS CHINA ACQUISITION CORP.** PROXY

THE CS CHINA BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

2. To approve the Stock Purchase Agreement, among CS China, AGRL and Spring Fortune Investment Ltd. FOR ☐ AGAINST ☐ ABSTAIN ☐

   If you voted "FOR" or ''AGAINST'' Proposal Number 2 and you hold ordinary shares of CS China issued in the CS China initial public offering, you may exercise your redemption rights and demand that CS China redeem your ordinary shares into a pro rata portion of the trust account by marking the ''I Hereby Exercise My Redemption Rights'' box below. If you exercise your redemption rights, then you will be exchanging your ordinary shares of CS China for cash and will no longer own these shares which will be cancelled. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote "FOR" or "AGAINST" Proposal Number 2 and demand that CS China redeem your shares into cash and deliver your shares to CS China's transfer agent physically or electronically prior to the meeting. Failure to (a) vote "FOR" or ''AGAINST'' Proposal Number 2, (b) check the following box, (c) deliver your share certificate to CS China's transfer agent or deliver your shares electronically through the Depository Trust Company prior to the meeting, and (d) submit this proxy in a timely manner will mean that your redemption rights will not be able to be exercised.

   I HEREBY EXERCISE MY REDEMPTION RIGHTS ☐

▼ **FOLD AND INSERT IN ENVELOPE PROVIDED** ▼

6. To approve by special resolution the amendment and restatement of the amended and restated memorandum and articles of association to reflect the amendments approved at the extraordinary general meeting, effective immediately upon consummation of the acquisition. FOR ☐ AGAINST ☐ ABSTAIN ☐

7. To elect by ordinary resolution the following seven (7) directors to CS China's board of directors effective upon the closing of the acquisition: FOR ☐ AGAINST ☐ ABSTAIN ☐

   Lam Man Pou, Leong Siak Hung, Li Chung Ming, Vong Hon Kun, Chien Lee, Sylvia Lee and James Preissler, of whom Messrs. Lee and Li will serve as Class A directors until the annual general meeting to be held in 2011, Messrs. Leong and Preissler will serve as Class B directors until the annual general meeting to be held in 2012 and Messrs. Lam, Vong and Ms. Lee will serve as Class C directors until the annual general meeting to be held in 2013 and, in each case, until their successors are elected and qualified.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

ANY VOTES RECEIVED AFTER A PROPOSAL HAS BEEN VOTED UPON WILL NOT BE COUNTED.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________ **Signature** ______________ **Date** ______________, **2010.**

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full name by an authorized officer, giving full title as such. If shareholder is a partnership, please sign in partnership name by authorized person.